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INDEX TO UNAUDITED PRO FORMA CONDENSED COMBIEND FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 14, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MarkWest Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1311	27-0005456
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202
(303) 925-9200
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Andrew L. Schroeder
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202
(303) 925-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

C. Corwin Bromley, Esq. MarkWest Hydrocarbon, Inc. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200	Michael J. Swidler, Esq. Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103 (212) 237-0000	George A. Hagerty, Esq. Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the effective date of this registration statement and the effective time of the redemption and merger pursuant to the redemption and merger agreement described in the enclosed joint proxy statement/prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common units representing limited partner interests	15,453,785	$498,384,566.30	$15,301

(1)
Represents the maximum number of common units of the registrant to be issued in connection with the redemption and merger in exchange for common stock of MarkWest Hydrocarbon, Inc., determined on the basis of the exchange ratio applicable in the redemption and merger (1.285 common units of the registrant for each share of MarkWest Hydrocarbon, Inc. common stock).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the common units on November 12, 2007 on the New York Stock Exchange, which was $32.25.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 14, 2007

REDEMPTION AND MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        MarkWest Energy Partners, L.P. (the "Partnership"), MWEP, L.L.C., a wholly owned subsidiary of the Partnership (the "Merger Sub"), and MarkWest Hydrocarbon, Inc. (the "Corporation") have entered into an Agreement and Plan of Redemption and Merger dated as of September 5, 2007 (the "redemption and merger agreement"). Under the redemption and merger agreement, the Corporation will redeem (the "redemption") for cash those shares electing to receive cash, subject to proration, and receiving cash pursuant to proration and equalization procedures described herein. Immediately after the redemption, the Partnership will acquire the Corporation through a merger of the Merger Sub with and into the Corporation (the "merger"), pursuant to which all remaining shares of Corporation common stock will be converted into Partnership common units. As a result of the merger, the Corporation will be a wholly owned subsidiary of the Partnership. In connection with the redemption and merger, the incentive distribution rights in the Partnership, the 2% economic interest of the general partner interest in the Partnership owned by MarkWest Energy GP, L.L.C., the general partner of the Partnership (the "General Partner"), and the Partnership common units owned by the Corporation will be exchanged for Partnership Class A units. Additionally, contemporaneously with the closing of the transactions contemplated by the redemption and merger agreement, the Partnership will separately acquire Class B membership interests in the General Partner currently held by current and former management and certain directors of the Corporation and the General Partner. The redemption and merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

        Pursuant to the redemption and merger agreement, the Corporation will pay to its stockholders approximately $241 million in cash in the redemption and the Partnership will issue to the Corporation stockholders approximately 15.5 million Partnership common units in the merger. Each Corporation stockholder may elect the form of consideration he receives in the redemption and merger. Specifically, Corporation stockholders may elect to receive all cash, all common units, the "stated consideration" consisting of 1.285 common units and $20.00 in cash for each of their shares, or any combination thereof. The stated consideration represents a 22% premium to the closing price of Corporation common stock on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger. The elections for cash or common units may be subject to proration and equalization procedures. The proration procedures will be implemented as to Corporation stockholders electing to receive either cash or Partnership common units only if the elections of Corporation stockholders result in an oversubscription of cash or the Partnership common units available in the redemption and merger. The equalization procedures are intended to provide Corporation stockholders who do not elect to receive the stated consideration with equivalent value in the redemption and merger. Equivalent value will be determined based on the average market price of the Partnership common units over the ten trading days ending three days prior to the redemption and merger. Consequently, unless a Corporation stockholder elects to receive the stated consideration, the actual amount of cash or Partnership common units the Corporation stockholder will receive in the redemption and merger will not be determined until just prior to the redemption and merger. The proration and equalization procedures are described in detail on pages 167 and 161 of this joint proxy statement/prospectus. The table on page 164 outlines the redemption and merger consideration that Corporation stockholders would be entitled to receive over a hypothetical range of average market prices for the Partnership common units.

        The Partnership unitholders will continue to own their existing Partnership common units. Assuming a hypothetical final Partnership common unit price (as defined on page 161) of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and that all Corporation stock options previously granted will have been exercised before the effective time of the redemption and merger, the Partnership following the redemption and merger will be owned approximately 65% by current unaffiliated Partnership unitholders, approximately 32% by former Corporation stockholders (including 15% that will be owned by John M. Fox and his affiliates) and approximately 3% by the management of the General Partner and the Corporation, on a fully diluted basis. The Partnership common units will continue to be traded on the New York Stock Exchange under the symbol "MWE" following the redemption and merger.

        YOUR VOTE IS VERY IMPORTANT. We cannot complete the redemption and merger unless, among other things, (a) the Partnership unitholders approve and adopt the redemption and merger agreement and the amended and restated partnership agreement (as hereinafter defined) and approve the issuance of the Partnership common units and the Partnership Class A units and (b) the Corporation stockholders approve and adopt the amended charter (as hereinafter defined) and the redemption and merger agreement at the special meetings of the respective Partnership unitholders and Corporation stockholders. The Partnership unitholders are also being asked to approve the adoption of the 2008 long-term incentive plan (as hereinafter defined) of the Partnership, although the approval of the adoption of the 2008 long-term incentive plan of the Partnership as described in this joint proxy statement/prospectus is not a condition to the redemption and merger.

        The Partnership will hold a special meeting on                        , 20        at 9:00 a.m., local time, at the offices of the Partnership, 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. The Corporation will hold a special meeting on                        , 20        at 10:00 a.m., local time, at the offices of Hogan & Hartson LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202. Whether or not you plan to attend your meeting, to ensure your units or shares are represented at the meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

        Each of the board of directors of the General Partner (the "General Partner board") and the Conflicts Committee of the General Partner board (the "Conflicts Committee") has unanimously approved and adopted the redemption and merger agreement, has determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, and has approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote to approve and adopt the redemption and merger agreement and vote to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board has approved the issuance of Class A units, the amended and restated partnership agreement and the 2008 long-term incentive plan, and unanimously recommends that the Partnership unitholders vote to approve the issuance of Class A units, vote to approve and adopt the amended and restated partnership agreement and vote to approve the adoption of the 2008 long-term incentive plan. Further, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote in favor of any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

        Each of the board of directors of the Corporation (the "Corporation board") and the deal committee of the Corporation board (the "Deal Committee") has unanimously approved the amended charter and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote to approve and adopt the amended charter. In addition, each of the

Corporation board and the Deal Committee has unanimously approved and adopted the redemption and merger agreement and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote to approve and adopt the redemption and merger agreement. Further, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote in favor of any proposal to adjourn the special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

        This joint proxy statement/prospectus gives you detailed information about the special meetings and the proposed redemption and merger. The Partnership and the Corporation both urge you to read carefully this entire joint proxy statement/prospectus, including all of its annexes. In particular, please read "Risk Factors" beginning on page 39 of this joint proxy statement/prospectus for a discussion of risks relevant to the redemption, the merger, the Partnership following the redemption and merger and other matters.

        The Partnership common units are traded on the New York Stock Exchange under the symbol "MWE." The last reported sale price of the Partnership common units on the New York Stock Exchange on November 12, 2007 was $32.38. The Corporation common stock is traded on the American Stock Exchange under the symbol "MWP." The last reported sale price of Corporation common stock on the American Stock Exchange on November 12, 2007 was $60.11.

Nancy K. Buese Senior Vice President and Chief Financial Officer MarkWest Energy GP, L.L.C.	Frank M. Semple President and Chief Executive Officer MarkWest Hydrocarbon, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 20        and is first being mailed to the Partnership unitholders and the Corporation stockholders on or about                        , 20        .

NOTICE OF SPECIAL MEETING OF MARKWEST ENERGY PARTNERS, L.P. UNITHOLDERS
TO BE HELD ON                        , 20

To the Unitholders of MarkWest Energy Partners, L.P.:

        This is a notice that a special meeting of the unitholders of MarkWest Energy Partners, L.P. (the "Partnership") will be held on                        , 20        at 9:00 a.m., local time, at the offices of the Partnership, 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. The purpose of the special meeting is:

        1.     To consider and vote upon the approval and adoption of the Agreement and Plan of Redemption and Merger (the "redemption and merger agreement") by and among the Partnership, MWEP, L.L.C. (the "Merger Sub") and MarkWest Hydrocarbon, Inc. (the "Corporation"), dated as of September 5, 2007, as such agreement may be amended from time to time, pursuant to which the redemption will occur and then the Merger Sub will merge with and into the Corporation with the Corporation surviving as a direct, wholly owned subsidiary of the Partnership (a copy of the redemption and merger agreement is attached as Annex A to this joint proxy statement/prospectus);

        2.     To consider and vote upon the approval of the issuance of the Partnership common units to the Corporation stockholders as provided in the redemption and merger agreement;

        3.     To consider and vote upon the approval of the issuance of Class A units in the Partnership in exchange for the incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership owned by MarkWest GP, L.L.C. (the "General Partner") and the Partnership common units owned by the Corporation;

        4.     To consider and vote upon the approval and adoption of the Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. (the "amended and restated partnership agreement," a copy of which is attached as Annex B to this joint proxy statement/prospectus);

        5.     To consider and vote upon the approval of the adoption of the 2008 long-term incentive plan of the Partnership (the "2008 long-term incentive plan," a copy of which is attached as Annex C to this joint proxy statement/prospectus);

        6.     To consider and vote upon any proposal that may be presented to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

        7.     To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

        Each of the board of directors of the General Partner (the "General Partner board") and the Conflicts Committee of the General Partner board (the "Conflicts Committee") has unanimously approved and adopted the redemption and merger agreement, has determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, and has approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote to approve and adopt the redemption and merger agreement and vote to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board has approved the issuance of Class A units, the amended and restated partnership agreement and the 2008 long-term incentive plan and unanimously recommends that the Partnership unitholders vote to approve the issuance of Class A units, vote to approve and adopt the amended and restated partnership agreement and vote to approve the adoption of the 2008 long-term incentive plan. Further, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote in favor of any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

        The proposals described in paragraphs 1 through 6 above require the affirmative vote of the holders of a majority of the Partnership's outstanding common units (excluding those owned by the Corporation and the directors and officers of the General Partner) entitled to vote as of the record date. If a quorum is not present, the proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the other proposals would require the affirmative vote of the holders of a majority of the Partnership's common units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting. The approval of the items listed under paragraphs 1, 2, 3 and 4 is a condition to consummation of the redemption and merger. The approval of the adoption of the 2008 long-term incentive plan of the Partnership as described in this joint proxy statement/prospectus is not a condition to the redemption and merger. Only Partnership common unitholders of record at the close of business on                        , 20        , the record date, are entitled to receive this notice and to vote at the Partnership special meeting or any adjournment or postponement of that meeting.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold Partnership common units in your name as Partnership unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your Partnership common units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the Partnership special meeting and voting in person. Please note, however, that if you hold your Partnership common units through a bank or broker, and you wish to vote in person at the Partnership special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the Partnership special meeting and voting your Partnership common units in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to Broadridge Financial Solutions at the address provided with the proxy card at or before the Partnership special meeting or by submitting a proxy with a later date.

        The accompanying document describes the proposed redemption and merger in more detail. We urge you to read carefully the entire document before voting your Partnership common units at the Partnership special meeting or submitting your voting instructions by proxy.

        By Order of the Board of Directors of MarkWest Energy GP, L.L.C., the general partner of MarkWest Energy Partners, L.P.

C. Corwin Bromley Secretary
Denver, Colorado , 20

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF MARKWEST HYDROCARBON, INC.
TO BE HELD ON                        , 20

To the Stockholders of MarkWest Hydrocarbon, Inc.:

        This is a notice that a special meeting of the stockholders of MarkWest Hydrocarbon, Inc. (the "Corporation") will be held on                        , 20        at 10:00 a.m., local time, at the offices of Hogan & Hartson LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202. The purpose of the special meeting is:

        1.     To consider and vote upon the approval and adoption of the Certificate of Amendment of the Certificate of Incorporation of MarkWest Hydrocarbon, Inc. (the "amended charter," a copy of which is attached as Annex D to this joint proxy statement/prospectus);

        2.     To consider and vote upon the approval and adoption of the Agreement and Plan of Redemption and Merger (the "redemption and merger agreement") by and among MarkWest Energy Partners, L.P. (the "Partnership"), MWEP, L.L.C. (the "Merger Sub") and the Corporation, dated as of September 5, 2007, as such agreement may be amended from time to time, pursuant to which the redemption will occur and then the Merger Sub will merge with and into the Corporation with the Corporation surviving as a direct, wholly owned subsidiary of the Partnership (a copy of the redemption and merger agreement is attached as Annex A to this joint proxy statement/prospectus);

        3.     To consider and vote upon any proposal that may be presented to adjourn the Corporation special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals; and

        4.     To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

        Each of the board of directors of the Corporation (the "Corporation board") and the deal committee of the Corporation board (the "Deal Committee") has unanimously approved the amended charter and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote to approve and adopt the amended charter. In addition, each of the Corporation board and the Deal Committee has unanimously approved and adopted the redemption and merger agreement and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote to approve and adopt the redemption and merger agreement. Further, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote in favor of any proposal to adjourn the Corporation special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

        The proposals described in paragraphs 1 and 2 above require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock entitled to vote as of the record date. Any proposal to adjourn the Corporation special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the other proposals would require the affirmative vote of the holders of a majority of the shares of Corporation common stock entitled to vote on the proposal as of the record date present in person or represented by proxy at the Corporation special meeting. The approval of the items listed under paragraphs 1 and 2 is a condition to consummation of the redemption and merger. Only Corporation stockholders of record at the close of business on                        , 20        , the record date, are entitled to receive this notice and to vote at the Corporation special meeting or any adjournment or postponement of that meeting.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Corporation special meeting, please submit your proxy with voting instructions as soon as possible. If you hold shares in your name as Corporation stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your shares through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the Corporation special meeting and voting in person. Please note, however, that if you hold your shares through a bank or broker, and you wish to vote in person at the Corporation special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the Corporation special meeting and voting your shares in person at the Corporation special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to Broadridge Financial Solutions at the address provided with the proxy card at or before the Corporation special meeting or by submitting a proxy with a later date.

        The accompanying document describes the proposed redemption and merger in more detail. We urge you to read carefully the entire document before voting your shares at the Corporation special meeting or submitting your voting instructions by proxy.

        By Order of the Board of Directors of MarkWest Hydrocarbon, Inc.

C. Corwin Bromley Secretary
Denver, Colorado , 20

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
QUESTIONS AND ANSWERS ABOUT THE REDEMPTION AND MERGER
SUMMARY
The Amended Charter
The Proposed Redemption and Merger
Redemption and Merger Consideration
Election Procedures
Equalization
Proration
Transactions Related to the Redemption and Merger
Directors and Officers of the General Partner Following the Redemption and Merger
Directors and Officers of the Corporation Following the Redemption and Merger
Treatment of Corporation Stock Options
Treatment of Corporation Restricted Stock
Recommendation of the General Partner Board and the Conflicts Committee and Their Reasons for the Redemption and Merger
Recommendation of the Corporation Board and the Deal Committee and Their Reasons for the Redemption and Merger
Conditions to the Completion of the Redemption and Merger
The Merger Parties
Relationship of the Parties
Information About the Meetings and Voting
Risk Factors
Regulatory Approvals Relating to the Redemption and Merger
Appraisal Rights
Solicitation of Other Offers
Termination of the Redemption and Merger Agreement
Termination Fees and Expenses
Opinion of the Conflicts Committee's Financial Advisor
Opinion of the Deal Committee's Financial Advisor
Comparison of the Partnership Unitholder Rights and the Corporation Stockholder Rights
Financing of the Redemption and Merger and Related Transactions
Interests of Certain Persons in the Redemption and Merger
Accounting Treatment of the Redemption and Merger
Material Federal Income Tax Consequences of the Redemption and Merger
Recent Developments
Organizational Chart
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING INFORMATION
Summary Historical and Pro Forma Financial and Operating Information of the Corporation
Summary Historical Financial and Operating Information of the Partnership
UNAUDITED COMPARATIVE PER UNIT/SHARE INFORMATION
MARKET PRICES AND DISTRIBUTION/DIVIDEND INFORMATION

i

RISK FACTORS
Risk Factors Related to the Redemption and Merger and the Related Transactions
Risk Factors Applicable to the Business of the Partnership Following the Redemption and Merger
Risk Factors Applicable to the Partnership Common Units and Risks Resulting From its Partnership Structure
Tax Risks Related to the Redemption and Merger and Owning the Partnership Common Units
SPECIAL FACTORS
Background of the Redemption and Merger
Recommendation of the General Partner Board and the Conflicts Committee and Their Reasons for the Redemption and Merger
Recommendation of the Corporation Board and the Deal Committee and Their Reasons for the Redemption and Merger
Position of the Partnership and the Corporation as to Fairness
Financial Projections Provided to the Partnership's and the Corporation's Financial Advisors
Opinion of Lehman Brothers Inc.—Financial Advisor to the Conflicts Committee of the General Partner Board
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to the Deal Committee of the Corporation Board
Purpose and Reasons for the Redemption and Merger for the Partnership
Purpose and Reasons for the Redemption and Merger for the Corporation and Plans for the Corporation after the Redemption and Merger
Effects of the Redemption and Merger
FORWARD-LOOKING STATEMENTS
THE MERGER PARTIES
MarkWest Energy Partners, L.P.
MarkWest Hydrocarbon, Inc.
Relationship of the Parties
INFORMATION ABOUT THE MEETINGS AND VOTING
THE AMENDED CHARTER
THE PROPOSED REDEMPTION AND MERGER
General
Effective Time
The Redemption
Transactions Related to the Redemption and Merger
Regulatory Approvals Relating to the Redemption and Merger
Appraisal Rights
Restrictions on Sales of Partnership Common Units Received in the Redemption and Merger
Listing of Partnership Common Units; Delisting and Deregistration of Corporation Common Stock
Accounting Treatment of the Redemption and Merger
Financing of the Redemption and Merger and Related Transactions

THE REDEMPTION AND MERGER AGREEMENT
Explanatory Note Regarding Summary of the Redemption and Merger Agreement
Directors and Officers of the General Partner of the Partnership Following the Redemption and Merger
Directors and Officers of the Corporation Following the Redemption and Merger
Closing Matters
Redemption and Merger Consideration
Actions Pending the Merger
Representations and Warranties
Additional Covenants
Conditions to the Completion of the Redemption and Merger
Solicitation of Other Offers
Termination of Redemption and Merger Agreement
Termination Fees and Expenses
Waiver and Amendment of the Redemption and Merger Agreement
Governing Law
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
Organization and Duration
Purpose
Power of Attorney
Capital Contributions
Partnership Class A Units
Limited Liability
Voting Rights
Issuance of Additional Securities
Amendment of the Amended and Restated Partnership Agreement
Action Relating to the Operating Company
Merger, Sale or Other Disposition of Assets
Termination and Dissolution
Liquidation and Distribution of Proceeds
No Withdrawal or Removal of the General Partner
Transfer of General Partner Interests
Change of Management Provisions
Meetings; Voting
Board of Directors
Status as Limited Partner or Assignee
Non-citizen Assignees; Redemption
Indemnification
Books and Reports
Right to Inspect the Partnership's Books and Records
TRANSACTION-RELATED COSTS
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION AND MERGER
General
Tax Consequences of the Redemption and Merger—General
Tax Consequences of the Redemption and Merger to the Corporation Stockholders
Tax Consequences of the Merger to the Corporation
Tax Consequences to the Corporation of the Corporation Exchange and GP Exchange
Tax Consequences of the Merger to Existing Partnership Common Unitholders

FEDERAL INCOME TAXATION OF THE PARTNERSHIP AND ITS UNITHOLDERS
Partnership Status
Limited Partner Status
Tax Consequences of Partnership Common Unit Ownership
Tax Treatment of Operations
Disposition of Partnership Common Units
Uniformity of Partnership Common Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local and Other Tax Considerations
INTERESTS OF CERTAIN PERSONS IN THE REDEMPTION AND MERGER
Interests of the Executive Officers and Directors in the Redemption and Merger
DIRECTORS AND OFFICERS OF THE GENERAL PARTNER FOLLOWING THE REDEMPTION AND MERGER
COMPARISON OF THE PARTNERSHIP UNITHOLDER RIGHTS AND THE CORPORATION STOCKHOLDER RIGHTS
CASH DISTRIBUTION POLICY
Distributions of Available Cash
Incentive Distribution Rights
Distributions of Cash Upon Liquidation
DESCRIPTION OF THE PARTNERSHIP COMMON UNITS
The Common Units
Transfer Agent and Registrar
Transfer of Partnership Common Units
2008 LONG-TERM INCENTIVE PLAN
Description of the Plan
Federal Income Tax Consequences
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION FOR STOCKHOLDERS/UNITHOLDERS; FUTURE STOCKHOLDER/UNITHOLDER PROPOSALS
MarkWest Energy Partners, L.P. 2008 Annual Unitholder Meeting and Unitholder Proposals
MarkWest Hydrocarbon, Inc. 2008 Annual Stockholder Meeting and Stockholder Proposals
WHERE YOU CAN FIND MORE INFORMATION
The Partnership Filings with the SEC (File No. 001-31239)
The Corporation Filings with the SEC (File No. 001-14841)
MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES—INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
ANNEX A:	Agreement and Plan of Redemption and Merger
ANNEX B:	Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P.
ANNEX C:	MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan
ANNEX D:	Certificate of Amendment of the Certificate of Incorporation of MarkWest Hydrocarbon, Inc.
ANNEX E:	Voting Agreement by and among MarkWest Energy Partners, L.P., John M. Fox and MWHC Holding, Inc.
ANNEX F:	Opinion of Lehman Brothers Inc.
ANNEX G:	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX H:	Section 262 of the General Corporation Law of the State of Delaware

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which is referred to as the "SEC," and is sometimes referred to as "this joint proxy statement/prospectus," constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act," of (a) the Partnership with respect to the solicitation of proxies for the special meeting of the Partnership unitholders to, among other things, approve and adopt the redemption and merger agreement, approve the issuance of the Partnership common units and the Partnership Class A units, and approve and adopt the amended and restated partnership agreement and approve the adoption of the 2008 long-term incentive plan and (b) the Corporation with respect to the solicitation of proxies for the special meeting of the Corporation stockholders to, among other things, approve and adopt the amended charter and the redemption and merger agreement. This joint proxy statement/prospectus is also a prospectus of the Partnership under Section 5 of the Securities Act of 1933, as amended, which is referred to as the "Securities Act," for the Partnership common units that the Partnership will issue to the Corporation stockholders in the merger pursuant to the redemption and merger agreement.

        As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about the Partnership and the Corporation from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. Please read "Where You Can Find More Information" beginning on page 251. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or the Corporation at the following addresses and telephone numbers:

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 Attention: Investor Relations	MarkWest Hydrocarbon, Inc. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 Attention: Investor Relations

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

        You may obtain certain of these documents at the Partnership's website, www.markwest.com, by selecting "Investor Relations" and then selecting "Financial Reports / SEC Filings" under the Partnership header, and at the Corporation's website, www.markwest.com, by selecting "Investor Relations" and then selecting "Financial Reports / SEC Filings" under the Corporation header. Information contained on the Partnership's and the Corporation's websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

        In order to receive timely delivery of the documents in advance of the Partnership special meeting of unitholders and the Corporation special meeting of stockholders, your request should be received no later than                        , 20    .

        The Partnership and the Corporation have not authorized anyone to give any information or make any representation about the redemption and merger or the Partnership or the Corporation that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

QUESTIONS AND ANSWERS ABOUT THE REDEMPTION AND MERGER

        In the following questions and answers below, we highlight selected information from this joint proxy statement/prospectus but have not included all of the information that may be important to you regarding the redemption and merger and the other transactions contemplated by the redemption and merger agreement. To better understand the redemption and merger and the other transactions contemplated by the redemption and merger agreement, and for a complete description of their legal terms, you should carefully read this joint proxy statement/prospectus in its entirety, including the annexes, as well as the documents we have incorporated by reference in this joint proxy statement/prospectus. Please read "Important Note About this Joint Proxy Statement/Prospectus" on page 1 and "Where You Can Find More Information" beginning on page 251.

Q:
What are the proposed transactions?

A:
The Partnership and the Corporation have agreed to combine their businesses by merging the Merger Sub with and into the Corporation after a redemption of certain shares of Corporation common stock by the Corporation under the terms of a redemption and merger agreement that is described in this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. The Corporation currently is the Partnership's largest equity owner and the parent of the General Partner. As a result of the redemption and merger and the other transactions contemplated by the redemption and merger agreement, the Corporation will become a wholly owned subsidiary of the Partnership, and the General Partner will be owned by the Partnership and the Corporation. The amended charter and the redemption and merger agreement provide that shares of Corporation common stock to be exchanged for cash in the transaction will be redeemed by the Corporation immediately prior to the merger. All other shares of outstanding Corporation common stock at the effective time of the merger will be converted into Partnership common units. The amended charter will become effective on such date and at such time that the amended charter is filed with the Secretary of State of the State of Delaware. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such other mutually agreed to later time and date. Throughout this joint proxy statement/prospectus, this is referred to as the "effective time" of the redemption and/or merger, as applicable.

Q:
Why am I receiving these materials?

A:
The redemption and merger cannot be completed without obtaining the appropriate approvals of the Partnership unitholders and the Corporation stockholders. The Partnership and the Corporation will hold separate special meetings of their respective unitholders and stockholders to obtain these approvals.

Q:
Why are the Partnership and the Corporation proposing the redemption and merger?

A:
The Partnership and the Corporation both believe that the redemption and merger will provide substantial benefits to the Partnership unitholders and the Corporation stockholders by creating a company that is better positioned to compete in the marketplace. The General Partner board and the Corporation board both believe that the combination of the Partnership and the Corporation offers the following advantages to the Partnership following the redemption and merger:

•
eliminates the incentive distribution rights in the Partnership, which will provide substantially lower costs of equity capital;

•
enhances the Partnership's ability to compete for new acquisitions;

•
improves the returns to the Partnership unitholders, including former Corporation stockholders receiving Partnership common units in the merger, from the Partnership's expansion projects following the redemption and merger;

  •
  will be accretive to the Partnership's distributable cash flow per unit; and

  •
  significantly reduces the costly duplication of services required to maintain two public companies.

Q:
What will the Corporation stockholders receive in connection with the redemption and merger?

A:
If the redemption and merger are completed, holders of Corporation common stock (other than holders of unexercised stock options and restricted stock) will have the choice to elect the form of consideration that they receive. Holders may elect to receive in the redemption and merger all cash, all Partnership common units, the stated consideration, consisting of an aggregate of 1.285 Partnership common units and $20.00 in cash per share, or any combination thereof, subject to the proration and equalization procedures described in this joint proxy statement/prospectus in the case of a cash or Partnership common unit election. The Corporation will redeem its common stock from its stockholders for approximately $241 million in cash. The Partnership will issue to the Corporation stockholders approximately 15.5 million Partnership common units in the merger.

  The proration procedures will be implemented as to Corporation stockholders electing to receive either cash or Partnership common units only if the elections of the Corporation stockholders result in an oversubscription of cash or the Partnership common units available in the redemption and merger. Stated consideration elections are not subject to proration procedures. The equalization procedures are intended to provide Corporation stockholders who do not elect to receive the stated consideration with equivalent value in the redemption and merger. Equivalent value will be determined based on the average market price of the Partnership common units over the ten trading days ending three days prior to the redemption and the merger. Consequently, unless a Corporation stockholder elects to receive the stated consideration, the actual amount of cash or Partnership common units the Corporation stockholder will receive in the redemption and merger will not be determined until just prior to the redemption and merger.

Q:
How do I make an election?

A:
Each holder of record of Corporation common stock as of the close of business on the record date for notice of the Corporation special meeting will receive an election form and other appropriate and customary transmittal materials. Each Corporation stockholder should specify (a) the number of his shares of Corporation common stock which he elects to have redeemed for the per share cash consideration in the redemption ("cash election shares"), (b) the number of his shares of Corporation common stock which such holder elects to have exchanged for the per share unit consideration in the merger ("unit election shares"), (c) the number of his shares of Corporation common stock for which such holder elects to receive the stated consideration (the "stated consideration shares"), a portion of which shares will be stated consideration cash shares to be redeemed for the per share cash consideration in the redemption, and a portion of which shares will be stated consideration unit shares to be exchanged for the per share unit consideration in the merger, both as described herein, and (d) the number of his shares of Corporation common stock with respect to which he makes no election ("non-electing shares").

Q:
What happens to a Corporation stockholder's common stock if such Corporation stockholder does not make an election?

A:
If a Corporation stockholder does not properly complete and return the form of election to the redemption/exchange agent by the deadline set forth below and provided in the form of election, all shares held by such stockholder will be treated as non-electing shares. If a Corporation stockholder makes no election for any of his shares, such Corporation stockholder will receive whatever combination of cash and/or Partnership common units is necessary to honor the elections made by other Corporation stockholders to the extent possible.

  The redemption/exchange agent must receive the properly completed and signed election form, along with certificates evidencing the shares of Corporation common stock (or a properly completed notice of guaranteed delivery), before the election deadline, which is 5:00 p.m., New York City time, on                        , 20    , unless postponed.

Q:
Will my shares be subject to proration if I elect to receive either cash or Partnership common units?

A:
Your shares will be subject to proration in the following two circumstances:

  Oversubscription of the Cash Consideration.    If the Corporation stockholders elect to have too many of their shares receive the cash consideration in the redemption, meaning that the aggregate cash amount that would be paid upon the redemption of the cash election shares is greater than the total remaining cash amount, then:

  •
  all unit election shares, stated consideration unit shares, and non-electing shares will be exchanged for the per share unit consideration in the merger;

  •
  the redemption/exchange agent will then select from among the cash election shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of cash election shares and switch them to unit election shares such that the aggregate cash amount that will be paid in the redemption equals as closely as practicable the total cash amount;

  •
  those cash election shares selected by the redemption/exchange agent and switched to unit election shares through the pro rata selection process described above will be exchanged for the per share unit consideration in the merger; and

  •
  all stated consideration cash shares and those cash election shares that have not been selected by the redemption/exchange agent to be switched to unit election shares will be redeemed for the per share cash consideration in the redemption.

  Oversubscription of the Unit Consideration.    If the Corporation stockholders elect to have too many of their shares receive the unit consideration in the merger, meaning that the aggregate cash amount that would be paid upon the redemption of the cash election shares is less than the total remaining cash amount, then:

  •
  all cash election shares and stated consideration cash shares will be redeemed for the per share cash consideration in the redemption;

  •
  the redemption/exchange agent will then select first from among the non-electing shares and then, if necessary, from among the unit election shares, in each case by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of such shares and switch them to cash election shares such that the aggregate cash amount that will be paid in the redemption equals as closely as practicable the total cash amount;

  •
  those non-electing shares and unit election shares selected by the redemption/exchange agent and switched to cash election shares through the pro rata selection process described above will be redeemed for the per share cash consideration in the redemption; and

  •
  all stated consideration unit shares and those unit election shares and the non-electing shares that have not been selected by the redemption/exchange agent to be switched to cash election shares will be exchanged for the per share unit consideration in the merger.

Q:
Do I have appraisal rights?

A:
Yes. Under Delaware law and the amended charter, the Corporation stockholders whose shares are converted into the right to receive the Partnership common units at the effective time of the merger are entitled to exercise appraisal rights in connection with either the merger or the amended charter, and stockholders whose shares are redeemed solely for cash at the effective time of the redemption will be entitled to exercise appraisal rights with respect to such shares solely in connection with the amended charter. Under Delaware law, the Partnership unitholders are not entitled to exercise appraisal rights in connection with the redemption and merger.

Q:
Will the Corporation stockholders be able to trade the Partnership common units that they receive pursuant to the merger?

A:
Yes. The Partnership common units issued pursuant to the merger will be registered under the Securities Act and will continue to be listed on the New York Stock Exchange under the symbol "MWE." All Partnership common units that each of the Corporation stockholders receives in the merger will be freely transferable unless a Corporation stockholder is deemed an affiliate of the Corporation prior to the merger or an affiliate of the Partnership following the merger for purposes of federal securities laws.

Q:
What will the Partnership unitholders receive in connection with the redemption and merger?

A:
The Partnership unitholders will continue to own their existing Partnership common units. They will not receive any additional Partnership common units in the merger.

Q:
What will the General Partner receive in connection with the redemption and merger?

A:
If the redemption and merger and related transactions are completed, the General Partner will receive 18,506,132 Partnership Class A units in exchange for its 2% economic interest of the general partner interest and incentive distribution rights.

Q:
What will the Corporation receive in connection with the redemption and merger?

A:
If the redemption and merger and related transactions are completed, the Corporation will receive 5,900,000 Partnership Class A units in exchange for the 4,938,992 Partnership common units that it currently holds. As a wholly owned subsidiary of the Partnership, the Corporation will continue to own its interest in the General Partner and its natural gas liquids, which are referred to as "NGLs," marketing business.

Q:
What happens to distributions of the Partnership?

A:
Once the redemption and merger are completed and the Corporation common stock is exchanged for the Partnership common units, when distributions are approved and declared by the General Partner and paid by the Partnership, the former Corporation stockholders who receive Partnership common units in the merger and current Partnership unitholders will receive distributions on their Partnership common units.

Q:
As a Corporation stockholder, what happens to the payment of dividends for the quarter in which the redemption and merger are effective?

A:
If the redemption and merger are completed before the record date for a quarterly dividend, Corporation stockholders will receive no such dividend; instead, a Corporation stockholder will receive Partnership distributions on all Partnership common units such stockholder received in the merger. If the transaction closes after the record date, Corporation stockholders will receive dividends on the Corporation common stock held as of the record date. However, Corporation stockholders will not receive both dividends and distributions for the same quarter.

Q:
As an employee of the Corporation, what happens to my holdings of Corporation common stock in the Corporation's 401(k) plan?

A:
The Corporation's 401(k) plan currently allows plan participants to invest in the Corporation common stock as an investment option. As a result of the redemption and merger, the participants in the Corporation's 401(k) plan who have an allocation of Corporation common stock in their account will be entitled to elect and receive redemption and merger consideration in the same manner as other Corporation stockholders.

  The Corporation's 401(k) plan has engaged the services of an independent fiduciary to validate the fairness of this transaction. In addition, the Corporation's 401(k) plan has engaged the services of an outside valuation firm to confirm that the value of Corporation common stock exchanged for the stated consideration within the Corporation's 401(k) plan is fair to plan participants. We urge you to consult your tax advisor regarding owning Partnership securities in a retirement account.

Q:
What will happen to the Corporation after the redemption and merger?

A:
As a result of the merger, the Merger Sub will be merged with and into the Corporation, and the Corporation will become a direct, wholly owned subsidiary of the Partnership, and the shares of Corporation common stock will no longer be publicly traded.

Q:
What Corporation stockholder and Partnership unitholder approvals are required?

A:
Under Delaware law, which governs the Corporation, approval and adoption of the amended charter and the redemption and merger agreement require the affirmative vote of the holders of a majority of the outstanding shares of Corporation common stock entitled to vote as of the record date. Accordingly, if a Corporation stockholder fails to vote, or if a Corporation stockholder abstains, that will have the same effect as a vote against the approval and adoption of each of the amended charter and the redemption and merger agreement.

  Under the existing partnership agreement of the Partnership, the following require the affirmative vote of the holders of at least a majority of the outstanding Partnership common units (excluding those owned by the Corporation and the directors and officers of the General Partner) entitled to vote as of the record date: (a) the approval and adoption of the redemption and merger agreement; (b) the approval and adoption of the amended and restated partnership agreement; (c) the approval of the issuance of the Partnership common units in the merger; and (d) the approval of the adoption of the 2008 long-term incentive plan. Under the redemption and merger agreement, the issuance of the Partnership Class A units must be approved by the holders of at least a majority of the outstanding Partnership common units (excluding those owned by the Corporation and the directors and officers of the General Partner) entitled to vote as of the record date. Accordingly, if a Partnership unitholder fails to vote, or if a Partnership unitholder abstains, that will have the same effect as a vote against: (a) the approval and adoption of the redemption and merger agreement; (b) the approval and adoption of the amended and restated partnership agreement; (c) the approval of the issuance of Partnership common units in the merger; (d) the approval of the adoption of the 2008 long-term incentive plan; and (e) the issuance of the Partnership Class A units.

  John M. Fox and MWHC Holding, Inc., the major Corporation stockholders, have agreed to vote their shares of Corporation common stock in favor of the amended charter and the redemption and merger agreement pursuant to a voting agreement dated September 5, 2007 among the Partnership, John M. Fox and MWHC Holding, Inc. (a copy of which is attached as Annex E to this joint proxy statement/prospectus). Please read "The Proposed Redemption and Merger—Transactions Related to the Redemption and Merger—Fox Voting Agreement" beginning on page 146.

Q:
When do you expect the redemption and merger to be completed?

A:
A number of conditions must be satisfied before the Partnership and the Corporation can complete the redemption and merger, including the approvals by the Partnership unitholders and the Corporation stockholders and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to as the "HSR Act." The Partnership and the Corporation intend to complete the redemption and merger promptly after receipt of the Partnership unitholder and the Corporation stockholder approvals, regulatory approvals and satisfaction of other conditions to consummating the redemption and merger.

Q:
After completion of the redemption and merger, will I be able to vote to elect directors of the General Partner?

A:
Yes. Pursuant to the redemption and merger agreement, the Partnership agreed to amend and restate its existing partnership agreement. Under the amended and restated partnership agreement, Partnership unitholders will have the right to elect the members of the General Partner board annually by a plurality of the votes cast at a meeting of the Partnership unitholders. The directors elected at the Partnership's annual meeting of unitholders will hold office until the next annual meeting of unitholders or until the directors' successors are duly elected and qualified, or until the directors' earlier death, resignation or removal.

Q:
What are the expected tax consequences to the Corporation stockholders of the redemption and merger?

A:
Although it is anticipated that the redemption will be a taxable transaction, and that no gain or loss should be recognized by a Corporation stockholder as a result of the merger (except with respect to cash received by a Corporation stockholder in lieu of the issuance of fractional common units), no ruling has been or will be requested from the Internal Revenue Service, which is referred to as the "IRS," with respect to the tax consequences of the redemption or the merger.

  The Corporation and the Partnership intend to take the position that the redemption and merger will be treated for federal income tax purposes as follows: (a) a redemption of a portion of the shares of Corporation common stock held by the Corporation stockholders in exchange for cash and (b) a tax-deferred contribution by the Corporation stockholders of their remaining shares of Corporation common stock to the Partnership in exchange for Partnership common units, except to the extent of cash received in lieu of the issuance of fractional common units.

  Please read "Risk Factors—Tax Risks Related to the Redemption and Merger and Owning the Partnership Common Units" beginning on page 58 and "Material Federal Income Tax Consequences of the Redemption and Merger," beginning on page 197 for a more complete discussion of the federal income tax consequences of the redemption and merger.

Q:
Under what circumstances could the redemption and merger result in an existing Partnership unitholder recognizing taxable gain as a result of the recalculation of such unitholder's share of the Partnership's nonrecourse liabilities?

A:
Upon the completion of the redemption and merger, the Corporation stockholders who receive Partnership common units will become partners in the Partnership and will be allocated their pro rata share of the Partnership's non-recourse liabilities. This will result in a constructive cash distribution to the existing Partnership unitholders in an amount equal to the nonrecourse liabilities shifted to the new partners. An existing Partnership unitholder will recognize gain to the extent his share of the constructive cash distribution exceeds such unitholder's tax basis in his Partnership common units. Although the Partnership has not received an opinion with respect to the shift of nonrecourse liabilities, the Partnership does not expect that any constructive cash distribution will exceed an existing unitholder's tax basis in his Partnership common units. Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Merger to Existing Partnership Common Unitholders" beginning on page 204.

Q:
What taxes will Corporation stockholders who receive the Partnership common units in the merger be subject to?

A:
Each Corporation stockholder who will become a Partnership unitholder as a result of the merger will, as is the case for the existing Partnership unitholders, be required to report on the Partnership unitholder's federal income tax return such unitholder's distributive share of the Partnership's income, gain, loss, deduction, and credit. In addition to federal income taxes, the Partnership unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the Partnership unitholder is a resident. Please read "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 207.

Q:
Who is entitled to vote at the special meetings?

A:
Partnership special meeting:    All of the Partnership unitholders (excluding the Corporation and the directors and officers of the General Partner) of record as of the close of business on                        , 20    , the record date for the Partnership special meeting, are entitled to receive notice of and to vote at the Partnership special meeting. The Partnership common units owned by the Corporation and the directors and officers of the General Partner will not be entitled to vote at the Partnership special meeting.

  Corporation special meeting:    All of the Corporation stockholders of record as of the close of business on                        , 20     , the record date for the Corporation special meeting, are entitled to receive notice of and to vote at the Corporation special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your Partnership common units or shares of Corporation common stock will be represented and voted at your special meeting.

  If your units or shares are held in "street name," please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate Partnership unitholders or Corporation stockholders and to allow you to confirm that your instructions have been properly recorded.

  The method you use to submit a proxy will not limit your right to vote in person at the Partnership special meeting or the Corporation special meeting if you later decide to attend the special meeting. If your Partnership common units or Corporation common stock are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the Partnership special meeting or the Corporation special meeting.

Q:
If my Partnership common units or shares of Corporation common stock are held in "street name" by my broker or other nominee, will my broker or other nominee vote my shares or units for me?

A:
No. Your broker will not be able to vote your Partnership common units or shares of Corporation common stock without instructions from you, except with respect to any proposal presented to adjourn the special meeting in order to solicit additional proxies. You should instruct your broker to vote your shares or units, following the procedure your broker provides.

  In connection with either special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Further, an abstention will be the equivalent of a "NO" vote with respect to all of the matters to be voted upon. A broker non-vote will have the effect of a vote against all of the matters to be voted upon at the Partnership special meeting, and with respect to the Corporation special meeting, a broker non-vote will have the effect of a vote against all of the matters to be voted upon other than any proposal to adjourn the meeting. A broker non-vote will have no effect on approving any adjournments of the Corporation special meeting, if necessary, to solicit additional proxies.

  An abstention occurs when a Partnership unitholder or Corporation stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding shares or units through a bank, broker or other nominee does not provide instructions as to how the shares or units should be voted, and the broker lacks discretionary authority to vote on a particular proposal.

Q:
If I am a Corporation stockholder, should I send in my stock certificates with my proxy card?

A:
No. Please DO NOT send your Corporation stock certificate with your proxy card. Rather, prior to the election deadline, which is 5:00 p.m., New York City time, on                         , 20    , unless postponed, send your completed, signed election form, together with the Corporation stock certificates (or a properly completed notice of guaranteed delivery) to the redemption/exchange agent. The election form for your Corporation common stock and instructions will be delivered to you in a separate mailing. If your shares of Corporation common stock are held in "street name" by your broker or other nominee, you should follow their instructions for making an election to receive cash, common units, stated consideration or any combination thereof.

Q:
If I am a Partnership unitholder, should I send in my Partnership unit certificates with my proxy card?

A:
No. Please DO NOT send your Partnership unit certificate with your proxy card. Since the Partnership units are not being redeemed or exchanged, you should keep your Partnership unit certificate.

Q:
If I am planning on attending a meeting in person, should I still submit a proxy?

A:
Yes. Whether or not you plan to attend the meeting, you should submit a proxy. Generally, the Partnership common units or shares of Corporation common stock will not be voted if the holder of such Partnership common units or Corporation common stock does not submit a proxy and if such holder does not vote in person at such holder's special meeting. Failure to submit a proxy would have the same effect as a vote against all the proposals at the Partnership special meeting (except that if a quorum is not present, the failure to submit a proxy will have no effect on the outcome of a vote in favor of any proposal to adjourn the meeting) and will have the same effect as a vote against the proposals at the Corporation special meeting other than any proposal to adjourn the Corporation special meeting to solicit additional proxies. Failure to submit a proxy will have no effect on any such meeting adjournment proposal if that should arise at the Corporation special meeting.

Q:
What do I do if I want to change my vote after I have delivered my proxy card?

A:
You may change your vote at any time before Partnership common units or Corporation common stock are voted at your special meeting. You can do this in any of the three following ways:

•
by sending a written notice to Broadridge Financial Solutions in time to be received before your special meeting stating that you revoke your proxy;

  •
  by completing, signing and dating another proxy card and returning it by mail in time to be received before your special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

  •
  if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the special meeting and voting in person.

  If your Partnership common units or shares of Corporation common stock are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:
What should I do if I receive more than one set of voting materials for the Partnership special meeting or the Corporation special meeting?

A:
You may receive more than one set of voting materials for the Partnership special meeting or the Corporation special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units or shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:
Can I submit my proxy by telephone or the internet?

A:
Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet procedures are described on your proxy card.

Q:
Who can I contact with questions about the special meetings or the redemption and merger?

A:
If you have any questions about the redemption and merger and the other transactions contemplated by this joint proxy statement/prospectus or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

if you are a Partnership unitholder:	if you are a Corporation stockholder:
The Altman Group, Inc. 1200 Wall Street West—3rd Floor Lyndhurst, NJ 07071 Banks and Brokers call (201) 806-7300 The Partnership unitholders call toll-free (866) 822-1239	The Altman Group, Inc. 1200 Wall Street West—3rd Floor Lyndhurst, NJ 07071 Banks and Brokers call (201) 806-7300 The Corporation stockholders call toll-free (866) 822-1239

SUMMARY

        This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the redemption and merger fully and for a complete description of the terms of the redemption, merger and related transactions, you should read carefully this joint proxy statement/prospectus, the documents incorporated by reference and the full text of the annexes to this joint proxy statement/prospectus. Please read "Where You Can Find More Information" beginning on page 251.

The Amended Charter (page 143)

        An amendment to the Corporation's certificate of incorporation, which is referred to as the "amended charter," is necessary to provide for the redemption pursuant to the redemption and merger agreement and to provide for the appraisal rights of the Corporation stockholders in connection with the redemption. The amended charter provides for the redemption as contemplated by the redemption and merger agreement. The amendment also provides that all of the Corporation stockholders will be entitled to appraisal rights pursuant to Section 262(c) of the Delaware General Corporation Law, which is referred to as the "DGCL," in connection with the amended charter. Please read "The Amended Charter" on page 143 for additional information. The full text of the proposed amended charter is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

        Section 262 is reprinted in its entirety as Annex H to this joint proxy statement/prospectus. The discussion of appraisal rights in this joint proxy statement/prospectus is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex H. This discussion and Annex H should be reviewed carefully by any holder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

The Proposed Redemption and Merger (page 144)

        Under the redemption and merger agreement, the Corporation will redeem, which is referred to as the "redemption," for cash those shares electing to receive cash, subject to proration, and receiving cash pursuant to proration and equalization procedures described herein, followed immediately by the merger of the Merger Sub with and into the Corporation, pursuant to which all remaining shares of Corporation common stock will be converted into Partnership common units, which is referred to as the "merger." As a result of the merger, the Corporation will be a wholly owned subsidiary of the Partnership. In connection with the redemption and merger agreement, the incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation will be exchanged for Partnership Class A units.

        Additionally, under the Class B membership interest contribution agreement, contemporaneously with the closing of the transactions contemplated by the redemption and merger agreement, the Partnership will separately acquire the Class B membership interests in the General Partner currently held by current and former management and certain directors of the Corporation and the General Partner.

        The Partnership unitholders will continue to own their existing Partnership common units. Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and that all stock options of the Corporation previously granted will have been exercised before the effective time, upon completion of the redemption and merger, the Partnership will be owned approximately 65% by current unaffiliated Partnership unitholders, approximately 32% by former Corporation stockholders (including 15% that will be owned by John M. Fox and his affiliates) and approximately 3% by the management of the General Partner and the Corporation, on a fully diluted basis. The Partnership common units will continue to be traded on the New York Stock Exchange under the symbol "MWE" following the redemption and merger.

        The redemption and merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

        Please read the redemption and merger agreement carefully and fully as it is the legal document that governs the redemption and merger. For a summary of the redemption and merger agreement, please read "The Redemption and Merger Agreement" beginning on page 159.

Redemption and Merger Consideration (page 160)

        Pursuant to the redemption and merger agreement, the Corporation will pay to its stockholders approximately $241 million in cash in the redemption and the Partnership will issue to the Corporation stockholders approximately 15.5 million Partnership common units in the merger. Each Corporation stockholder may elect the form of consideration he receives in the redemption and merger. Specifically, Corporation stockholders may elect to receive all cash, all Partnership common units, the "stated consideration" consisting of 1.285 Partnership common units and $20.00 in cash for each of their Corporation shares, or any combination thereof. The stated consideration represents a 22% premium to the closing price of Corporation common stock on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger. The elections for cash or Partnership common units may be subject to proration and equalization procedures. The proration procedures will be implemented as to Corporation stockholders electing to receive either cash or Partnership common units only if the elections of the Corporation stockholders result in an oversubscription of cash or the Partnership common units available in the redemption and merger. The equalization procedures are intended to provide Corporation stockholders who do not elect to receive the stated consideration with equivalent value in the redemption and merger. Equivalent value will be determined based on the average market price of the Partnership common units over the ten trading days ending three days prior to the redemption and the merger. Consequently, unless a Corporation stockholder elects to receive the stated consideration, the actual amount of cash or Partnership common units the Corporation stockholder will receive in the redemption and merger will not be determined until just prior to the redemption and merger. The proration and equalization procedures are described in detail on pages 167 and 161 of this joint proxy statement/prospectus. The table on page 164 outlines the redemption and merger consideration that Corporation stockholders would be entitled to receive over a hypothetical range of average market prices for the Partnership common units.

Election Procedures (page 165)

        Each Corporation stockholder may elect to receive the redemption and merger consideration entirely in cash in the redemption, entirely in Partnership common units in the merger, entirely in "stated consideration" or in any combination of cash, Partnership common units, and stated consideration. A Corporation stockholder who elects to receive "stated consideration" will, per share, receive $20.00 of cash and 1.285 Partnership common units in the aggregate, with the cash being paid in the redemption and the Partnership common units being issued in the merger. A Corporation stockholder may also make "no election" as to any of his shares of Corporation stock. If a Corporation stockholder makes no election for any of his shares, such Corporation stockholder will receive whatever combination of cash and/or Partnership common units is necessary to honor the elections made by other Corporation stockholders to the extent possible.

        Elections for cash, Partnership common units and "stated consideration" are subject to the equalization provisions described below, and elections for cash and Partnership common units are subject to the proration procedures described below. The shares that will receive stated consideration are not subject to the proration procedures. Please read "The Redemption and Merger Agreement—Redemption and Merger Consideration—Election Procedures" beginning on page 165.

        The table on page 164 of this joint proxy statement/prospectus gives calculations of the redemption and merger consideration that the Corporation stockholders will be entitled to receive over a hypothetical range of average Partnership common unit prices.

Equalization (page 161)

        The amount of the per share cash consideration or per share unit consideration that will be paid to the Corporation stockholders for each share of Corporation common stock cannot be determined until shortly before the redemption and merger because those amounts are calculated based on the average of the closing prices of the Partnership common units on the New York Stock Exchange during the ten consecutive trading days ending on the third calendar day immediately prior to the effective time of the redemption and merger. Those amounts will be determined based on the formula set forth in the redemption and merger agreement and described in "The Redemption and Merger Agreement—Redemption and Merger Consideration—Equalization" beginning on page 161. The formula is designed to substantially equalize the value of the consideration to be received for each share of Corporation common stock, at the time the calculation is made, regardless of the form of consideration a Corporation stockholder has elected to receive or the form that is received after proration.

        The Partnership and the Corporation believe this equalization mechanism is desirable because the value of the Partnership common units may fluctuate between the date the parties entered into the redemption and merger agreement and the effective time of the redemption and merger. Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the redemption and merger consideration would have a value of approximately $61.12 per share of Corporation common stock. Assuming a hypothetical final Partnership common unit price of $                  , based on the average of the per unit closing price of the Partnership common units during the ten consecutive trading day period ending on                        , 2007 (which is the latest practicable trading day prior to the date of this joint proxy statement/prospectus), the redemption and merger consideration would have a value of approximately $                  per share of Corporation common stock. However, because the value of the Partnership common units may continue to fluctuate between the time the per share consideration is calculated and the time that the consideration is received by the Corporation stockholders, the value of the per share unit consideration actually received by the Corporation stockholders may differ from the value of the per share unit consideration at the time of calculation.

Proration (page 167)

        A fixed amount of cash will be paid in the redemption and a fixed number of Partnership common units will be issued in the merger pursuant to the redemption and merger agreement, in each case subject to upward adjustment in the event that any shares of Corporation common stock are issued in accordance with the redemption and merger agreement pursuant to outstanding Corporation stock options or otherwise. Based on the number of outstanding shares of Corporation common stock on September 5, 2007, the Corporation will pay approximately $241 million in cash to the Corporation stockholders in the redemption, and the Partnership will issue approximately 15.5 million Partnership common units in the merger.

        If the elections of the Corporation stockholders result in an oversubscription of the cash or the Partnership common units available in the redemption or merger, the cash or the Partnership common units will not be increased. Rather, the redemption/exchange agent will follow certain proration procedures to allocate cash and Partnership common units among the Corporation stockholders. Please read "The Redemption and Merger Agreement—Redemption and Merger Consideration—Proration" beginning on page 167. Accordingly, except with respect to stated consideration election shares, there is no assurance that a Corporation stockholder will receive the form of consideration that the holder elects with respect to any or all shares held.

Transactions Related to the Redemption and Merger (page 145)

  Amended and Restated Partnership Agreement

        Pursuant to the redemption and merger agreement, the Partnership agreed to amend and restate its existing partnership agreement. Under the amended and restated partnership agreement, the incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership will be eliminated along with the General Partner's right to call all of the limited partner interests in the Partnership if the General Partner owns more than 80% of the Partnership. In addition, the Partnership common unitholders will have the right under the amended and restated partnership agreement to elect the members of the General Partner board annually by a plurality of the votes cast at a meeting of Partnership unitholders. For a summary of the amended and restated partnership agreement, please read "Third Amended and Restated Agreement of Limited Partnership" beginning on page 185.

        The foregoing description of the amended and restated partnership agreement is qualified in its entirety by reference to the full text of the amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

  Exchange Agreement

        In connection with the execution of the redemption and merger agreement, the Partnership entered into an exchange agreement with the General Partner and the Corporation pursuant to which (a) the Corporation agreed to exchange with the Partnership 4,938,992 Partnership common units owned by the Corporation in return for 5,900,000 Partnership Class A units and (b) the General Partner agreed to exchange with the Partnership all of the incentive distribution rights and the economic interest in the 2% general partner interest in the Partnership for 18,506,132 Partnership Class A units, upon the closing of the transactions contemplated by the redemption and merger agreement.

        The foregoing description of the exchange agreement is qualified in its entirety by reference to the full text of the exchange agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Fox Voting Agreement

        In connection with the execution of the redemption and merger agreement, the Partnership entered into a voting agreement with John M. Fox and MWHC Holding, Inc., the major stockholders of the Corporation. As of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, John M. Fox beneficially owned at least 331,852 shares of Corporation common stock directly and 4,842,387 shares of Corporation common stock indirectly through MWHC Holding, Inc. These shares represent in total approximately 43% of the total voting power of the Corporation's voting securities.

        Pursuant to the voting agreement, John M. Fox and MWHC Holding, Inc. agreed to vote their Corporation common stock (a) in favor of the adoption of the amended charter and the redemption and merger agreement, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty of the Corporation contained in the redemption and merger agreement, (c) against any acquisition proposal (as defined in the redemption and merger agreement) and (d) against any action, agreement or transaction that would adversely affect the redemption and merger and the transactions contemplated by the redemption and merger agreement. This agreement may be terminated upon, among other things, the termination of the redemption and merger agreement or a change in recommendation by the Corporation board.

        The foregoing description of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

  Fox Registration Rights Agreement

        Pursuant to the voting agreement described above, the Partnership agreed to grant to John M. Fox and MWHC Holding, Inc. certain registration rights pursuant to a registration rights agreement that will be entered into on the closing date of the redemption and merger. The registration rights agreement requires the Partnership to file a resale registration statement to register the Partnership common units that will be received by John M. Fox and MWHC Holding, Inc. in the merger pursuant to the redemption and merger agreement within 45 days after the closing of the redemption and merger, and use its commercially reasonable efforts to cause the registration statement to become effective within 150 days after the closing of the redemption and merger.

        In addition, the registration rights agreement gives John M. Fox and MWHC Holding, Inc. piggyback registration rights under certain circumstances. The piggyback registration rights will terminate upon the third anniversary of the closing of the redemption and merger.

        The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the form of the registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Class B Membership Interest Contribution Agreement

        In connection with the redemption and merger agreement, the Partnership entered into a Class B membership interest contribution agreement with current and former management and certain directors of the Corporation and the General Partner, pursuant to which such sellers agreed to contribute to the Partnership their Class B membership interests in the General Partner in exchange for cash and Partnership common units concurrently with the closing of the redemption and merger. Current and former management and certain directors of the Corporation and the General Partner own all of the outstanding Class B membership interests in the General Partner representing, in the aggregate, a 10.3% membership interest in the General Partner. On October 26, 2007, the Partnership and the sellers entered into an amended and restated Class B membership interest contribution agreement, which is referred to as the "Class B membership interest contribution agreement." The aggregate value of the consideration to be received by the sellers pursuant to the Class B membership interest contribution agreement is approximately $21.0 million in cash and approximately 950,000 Partnership common units, representing an allocation between cash and units which dedicates a greater percentage of cash than that available to Corporation stockholders in the redemption and merger. The Partnership agreed in the Class B membership interest contribution agreement to enter into a registration rights agreement and grant the sellers certain registration rights. A description of the registration rights agreement is set forth below.

        The foregoing description of the Class B membership interest contribution agreement is qualified in its entirety by reference to the full text of the amended and restated Class B membership interest contribution agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Class B Registration Rights Agreement

        Pursuant to the Class B membership interest contribution agreement described above, the Partnership agreed to grant to current and former management and certain directors of the Corporation and the General Partner certain registration rights pursuant to a registration rights agreement that will be executed on the closing date of the redemption and merger. The registration rights agreement requires the Partnership to file a resale registration statement to register the Partnership common units that will be received by current and former management and certain directors of the Corporation and the General Partner pursuant to the Class B membership interest contribution agreement described above within 45 days after the closing of the Class B membership interest contribution agreement, and use its commercially reasonable efforts to cause the registration statement to become effective within 150 days after the closing of the redemption and merger.

        The foregoing description of the Class B registration rights agreement is qualified in its entirety by reference to the full text of the form of the Class B registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

Directors and Officers of the General Partner Following the Redemption and Merger (page 232)

        The General Partner will continue to manage the Partnership after the redemption and merger. The General Partner's management team will continue in their current roles and will manage the Partnership following the redemption and merger. The current members of the General Partner board will continue as directors of the General Partner. Prior to the filing of this joint proxy statement/prospectus, the Corporation designated three members from among the current members of the Corporation board, Michael L. Beatty, Anne E. Mounsey and Donald D. Wolf, to serve as additional members of the General Partner board following the effective time of the redemption and merger. Ms. Mounsey is the daughter of John M. Fox, the Chairman of the Corporation board.

Directors and Officers of the Corporation Following the Redemption and Merger (page 159)

        Upon the effective time of the redemption and merger, Frank M. Semple, Nancy K. Buese and Andrew L. Schroeder will be the directors of the surviving entity. The officers of the Corporation immediately before the merger will continue to be the officers of the surviving entity.

Treatment of Corporation Stock Options (page 169)

        Immediately prior to the redemption, all outstanding Corporation stock options previously granted, which are all vested and exercisable, will be deemed exercised. Afterward, each holder of an outstanding Corporation stock option will be treated as holding a number of shares of Corporation common stock equal to:

  (a)
  the number of shares of Corporation common stock subject to such Corporation stock option, minus

  (b)
  the number of shares of Corporation common stock that are equal in value, determined as of the effective time, to

  (1)
  the product of (x) the exercise price of such Corporation stock option times (y) the number of shares of Corporation common stock subject to such Corporation stock option, plus

    (2)
    such amounts as are required to be withheld or deducted by law with respect to the exercise of such Corporation stock options.

        All shares of Corporation common stock issued upon the forced exercise of options will be treated as non-electing shares and the holders of such shares will not have the right to elect the form of redemption and merger consideration that they receive with respect to such shares of Corporation common stock.

Treatment of Corporation Restricted Stock (page 170)

        At the effective time, the Partnership will assume all outstanding shares of Corporation restricted stock, subject to the current vesting terms and other conditions applicable to the restricted stock, and will issue to the holders of Corporation restricted stock a number of phantom (notional) units of the Partnership based on a ratio, rounded to the nearest ten-thousandth, obtained by dividing the per share consideration by the final Partnership common unit price. Any fractional phantom unit of the Partnership will be rounded up to the nearest whole phantom unit of the Partnership.

Recommendation of the General Partner Board and the Conflicts Committee and Their Reasons for the Redemption and Merger (page 92)

        The General Partner board authorized its Conflicts Committee to negotiate the transaction on behalf of the unaffiliated Partnership unitholders. The Conflicts Committee engaged independent legal and financial advisors to assist in the negotiations.

        Each of the General Partner board and the Conflicts Committee has unanimously approved and adopted the redemption and merger agreement, has determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, and has approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote "FOR" the proposal to approve and adopt the redemption and merger agreement and vote "FOR" the proposal to approve the issuance of Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board has approved the issuance of Class A units, the amended and restated partnership agreement and the 2008 long-term incentive plan and unanimously recommends that the Partnership unitholders vote "FOR" the proposal to approve the issuance of Class A units, vote "FOR" the proposal to approve and adopt the amended and restated partnership agreement and vote "FOR" the proposal to approve the adoption of the 2008 long-term incentive plan. Further, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote "FOR" any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

        The approval of the adoption of the 2008 long-term incentive plan of the Partnership as described in this joint proxy statement/prospectus is not a condition to the redemption and merger.

        To review the background and reasons for the redemption and merger in greater detail, please read "Special Factors—Background of the Redemption and Merger" beginning on page 68 and "Special Factors—Recommendation of the General Partner Board and the Conflicts Committee and Their Reasons for the Redemption and Merger" beginning on page 92. To review certain risks related to the redemption and merger, please read "Risk Factors" beginning on page 39.

Recommendation of the Corporation Board and the Deal Committee and Their Reasons for the Redemption and Merger (page 97)

        The Corporation board established the Deal Committee consisting of four independent directors to negotiate the transaction on behalf of the unaffiliated Corporation stockholders. The Deal Committee engaged independent legal and financial advisors to assist in the negotiations.

        Each of the Corporation board and the Deal Committee has unanimously approved the amended charter and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" the proposal to approve and adopt the amended charter. In addition, each of the Corporation board and the Deal Committee has unanimously approved and adopted the redemption and merger agreement and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee. Accordingly, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" the proposal to approve and adopt the redemption and merger agreement. Further, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" any proposal to adjourn the special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

        To review the background and reasons for the redemption and merger in greater detail, please read "Special Factors—Background of the Redemption and Merger" beginning on page 68 and "Special Factors—Recommendation of the Corporation Board and the Deal Committee and Their Reasons for the Redemption and Merger" beginning on page 97. To review certain risks related to the redemption and merger, please read "Risk Factors" beginning on page 39.

Conditions to the Completion of the Redemption and Merger (page 178)

        Before the Partnership and the Corporation can complete the redemption and merger, a number of conditions must be satisfied, or where permissible, waived by the Partnership or the Corporation, as appropriate. For the complete list of conditions to the completion of the redemption and merger, please see "The Redemption and Merger Agreement—Conditions to the Completion of the Redemption and Merger" beginning on page 178.

The Merger Parties (page 131)

  MarkWest Energy Partners, L.P.

        The Partnership is a publicly traded Delaware limited partnership formed by the Corporation on January 25, 2002. The Partnership and its wholly owned subsidiary, MarkWest Energy Operating Company, L.L.C., were formed to acquire, own and operate most of the assets, liabilities and operations of the Corporation's midstream business. The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of NGLs, and the gathering and transportation of crude oil. The Partnership has established a significant presence in the Southwest through strategic acquisitions and strong organic growth opportunities stemming from those acquisitions. The Partnership is also one of the largest processors of natural gas in the Appalachian Basin, one of the country's oldest natural gas producing regions. Finally, the Partnership processes natural gas and owns a crude oil transportation pipeline in Michigan.

        The executive offices of the Partnership are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. The telephone number is (303) 925-9200.

  MarkWest Hydrocarbon, Inc.

        The Corporation is an energy company primarily focused on marketing NGLs and increasing stockholder value by growing the Partnership, currently a consolidated subsidiary. The Corporation also markets natural gas. The Corporation and the Partnership provide services primarily in Appalachia, Michigan, Texas, Oklahoma, the Gulf Coast and other areas of the Southwest. In 2006, the Corporation sold approximately 162.0 million gallons of NGLs extracted at the Partnership's Siloam facility. This includes approximately 43.0 million gallons sold on behalf of the Partnership at no mark-up to the Corporation. The Corporation ships NGL products from Siloam by truck, rail and barge. The Corporation's marketing customers include propane retailers, refineries, petrochemical plants and NGL product resellers. Most marketing sales contracts have terms of one year or less, are made on a best-efforts basis and are priced in reference to Mt. Belvieu index prices or plant posting prices. In addition to the Corporation's NGL product sales, its marketing operations also purchase natural gas for delivery to the account of producers, pursuant to the Corporation's keep-whole processing contracts.

        The executive offices of the Corporation are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. The telephone number is (303) 925-9200.

Relationship of the Parties (page 133)

        The Corporation and the Partnership are already closely related. The Corporation owns 89.7% of the equity of the General Partner and will continue to own its interest in the General Partner after consummation of the transactions contemplated by the redemption and merger agreement. The General Partner currently owns a 2% general partner interest and incentive distribution rights in the Partnership, and will exchange the economic interest associated with the 2% general partner interest and all of the incentive distribution rights for 18,506,132 Partnership Class A units in connection with the transactions contemplated by the redemption and merger agreement. The General Partner will retain the right to manage the Partnership. The Corporation currently owns 4,938,992 Partnership common units, which will be exchanged for 5,900,000 Partnership Class A units in connection with the transactions contemplated by the redemption and merger agreement.

        Distributions by the Partnership have increased from $0.125 per common unit for the quarter ended September 30, 2002 (its first full quarter of operation after its initial public offering) to $0.55 per Partnership common unit for the quarter ended September 30, 2007. As a result, distributions from the Partnership to the Corporation pursuant to the Corporation's ownership of limited partner interests have increased from $1.2 million for the quarter ended September 30, 2002 to $2.7 million for the quarter ended September 30, 2007; with respect to the 2% economic interest of the general partner interest, distributions have increased from less than $0.1 million to approximately $0.5 million; and with respect to the Corporation's incentive distribution rights, distributions have increased from zero to $6.3 million. In total, the distributions from the Corporation's investment in the Partnership have increased from $1.3 million for the quarter ended September 30, 2002 to $9.5 million for the quarter ended September 30, 2007. As a result, the Corporation has increased its dividend from $0.02 per share for the quarter ended March 31, 2004 (its first dividend payout) to $0.36 per share for the quarter ended September 30, 2007.

        Moreover, certain officers and directors of the Corporation are also officers and directors of the General Partner. John M. Fox, Frank M. Semple, William A. Kellstrom and Donald C. Heppermann serve as members of the Corporation board and the General Partner board.

Information About the Meetings and Voting (page 135)

  The Partnership Special Meeting of Unitholders

        Where and when:    The Partnership special meeting of unitholders will take place at the offices of the Partnership, 1515 Arapahoe Street, Tower 2, Suite 700 Denver, Colorado 80202, on                  , 2007 at 9:00 a.m., local time.

        What the Partnership unitholders are being asked to vote on:    At the Partnership meeting, the Partnership unitholders will be asked to consider and vote on the following matters:

  •
  a proposal to approve and adopt the redemption and merger agreement;

  •
  a proposal to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement;

  •
  a proposal to approve the issuance of Partnership Class A units in exchange for the incentive distribution rights, the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation;

  •
  a proposal to approve and adopt the amended and restated partnership agreement;

  •
  a proposal to approve the adoption of the 2008 long-term incentive plan;

  •
  any proposal that may be presented to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

  •
  to transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.

        The approval of the adoption of the 2008 long-term incentive plan of the Partnership as described in this joint proxy statement/prospectus is not a condition to completion of the redemption and merger.

        Who may vote:    You may vote at the Partnership special meeting if you owned Partnership common units at the close of business on the record date,                        , 20        . As of that date, there were                        Partnership common units entitled to vote (excluding those owned by the Corporation and the directors and officers of the General Partner). You may cast one vote for each Partnership common unit that you owned on the record date.

        How to vote:    Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

        What vote is needed:    The affirmative vote of the holders of at least a majority of the outstanding Partnership common units (excluding the units owned by the Corporation and the directors and officers of the General Partner) is required to: (a) approve and adopt the redemption and merger agreement; (b) approve the issuance of the Partnership common units pursuant to the redemption and merger agreement; (c) approve the issuance of the Partnership Class A units in exchange for incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation; (d) approve and adopt the amended and restated partnership agreement; (e) approve the adoption of the 2008 long-term incentive plan and (f) approve any proposal to adjourn the Partnership special meeting, if necessary to solicit additional proxies for any of the foregoing proposals, unless a quorum is not present, in which case, the affirmative vote of the holders of at least a majority of the Partnership's common units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting would be required to adjourn the meeting.

        Recommendations of the General Partner Board and the Conflicts Committee:    Each of the General Partner board and the Conflicts Committee unanimously recommends that you vote "FOR" the proposals to: (a) approve and adopt the redemption and merger agreement; and (b) approve the issuance of Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board unanimously recommends that you vote "FOR" the proposals to: (a) approve the issuance of the Partnership Class A units in exchange for incentive distribution rights, the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation; (b) approve and adopt the amended and restated partnership agreement; and (c) approve the adoption of the 2008 long-term incentive plan. Further, each of the General Partner board and the Conflicts Committee unanimously recommends that you vote "FOR" any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

        The approval of these proposals is a condition to completion of the redemption and merger, except for the proposal relating to the 2008 long-term incentive plan of the Partnership.

  The Corporation Special Meeting of Stockholders

        Where and when:    The Corporation special meeting of stockholders will take place at Hogan & Hartson LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202, on                        , 20        at 10:00 a.m., local time.

        What the Corporation stockholders are being asked to vote on:    At the Corporation meeting, the Corporation stockholders will be asked to consider and vote on the following matters:

  •
  a proposal to approve and adopt the amended charter;

  •
  a proposal to approve and adopt the redemption and merger agreement;

  •
  any proposal that may be presented to adjourn the Corporation special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals; and

  •
  to transact such other business as may properly come before the Corporation special meeting and any adjournment or postponement thereof.

        Who may vote:    You may vote at the Corporation meeting if you owned shares of Corporation common stock at the close of business on the record date,                        , 20        . As of that date, there were                  shares of Corporation common stock outstanding. You may cast one vote for each share of Corporation common stock that you owned on the record date.

        How to vote:    Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

        What vote is needed:    The affirmative vote of the holders of at least a majority of the outstanding shares of Corporation common stock entitled to vote as of the record date is required to approve and adopt the amended charter and the redemption and merger agreement. The affirmative vote of the holders of at least a majority of the shares of Corporation common stock present in person or represented by proxy at the special meeting and entitled to vote as of the record date would be required to adjourn the meeting.

        Recommendations of the Corporation Board and the Deal Committee:    Each of the Corporation board and the Deal Committee unanimously recommends that you vote "FOR" the proposals to approve and adopt the amended charter and the redemption and merger agreement. In addition, each of the Corporation board and the Deal Committee unanimously recommends that you vote "FOR" any proposal to adjourn the special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

        The approval and adoption of both the amended charter and the redemption and merger agreement is a condition to the completion of the redemption and merger.

Risk Factors (page 39)

        You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the redemption and merger and related transactions, the Partnership's business following the redemption and merger, the Partnership common units and risks resulting from its partnership structure are described under the caption "Risk Factors" beginning on page 39 of this joint proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

  •
  the Corporation, the General Partner and their directors and officers may have interests that differ from your interests and these interests may have influenced their decision to approve and recommend the redemption and merger;

  •
  at the effective time of the redemption and merger, the market value of the consideration to the Corporation stockholders will be determined by the price of the Partnership common units, which market value will decrease if the market value of the Partnership common units decreases, and the Corporation stockholders cannot be sure of the market value of the Partnership common units that will be issued;

  •
  Corporation stockholders may receive consideration different from the consideration they elect;

  •
  no ruling has been obtained with respect to the tax consequences of the redemption and merger; and

  •
  the Partnership may not have sufficient cash after the establishment of cash reserves and payment of the General Partner's fees and expenses to enable it to pay distributions at the current level.

Regulatory Approvals Relating to the Redemption and Merger (page 149)

        The redemption and merger are subject to the requirements of the HSR Act. There may be a few state public utility approvals required for the completion of the redemption and merger in addition to the requirements of the HSR Act and compliance with applicable Delaware law.

Appraisal Rights (page 149)

        Holders of Corporation common stock whose shares are redeemed solely for cash in the redemption are entitled to appraisal rights with respect to such shares solely pursuant to the amended charter and not in connection with the merger. In contrast, holders of Corporation common stock whose shares are converted into Partnership common units in the merger are entitled to appraisal rights with respect to such shares in connection with either the merger or the amended charter.

        To exercise appraisal rights in connection with the redemption, a holder (a) must deliver a written demand for appraisal to the Corporation before the vote on the amended charter, (b) must not vote in favor of the amended charter (but may vote in favor of the redemption and merger agreement), and (c) must continue to hold the shares of Corporation common stock with respect to which appraisal rights are sought through the effective time of the amended charter.

        To exercise appraisal rights in connection with the merger, a holder (a) must deliver a written demand for appraisal to the Corporation before the vote on the redemption and merger agreement, (b) must not vote in favor of the redemption and merger agreement (but may vote in favor of the amended charter), and (c) must continue to hold the shares of Corporation common stock with respect to which appraisal rights are sought through the effective time of the merger.

        The Partnership unitholders are not entitled to exercise appraisal rights in connection with the redemption and merger.

Solicitation of Other Offers (page 180)

        Until October 4, 2007, the Corporation was permitted to initiate, solicit, facilitate and encourage acquisition proposals (see "The Redemption and Merger Agreement—Solicitation of Other Offers" beginning on page 176) (including by way of providing access to non-public information pursuant to confidentiality agreements meeting certain criteria with appropriate parties), and to enter into and maintain or continue discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate any such discussions or negotiations.

        After October 4, 2007 (which we refer to as the end of the "go-shop" period), the Corporation agreed not to (a) initiate, solicit, facilitate or knowingly encourage the submission of any acquisition proposal or (b) participate in any negotiations regarding, or furnish any non-public information with respect to, any acquisition proposals. Following the go-shop period, no excluded parties were designated by the Corporation board. See "Special Factors—Background of the Redemption Merger" on page 68.

        Notwithstanding these restrictions, at any time prior to the approval and adoption of the redemption and merger agreement by the Corporation stockholders, the Corporation is permitted to consider and respond to unsolicited acquisition proposals, including by furnishing information with respect to the Corporation to any person making such an unsolicited acquisition proposal and participating in discussions or negotiations with such person if such proposal constitutes or is likely to constitute a "superior proposal."

        In addition, the Corporation may terminate the redemption and merger agreement and enter into a definitive agreement with respect to a superior proposal. See "The Redemption and Merger Agreement—Solicitation of Other Offers—The Corporation May Make a Recommendation Change" on page 180.

Termination of Redemption and Merger Agreement (page 182)

        The redemption and merger agreement may be terminated and the redemption and merger may be abandoned at any time (notwithstanding the receipt of the Partnership unitholder and the Corporation stockholder approvals) prior to the filing of the amended charter under the following circumstances (among others):

  •
  by the mutual written consent of the Partnership and the Corporation;

  •
  by either the Partnership or the Corporation, if:

  •
  the redemption and merger have not been consummated by February 27, 2008, provided that the party terminating the redemption and merger agreement cannot be in material breach of the agreement or have failed to fulfill any of its material obligations under the agreement;

  •
  any order permanently restraining or otherwise prohibiting the consummation of the redemption and merger has become final and non-appealable, provided that the party terminating the redemption and merger agreement has used its commercially reasonable best efforts to cause the removal of the restraint or prohibition;

    •
    the Corporation stockholders do not approve and adopt the amended charter or the redemption and merger agreement;

    •
    the Partnership unitholders do not approve the redemption and merger agreement, the issuance of the Partnership common units in the merger, the issuance of the Partnership Class A units and the amended and restated partnership agreement;

    •
    there has been a material breach of the other party's representations and warranties and the breach is not curable or not cured within 30 days notice, provided that the terminating party is not then in breach of the redemption and merger agreement itself; or

    •
    there has been a material breach of the other party's covenants and the breach is not curable or not cured within 30 days notice, provided that the terminating party is not then in breach of the redemption and merger agreement itself;

  •
  by the Partnership if (a) the Corporation has materially breached the non-solicitation provisions of the redemption and merger agreement or (b) the Corporation board effects a change in recommendation; or

  •
  by the Corporation, with the prior approval of the Deal Committee, if (a) the Corporation receives an acquisition proposal that the Deal Committee concludes in good faith constitutes a superior proposal and the Corporation concurrently enters into a definitive agreement regarding the superior proposal and remits to the Partnership the applicable termination fee (please read "The Redemption and Merger Agreement—Solicitation of Other Offers—The Corporation May Make a Recommendation Change" on page 181) or (b) the General Partner board effects a change in recommendation.

Termination Fees and Expenses (page 183)

        The Corporation or the Partnership will be obligated to pay termination fees upon the termination of the redemption and merger agreement in the following circumstances:

  •
  The Corporation will be obligated to pay a fee to an escrow agent on behalf of the Partnership equal to $15.0 million in cash, reduced by certain amounts paid, if:

  •
  the redemption and merger agreement is terminated by the Partnership because the Corporation materially breached the non-solicitation provisions of the redemption and merger agreement or the Corporation board effects a change in recommendation;

  •
  after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of the Corporation has been made to the Corporation stockholders or an intention to make such an acquisition proposal has been made known, the redemption and merger agreement is terminated by either the Partnership or the Corporation because the redemption and merger were not consummated by February 27, 2008 or the Corporation failed to obtain the requisite stockholder approvals or by the Partnership because of a breach of the Corporation's representations and warranties or covenants and, in each case, within 12 months after the redemption and merger agreement is terminated, the Corporation enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

    •
    the redemption and merger agreement is terminated by the Corporation to enter into a superior proposal under certain circumstances.

  •
  The Partnership will be obligated to pay a fee to the Corporation equal to $15.0 million in cash if the General Partner board effects a change in recommendation and the Corporation terminates the redemption and merger agreement because of such change in recommendation.

In the event that the Corporation is obligated to pay the termination fee to the Partnership, the escrow agent will release to the Partnership a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the General Partner, may be taken in the gross revenues of the Partnership without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Any amount of termination fee, if any, not distributed to the Partnership will be refunded to the Corporation. In addition, the Corporation has waived for itself and the General Partner any rights to any distribution by the Partnership of the termination fee to its unitholders.

        To the extent that the Corporation has already paid the Partnership its expenses in connection with the termination of the redemption and merger agreement and subsequently the Corporation is obligated to pay the termination fee to the escrow agent on the Partnership's behalf, the Corporation is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

        The Corporation or the Partnership will be obligated to pay expenses upon the termination of the redemption and merger agreement in the following circumstances:

  •
  The Corporation will be obligated to pay to the Partnership the Partnership's expenses not to exceed $6.0 million if the redemption and merger agreement is terminated by:

  •
  the Partnership because of a breach of the Corporation's representations and warranties or covenants; or

  •
  the Partnership or the Corporation because the Corporation failed to obtain the requisite approvals from its stockholders (other than an instance where the reason for the failure of the Corporation to obtain the requisite stockholder approval was the result of a breach by Mr. Fox and MWHC Holding, Inc. of their obligations under the voting agreement).

  •
  The Partnership will obligated to pay to the Corporation the Corporation's expenses not to exceed $6.0 million if the redemption and merger agreement is terminated by:

  •
  the Corporation because of a breach of the Partnership's representations and warranties or covenants; or

  •
  the Corporation or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

Opinion of the Conflicts Committee's Financial Advisor (page 107)

        In connection with the redemption and merger and the purchase of the Class B membership interest, which represents a 10.3% interest in the General Partner, the Conflicts Committee retained Lehman Brothers Inc., which is referred to as Lehman Brothers, as its financial advisor. In deciding to approve the redemption and merger, the Conflicts Committee considered the oral opinion of Lehman Brothers provided to the Conflicts Committee on September 4, 2007 (and subsequently confirmed in writing in an opinion dated September 5, 2007), that, as of the date of such opinion, from a financial point of view, the aggregate consideration to be paid in the redemption and merger and the purchase of the Class B membership interest in the General Partner, collectively, is fair to the Partnership unitholders (other than the Corporation and the Partnership unitholders that are affiliated with the General Partner or the Corporation).

        The full text of the written opinion of Lehman Brothers, dated September 5, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in connection with the opinion, is attached as Annex F to this joint proxy statement/prospectus. Lehman Brothers provided its opinion for the information and assistance of the Conflicts Committee in connection with its consideration of the transaction contemplated by the redemption and merger agreement as well as the acquisition of the Class B membership interest in the General Partner. Lehman Brothers' opinion is not a recommendation as to how any Partnership unitholder should vote with respect to any matters relating to the proposed redemption and merger.

Opinion of the Deal Committee's Financial Advisor (page 118)

        In connection with the redemption and merger, the Deal Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as Merrill Lynch, as its financial advisor. In deciding to recommend the redemption and merger, the Deal Committee considered the oral opinion of Merrill Lynch provided to the Deal Committee on September 5, 2007 (confirmed in writing in an opinion dated September 5, 2007), that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations of review described in its opinion, the consideration to be received by the holders of Corporation common stock was fair, from a financial point of view, to the Corporation stockholders other than John M. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of the Corporation and the General Partner.

        The full text of the written opinion of Merrill Lynch, dated September 5, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch in connection with the opinion, is attached as Annex G to this joint proxy statement/prospectus. Merrill Lynch provided its opinion for the information and assistance of the Deal Committee in connection with its consideration of the transaction contemplated by the redemption and merger agreement. Merrill Lynch's opinion is not a recommendation as to how any Corporation stockholder should vote or act with respect to any matters relating to the proposed redemption and merger.

Comparison of the Partnership Unitholder Rights and the Corporation Stockholder Rights (page 236)

        As a result of the merger, a majority of the Corporation stockholders' shares of common stock will be converted into Partnership common units. Because the Corporation is primarily governed by Delaware corporate law and its certificate of incorporation and bylaws, and the Partnership is primarily governed by Delaware partnership law and its partnership agreement, there are material differences between the rights of the Corporation stockholders and the Partnership unitholders. These differences, as well as certain differences between the certificate of incorporation and bylaws of the Corporation and the partnership agreement of the Partnership, are described in detail under "Comparison of the Partnership Unitholder Rights and the Corporation Stockholder Rights" on page 236.

Financing of the Redemption and Merger and Related Transactions (page 157)

        The redemption and merger are not contractually conditioned upon the Corporation's ability to obtain financing to fund its obligations under the redemption. It is estimated that the total amount of funds necessary to consummate the redemption and merger and the related transactions (including the payment of the redemption consideration and related expenses and payment to current and former management and certain directors of the Corporation and the General Partner for their Class B membership interests in the General Partner) will be approximately $274.8 million, which is expected to be funded by the following: (a) with respect to the redemption, borrowings in an amount up to $225.0 million by the Corporation from the Partnership from funds that the Partnership will have available under a new credit facility with the Royal Bank of Canada, which is referred to as "RBC," and unrestricted cash of the Corporation, (b) with respect to the related expenses and acquisition of the Class B membership interests, borrowings under the new RBC credit facility, and (c) to the extent available, the unrestricted cash of the Partnership (see "The Redemption and Merger—Financing of the Redemption and Merger and Related Transactions" beginning on page 157).

        In connection with the signing of the redemption and merger agreement, the Partnership entered into a debt commitment letter dated September 4, 2007, as amended on October 31, 2007, with RBC whereby, subject to the terms and conditions set forth in the debt commitment letter, RBC committed to underwrite and arrange two new senior secured credit facilities in an aggregate amount of $575.0 million, subject to increase as described herein, consisting of (a) a $225.0 million senior secured term loan, the proceeds of which will be loaned to the Corporation to, in part, fund the redemption, and (b) a $350.0 million senior secured revolving credit facility which under certain circumstances can be increased up to $550.0 million. Both the term loan and revolving credit facility will be senior secured obligations of the Partnership and guaranteed by MarkWest Energy Operating Company, L.L.C., which is referred to as "Opco," the Corporation and all of the direct and indirect subsidiaries of the Partnership, Opco and/or the Corporation. Also in connection with the signing of the redemption and merger agreement, the Partnership committed to make an intercompany loan to the Corporation in the amount of $225.0 million to fund, in part, the redemption of Corporation common stock.

        The debt commitment letter and each of the credit facilities are subject to the satisfaction or waiver of a number of customary conditions. The redemption and merger are not contractually conditioned upon the ability of the Corporation or the Partnership to obtain financing to fund the Corporation's obligations under the redemption and merger agreement. See "The Redemption and Merger—Financing of the Redemption and Merger and Related Transactions—Conditions Precedent to the Debt Commitments" on page 158.

Interests of Certain Persons in the Redemption and Merger (page 224)

        In considering the recommendations of the Corporation board, the Deal Committee, the General Partner board and the Conflicts Committee, the Corporation stockholders and the Partnership unitholders should be aware that some of the executive officers and directors of the Corporation and the General Partner have interests in the transaction that may differ from, or may be in addition to, the interests of the Corporation stockholders or of the Partnership unitholders generally. These interests include:

  •
  payment to certain executive officers and directors of the Corporation and the General Partner of cash and Partnership common units in exchange for such executive officers' and directors' Class B membership interests in the General Partner in the aggregate amount of approximately $21.0 million in cash and approximately 950,000 Partnership common units, an allocation which is different from what is offered to Corporation stockholders in that the percentage of cash consideration is greater and therefore less exposed to the fluctuations in the Partnership common unit price;

  •
  such executive officers and directors being eligible to be indemnified for any losses or claims arising out of the Class B membership interest contribution agreement under the amended and restated partnership agreement;

  •
  such executive officers and directors having their liability to the Partnership for any losses or claims arising out of the Class B membership interest contribution agreement limited to 50% of the consideration they receive under the agreement;

  •
  whether or not the transactions contemplated by the Class B membership interest contribution agreement are consummated, all reasonable costs and expenses incurred in connection with the agreement, including the legal fees, accounting fees and financial advisory fees, up to $10,000 per executive officer or director, being reimbursed by the Partnership;

  •
  exercise of Corporation stock options held by the Corporation's executive officers and certain of its directors;

  •
  assumption by the Partnership of the Corporation's 1996 and 2006 Stock Incentive Plans and conversion of all of the Corporation's restricted stock issued under its 1996 and 2006 Stock Incentive Plans into Partnership phantom units; and

  •
  certain members of the Corporation board being members of the General Partner board and certain officers of the Corporation being officers of the General Partner.

Accounting Treatment of the Redemption and Merger (page 157)

        The payment of cash to the Corporation stockholders for the redemption of shares that will not be converted into the Partnership common units will be considered a distribution of capital, and accordingly, a reduction of the Corporation stockholders' equity. The merger between the Partnership, the Merger Sub and the Corporation will be accounted for in accordance with Statement of Financial Accounting Standards, which is referred to as "SFAS," No. 141, Business Combinations, and related interpretations. The merger is considered a downstream merger wherein the Corporation is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in the Corporation's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, the Partnership's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired will be the number of non-controlling interest units outstanding on the date the redemption and merger are closed valued at the then current per unit market price of the Partnership common units. The cash and the Partnership common units distributed to officers and directors of the General Partner for their Class B membership interests in the General Partner will be recorded as settlement of stock-based compensation liability.

Material Federal Income Tax Consequences of the Redemption and Merger (page 197)

        Tax matters associated with the redemption and merger are very complicated. The tax consequences of the redemption and merger to a Corporation stockholder will depend on such stockholder's own personal tax situation. The Corporation stockholders are urged to consult their tax advisors for a full understanding of the personal, federal, state, local and foreign tax consequences of the redemption and merger that will be applicable to them.

        The Partnership intends to take the position that the redemption and merger will be treated for federal income tax purposes as follows: (a) as a redemption of a portion of the shares of Corporation common stock held by the Corporation stockholders in exchange for cash; and (b) as a tax-deferred contribution by the Corporation stockholders of their remaining shares of Corporation common stock to the Partnership in exchange for Partnership common units, except to the extent of cash received in lieu of the issuance of fractional common units.

        Although it is anticipated that the redemption will be a taxable transaction, and that no gain or loss should be recognized by the holders of Corporation common stock to the extent Partnership common units are received in exchange therefor as a result of the merger (except with respect to cash received by a Corporation stockholder in lieu of the issuance of fractional common units), no ruling has been or will be requested from the IRS with respect to the tax consequences of the redemption or the merger.

        The Corporation expects to receive an opinion from Hogan & Hartson LLP to the effect that no gain or loss should be recognized by the holders of Corporation common stock to the extent the Partnership common units are received in exchange therefor as a result of the merger. The Partnership expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that no gain or loss should be recognized by Partnership unitholders as a result of the merger (other than gain resulting from any difference in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code). Opinions of counsel, however, are not binding on the IRS, and no assurance can be given that the IRS would not successfully assert a contrary position regarding the redemption and merger and the opinions of counsel.

        The federal income tax consequences described above may not apply to some holders of Corporation common stock and the Partnership common units. Please read "Risk Factors—Tax Risks Related to the Redemption and Merger and Owning the Partnership Common Units" beginning on page 58 and "Material Federal Income Tax Consequences of the Redemption and Merger" beginning on page 197 for a more complete discussion of the federal income tax consequences of the redemption and merger.

Recent Developments

        On October 31, 2007, the Deal Committee received a letter from Targa Resources Partners LP, which is referred to as "Targa," submitting a proposal for the acquisition of all outstanding Corporation common stock and Partnership common units. The proposal included, among other things, the following items:

  •
  a proposal to pay Corporation stockholders aggregate consideration of $420.0 million in cash and 15.3 million common units of Targa, suggesting a value of $70.00 for each share of Corporation common stock and a 12.9% premium to the stated consideration based on the per unit closing price of the Partnership common units on October 30, 2007 and the common units of Targa on the same date;

  •
  a condition that Targa concurrently acquire all outstanding Partnership common units at a fixed exchange ratio of 1.312 common units of Targa for each Partnership common unit (excluding those Partnership common units owned by the Corporation), suggesting a 10.0% premium to the closing price of Partnership common units on October 30, 2007 based on the per unit closing price of the common units of Targa on the same date;

  •
  a condition that Targa concurrently acquire the 10.3% Class B membership interest in the General Partner not owned by the Corporation;

  •
  a copy of a letter dated October 31, 2007 from UBS Securities LLC indicating that UBS Securities LLC is highly confident of its ability to arrange the debt financing for the Targa's acquisition; and

  •
  an expiration time of 5:00 p.m. Houston time on November 2, 2007, except that if the Corporation were to respond in writing that the proposal constitutes or is likely to result in a Superior Proposal (as defined in the redemption and merger agreement), then the proposal would extend until November 30, 2007.

        On November 1, 2007, the Deal Committee met with its legal and financial advisors to discuss the Targa offer letter.

        Later on November 2, 2007, the chairman of the Deal Committee sent a letter to the chairman of the Conflicts Committee indicating that the Deal Committee had determined that the proposal outlined in Targa's October 31, 2007 letter was likely to result in a Superior Proposal and strongly encouraged the Partnership to engage in negotiations with Targa to determine if a financially attractive acquisition of the Partnership could be achieved. On the same date, the chairman of the Deal Committee sent a letter to Targa indicating that the Deal Committee had provided a copy of Targa's October 31, 2007 letter to the Conflicts Committee and attached his letter to the chairman of the Conflicts Committee.

        On November 6, 2007, the General Partner board met to discuss the Targa proposal, affirmed that the Partnership is not for sale and unanimously resolved to reject the proposal. The General Partner board directed the officers of the General Partner to prepare a letter to Targa to convey the views of the General Partner board. On November 7, 2007, Mr. Frank Semple, President and Chief Executive Officer of the General Partner, sent a letter to Targa indicating that the General Partner board unanimously resolved that the Partnership is not for sale and that, other than the September 5, 2007 announced redemption and merger transaction with the Corporation, the General Partner board is not interested in and will not entertain any proposals or offers involving a sale, exchange, merger, business combination, or other extraordinary transaction involving the Partnership, including, but not limited to, the exchange of Partnership common units for common units of Targa suggested in Targa's October 31, 2007 proposal to the Corporation.

        On November 8, 2007, the Deal Committee met with Akin Gump, Strauss Hauer & Feld LLP Richards, Layton & Finger, P.A. and Merrill Lynch to discuss the letter from the General Partner board to Targa.

        On November 13, 2007, the chief executive officer of Targa sent a letter to the Partnership expressing disappointment with the General Partner board's rejection of Targa's proposal in the October 31, 2007 letter and inviting the Partnership to reconsider the proposal. In the November 13, 2007 letter, Targa indicated that it is ready to meet with management of the Partnership and the Corporation to better understand future opportunities for the combined entity and it is prepared to improve its initial offer in light of what it characterized as the Partnership's enhanced future prospects. On the same date, the General Partner board met. At the meeting, the General Partner board resolved not to take up Targa's invitation to engage in discussions about a possible sale of the Partnership.

Organizational Chart

        The following diagrams depict our organizational structure before and after giving effect to the redemption and merger and related transactions, with both the shares of Corporation common stock and the Partnership common units being presented on a fully diluted basis. The post-transaction diagram is based on a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and that all stock options of the Corporation previously granted will have been exercised before the effective time of the redemption and merger.

Ownership Structure—Current

Ownership Structure—Post-Transaction

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING INFORMATION

Summary Historical and Pro Forma Financial and Operating Information of the Corporation

        The Corporation will be treated as the surviving consolidated entity for accounting purposes. The following table sets forth selected pro forma combined financial data and consolidated historical financial and operating data for the Corporation. The summary selected historical financial data as of and for the years ended December 31, 2002 through 2006 is derived from the Corporation's historical audited consolidated financial statements and related notes. The historical data as of and for the nine-month period ended September 30, 2007 is derived from the Corporation's unaudited interim consolidated financial statements. The results for the interim periods are not necessarily indicative of the results that can be expected for a full fiscal year. All earnings per share and dividend information have been updated to reflect the Corporation's May 2006 stock dividend. The summary financial data should be read in conjunction with the Corporation's consolidated financial statements, including the notes thereto.

        The summary pro forma combined financial data presented as of and for the nine-month period ended September 30, 2007 and as of and for the year ended December 31, 2006 is derived from the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements of the Corporation give pro forma effect to the redemption and merger with the Partnership and the issuance of Class A units in the Partnership in exchange for incentive distribution rights in the Partnership and the 2% economic interest of the general partner interest owned by the General Partner and the Partnership common units owned by the Corporation. The unaudited pro forma balance sheet data assumes the redemption and merger occurred as of September 30, 2007. The unaudited pro forma income statement data for the nine-month period ended September 30, 2007 and for the year ended December 31, 2006 assumes the redemption and merger occurred as of January 1, 2006.

        For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please read the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this joint proxy statement/prospectus.

	Pro Forma		Consolidated Historical
	Nine Months Ended September 30, 2007(1)			Year Ended December 31,
		Year Ended December 31, 2006(1)	Nine Months Ended September 30, 2007
				2006	2005(2)	2004(3)	2003(4)	2002
	(in thousands, except per share amounts)
Statement of Operations:
Revenue	$538,134	$839,681	$538,134	$839,681	$756,183	$477,918	$209,268	$155,787
Operating expenses:
Purchased product costs	373,891	566,286	373,891	566,286	625,090	381,066	187,544	127,526
Facility expenses	49,101	57,403	49,101	57,403	45,577	28,580	20,957	17,145
Selling, general and administrative expenses	33,252	54,500	50,928	63,038	33,350	28,132	15,865	9,614
Depreciation	29,836	31,230	28,632	31,010	20,829	16,895	8,795	6,016
Amortization of intangible assets	23,319	30,693	12,504	16,047	9,656	3,640	—	—
Accretion of asset retirement obligations	85	102	85	102	160	15	—	—
Impairments	356	—	356	—	—	130	2,187	—

Total operating expenses	509,840	740,214	515,497	733,886	734,662	458,458	235,348	160,301
Income (loss) from operations	28,294	99,467	22,637	105,795	21,521	19,460	(26,080)	(4,514)
Earnings (losses) from unconsolidated affiliates	4,687	5,316	4,687	5,316	(2,153)	—	—	—
Interest income	3,923	1,574	3,923	1,574	1,060	647	106	65
Interest expense	(40,873)	(57,255)	(28,670)	(40,942)	(22,622)	(9,383)	(4,347)	(2,474)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(2,818)	(10,827)	(2,222)	(9,229)	(6,979)	(5,281)	(2,104)	(4,343)
Gain on sale of non-operating assets	—	—	—	—	—	—	—	5,454
Dividend income	509	447	509	447	392	259	—	—
Miscellaneous (expense) income	(257)	11,537	(257)	11,537	266	788	(92)	(73)

Income (loss) before non- controlling-controlling interest in net income of consolidated subsidiary and income taxes	(6,535)	50,259	607	74,498	(8,515)	6,490	(32,517)	(5,885)
Non-controlling interest in net income of consolidated subsidiary	—	—	(24,653)	(59,709)	(91)	(7,315)	(2,988)	(1,947)

Income (loss) before income tax	(6,535)	50,259	(24,046)	14,789	(8,606)	(825)	(35,505)	(7,832)
Provision for income tax benefit (expense)	12,096	(8,984)	10,277	(5,252)	1,804	(78)	13,085	3,057

(Loss) Income from continuing operations	5,561	41,275	(13,769)	9,537	(6,802)	(903)	(22,420)	(4,775)
Income from discontinued operations	—	—	—	—	—	—	11,443	1,766

Income (loss) income before cumulative effect of accounting change	5,561	41,275	(13,769)	9,537	(6,802)	(903)	(10,977)	(3,009)
Cumulative effect of change in accounting for asset retirement obligations, net of income taxes	—	—	—	—	—	—	(29)	—

Net income (loss)	$5,561	$41,275	$(13,769)	$9,537	$(6,802)	$(903)	$(11,006)	$(3,009)

Net income (loss) from continuing operations per share:
Basic	$0.12	$1.02	$(1.15)	$0.80	$(0.57)	$(0.08)	$(1.97)	$(0.42)
Diluted	$0.12	$1.01	$(1.15)	$0.79	$(0.57)	$(0.08)	$(1.97)	$(0.42)
Net income (loss) per share:
Basic	$0.12	$1.02	$(1.15)	$0.80	$(0.57)	$(0.08)	$(0.97)	$(0.27)
Diluted	$0.12	$1.01	$(1.15)	$0.79	$(0.57)	$(0.08)	$(0.97)	$(0.27)
Weighted average number of outstanding shares of the Corporation's common stock (numbers adjusted to reflect stock dividends):
Basic	46,544	40,402	11,995	11,939	11,864	11,755	11,361	11,314
Diluted	46,985	40,914	11,995	12,033	11,864	11,755	11,361	11,314
Cash dividend declared per common share			$0.98	$0.793	$0.364	$0.087	n/a	n/a
Balance Sheet Data (at period end):
Working capital	$(9,715)		$39,621	$66,030	$61,156	$53,907	$44,747	$(4,331)
Property, plant and equipment, net	842,660		764,421	554,335	494,698	283,193	188,123	211,518
Total assets	1,913,891		1,436,458	1,203,241	1,132,304	593,574	280,495	257,503
Total long-term debt	798,689		589,612	526,865	608,762	225,000	126,200	64,223
Stockholders' equity	844,242		64,822	41,489	39,982	49,761	50,914	53,139
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities			$96,535	$165,969	$16,874	$26,616	$(6,411)	$36,301
Investing activities			(227,899)	(122,046)	(445,848)	(303,017)	(36,887)	(22,719)
Financing activities			138,954	(16,047)	437,098	247,101	78,956	(9,520)
Other Financial Data:
Total Capital Expenditures			$229,099	$80,080	$71,343	$30,654	$31,007	$31,683

(1)
Per share data for pro forma purposes are Partnership common units.

(2)
The Partnership completed its investment in Starfish on March 31, 2005, and acquired Javelina (Gulf Coast) on November 1, 2005.

(3)
The Partnership acquired the East Texas system in late July 2004.

(4)
The Partnership acquired Foss Lake gathering system in December 2003.

The Partnership acquired Arapaho processing plant in December 2003.

The Partnership acquired Pinnacle gathering systems in late March 2003.

The Partnership acquired Lubbock pipeline (a/k/a the Power-tex Lateral Pipeline) in September 2003 and Hobbs lateral pipeline in April 2004.

The Partnership sold most of its exploration and production and production operations in July 2003 (U.S.) and December 2003 (Canada).

The Partnership acquired its Michigan crude pipeline in December 2003.

Summary Historical Financial and Operating Information of the Partnership

        The following table sets forth summary consolidated historical financial and operating data for the Partnership. The summary selected historical financial data for the fiscal years ended December 31, 2002 through 2006 is derived from the Partnership's historical audited consolidated financial statements and related notes. The historical data for the nine months ended September 30, 2007 is derived from the Partnership's unaudited interim consolidated financial statements. The results for the interim periods are not necessarily indicative of the results that can be expected for a full fiscal year. The earnings per unit and dividend information have been updated to reflect the Partnership's February 2007 unit split. The summary financial data should be read in conjunction with the Partnership's consolidated financial statements, including the notes thereto.

	Consolidated Historical
	Nine Months Ended September 30, 2007
		Year Ended December 31,
		2006	2005(1)	2004(2)	2003(3)	2002
	(in thousands, except per unit amounts)
Statement of Operations:
Revenue	$456,461	$629,911	$541,090	$319,119	$117,430	$70,246
Operating expenses:
Purchased product costs	265,810	376,237	408,884	229,339	70,832	38,906
Facility expenses	52,605	60,112	47,972	29,911	20,463	15,101
Selling, general and administrative expenses	35,882	44,185	21,573	16,133	8,598	5,411
Depreciation	27,806	29,993	19,534	15,556	7,548	4,980
Amortization of intangible assets	12,504	16,047	9,656	3,640	—	—
Accretion of asset retirement obligations	85	102	159	13	—	—
Impairments	356	—	—	130	1,148	—

Total operating expenses	395,048	526,676	507,778	294,722	108,589	64,398

Income from operations	61,413	103,235	33,312	24,397	8,841	5,848
Earnings (losses) from unconsolidated affiliates	4,687	5,316	(2,153)	(65)	—	—
Interest income	2,549	962	367	87	14	5
Interest expense	(28,418)	(40,666)	(22,469)	(9,236)	(3,087)	(1,128)
Amortization of deferred financing costs and original issue discount (a component of interest expense)	(2,024)	(9,094)	(6,780)	(5,236)	(984)	(291)
Miscellaneous (expense) income	(586)	11,100	78	15	(25)	52

Income before income taxes	37,621	70,853	2,355	9,962	4,759	4,486
Income tax (expense) benefit	(429)	(769)	—	—	—	17,175

Net income	$37,192	$70,084	$2,355	$9,962	$4,759	$21,661

Weighted-average units outstanding (adjusted to reflect unit split on February 28, 2007)
Basic	35,011	28,966	21,790	16,302	11,444	8,938
Diluted	35,170	29,098	21,858	16,354	11,546	8,986
Net income per limited partner unit:
Basic	$0.80	$2.45	$0.01	$0.66	$0.47	$2.43
Diluted	$0.80	$2.44	$0.01	$0.65	$0.47	$2.41
Cash distributions declared per limited partner unit	$1.54	$1.79	$1.60	$1.43	$1.16	$0.36

Balance Sheet Data (at period end):
Working capital	$3,877	$4,258	$11,944	$10,547	$2,457	$1,762
Property, plant and equipment, net	758,913	550,886	492,961	280,635	184,214	79,824
Total assets	1,342,866	1,114,780	1,046,093	529,422	212,871	87,709
Total long-term debt, including debt due to parent	589,612	526,865	601,262	225,000	126,200	21,400
Partners' capital	564,420	452,649	307,175	241,142	64,944	60,863
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$118,232	$150,977	$42,090	$42,275	$21,229	$33,502
Investing activities	(226,568)	(119,338)	(469,308)	(273,176)	(112,893)	(2,056)
Financing activities	127,617	(17,342)	423,060	246,411	97,641	(28,670)
Other Financial Data:
Sustaining capital expenditures(4)	$3,299	$2,291	$2,181	$1,163	$1,041	$511
Expansion capital expenditures(4)	223,256	75,096	68,569	29,304	1,903	1,634

Total capital expenditures	$226,555	$77,387	$70,750	$30,467	$2,944	$2,145

(1)
The Partnership completed its investment in Starfish on March 31, 2005, and acquired Javelina (Gulf Coast) on November 1, 2005.

(2)
The Partnership acquired East Texas system in late July 2004.

(3)
The Partnership acquired Foss Lake gathering system in December 2003.

The Partnership acquired Arapaho processing plant in December 2003.

The Partnership acquired Pinnacle gathering systems in late March 2003.

The Partnership acquired Lubbock pipeline (a/k/a the Power-tex Lateral Pipeline) in September 2003 and Hobbs lateral pipeline in April 2004.

The Partnership sold most of its exploration and production and production operations in July 2003 (U.S.) and December 2003 (Canada).

The Partnership acquired its Michigan crude pipeline in December 2003.

(4)
Sustaining capital includes expenditures to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the Partnership's assets and to extend their useful lives. Expansion capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of the Partnership's assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within the Partnership's operations, whether through construction or acquisition.

UNAUDITED COMPARATIVE PER UNIT/SHARE INFORMATION

        The following table sets forth: (a) certain historical per unit information of the Partnership; (b) certain historical per share information of the Corporation; and (c) unaudited pro forma combined per unit information after giving effect to the redemption and merger between the Merger Sub and the Corporation and the transactions related to the redemption and merger, under the purchase method of accounting, assuming that $20.00 in cash was paid in the redemption and 1.285 Partnership common units were issued in exchange for each outstanding share of Corporation common stock.

        You should read this information in conjunction with the selected historical financial information included elsewhere in this joint proxy statement/prospectus, and the historical financial statements of the Partnership and the Corporation and related notes that are incorporated in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of the Partnership and the Corporation would have been had the companies been combined or to project the Partnership's and the Corporation's results of operations that may be achieved after the redemption and merger.

	For the Nine Months Ended September 30, 2007	For the Year Ended December 31, 2006
The Partnership Historical Per Unit Data:
Net income:
Basic(a)	$0.80	$2.45
Diluted(b)	0.80	2.44
Cash distributions declared per common unit	1.54	1.79
Book value(c)	15.46	13.99
The Corporation Historical Per Share Data:
Net (loss) income:
Basic(a)	$(1.15)	$0.80
Diluted(b)	(1.15)	0.79
Cash dividends declared per share	0.98	0.79
Book value(c)	5.40	3.46
Pro Forma Combined Company Per Unit Data:
Net income:
Basic(d)	$0.12	$1.02
Diluted(d)	0.12	1.01
Book value(e)	17.61

(a)
Based on the weighted average number of Partnership common units outstanding for the Partnership and the shares of Corporation common stock for such period.

(b)
Based on the weighted average number of Partnership common units and Corporation common stock outstanding plus the potential dilution that would occur if interests in securities (options, warrants and other convertible securities) were exercised and converted into Partnership common units or Corporation common stock for such period.

(c)
Computed by dividing partners' capital for the Partnership and stockholders' equity for the Corporation by the number of Partnership common units and Corporation common stock at the end of such period.

(d)
Based on the pro forma combined income from continuing operations from the "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this joint proxy statement/prospectus which give effect to the redemption and merger under the purchase method of accounting.

(e)
Computed by dividing partners' capital by the number of outstanding Partnership common units at the end of such period, adjusted to include the estimated number of the Partnership common units to be issued in the merger pursuant to the redemption and merger agreement.

MARKET PRICES AND DISTRIBUTION/DIVIDEND INFORMATION

        The Partnership common units are traded on the New York Stock Exchange under the symbol "MWE," and the Corporation common stock is traded on the American Stock Exchange under the symbol "MWP." The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for the Partnership common units (as adjusted to reflect the February 2007 unit split) and per share for the Corporation common stock (as adjusted to reflect the May 2006 stock dividend), as well as information concerning quarterly cash distributions for the Partnership common units and quarterly dividends for the Corporation common stock. The sales prices are as reported in published financial sources.

	Partnership Common Units			Corporation Common Stock
	High	Low	Distributions(1)	High	Low	Dividend(1)
2005
First Quarter	$26.25	$22.63	$0.400	$22.04	$15.61	$0.091
Second Quarter	25.77	23.26	0.400	22.72	18.05	0.091
Third Quarter	26.75	23.59	0.410	24.50	20.05	0.114
Fourth Quarter	25.48	21.01	0.410	23.17	19.14	0.114
2006
First Quarter	$24.00	$21.76	$0.435	$22.64	$19.92	$0.159
Second Quarter	23.33	19.75	0.460	22.95	18.54	0.240
Third Quarter	24.75	20.50	0.485	28.11	24.49	0.280
Fourth Quarter	29.95	23.38	0.500	49.34	27.10	0.300
2007
First Quarter	$36.45	$29.75	$0.510	$64.45	$40.00	$0.320
Second Quarter	38.00	33.27	0.530	64.47	54.26	0.360
Third Quarter	37.25	29.78	0.550	61.01	47.00	0.360
Fourth Quarter (through November 12, 2007)(2)	34.05	29.55	n/a	62.87	56.04	n/a

(1)
Represents cash distributions per Partnership common unit or cash dividends per each share of Corporation common stock declared with respect to the quarter and paid in the following quarter.

(2)
Cash distributions and dividends for the fourth quarter of 2007 have not been declared or paid.

        As of November 9, 2007, the Partnership had 36,500,445 outstanding Partnership common units. The Partnership common units were beneficially held by approximately 125 holders. The amended and restated partnership agreement requires the Partnership to distribute all of its "available cash," as defined in the amended and restated partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by the Partnership following the redemption and merger, therefore, will depend on the amount of "available cash" on hand at the end of each quarter.

        As of November 9, 2007, the Corporation had 12,001,209 outstanding shares of Corporation common stock. The outstanding shares of Corporation common stock were beneficially held by approximately 70 holders.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including, without limitation, the Partnership's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006, and the Corporation's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the redemption and merger agreement, the amended charter and the amended and restated partnership agreement, to approve the adoption of the 2008 long-term incentive plan and approve the issuance of the Partnership common units and the Partnership Class A units, as the case may be. This joint proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements" on page 130.

Risk Factors Related to the Redemption and Merger and the Related Transactions

  The Corporation and the General Partner may have interests that differ from your interests, and these interests may have influenced their decision to approve and recommend the redemption and merger. In addition, the directors and officers of the Corporation and/or the General Partner may have interests that differ from your interests.

        The nature of the respective businesses of the Partnership and the Corporation and their affiliates may give rise to conflicts of interest between the Partnership and the Corporation, and the interests of the Corporation, the General Partner, and their directors and officers may differ from your interests as a result of the relationships among them. Unlike the strict duty of a fiduciary who must act solely in the best interests of the beneficiary in resolving conflicts of interest, the Partnership's existing partnership agreement permits the General Partner to consider the relative interest of each party to a potential conflict situation and the benefits and burdens relating to such interests which, under certain circumstances, could include the interest of the General Partner and its other affiliates. Furthermore, the Partnership's existing partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner will not constitute a breach of the existing partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        Certain officers and directors of the Corporation are also directors and officers of the General Partner. John M. Fox, Frank M. Semple, William A. Kellstrom and Donald C. Heppermann serve as members of the Corporation board and the General Partner board. Frank M. Semple is the President of both the Corporation and the General Partner. C. Corwin Bromley is the Senior Vice President, General Counsel and Secretary of both the Corporation and the General Partner. Nancy K. Buese is the Senior Vice President and Chief Financial Officer of both the Corporation and the General Partner. John C. Mollenkopf is the Senior Vice President and Chief Operations Officer of both the Corporation and the General Partner. Randy S. Nickerson is the Senior Vice President and Chief Commercial Officer of both the Corporation and the General Partner. Andrew L. Schroeder is the Vice President, Finance, Investor Relations, Treasurer and Assistant Secretary of both the Corporation and the General Partner.

        The General Partner board authorized its Conflicts Committee to consider on behalf of the unaffiliated Partnership unitholders the redemption and merger consideration to be paid pursuant to the redemption and merger. Although the General Partner board generally owes fiduciary duties to all unitholders, including the Corporation and affiliated Partnership unitholders, the Conflicts Committee was charged by the General Partner with the responsibility to consider the redemption and merger proposal on behalf of the unaffiliated Partnership unitholders in light of the potential conflict of interest between the General Partner as a whole and the affiliated Partnership unitholders. The General Partner was free to accept or reject the terms on which the Conflicts Committee was willing to proceed.

        The Corporation board established a committee of its members independent of the interests of the Corporation, referred to as the "Deal Committee," to consider on behalf of the unaffiliated Corporation stockholders, the consideration to be paid to the Corporation stockholders pursuant to the redemption and merger. Although the Corporation board generally owes fiduciary duties to all of its stockholders, including its affiliated stockholders, the Deal Committee was charged by the Corporation with the responsibility to consider the redemption and merger proposal on behalf of the unaffiliated Corporation stockholders. The Corporation board was free to accept or reject the terms on which the Deal Committee was willing to proceed.

        In considering the recommendation of the General Partner board or the Corporation board, as applicable, to approve the redemption and merger agreement, you should consider that the executive officers and directors of the Corporation and the General Partner have interests that differ from, or are in addition to, their interests as Corporation stockholders or Partnership unitholders generally. These interests include:

  •
  payment to certain executive officers and directors of the Corporation and the General Partner of cash and Partnership common units in exchange for such executive officers' and directors' Class B membership interests in the General Partner in the aggregate amount of approximately $21.0 million in cash and approximately 950,000 Partnership common units, an allocation which is different from what is offered to Corporation stockholders in that the percentage of cash consideration is greater and therefore less exposed to the fluctuations in the Partnership common unit price;

  •
  such executive officers and directors being eligible to be indemnified for any losses or claims arising out of the Class B membership interest contribution agreement under the amended and restated partnership agreement;

  •
  such executive officers and directors having their liability to the Partnership for any losses or claims arising out of the Class B membership interest contribution agreement limited to 50% of the consideration they receive under the agreement;

  •
  whether or not the transactions contemplated by the Class B membership interest contribution agreement are consummated, all reasonable costs and expenses incurred in connection with the agreement, including the legal fees, accounting fees and financial advisory fees, up to $10,000 per executive officer or director, being reimbursed by the Partnership;

  •
  exercise of Corporation stock options held by the Corporation's executive officers and certain of its directors;

  •
  assumption by the Partnership of the Corporation's 1996 and 2006 Stock Incentive Plans and conversion of all of the Corporation's restricted stock issued under its 1996 and 2006 Stock Incentive Plans into the Partnership's phantom units; and

  •
  certain members of the Corporation board being members of the General Partner board and certain officers of the Corporation being officers of the General Partner.

  The General Partner believes it is not subject to a duty of fairness in submitting the redemption and merger for partner approval.

        Delaware law provides that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. Here, the Partnership's limited partnership agreement provides that in consenting to a merger, the General Partner is entitled to consider only such interests and factors as it desires and does not have any duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or any Partnership unitholder. Thus, the General Partner believes that under the Partnership's limited partnership agreement, a duty of the General

Partner to ensure the fairness of the redemption and merger does not exist. Nonetheless, if a court were to conclude that the General Partner did have a duty to ensure the fairness of the redemption and merger, then the General Partner may have to demonstrate that the consideration paid in connection with the redemption and merger was fair and that the redemption and merger was the product of a fair process. In any event, you should carefully consider the terms of the redemption and merger and the process undergone in assessing the fairness of, and determining whether to vote to approve, the redemption and merger, and not rely on any duty of fairness owed by the General Partner.

  Shortly before the redemption and merger, the market value of the consideration to the Corporation stockholders will be determined by the price of the Partnership common units, which market value will decrease if the market value of the Partnership common units decreases, and the Corporation stockholders cannot be sure of the market value of the Partnership common units that will be issued.

        At the effective time of the redemption and merger, the market value of the Partnership common unit component of the consideration that the Corporation stockholders will receive in the merger will depend on the trading price of the Partnership common units. The aggregate Partnership common units that the Corporation stockholders will receive will not fluctuate with any changes in the market price of the Partnership common units. This means there is no "price protection" mechanism contained in the redemption and merger agreement that would adjust the number of the Partnership common units that the Corporation stockholders will receive based on any decreases in the trading price of the Partnership common units. If the Partnership common unit price decreases, the market value of the consideration received by the Corporation stockholders will also decrease. Consider the following example:

        Example:    Pursuant to the redemption and merger agreement, the Corporation will pay to its stockholders approximately $241 million in cash in the redemption and the Partnership will issue to the Corporation stockholders approximately 15.5 million Partnership common units. Based on the closing trading price of the Partnership common units on September 5, 2007 of $32.00 per unit, the market value of the total redemption and merger consideration in the aggregate to be received by the Corporation stockholders would be approximately $735 million. If the trading price for the Partnership common units decreased 10% from $32.00 to $28.80, then, the market value of the total redemption and merger consideration in the aggregate to be received by the Corporation stockholders would be approximately $686 million.

        Accordingly, there is a risk that the premium estimated by the Corporation board to exist at the date the redemption and merger agreement was executed will not be realized by the Corporation stockholders at the time the redemption and merger are completed. Partnership common unit price changes may result from a variety of factors, including general market and economic conditions, changes in the Partnership's and the Corporation's respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the Partnership's control. For historical prices of Corporation common stock and the Partnership common units, please read the "Market Prices and Distribution/Dividend Information" on page 38.

  The Corporation stockholders may receive consideration different from the consideration they elect.

        Although each of the Corporation stockholders may, with respect to some or all of the stockholder's shares of Corporation common stock, elect to receive cash, the Partnership common units, the stated consideration or any combination thereof under the redemption and merger agreement, the total amount of cash and the aggregate number of the Partnership common units available for all the Corporation stockholders as a whole will be fixed. Accordingly, unless the stated consideration is elected, then depending on the elections made by other Corporation stockholders and the average of the per unit closing sale prices of the Partnership common units on the New York Stock Exchange during the ten-trading-day valuation period ending on the third calendar day prior to the date on which the redemption and merger becomes effective (or if the third day is not a trading day, then the preceding trading day), Corporation stockholders may receive a proportion of cash and a number of the Partnership common units that are different from what they elected to receive.

        Any Corporation stockholder who does not submit a properly completed and signed election form to the exchange agent by the election deadline of 5:00 p.m., New York City time, on                  , 2007, unless postponed, will have no control over the type of consideration received in the redemption and merger.

  The transactions contemplated by the redemption and merger agreement may not be consummated even if the Corporation stockholder and the Partnership unitholder approvals for the redemption and merger are obtained.

        The redemption and merger agreement contains conditions that, if not satisfied or waived, would result in the redemption and merger not occurring, even though the Corporation stockholders and the Partnership unitholders may have voted in favor of the redemption and merger agreement and related matters. In addition, the Corporation and the Partnership can agree not to consummate the redemption and merger even if all stockholder and unitholder approvals have been received. The closing conditions to the redemption and merger may not be satisfied, and the Corporation or Partnership may choose not to waive any unsatisfied condition, which may cause the redemption and merger not to occur.

  While the redemption and merger agreement is in effect, the Corporation may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and both the Corporation and the Partnership may be limited in their ability to pursue other attractive business opportunities.

        While the redemption and merger agreement is in effect, the Corporation is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal to acquire the Corporation, or offer to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to fiduciary obligations under applicable law. As a result of these provisions in the redemption and merger agreement, the Corporation may lose opportunities to enter into more favorable transactions.

        Moreover, the redemption and merger agreement provides for the payment of up to $15.0 million in termination fees under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the Corporation stockholders or Partnership unitholders. For a detailed discussion of these termination fees, please read "The Redemption and Merger Agreement—Termination Fees and Expenses" beginning on page 184.

        Both the Corporation and the Partnership have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the redemption and merger or termination of the redemption and merger agreement. These restrictions could be in effect for an extended period of time if completion of the redemption and merger are delayed.

        In addition to the economic costs associated with pursuing the redemption and merger, the Corporation's and the General Partner's management will continue to devote substantial time and other human resources to the proposed transaction and related matters, which could limit the Corporation's and the Partnership's ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either the Corporation or the Partnership is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the Partnership's business following the redemption and merger could be adversely affected.

  The completion of the redemption and merger will effectively require the amendment or refinancing of the Corporation's credit facility.

        The completion of the redemption and merger would result in an event of default under the Corporation's current credit facility. To avoid a default, the credit facility must be amended or refinanced at or before the completion of the redemption and merger. The Corporation and the Partnership currently intend to refinance this credit facility in connection with the completion of the redemption and merger. If the Corporation's credit facility is not amended or refinanced prior to the completion of the redemption and merger, the resulting default could have a material adverse effect on the Partnership following the redemption and merger.

  The Partnership unitholders will be diluted by the merger and the Partnership unitholders will have reduced voting power.

        The merger will dilute the ownership position of the current Partnership unitholders. After the transaction, the Partnership unitholders will have reduced voting power. Based on the number of shares of Corporation common stock and unexercised Corporation stock options outstanding as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the Partnership would issue to the Corporation stockholders approximately 15.5 million Partnership common units in the merger. Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and that all Corporation stock options previously granted will have been exercised before the effective time, upon completion of the redemption and merger, the Partnership will be owned approximately 65% by current unaffiliated Partnership unitholders, approximately 32% by former Corporation stockholders (including 15% of the Partnership following the redemption and merger that will be owned by John M. Fox and his affiliates) and approximately 3% by the management of the General Partner and the Corporation, on a fully diluted basis.

  The number of Partnership common units will increase, which will make it more difficult to pay the current level of quarterly distributions.

        As of September 5, 2007, there were approximately 36.5 million Partnership common units outstanding. The Partnership expects to issue approximately 15.5 million Partnership common units in connection with the merger and approximately 950,000 Partnership common units in exchange for executive officers' and directors' Class B membership interests in the General Partner, and approximately 4.9 million Partnership common units currently owned by the Corporation will be exchanged for Partnership Class A units. Including the aforementioned exchange, approximately 24.4 million Partnership Class A units will also be issued as a part of the related transactions. The Partnership common units and the Partnership Class A units share pro rata in the cash flow from the existing operations. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that the Partnership will not have sufficient funds to pay the current level of quarterly distributions to all the Partnership common unitholders. Although the elimination of the incentive distribution rights may increase the cash available for distribution to the Partnership common units and the Partnership common units will be entitled to share in the dividend payments from the Corporation after the redemption and merger, these sources of funds may not be sufficient to offset the overall increase in cash required to maintain the current level of quarterly distributions to holders of the Partnership common units.

  Failure to complete the redemption and merger or delays in completing the redemption and merger could negatively impact the Partnership common unit prices and the Corporation common stock prices and future business and operations.

        If the redemption and merger are not completed for any reason, the Partnership and the Corporation may be subject to a number of material risks, including the following:

  •
  the individual companies will not realize the benefits expected from the redemption and merger, including a potentially enhanced financial and competitive position;

  •
  under certain circumstances, the Partnership or the Corporation may be required to pay the other a termination fee of up to $15.0 million or reimburse the other for up to $6.0 million in transaction related expenses;

  •
  the price of the Partnership common units or the Corporation common stock may decline to the extent that the current market price of these securities reflects a market assumption that the redemption and merger will be completed; and

  •
  some costs relating to the redemption and merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the redemption and merger are not completed.

        In addition, current and prospective employees of the Partnership and the Corporation may experience uncertainty about their future roles with the Partnership and/or the Corporation until after the redemption and merger are completed or if the redemption and merger are not completed. This may adversely affect the ability of the Partnership and the Corporation to attract and retain key personnel.

  If the redemption and merger are completed, the date that Corporation stockholders will receive their redemption and merger consideration is uncertain.

        If the redemption and merger pursuant to the redemption and merger agreement are completed, the date that Corporation stockholders will receive their redemption and merger consideration depends on the completion date of the redemption and merger, which is uncertain. While the Partnership and the Corporation expect to complete the redemption and merger pursuant to the redemption and merger agreement in the first quarter of 2008, the completion date of the redemption and merger might be later than expected due to unforeseen events.

  The costs of the redemption and merger could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The Partnership and the Corporation estimate the total merger-related costs, exclusive of employee benefit costs, to be approximately $13.2 million, primarily consisting of investment banking, legal and accounting fees, financial printing and other related charges, but not including financing costs for the two new credit facilities, which will be treated as a capitalized deferred cost at the time of the redemption and merger. These costs could adversely affect the Partnership's operations and cash flows available for distributions to its unitholders. In addition, the foregoing estimate is preliminary and is subject to change.

Risk Factors Applicable to the Business of the Partnership Following the Redemption and Merger

  The Partnership may not have sufficient cash after the establishment of cash reserves and payment of the General Partner's fees and expenses to enable it to pay distributions at the current level.

        The amount of cash the Partnership can distribute on its units depends principally on the amount of cash the Partnership generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the fees the Partnership charges and the margins it realizes for its services and sales;

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  the prices of, level of production of, and demand for natural gas and NGLs;

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  the volumes of natural gas the Partnership gathers, processes and transports;

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  the level of the Partnership's operating costs, including reimbursement of fees and expenses of the General Partner; and

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  prevailing economic conditions.

        In addition, the actual amount of cash the Partnership will have available for distribution will depend on other factors, some of which are beyond its control, including:

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  the Partnership's debt service requirements;

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  fluctuations in the Partnership's working capital needs;

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  the Partnership's ability to borrow funds and access capital markets;

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  restrictions contained in the Partnership's debt agreements;

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  the level of capital expenditures the Partnership makes, including capital expenditures incurred in connection with its enhancement projects;

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  the cost of acquisitions, if any; and

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  the amount of cash reserves established by the General Partner.

        You should be aware that the amount of cash the Partnership has available for distribution depends primarily on the Partnership's cash flow and not solely on profitability, which is affected by non-cash items. As a result, the Partnership may make cash distributions during periods when it records losses for financial accounting purposes and may not make cash distributions during periods when it records net earnings for financial accounting purposes.

  The market price of the Partnership common units and the results of operations of the Partnership after the redemption and merger may be affected by factors different from those affecting the Corporation or the Partnership currently.

        The businesses of the Partnership and the Corporation differ in some respects and, accordingly, the results of operations of the Partnership following the redemption and merger and the market price of the Partnership common units following the redemption and merger may be affected by factors different from those currently affecting the independent results of operations and market prices of each of the Partnership and the Corporation. For a discussion of the businesses of the Partnership and the Corporation and certain factors to consider in connection with those businesses, please read the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 251.

  If the Partnership does not make acquisitions on economically acceptable terms, its future growth may be limited.

        The Partnership's ability to grow depends in part on its ability to make acquisitions that result in an increase in the cash generated from operations per unit. If the Partnership is unable to make these accretive acquisitions because it is (a) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (b) unable to obtain financing for these acquisitions on economically acceptable terms, or (c) outbid by competitors, then the Partnership's future growth and ability to increase distributions will be limited.

  If the Partnership is unable to timely and successfully integrate its recent or future acquisitions, the Partnership's future financial performance may suffer, and the Partnership may fail to realize all of the anticipated benefits of the transaction.

        The Partnership's future growth will depend in part on its ability to integrate its future acquisitions. The Partnership cannot guarantee that it will successfully integrate any acquisitions into its existing operations, or that the Partnership will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The integration of acquisitions with the Partnership's existing business involves numerous risks, including:

  •
  operating a significantly larger combined organization and integrating additional midstream operations into the Partnership's existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other existing business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and the Partnership may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, the Partnership may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as applicable to the Partnership's existing plants, pipelines and facilities. If so, the Partnership's operation of these new assets could cause the Partnership to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If the Partnership consummates any future acquisition, its capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that the Partnership will consider in determining the application of these funds and other resources.

        The Partnership's acquisition strategy is based in part on the Partnership's expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit the Partnership's opportunities for future acquisitions and could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  Growing the Partnership's business by constructing new pipelines and processing and treating facilities subjects the Partnership to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways the Partnership intends to grow its business is through the construction of additions to its existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed the Partnership's expectations, and involves numerous regulatory, environmental, political and legal uncertainties. If the Partnership undertakes these projects, it may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, the Partnership's revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if the Partnership builds a new pipeline, the construction will occur over an extended period of time, and the Partnership will not receive any material increases in revenues until after completion of the project, if at all.

        Furthermore, the Partnership may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, the Partnership may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. The Partnership may also rely on estimates of proved reserves in its decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve the Partnership's expected investment return, which could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  The Partnership's substantial debt and other financial obligations could impair its financial condition, results of operations and cash flows, and the Partnership's ability to fulfill its debt obligations.

        The Partnership has substantial indebtedness and other financial obligations. Subject to the restrictions governing the Partnership's indebtedness and other financial obligations, including the indentures governing the Partnership's outstanding notes, the Partnership may incur significant additional indebtedness and other financial obligations.

        The Partnership's substantial indebtedness and other financial obligations could have important consequences. For example, they could:

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  make it more difficult for the Partnership to satisfy its obligations with respect to its existing debt;

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  impair the Partnership's ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

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  have a material adverse effect on the Partnership if it fails to comply with financial and restrictive covenants in its debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

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  require the Partnership to dedicate a substantial portion of its cash flow to payments on its indebtedness and other financial obligations, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, other general partnership requirements and distributions;

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  limit the Partnership's flexibility in planning for, or reacting to, changes in its business and the industry in which the Partnership operates; and

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  place the Partnership at a competitive disadvantage compared to its competitors that have proportionately less debt.

        Furthermore, these consequences could limit the Partnership's ability, and the ability of its subsidiaries, to obtain future financings, make needed capital expenditures, withstand a future downturn in their business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. The Partnership's existing credit facility contains covenants requiring it to maintain specified financial ratios and satisfy other financial conditions, which, if not maintained, may limit the Partnership's ability to grant liens on its assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate or sell assets, incur indebtedness senior to its credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on its common units. The Partnership's obligations under the credit facility are secured by substantially all of the Partnership's assets and guaranteed by all of its subsidiaries, other than the Partnership's operating subsidiary, Opco, which is the borrower under the credit facility. Please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in the Partnership's most recent Annual Report on Form 10-K, as amended, incorporated by reference herein. The Partnership anticipates similar covenants and financial ratios in the new credit facilities it plans to enter into in connection with the closing of the redemption and merger. The Partnership may be unable to meet those ratios and conditions. Any future breach of any of these covenants or the Partnership's failure to meet any of these ratios or conditions could result in a default under the terms of the Partnership's credit facility, which could result in acceleration of the Partnership's debt and other financial obligations. If the Partnership were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  A significant decrease in natural gas production in the Partnership's areas of operation would reduce its ability to make distributions to its unitholders.

        The Partnership's gathering systems are connected to natural gas reserves and wells from which the production will naturally decline over time, which means that the Partnership's cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on the Partnership's gathering systems and the utilization rate at the Partnership's processing plants and its treating and fractionation facilities, the Partnership must continually obtain new natural gas supplies. The Partnership's ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near its gathering systems.

        The Partnership has no control over the level of drilling activity in the areas of its operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, the Partnership has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Declines in natural gas prices, if sustained, could lead to a material decrease in such production activity and ultimately to a decrease in exploration activity.

        Because of these factors, even if new natural gas reserves are discovered in areas served by the Partnership's assets, producers may choose not to develop those reserves. If the Partnership is not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on its pipelines and the utilization rates of its treating and processing facilities would decline, which could have a material adverse effect on the Partnership's business, results of operations, financial condition and ability to make cash distributions.

  The Partnership depends on third parties for the natural gas and refinery off-gas it processes, and the NGLs the Partnership fractionates at its facilities, and a reduction in these quantities could reduce the Partnership's revenues and cash flow.

        Although the Partnership obtains its supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to the Partnership under processing contracts. According to these contracts or other supply arrangements, however, the producers are under no obligation to deliver a specific quantity of natural gas or NGLs to the Partnership's facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to the Partnership's systems and facilities for any reason, the Partnership could experience difficulty in replacing those lost volumes. Because the Partnership's operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to it would result not only in a reduction of revenues, but also a decline in net income and cash flow.

  The fees charged to third parties under the Partnership's gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs, or the agreements may not be renewed or may be suspended in some circumstances.

        The Partnership's costs may increase at a rate greater than the fees it charges to third parties. Furthermore, third parties may not renew their contracts with the Partnership. Additionally, some third parties' obligations under their agreements with the Partnership may be permanently or temporarily reduced due to certain events, some of which are beyond the Partnership's control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions and mechanical or physical failures of equipment affecting the Partnership's facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with the Partnership or if any third party suspends or terminates its contracts with the Partnership, the Partnership's financial results would suffer.

  The Partnership is exposed to the credit risks of its key customers, and any material nonpayment or nonperformance by its key customers could reduce the Partnership's ability to make distributions to its unitholders.

        The Partnership is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Any material nonpayment or nonperformance by the Partnership's key customers could reduce the Partnership's ability to make distributions to its unitholders. Furthermore, some of the Partnership's customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to the Partnership.

  The Partnership may not be able to retain existing customers, or acquire new customers, which would reduce the Partnership's revenues and limit the Partnership's future profitability.

        The renewal or replacement of existing contracts with the Partnership's customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond the Partnership's control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets the Partnership serves. The Partnership's competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than the Partnership. Additionally, the Partnership's customers that gather gas through facilities that are not otherwise dedicated to the Partnership may develop their own processing and fractionation facilities in lieu of using the Partnership's services. Certain of the Partnership's competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with the Partnership in the marketing of natural gas, the Partnership often competes in the end-user and utilities markets primarily on the basis of price. The inability of management of the General Partner to renew or replace the Partnership's current contracts as they expire and to respond appropriately to changing market conditions could affect the Partnership's profitability. For more information regarding the Partnership's competition, please read "Business—Industry Overview" as set forth in the Partnership's most recent Annual Report on Form 10-K, as amended, incorporated by reference herein.

  The Partnership's profitability is affected by the volatility of NGL product and natural gas prices.

        The Partnership is subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been volatile, and the Partnership expects this volatility to continue. The NYMEX daily settlement price of natural gas for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu. In 2006, the same index ranged from a high of $10.63 per MMBtu to a low of $4.20 per MMBtu. In the first nine months of 2007, the same index ranged from a high of $8.19 per MMBtu to a low of $5.38 per MMBtu. A composite of the weighted monthly average NGLs price at the Partnership's Appalachian facilities based on its average NGLs composition in 2005 ranged from a high of approximately $1.31 per gallon to a low of approximately $0.79 per gallon. In 2006, the same composite ranged from approximately $1.29 per gallon to approximately $0.99 per gallon. In the first nine months of 2007, the same composite ranged from approximately $1.47 per gallon to approximately $0.96 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond the Partnership's control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the level of domestic oil, natural gas and NGL production;

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  demand for natural gas and NGL products in localized markets;

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  imports of crude oil, natural gas and NGLs;

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  seasonality;

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  the condition of the U.S. economy;

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  political conditions in other oil-producing and natural gas-producing countries; and

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  government regulation, legislation and policies.

        The Partnership's net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, and thus are more sensitive to volatility in commodity prices than the Partnership's fee-based contracts. Additionally, the Partnership's purchase and resale of gas in the ordinary course of business exposes it to significant risk of volatility in gas prices due to the potential difference at the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  The Partnership's commodity derivative activities may reduce the Partnership's earnings, profitability and cash flows.

        The Partnership's operations expose it to fluctuations in commodity prices. The Partnership utilizes derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in its cash flows due to fluctuations in commodity prices.

        The extent of the Partnership's commodity price exposure is related largely to the effectiveness and scope of its derivative activities. The Partnership has a policy to enter into derivative transactions related to only a portion of the volume of its expected production or fuel requirements and, as a result, the Partnership will continue to have direct commodity price exposure to the unhedged portion. The Partnership's actual future production or fuel requirements may be significantly higher or lower than the Partnership estimates at the time the Partnership enters into derivative transactions for such period. If the actual amount is higher than the Partnership estimates, it will have greater commodity price exposure than it intended. If the actual amount is lower than the amount that is subject to the Partnership's derivative financial instruments, the Partnership might be forced to satisfy all or a portion of its derivative transactions without the benefit of the cash flow from its sale or purchase of the underlying physical commodity, resulting in a substantial diminution of the Partnership's liquidity. As a result of these factors, the Partnership's hedging activities may not be as effective as it intends in reducing the volatility of its cash flows, and in certain circumstances may actually increase the volatility of the Partnership's cash flows. In addition, the Partnership's hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and the Partnership's hedging policies and procedures are not properly followed. It is possible that the steps the Partnership takes to monitor the Partnership's derivative financial instruments may not detect and prevent violations of the Partnership's risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about the Partnership's risk management policies and procedures, please read "Item 7A. Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk" as set forth in the Partnership's most recent Annual Report on Form 10-K, as amended, incorporated by reference herein.

  Management of the General Partner has discretion in conducting the Partnership's risk management activities and may not accurately predict future price fluctuations and therefore expose the Partnership to financial risks and reduce the Partnership's opportunity to benefit from price increases.

        The Partnership evaluates its exposure to commodity price risk from an overall portfolio basis. Management of the General Partner has discretion in determining whether and how to manage the commodity price risk associated with its physical and derivative positions.

        To the extent that the Partnership does not manage the commodity price risk relating to a position that is subject to commodity price risk, and commodity prices move adversely, the Partnership could suffer losses. Such losses could be substantial, and could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  Changes in commodity prices subject the Partnership to margin calls, which may adversely affect the Partnership's liquidity.

        Unfavorable commodity price changes may subject the Partnership to margin calls that require it to provide cash collateral to its counterparties in amounts that may be material. Such funding requirements could exceed the Partnership's ability to access its credit line or other sources of capital. If the Partnership were unable to meet these margin calls with borrowings or cash on hand, it would be forced to sell product to meet the margin calls, or to terminate the corresponding futures contracts. If the Partnership is forced to sell product to meet margin calls, it may have to sell product at prices that are not advantageous, which could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  Transportation on certain of the Partnership's pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        Some of the Partnership's gas, liquids and crude oil transmission operations are subject to rate and service regulations under Federal Energy Regulatory Commission, which is referred to as "FERC," or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act, which is referred to as "NGA," specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that the Partnership's rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. The Partnership cannot assure you that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect the Partnership's business, please read "Item 1. Business—Regulatory Matters" as set forth in the Partnership's most recent Annual Report on Form 10-K, as amended, incorporated by reference herein.

  Relative changes in NGL product and natural gas prices may adversely impact the Partnership's results due to frac spread, natural gas and liquids exposure.

        Under the Corporation's keep-whole arrangements, its principal cost is delivering dry gas of an equivalent Btu content to replace Btus extracted from the gas stream in the form of NGLs, or consumed as fuel during processing. The spread between the NGL product sales price and the purchase price of natural gas with an equivalent Btu content is called the "frac spread." Generally, the frac spread and, consequently, the net operating margins are positive under these contracts. In the event natural gas becomes more expensive on a Btu equivalent basis than NGL products, the cost of keeping the producer "whole" results in operating losses.

        Due to timing of gas purchases and liquid sales, direct exposure to either gas or liquids can be created because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through the Corporation's marketing and derivatives activity, direct exposure may occur naturally or the Corporation may choose direct exposure to either gas or liquids when the Corporation favors that exposure over frac spread risk. Given that the Corporation has positions, adverse movement in prices to the positions the Corporation has taken will negatively impact results.

  If the Partnership is unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then it may be unable to fully execute its growth strategy, which may adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The construction of additions to the Partnership's existing gathering assets may require it to obtain new rights-of-way prior to constructing new pipelines. The Partnership may be unable to obtain such rights-of-way to connect new natural gas supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for the Partnership to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, it may adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  The Corporation is entitled to be indemnified for liabilities arising from an ongoing remediation of property on which its facilities are located and the Partnership's results of operations and its ability to make distributions to the Partnership unitholders could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas is the previous or current owner of the property on which the Corporation's Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of the Corporation's Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify the Corporation against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. At the closing of the Partnership's initial public offering, the Corporation assigned to the Partnership the benefit of its indemnity from Columbia Gas with respect to the Cobb, Boldman and Kermit facilities. While the Partnership is not a party to the agreement under which Columbia Gas agreed to indemnify the Corporation with respect to the Kenova facility, the Corporation has agreed to provide to the Partnership the benefit of its indemnity, as well as any other third party environmental indemnity of which it is a beneficiary. The Partnership's results of operations and its ability to make cash distributions to its unitholders could be adversely affected if in the future either Columbia Gas or the Corporation fails to perform under the indemnification provisions of which the Partnership is the beneficiary.

  The Partnership's business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        Numerous governmental agencies enforce comprehensive and stringent laws and regulations on a wide range of environmental, safety and other regulatory matters. The Partnership could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental laws and regulations might adversely influence the Partnership's products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect the Partnership's profitability. In addition, the Partnership faces the risk of accidental releases or spills associated with its operations. These could result in material costs and liabilities, including those relating to claims for damages to property and persons. The Partnership's failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit the Partnership's operations. For more information regarding the environmental, safety and other regulatory matters that could affect the Partnership's business, please read "Item 1. Business—Regulatory Matters," "Item 1. Business—Environmental Matters" and "Item 1. Business—Pipeline Safety Regulations" each as set forth in the Partnership's most recent Annual Report on Form 10-K, as amended, incorporated by reference herein.

  The amount of gas the Partnership processes, gathers and transmits, or the crude oil the Partnership gathers and transports, may be reduced if the pipelines to which the Partnership delivers the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas the Partnership processes, gathers and transmits is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, the Partnership will be forced to limit or stop the flow of gas through its pipelines and processing systems. In addition, interruption of pipeline service upstream of the Partnership's processing facilities would limit or stop flow through the Partnership's processing facilities. Likewise, if the pipelines into which the Partnership delivers crude oil are interrupted, the Partnership will be limited in, or prevented from conducting, its crude oil transportation operations. Any number of factors beyond the Partnership's control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because the Partnership's revenues and net operating margins depend upon (a) the volumes of natural gas the Partnership processes, gathers and transmits, (b) the throughput of NGLs through the Partnership's transportation, fractionation and storage facilities and (c) the volume of crude oil the Partnership gathers and transports, any reduction of volumes could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  Interruptions in operations at any of the Partnership's facilities may adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The Partnership's operations depend upon the infrastructure that it has developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or the Partnership's inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason, would adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        Operations at the Partnership's facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within the Partnership's control, such as:

  •
  unscheduled turnarounds or catastrophic events at the Partnership's physical plants;

  •
  labor difficulties that result in a work stoppage or slowdown; and

  •
  a disruption in the supply of crude oil to the Partnership's crude oil pipeline, natural gas to the Partnership's processing plants or gathering pipelines, or a disruption in the supply of NGLs to the Partnership's transportation pipeline and fractionation facility.

  Due to the Partnership's lack of asset diversification, adverse developments in the Partnership's gathering, processing, transportation, transmission, fractionation and storage businesses could reduce the Partnership's operations and cash flows available for distribution to its unitholders.

        The Partnership relies exclusively on the revenues generated from its gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on the Partnership's financial condition and results of operations than if the Partnership maintained more diverse assets.

  The Partnership may not be able to successfully execute its business plan and may not be able to grow its business, which could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The Partnership's ability to successfully operate its business, generate sufficient cash to pay the quarterly cash distributions to its unitholders, and to allow for growth, is subject to a number of risks and uncertainty. Similarly, the Partnership may not be able to successfully expand its business through acquiring or growing its assets, because of various factors, including economic and competitive factors beyond its control. If the Partnership is unable to grow its business, or execute on its business plan, the market price of the common units is likely to decline.

  The Partnership is subject to operating and litigation risks that may not be covered by insurance.

        The Partnership's industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs and to transporting and storing crude oil. These include:

  •
  damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

  •
  inadvertent damage from construction and farm equipment;

  •
  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

  •
  fires and explosions; and

  •
  other hazards, including those associated with high-sulfur content, or sour gas that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, the Partnership may be a defendant in various legal proceedings and litigation arising from its operations. The Partnership may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. If the Partnership were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on the Partnership's operations and cash flows available for distribution to its unitholders.

  As a result of damage caused by Hurricanes Katrina and Rita in the Gulf of Mexico and Gulf Coast regions in 2005, insurance costs related to oil and gas assets in these regions have increased significantly. The Partnership may be unable to obtain insurance on its interest in Starfish at rates it considers reasonable.

        The Partnership owns a 50% non-operating membership interest in Starfish, whose assets are located in the Gulf of Mexico and southwestern Louisiana. During 2005, Hurricanes Katrina and Rita caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Insurance costs have increased within this region as a result of these developments. The Partnership has renewed its insurance coverage relating to Starfish and mitigated a portion of the cost increase by reducing the Partnership's coverage and broadening the self-insurance element of the Partnership's overall coverage. In the future the Partnership may be unable to obtain adequate insurance on its interest in Starfish at rates it considers reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under its insurance policies. If a significant negative event that is not fully insured occurs with respect to Starfish, it could materially and adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  The Corporation and the Partnership have found a material weakness in their internal controls that requires remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that their internal controls over financial reporting at December 31, 2006, were not effective.

        The Corporation and the Partnership have discovered deficiencies, including a material weakness, in their internal controls over financial reporting as of December 31, 2006. For a discussion of these deficiencies and material weakness and the remediation thereof during 2007, please read "Item 9A. Controls and Procedures—Management's Report on Internal Control over Financial Reporting" in each of the Corporation's and the Partnership's Annual Report on Form 10-K for the year ended December 31, 2006, as amended, incorporated by reference herein. In particular, the Corporation and the Partnership identified the presence of a material weakness related to contract accounting.

        Specifically, there was an issue related to the Corporation's and the Partnership's prior year material weakness that had not been fully remediated at year-end. As of year-end, management of the General Partner and the Corporation did not have a process for monitoring previously existing contracts for certain technical accounting issues such as accounting for derivatives and revenue recognition and had not conducted a comprehensive review of all significant contracts entered into prior to 2006 for the purpose of ensuring that determinations about derivatives and revenue recognition issues were made appropriately and remained appropriate. In addition, the Corporation and the Partnership identified material weaknesses in the Corporation's and Partnership's control environment and risk management and accounting for derivative financial instruments as of December 31, 2005. Additionally, the Corporation and the Partnership identified material weaknesses in the Corporation's and the Partnership's internal control over financial reporting as of December 31, 2004.

        The full impact of the Corporation's and the Partnership's efforts to remediate the identified material weaknesses had not been realized as of December 31, 2006 and may not be sufficient to maintain effective internal controls in the future. Following the redemption and merger, the Partnership may not be able to implement and maintain adequate controls over its financial processes and reporting, which may require the Partnership to restate the Corporation's and/or the Partnership's financial statements in the future. In addition, the Partnership may discover additional past, ongoing or future material weaknesses or significant deficiencies in the Partnership's financial reporting system in the future. Any failure to implement new controls, or difficulty encountered in their implementation, could cause the Partnership to fail to meet its reporting obligations or result in material misstatements in its financial statements. Inferior internal controls could also cause investors to lose confidence in the Partnership's reported financial information, which could result in a lower trading price of its common units.

  The Partnership's business may suffer if any of its key senior executives discontinues employment with the Partnership or if it is unable to recruit and retain highly skilled staff.

        The Partnership's future success depends to a large extent on the services of its key corporate employees. The Partnership's business depends on its continuing ability to recruit, train and retain highly qualified employees, including accounting, finance and other key back-office and mid-office personnel. The competition for these employees is intense, and the loss of these employees could harm the Partnership's business. Further, the Partnership's ability to successfully integrate acquired companies depends in part on its ability to retain key management and existing employees at the time of the acquisition.

  A shortage of skilled labor may make it difficult for the Partnership to maintain labor productivity, and competitive costs could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

        The Partnership's operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused the Partnership to conduct certain operations without full staff, which decreases the Partnership's productivity and increases its costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on the Partnership's labor productivity and costs and the Partnership's ability to expand production in the event there is an increase in the demand for the Partnership's products and services, which could adversely affect the Partnership's operations and cash flows available for distribution to its unitholders.

  Terrorist attacks aimed at the Partnership's facilities could adversely affect its business.

        Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject the Partnership's operations to increased risks. Any future terrorist attack that may target the Partnership's facilities, those of its customers and, in some cases, those of other pipelines, could have a material adverse effect on its business.

Risk Factors Applicable to the Partnership Common Units and Risks Resulting From its Partnership Structure

  The Partnership may issue additional common units without unitholder approval, which would dilute Partnership unitholders' ownership interests.

        The General Partner, without Partnership unitholder approval, may cause the Partnership to issue additional Partnership common units or other equity securities of equal rank with or senior to the Partnership common units.

        The issuance of additional Partnership common units or other equity securities of equal or senior rank will have the following effects:

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  the Partnership unitholders' proportionate ownership interest in the Partnership will decrease;

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  the amount of cash available for distribution on each Partnership common unit may decrease;

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  the relative voting strength of each previously outstanding Partnership common unit may be diminished;

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  the market price of the Partnership common units may decline; and

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  the ratio of taxable income to distributions may increase.

  The Partnership unitholders have less ability to elect or remove management than holders of common stock in a corporation.

        Unlike the holders of common stock in a corporation, the Partnership unitholders have only limited voting rights on matters affecting the Partnership's business, and therefore limited ability to influence management's decisions regarding the Partnership's business. Partnership unitholders did not elect the General Partner, and have no right to elect the General Partner. Furthermore, if Partnership unitholders are dissatisfied with the performance of the General Partner, they have little ability to remove the General Partner. The amended and restated partnership agreement provides that the General Partner may not withdraw and may not be removed at any time for any reason whatsoever. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units (without the prior approval of the General Partner board), that person or group loses voting rights on all of its units.

        These provisions may prevent a person or group from attempting to remove the General Partner or otherwise change its management. As a result of these provisions, the price at which the Partnership common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

  Partnership unitholders may not have limited liability if a court finds that Partnership unitholder action constitutes control of the Partnership's business.

        Under Delaware law, a Partnership unitholder could be held liable for the Partnership's obligations as a general partner if a court determined that the right or the exercise of the right by the Partnership unitholders as a group to approve certain transactions or amendments to the agreement of limited partnership, or to take other action under the Partnership's limited partnership agreement was considered participation in the "control" of the Partnership's business. After the redemption and merger, the Partnership unitholders will elect the members of the General Partner board, which may be deemed to be participation in the "control" of the Partnership's business. This could subject the Partnership unitholders to liability as a general partner.

        In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution.

Tax Risks Related to the Redemption and Merger and Owning the Partnership Common Units

        In addition to reading the following risk factors, you should read "Material Federal Income Tax Consequences of the Redemption and Merger" beginning on page 197 and "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 207 for a more complete discussion of the expected material federal income tax consequences of the redemption and merger and of owning and disposing of the Partnership common units received in the merger.

  Tax Risks to the Holders of Corporation Common Stock

  No ruling has been obtained with respect to the tax consequences of the redemption and merger; the redemption and merger may be recharacterized as a taxable exchange.

        The Corporation and the Partnership intend to take the position that the redemption and merger will be treated for federal income tax purposes as: (a) a redemption of a portion of the shares of Corporation common stock held by the Corporation stockholders in exchange for cash; and (b) a tax-deferred contribution by the Corporation stockholders of their remaining shares of Corporation common stock to the Partnership in exchange for the Partnership common units, except to the extent of cash received in lieu of the issuance of fractional common units.

        Although it is anticipated that: (a) a Corporation stockholder will recognize gain or loss in the redemption; and (b) no gain or loss will be recognized by a Corporation stockholder as a result of the merger (except with respect to cash received by a Corporation stockholder in lieu of the issuance of fractional common units), no ruling has been or will be requested from the IRS with respect to the tax consequences of the redemption and merger.

        The Corporation expects to receive an opinion from Hogan & Hartson LLP to the effect that no gain or loss should be recognized by the holders of Corporation common stock to the extent

Partnership common units are received in exchange therefor as a result of the merger. Opinions of counsel, however, are not binding on the IRS, and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and redemption and the opinions of counsel.

        If the merger fails to qualify as a tax-deferred contribution of shares of Corporation common stock to the Partnership in exchange for the Partnership common units, and thus constitutes a taxable exchange, a stockholder that participates in the merger could recognize a taxable gain as a result of the merger without having received sufficient cash from the redemption of its other shares of Corporation common stock to pay the resulting tax liability. Please read "Material Federal Income Tax Consequences of the Redemption and Merger" beginning on page 197.

  A sale or other disposition of Corporation common stock in a taxable transaction at any time or certain other distributions by the Partnership within seven years of the merger may result in taxable gain to former Corporation stockholders who became Partnership unitholders as a result of the merger.

        A sale or other disposition of Corporation common stock at any time or certain other distributions by the Partnership within seven years of the merger may result in taxable income to former Corporation stockholders who became Partnership unitholders as a result of the merger. Former Corporation stockholders could be required to recognize part or all of the "built-in gain" on their shares of Corporation common stock deferred as a result of the merger if the Partnership (a) sells or otherwise disposes of Corporation common stock in a taxable transaction at any time, (b) distributes any of Corporation common stock to another Partnership unitholder within seven years of the merger, (c) distributes any Partnership property other than money or Corporation common stock to a former Corporation stockholder who became a Partnership unitholder as a result of the merger within seven years of the merger, or (d) makes any distribution (other than a distribution of operating cash flow) to a former Corporation stockholder within two years of the merger, unless the former Corporation stockholder is able to rebut the presumption that such distribution is part of a deemed sale transaction under Section 707(a). No provision of the amended and restated partnership agreement prohibits any of these events from occurring, even if the event would result in a former Corporation stockholder recognizing part or all of the gain intended to be deferred pursuant to the merger.

        Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Redemption and Merger to the Corporation Stockholders—Sale or Other Disposition of Corporation Common Stock by the Partnership; Distributions of Property or Cash by the Partnership to Former Corporation Stockholders" beginning on page 201 for additional information.

  The IRS Schedules K-1 provided by the Partnership to the Corporation stockholders who exchange their shares of Corporation common stock for the Partnership common units will be significantly more complicated than the IRS Forms 1099 provided in prior years by the Corporation, and the Corporation stockholders may be required to request an extension of the time to file their tax returns.

        Holders of the Partnership common units will be required to report their allocable share of items of the Partnership's income, gain, loss, deduction and credit for the taxable year of the Partnership ending within or with their taxable year. The Partnership will use reasonable efforts to furnish as promptly as possible tax information (including IRS Schedule K-1), which describes the Partnership unitholder's allocable share of such items for the preceding taxable year. However, the Partnership may not be able to provide holders of the Partnership common units with tax information on a timely basis. In addition, because tax reporting by a Partnership unitholder generally will be significantly more complicated than the tax reporting required by a stockholder of a corporation, it is possible that, in any taxable year, the Partnership unitholders will need to apply for extensions of time to file their tax returns.

  If the value of the Partnership Class A units issued to the Corporation and the General Partner is less than the aggregate value of the incentive distribution rights and the 2% economic interest of the general partner interest owned by the General Partner and the Partnership common units owned by the Corporation exchanged therefor, the Corporation could be deemed to have distributed appreciated property to its sole stockholder, the Partnership.

        If the value of the Partnership Class A units issued to the Corporation and the General Partner is less than the aggregate value of the incentive distribution rights and the 2% economic interest of the general partner interest owned by the General Partner and the Partnership common units exchanged therefor, the Corporation could be deemed to have distributed to the Partnership a portion of the Partnership common units, General Partner interest and incentive distribution rights with a value in excess of the value of the Class A common units received in the exchange. That deemed distribution would be treated as a sale of this excess portion of the rights and interests by the Corporation in a fully taxable transaction. In that case, the Corporation would recognize gain equal to the amount, if any, by which the fair market value of the excess portion of the rights and interests exceeds the adjusted basis thereof. (In no event, however, would the Corporation be permitted to recognize a loss on that deemed distribution.)

        If this characterization were to apply, the Partnership also likely would be treated as receiving a taxable distribution from the Corporation in an amount equal to the excess portion of the rights and interests, and this deemed distribution would be treated as a dividend to the Partnership to the extent of the Corporation's current and accumulated earnings and profits (including earnings and profits attributable to the gain on the deemed sale by the Corporation of the excess portion of these rights and interests). The portion of that deemed distribution not treated as a dividend would be treated first as a reduction in the adjusted tax basis of the Partnership in its Corporation common stock, with any amount in excess of basis treated as gain from the sale of Corporation common stock. While the Partnership intends to allocate any dividends pro rata to all Partnership common unitholders, federal income tax principles may require such a dividend to be allocated entirely to former Corporation stockholders. Any amount treated as gain would be allocated entirely to the former Corporation stockholders who received Partnership common units in exchange for their shares of Corporation common stock. Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences to the Corporation of the Corporation Exchange and GP Exchange" beginning on page 203 and "—Tax Consequences of the Redemption and Merger to the Corporation Stockholders—Sale or Other Disposition of Corporation Common Stock by the Partnership; Distributions of Property or Cash by the Partnership to Former Corporation Stockholders" beginning on page 201.

  The tax treatment of the redemption and merger could be affected if certain proposed regulations were to be finalized.

        In 1992, the IRS released Proposed Treasury Regulation Section 1.337(d)-3, or the "Proposed Regulations," effective for transactions occurring after March 9, 1989. It is not clear whether or when the Proposed Regulations will be finalized. The Proposed Regulations, if enacted as final regulations in their present form, could apply when a partnership, directly or indirectly, owns, acquires or distributes the stock of a partner. Under these rules, a partner would recognize gain when it is treated as increasing its indirect interest in its own stock that is owned by the partnership in exchange for its indirect interest in appreciated property, referred to as the "deemed redemption" rule. Under the deemed redemption rule, a corporate partner in a partnership recognizes gain at the time of, and to the extent that, any transaction (or series of transactions) has the economic effect of an exchange by a partner of its interest in appreciated property owned or acquired by the partnership for an interest in the stock of the partner owned, acquired, or distributed by the partnership. The economic effect of an exchange of property for stock may occur when the partner contributes property to a partnership which owns stock of a partner. It may also occur when a partnership acquires the stock of a partner or when a partnership makes disproportionate distributions. The Partnership Class A units have been designed so that the Corporation does not share in Partnership earnings from the Corporation to avoid the implication under the deemed redemption rule that the Corporation is increasing its interest in its own stock as a result of the merger, but there can be no assurance these provisions will be effective for that purpose.

        Nevertheless, if the IRS were to seek to apply the principles of the Proposed Regulations and the Corporation were found, in fact, to share in Partnership earnings from the Corporation, or the Proposed Regulations otherwise were finalized in a manner that applied to the redemption and merger, the Corporation could be treated as redeeming a portion of its common stock in exchange for appreciated property (i.e., its interest in the Partnership). In such a case, the Corporation could be required to recognize gain to the extent that the fair market value of the portion of its interest in the Partnership deemed paid in redemption of Corporation common stock exceeded its adjusted tax basis in such interest. The deemed redemption rule could also result in the receipt of a taxable dividend by the Partnership. While the Partnership intends to allocate the dividends pro rata to all Partnership common unitholders, federal income tax principles may require such a dividend to be allocated entirely to former Corporation stockholders. Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Merger to the Corporation" beginning on page 202.

        In addition (or in the alternative), the IRS could assert that the Corporation should be treated as having distributed a portion of its Partnership common units to the holders of Corporation common stock. If such an assertion were successful, the deemed distribution would be treated as a sale of those units by the Corporation in a fully taxable transaction. In that event, the Corporation would recognize gain equal to the amount, if any, by which the fair market value of its Partnership common units deemed distributed exceeded the adjusted basis of those Partnership common units to the Corporation. In no event, however, would the Corporation be permitted to recognize a loss for tax purposes if these characterizations were to apply. In such a case, a Corporation stockholder likely would be deemed in receipt of a distribution from the Corporation. Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Redemption and Merger to the Corporation Stockholders—Redemption of Corporation Common Stock" beginning on page 199.

  Tax Risks to Existing Partnership Unitholders

  An existing Partnership unitholder may be required to recognize gain as a result of the decrease in his distributive share of the Partnership nonrecourse liabilities as a result of the merger.

        As result of the merger, the allocable shares of nonrecourse liabilities allocated to the existing Partnership unitholders will be recalculated to take into account the Partnership common units issued by the Partnership in exchange for Corporation common stock. If an existing Partnership unitholder experiences a reduction in the Partnership unitholder's share of nonrecourse liabilities as a result of the merger, a "reducing debt shift," the Partnership unitholder will be deemed to have received a cash distribution equal to the amount of the reduction. A reduction in a Partnership unitholder's share of liabilities will result in a corresponding basis reduction in the Partnership unitholder's common units. A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by the Partnership unitholder. If the reduction in the Partnership unitholder's share of nonrecourse liabilities and the resulting deemed cash distribution exceeds such Partnership unitholder's common unit basis, such Partnership unitholder would recognize gain in an amount equal to such excess. Although the Partnership has not received an opinion with respect to the shift of nonrecourse liabilities, the Partnership does not expect that any constructive cash distribution will exceed an existing unitholder's tax basis in his Partnership common units. Please read "Material

Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Merger to Existing Partnership Common Unitholders" beginning on page 204.

  The Partnership estimates that the merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders for the period from the effective date of the redemption and merger through December 31, 2010 (the "Projection Period").

        The Partnership estimates that the effectiveness of the redemption and merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders for the Projection Period. In addition, the federal income tax liability of an existing Partnership unitholder could be increased during the Projection Period as a result of the merger if the Partnership makes a future offering of the Partnership common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the Projection Period, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership's assets. Please read "Material Federal Income Tax Consequences of the Redemption and Merger—Tax Consequences of the Merger to Existing Partnership Common Unitholders—Effect of the Merger on Partnership Allocations of Taxable Income or Loss" beginning on page 205.

  Tax Risks Related to Owning the Partnership Common Units

  The tax treatment of the Partnership depends on its status as a partnership for federal income tax purposes. If the IRS were to treat the Partnership as a corporation for federal income tax purposes, then the cash of the Partnership available for distribution to Partnership unitholders could be substantially reduced.

        The anticipated after-tax economic benefit of owning the Partnership common units depends largely on the Partnership's being treated as a partnership for federal income tax purposes. The Partnership has not requested, and does not plan to request, a ruling from the IRS on this or any other tax matter affecting the Partnership.

        Despite the fact that the Partnership is a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as the Partnership to be treated as a corporation for federal income tax purposes. The Partnership expects to receive an opinion from its counsel, Vinson & Elkins L.L.P., that the Partnership will be classified as a partnership for federal income tax purposes. Such opinion is based on certain factual representations and assumptions, which may change. In addition, such opinion is not binding on the IRS and, a change in the Partnership's business (or a change in current law) could cause the Partnership to be treated as a corporation for federal income tax purposes or otherwise subject the Partnership to taxation as an entity.

        If the Partnership were treated as a corporation for federal income tax purposes, the Partnership would pay federal income tax on taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to Partnership unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Because a tax would be imposed upon the Partnership as a corporation, the cash available for distribution to unitholders would be substantially reduced. Therefore, treatment of the Partnership as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the Partnership unitholders, likely causing a substantial reduction in the value of the Partnership common units.

        Current law may change so as to cause the Partnership to be treated as a corporation for federal income tax purposes or otherwise subject the Partnership to entity-level taxation. For example, at the federal level, legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships. Although such legislation would not apply to the Partnership as currently proposed, it could be amended prior to enactment in a manner that does apply to the Partnership. The Partnership is unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in the Partnership common units.

        The amended and restated partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on the Partnership.

  If the Partnership were subjected to a material amount of additional entity-level taxation by individual states, it would reduce the Partnership's cash available for distribution to the Partnership unitholders.

        Changes in current state law may subject the Partnership to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to the Partnership unitholders. Specifically, beginning in 2008, the Partnership will be required to pay Texas franchise tax at a maximum effective rate of 0.7% of the Partnership's gross income apportioned to Texas in the prior year. Imposition of such a tax on the Partnership by Texas and, if applicable, by any other state will reduce the cash available for distribution to the Partnership unitholders. The amended and restated partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to additional amounts of entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on the Partnership.

  If the IRS contests the federal income tax positions the Partnership takes, the market for the Partnership common units may be adversely impacted and the cost of any IRS contest will reduce the Partnership's cash available for distribution to the Partnership unitholders.

        The Partnership has not requested a ruling from the IRS with respect to the Partnership's treatment as a partnership for federal income tax purposes or any other matter affecting the Partnership. The IRS may adopt positions that differ from the conclusions of the Partnership's counsel expressed in this joint proxy statement/prospectus or from the positions the Partnership takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the conclusions of Partnership's counsel or the positions the Partnership takes. A court may not agree with some or all of the conclusions of the Partnership's counsel or positions the Partnership takes. Any contest with the IRS may materially and adversely impact the market for the Partnership common units and the price at which they trade. In addition, the Partnership's costs of any contest with the IRS will be borne indirectly by the Partnership unitholders and the General Partner because the costs will reduce the Partnership's cash available for distribution.

  A Partnership unitholder may be required to pay taxes on his share of the Partnership's income even if the Partnership unitholder does not receive any cash distributions from the Partnership.

        Because the Partnership unitholders will be treated as partners to whom the Partnership will allocate taxable income which could be different in amount than the cash the Partnership distributes, each Partnership unitholder will be required to pay any federal income taxes and, in some cases, state and local income taxes on his share of the Partnership's taxable income even if the Partnership unitholder receives no cash distributions from the Partnership. The Partnership unitholder may not receive cash distributions from the Partnership equal to his share of the Partnership's taxable Partnership income or even equal to the actual tax liability that results from that income.

  Tax gain or loss on the disposition of the Partnership common units could be more or less than expected.

        If a Partnership unitholder sells his Partnership common units, he will recognize a gain or loss equal to the difference between the amount realized and his tax basis in those common units. Because distributions in excess of the Partnership unitholder's allocable share of the Partnership's net taxable income decrease the Partnership unitholder's tax basis in his common units, the amount, if any, of such prior excess distributions with respect to the Partnership common units the Partnership unitholder sells will, in effect, become taxable income to the Partnership unitholder if the Partnership unitholder sells such common units at a price greater than his tax basis in those common units, even if the price the Partnership unitholder receives is less than his original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a Partnership unitholder's share of the Partnership's nonrecourse liabilities, if the Partnership unitholder sells his units, the Partnership unitholder may incur a tax liability in excess of the amount of cash the Partnership unitholder receives from the sale. Please read "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 207 for a further discussion of the foregoing.

  Tax-exempt entities and non-U.S. persons face unique tax issues from owning the Partnership common units that may result in adverse tax consequences to them.

        Investment in the Partnership common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of the Partnership's income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal tax returns and pay tax on their share of the Partnership's taxable income. If a Partnership unitholder is a tax exempt entity or a non-U.S. person, the Partnership unitholder should consult a tax advisor before investing in the Partnership common units.

  The Partnership treats each purchaser of the Partnership common units as having the same tax benefits without regard to the actual Partnership common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the Partnership common units.

        Because the Partnership cannot match transferors and transferees of the Partnership common units and because of other reasons, the Partnership will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to the Partnership unitholders. It also could affect the timing of these tax benefits or the amount of gain from a Partnership unitholder's sale of the Partnership common units and could have a negative impact on the value of the Partnership common units or result in audit adjustments to a Partnership unitholder's tax returns. Please read "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 207 for a further discussion of the effect of the depreciation and amortization positions the Partnership adopted.

  The Partnership prorates its items of income, gain, loss and deduction between transferors and transferees of the Partnership common units each month based upon the ownership of the Partnership common units on the first day of each month, instead of on the basis of the date a particular Partnership common unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among the Partnership unitholders.

        The Partnership prorates the Partnership's items of income, gain, loss and deduction between transferors and transferees of the Partnership units each month based upon the ownership of the Partnership units on the first day of each month, instead of on the basis of the date a particular Partnership common unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, the Partnership's counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, the Partnership may be required to change the allocation of items of income, gain, loss and deduction among the Partnership unitholders. Please read "Federal Income Taxation of the Partnership and Its Unitholders—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees" on page 218.

  A Partnership unitholder whose Partnership common units are loaned to a "short seller" to cover a short sale of Partnership common units may be considered as having disposed of those Partnership common units. If so, he would no longer be treated for tax purposes as a partner with respect to those Partnership common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a Partnership unitholder whose Partnership common units are loaned to a "short seller" to cover a short sale of Partnership common units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those Partnership common units during the period of the loan to the short seller and the Partnership unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of the Partnership's income, gain, loss or deduction with respect to those Partnership common units may not be reportable by the unitholder and any cash distributions received by the Partnership unitholder as to those Partnership common units could be fully taxable as ordinary income. Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a Partnership unitholder where Partnership common units are loaned to a short seller to cover a short sale of Partnership common units; therefore, Partnership unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Partnership common units.

  The Partnership has adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the General Partner and the Partnership unitholders. The IRS may challenge this treatment, which could adversely affect the value of the Partnership common units.

        When the Partnership issues additional Partnership common units or engages in certain other transactions, the Partnership will determine the fair market value of the Partnership's assets and allocate any unrealized gain or loss attributable to the Partnership's assets to the capital accounts of the Partnership unitholders and the General Partner. The Partnership's methodology may be viewed as understating the value of the Partnership's assets. In that case, there may be a shift of income, gain, loss and deduction between certain Partnership unitholders and the General Partner, which may be unfavorable to such Partnership unitholders. Moreover, under the Partnership's valuation methods, subsequent purchasers of Partnership common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to the Partnership's tangible assets and a lesser portion allocated to the Partnership's intangible assets. The IRS may challenge the Partnership's valuation methods, or the Partnership's allocation of the Section 743(b) adjustment attributable to the Partnership's tangible and intangible assets, and allocations of income, gain, loss and deduction between the General Partner and certain of the Partnership unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to the Partnership unitholders. It also could affect the amount of gain from the sale of Partnership common units by the Partnership unitholders and could have a negative impact on the value of the Partnership common units or result in audit adjustments to the tax returns of the Partnership unitholders without the benefit of additional deductions.

  The sale or exchange of 50% or more of the Partnership's capital and profits interests during any 12-month period will result in the termination of the Partnership for federal income tax purposes.

        The Partnership will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in the Partnership's capital and profits within a twelve-month period. The termination of the Partnership would, among other things, result in the closing of the Partnership's taxable year for all Partnership unitholders, which would result in the Partnership filing two tax returns (and the Partnership unitholders could receive two Schedule K-1's) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing the Partnership's taxable income. In the case of a Partnership unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may also result in more than twelve months of the Partnership's taxable income or loss being includable in his taxable income for the year of termination. The termination of the Partnership currently would not affect the Partnership's classification as a partnership for federal income tax purposes, but instead, the Partnership would be treated as a new partnership for tax purposes. If treated as a new partnership, the Partnership must make new tax elections and could be subject to penalties if the Partnership is unable to determine that a termination occurred. Please read "Federal Income Taxation of the Partnership and Its Unitholders—Disposition of Partnership Common Units—Constructive Termination" beginning on page 218 for a discussion of the consequences of the Partnership's termination for federal income tax purposes.

  The Partnership unitholders will likely be subject to state and local taxes and return filing requirements in states where the Partnership unitholders do not live as a result of investing in the Partnership common units.

        In addition to federal income taxes, the Partnership unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership conducts business or owns property now or in the future, even if the Partnership unitholders do not live in any of those jurisdictions. The Partnership unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, the Partnership unitholders may be subject to penalties for failure to comply with those requirements. The Partnership currently does business or owns property in nine states, most of which impose personal income taxes. Most of these states also impose an income tax on corporations and other entities. As the Partnership makes acquisitions or expands its business, the Partnership may own assets or conduct business in additional states that impose a personal income tax. It is the Partnership unitholder's responsibility to file all United States federal, foreign, state and local tax returns. The Partnership's counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in the Partnership common units.

  Tax Risks to the Corporation

  If the value of the Partnership Class A units issued to the Corporation and the General Partner is less than the aggregate value of the incentive distribution rights and the 2% economic interest of the general partner interest owned by the General Partner and the Partnership common units owned by the Corporation exchanged therefor, the Corporation could be deemed to have distributed appreciated property to its sole stockholder, the Partnership.

        Please read the same discussion above under "—Tax Risks to the Holders of Corporation Common Stock" beginning on page 58 for a discussion of tax risks to the Corporation should the value of the Partnership Class A units issued to the Corporation and General Partner be less than the aggregate value of the exchanged interests.

  The tax treatment of the redemption and merger could be affected if certain proposed regulations were to be finalized.

        Please read the same discussion above under "—Tax Risks to the Holders of Corporation Common Stock" beginning on page 58 for a discussion of the tax treatment of the redemption and merger and the tax risks to the Corporation if certain proposed regulations were to be finalized.

        The Corporation and the Partnership strongly urge the Corporation stockholders and the Partnership unitholders to review carefully the discussion under "Material Federal Income Tax Consequences of the Redemption and Merger" and "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 197 and to seek advice based on their particular circumstances from an independent tax advisor.

SPECIAL FACTORS

Background of the Redemption and Merger

        Over the past several years, the Corporation board, the General Partner board, senior management of the Corporation and the General Partner, referred to throughout this section of the joint proxy statement/prospectus as "senior management," and John M. Fox, the chairman of both the General Partner board and the Corporation board and a large stockholder of the Corporation, have been independently and jointly discussing and evaluating potential options for enhancing long-term stockholder and unitholder values through a potential restructuring or recapitalization of the Corporation, the Partnership or both. These strategic alternatives were focused on improving the competitive position of the Partnership by reducing the cost of equity capital and enhancing the Partnership's ability to grow assets and distributable cash over the long term, which could benefit both the Corporation stockholders and the Partnership unitholders. Some of these initiatives included restructuring the Corporation as a pass-through entity for tax purposes, a public to private transaction, a public or private sale of the Partnership and the General Partner interest, leveraging the Corporation and growing through acquisitions, business combinations, and management buyouts.

        During a private executive session of the July 27, 2006 Corporation board meeting, Mr. Fox reported that he had been approached by a third party to consider potential alternative or strategic structuring proposals for the Corporation that could be advanced by Mr. Fox and his family, as the beneficial owners of approximately 45% of the Corporation common stock. Mr. Fox and his affiliates and family members that are also Corporation stockholders are referred to throughout this section of the joint proxy statement/prospectus as the "Fox Family." In response to this information, the Corporation board determined that if there was a potential for a proposal from the Fox Family, it would be appropriate to establish an independent committee. The Corporation board directed management to evaluate the parameters of establishing such a committee to anticipate the various legal and fiduciary issues and duties. The Corporation board also discussed the need for this committee to be prepared to independently retain legal and financial advisors to assist the committee in considering any potential proposal from the Fox Family.

        On October 11, 2006, Mr. Fox informed Frank M. Semple, the president and chief executive officer of the Corporation and the General Partner, referred to throughout this section of the joint proxy statement/prospectus as the "chief executive officer," that the Fox Family had determined not to move forward at that time with a transaction between the Fox Family and the Corporation. On October 26, at a private executive session of the Corporation board meeting, Mr. Fox informed the Corporation board that the Fox Family had determined that it was not practical for the Fox Family to proceed with the potential alternative or strategic structuring proposals that were discussed at the July 27 meeting and that the Fox Family was no longer pursuing such a proposal. Based on this information, the Corporation board determined not to establish a special committee at that time.

        In early November 2006, Mr. Fox requested that Houlihan Lokey Howard & Zukin, an investment banking firm, referred to throughout this section of the joint proxy statement/prospectus as "Houlihan Lokey," prepare an analysis of a possible combination of the Partnership and the Corporation. Houlihan Lokey had not been engaged by the Fox Family at the time, but had previously assisted Mr. Fox in analyzing possible alternative transactions affecting the Corporation. Mr. Fox and Houlihan Lokey delivered the analysis to the chief executive officer on November 28, and Mr. Fox and the chief executive officer continued to discuss the matter over the next several days. During this same period, senior management was analyzing strategic structural alternatives to the current Corporation and Partnership structure which would enhance the long-term value for the equityholders. Based on exploratory discussions with senior management, RBC Capital Markets, the Partnership's principal corporate and investment bank, offered to provide independent valuation analysis in connection with restructuring alternatives or potential transactions and verify senior management's assumptions, analysis and financial modeling.

        On December 16, 2006, RBC Capital Markets delivered to senior management a draft of a written presentation of valuation discussion materials, which included financial modeling relating to the Partnership acquiring all of Corporation common stock. Around this same time, the chief executive officer informed the Conflicts Committee of the analyses being conducted by senior management and RBC Capital Markets and the possibility that the Conflicts Committee might be authorized by the General Partner board to consider a possible transaction involving the Partnership and the Corporation. Over the next several weeks, the presentation prepared by RBC Capital Markets was shared and discussed with several members of the General Partner board and with the members of the Conflicts Committee (consisting of the independent directors, Messrs. William P. Nicoletti (chairman), Keith E. Bailey and Charles K. Dempster), to further evaluate and gauge reaction to the proposed merger concept as set forth in the RBC Capital Markets materials.

        On January 8, 2007, the Conflicts Committee met with Andrews Kurth LLP, the regular legal counsel to the Conflicts Committee, to discuss other matters on which it had already been working. The chairman of the Conflicts Committee informed the Conflicts Committee that it was becoming increasingly likely that the Conflicts Committee would be authorized to review and consider a possible transaction involving the Partnership and the Corporation. The Conflicts Committee reviewed the RBC Capital Markets presentation and discussed how the proposed transaction to acquire the Corporation could be structured to eliminate the incentive distribution rights payable by the Partnership to the General Partner, and obtain other structural and governance benefits, and how the elimination of such rights and other changes could improve the Partnership's cost of equity capital and enhance the Partnership's ability to make acquisitions that would provide an appropriate rate of return to its common unitholders. The Conflicts Committee also discussed whether there might be possible alternative transactions that would address the incentive distribution rights and equity cost of capital issues. While the Conflicts Committee recognized the possible benefits of a transaction with the Corporation, it determined that a more thorough exploration of all possible alternatives to address the issues of incentive distribution rights, equity cost of capital and all other issues would need to be conducted before any determination could be made.

        On January 23, 2007, the Conflicts Committee met with Andrews Kurth and discussed the process for considering a possible transaction with the Corporation and other alternatives, including the necessity of receiving an appropriate delegation of authority from the General Partner board, which the Conflicts Committee anticipated might occur at the upcoming January 25 meeting.

        On January 25, 2007, the General Partner board held a regularly scheduled quarterly meeting. The Conflicts Committee reported on their discussion and analysis of a potential transaction between the Corporation and the Partnership. The General Partner board authorized and empowered the Conflicts Committee to: (a) review and evaluate the terms and conditions of, and determine the advisability of, a possible acquisition of the Corporation or any other possible alternative transaction that the Conflicts Committee deemed appropriate to address the incentive distribution rights and equity cost of capital issues; (b) make recommendations to the General Partner board as to what actions, if any, should be taken by the Partnership with respect to any possible transaction, including whether the General Partner board should make a proposal to the Corporation; and (c) determine, in accordance with Section 7.9(a) of the Partnership's agreement of limited partnership, whether to approve any possible transaction and the conditions, if any, upon which such approval would be dependent. The Conflicts Committee was further authorized to retain and compensate such professional advisors, including legal counsel and financial advisors, as it deemed necessary or appropriate to fulfill its duties. In addition, the General Partner board resolved that, in addition to the regular fee of $1,000 for each meeting of the Conflicts Committee, starting February 1, 2007 and continuing each month thereafter, the chairman of the Conflicts Committee would receive a monthly fee of $31,250, with an aggregate maximum of

$125,000 if the Conflict Committee's work continued for that long, and the other two members would receive a monthly fee of $25,000, with an aggregate maximum of $100,000, for their services. The monthly fees would be paid only through the end of April 2007 and then cease, while the per meeting fees would continue to be paid.

        Following the General Partner board meeting on January 25, 2007, the Conflicts Committee held a meeting at which senior management and RBC Capital Markets reviewed with the Conflicts Committee the January 25 RBC Capital Markets presentation that had been distributed and answered questions from members of the Conflicts Committee. As at most of the Conflicts Committee meetings that were held over the next several months, there was extensive discussion and analysis of the incentive distribution rights, growth and equity cost of capital issues.

        At a meeting of the Corporation board on January 26, 2007, in a private executive session, the Corporation board discussed potential strategic transactions between the Corporation and the Partnership. Houlihan Lokey presented an update of its November 28 materials to the Corporation board, which presentation included valuation discussion materials and financial modeling relating to the Partnership acquiring all of the common stock of the Corporation. Following discussion of possible transactions, the Corporation board adopted resolutions establishing a committee of the independent directors, referred to as the "Deal Committee," and authorizing and directing the Deal Committee to: (a) undertake an independent economic valuation and analysis of the Corporation, including reviewing and analyzing underlying economic assumptions and analyses of the Corporation's business and market valuation; (b) consider and analyze a potential sale to, or other business combination with, the Partnership, or other potential structuring or strategic alternatives with or involving the Partnership, in an effort to enhance stockholder value; (c) review and evaluate the terms and conditions of any proposal involving the Corporation presented to the Corporation board by or through the General Partner, or of any proposal or other strategic initiative involving the Partnership that may be considered by or presented to the Corporation board; (d) determine whether any such proposal is advisable and in the best interests of the Corporation and its unaffiliated public stockholders; (e) report to the Corporation board the findings and conclusions of the Deal Committee's review and evaluation; and (f) if applicable and as appropriate, make a recommendation to the Corporation board with respect to any proposal involving the Partnership and the Corporation. The Corporation board's resolutions also authorized the Deal Committee to retain independent legal, financial and other advisors to advise the Deal Committee. The resolutions further provided that the Deal Committee would consist of four members, Messrs. Michael L. Beatty, William F. Wallace and Donald D. Wolf and Ms. Karen L. Rogers. In addition, the resolutions provided that, starting February 1, 2007 and continuing each month thereafter, the chairman of the Deal Committee be paid $31,250 per month, up to a maximum aggregate amount of $125,000, and each of the other members of the Deal Committee be paid $25,000 per month, up to a maximum aggregate amount of $100,000, for their services, in addition to per meeting fees of $1,000. The monthly fees would be paid only through the end of April 2007 and then cease, while the per meeting fees would continue to be paid.

        Later on January 26, 2007, following the formation of the Deal Committee, the Deal Committee met and elected Mr. Beatty as the chairman of the Deal Committee, and engaged Akin Gump Strauss Hauer & Feld LLP to act as the Deal Committee's legal counsel, referred to throughout this section of the joint proxy statement/prospectus as "Akin Gump." Akin Gump was subsequently authorized to engage Richards, Layton & Finger, P.A. to act as the Deal Committee's Delaware counsel.

        On January 29, 2007, the Conflicts Committee met with Andrews Kurth to begin the process of interviewing and selecting an independent financial advisor to assist the Conflicts Committee with its duties. The Conflicts Committee determined to interview four nationally-recognized investment banks.

        On February 5, 2007, the Deal Committee chairman met with Mr. Fox and Ms. Anne E. Mounsey, a director of the Corporation and Mr. Fox's daughter, to determine the types of transactions the Fox Family would generally be willing to support.

        Between February 5 and 18, 2007, the Deal Committee met with its legal advisor, Akin Gump, three times to discuss the role of the Deal Committee in the process of reviewing any offers for the Corporation as well as the scope of the authority delegated to the Deal Committee by the Corporation board and to discuss hiring an independent financial advisor.

        On February 8, 2007, the Conflicts Committee met with Andrews Kurth, and during the course of a nine-hour meeting, received presentations from and conducted interviews with four potential financial advisors. As part of its presentation, Lehman Brothers discussed with the Conflicts Committee possible valuation methodologies, general transaction issues relating to publicly traded partnerships and publicly traded entities that own general partner interests in publicly traded partnerships, and equity cost of capital considerations in the publicly traded partnership sector.

        On February 12, 2007, the Conflicts Committee met with Andrews Kurth and discussed the potential financial advisors that it had interviewed. After the conclusion of these discussions, the Conflicts Committee determined to engage Lehman Brothers to act as its financial advisor and directed the chairman to enter into negotiations with Lehman Brothers concerning the scope of their services and appropriate compensation. Andrews Kurth also made a presentation regarding various legal matters relating to the potential transaction with the Corporation and the Conflicts Committee's consideration of such a transaction or any other possible alternative transaction.

        Also on February 12, 2007, representatives from five nationally recognized investment banks made presentations to the Deal Committee. After reviewing the presentations of the potential independent financial advisors and considering each of their relevant experiences with transactions involving publicly traded master limited partnerships and general partners, the Deal Committee resolved to retain Merrill Lynch as its independent financial advisor. The Deal Committee entered into an engagement letter with Merrill Lynch effective February 20, 2007.

        On February 21, 2007, the Partnership and the Corporation each separately issued a press release announcing that the General Partner board or Corporation board, as applicable, had asked the Conflicts Committee or the Deal Committee, as applicable, to review and evaluate a possible acquisition of, business combination with or other potential restructuring transaction between the Partnership and the Corporation. The press release also noted that the Partnership and the Corporation did not intend to disclose developments regarding their review of structuring alternatives unless and until the General Partner board or Corporation board, as applicable, had approved a definitive transaction or otherwise reached a definitive conclusion regarding a transaction, and that the Conflicts Committee and the Deal Committee, as applicable, intended to retain an independent financial advisor to assist in such committee's review.

        On February 28, 2007, the Conflicts Committee met with Andrews Kurth to review the chairman of the Conflicts Committee's negotiations with Lehman Brothers since February 12. Following the Conflicts Committee's review and direction that the chairman enter into an engagement letter, Lehman Brothers was formally retained on March 1.

        On March 8, 2007, Vinson & Elkins L.L.P., regular outside counsel for the Partnership, provided the Conflicts Committee, Andrews Kurth and Lehman Brothers with a memorandum outlining a proposed transaction structure for the Partnership to acquire the Corporation and addressing certain tax aspects of the transaction. After the delivery of this memo, between March 8 and March 20, Lehman Brothers, Andrews Kurth and Vinson & Elkins had several conversations with respect to the proposed transaction structure and alternative structures and the associated tax aspects of those transaction structures.

        Between February 21 and March 19, 2007, Lehman Brothers met numerous times with senior management and received background information regarding the Partnership's business, the Corporation's business, senior management's views of a possible transaction between the Partnership and the Corporation, and details regarding the operating and financial assumptions that senior management uses in analyzing the Partnership's business and the Corporation's business, including with respect to the Corporation's NGL marketing business.

        On March 20, 2007, Lehman Brothers gave a presentation to the Conflicts Committee regarding the benefits and considerations of a combination transaction, a financial overview of the Partnership, preliminary valuation work with respect to the Corporation, possible market reaction to a transaction, and various additional analyses. As with all of the presentations that it would give until September 4, 2007, Lehman Brothers noted that its analyses were preliminary and subject to revision. The presentation also addressed possible transaction structures for the acquisition of the Corporation by the Partnership and the pro forma consequences thereof, including possible restructuring transactions that would be effected in connection with the acquisition and eliminate or exchange the incentive distribution rights, general partner interest, and Partnership common units that were owned by the General Partner and the Corporation. The Conflicts Committee also discussed with its advisors possible alternative transactions in which the incentive distribution rights could be eliminated, but it concluded that none of these alternatives would provide all of the benefits to the Partnership that an acquisition of the Corporation would. The Conflicts Committee also discussed the possibility of a separate acquisition of the Class B membership interests of the General Partner that were not owned by the Corporation, but rather by individuals, most of whom were current members of senior management.

        Following the March 20, 2007 Conflicts Committee meeting, Lehman Brothers continued to meet periodically with senior management regarding the business and operating and financial assumptions of the Partnership and the Corporation, and Lehman Brothers and Andrews Kurth continued to conduct due diligence, prepare financial models, and analyze and discuss the federal tax implications of possible transaction structures.

        On March 27, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to continue the discussions begun at the March 20 meeting. Lehman Brothers made a presentation that contained similar analyses to the March 20 meeting, but revised to be responsive to the questions and requests that members of the Conflicts Committee made during the prior meeting. The Conflicts Committee determined that the cash portion of any consideration offered to the Corporation stockholders would be limited to amounts either on hand at, or that could be borrowed by, the Corporation. The Conflicts Committee also discussed with Lehman Brothers and Andrews Kurth the possible mix of cash and equity consideration that might be offered to the Corporation, the possible sources and amounts of financing for the cash consideration, the debt-to-EBITDA ratio that a pro forma combined Partnership and Corporation might have following the consummation of a transaction, the level of accretion or dilution to the Partnership's distributable cash flow per common unit and the possible range of values that might be offered to the Corporation stockholders. After these discussions, the Conflicts Committee concluded that it could report back to the General Partner board that it believed, based on its initial analyses, that the Conflicts Committee would be able to recommend an acquisition of the Corporation by the Partnership on terms within the valuation ranges and other parameters that it had discussed. The Conflicts Committee then discussed that, following its report, the full General Partner board would need to determine whether to authorize the Conflicts Committee to negotiate directly with the Deal Committee.

        On April 3, 2007, Merrill Lynch presented to the Deal Committee and Akin Gump its market update and analyses of the performance of Corporation common stock and the Partnership common units relative to the market, as well as potential transaction structures for a possible business combination with the Partnership. The Deal Committee directed Merrill Lynch to arrange a due diligence meeting with members of senior management to get senior management's perspective of economic assumptions and analyses of the Corporation's business and market valuation.

        On April 4, 2007, the Conflicts Committee held a meeting with Lehman Brothers and Andrews Kurth to discuss the materials that would be prepared for, and the nature of the presentations to be made at, a meeting of the General Partner board to be held on April 10.

        On April 10, 2007, the Conflicts Committee met briefly in the morning to prepare for the meeting of the full General Partner board. Later, the General Partner board held a meeting and received a report from the Conflicts Committee regarding its progress to date, as well as a general presentation from Lehman Brothers regarding its preliminary valuation work and pro forma analyses. The Conflicts Committee indicated a broad range of per share valuations of the Corporation at which it believed, based on its work to date, it might be able to recommend an acquisition of the Corporation by the Partnership. At the General Partner board meeting, Vinson & Elkins discussed with the General Partner board members various legal matters relating to the potential transaction, and Andrews Kurth discussed possible tax consequences of proposed transaction structures. At the conclusion of the meeting, the General Partner board authorized and directed that the Conflicts Committee enter into discussions and negotiate directly with the Deal Committee with respect to a possible acquisition of the Corporation by the Partnership.

        On April 11, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and discussed potential proposals to the Corporation and its advisors. The Conflicts Committee determined to make an offer to acquire all of the outstanding shares of Corporation common stock for a value of approximately $52.50 per share, based on the per unit closing price of the Partnership common units on April 10. The cash portion of the consideration would be limited to $150.0 million, or $12.50 per share, all of which would come from borrowings by the Corporation, and the balance of the consideration would consist of Partnership common units. The Conflicts Committee and its advisors also discussed the necessity of obtaining a commitment letter from the Partnership's or the Corporation's lenders with respect to the amounts to be borrowed prior to entering into a definitive agreement. At the conclusion of the meeting, the chairman of the Conflicts Committee was directed to prepare a written proposal with the assistance of the Conflicts Committee's advisors and deliver it to the Deal Committee.

        On April 12, 2007, Merrill Lynch and the Deal Committee met with senior management, during which time members of senior management provided general corporate and partnership materials and senior management's valuation discussion materials, which included its financial modeling relating to the potential transaction between the Corporation and the Partnership. Immediately after the meeting with senior management, the Deal Committee met with Merrill Lynch and Akin Gump to discuss senior management's presentation and the appropriate process for reviewing any offers that the Partnership might make.

        On April 13, 2007, a letter from the chairman of the Conflicts Committee was delivered to the chairman of the Deal Committee setting forth a written proposal for the Partnership to acquire the Corporation at a price of $52.50 per share of Corporation common stock, with $12.50 per share to be paid in cash and $40.00 to be paid in the form of newly issued Partnership common units. Although the letter did not specify an exchange ratio, based on the $34.40 per unit closing price of the Partnership common units on April 12, the Partnership would issue 1.166 Partnership common units for each share of Corporation common stock. The proposal was conditioned on the Partnership concurrently acquiring the Class B membership interests of the General Partner not owned by the Corporation for consideration consisting entirely of Partnership common units. The chairmen of the two committees discussed the letter after it had been delivered.

        During this same period of the first half of April, 2007, Akin Gump received a call from Lazard Freres & Co LLC, on behalf of Company A, inquiring as to the appropriate contact for an expression of interest in a potential acquisition of the Corporation. Lazard was referred to Merrill Lynch. After

Merrill Lynch's preliminary response to Lazard, Company A continued to contact Merrill Lynch directly.

        On April 18, 2007, Merrill Lynch and Lehman Brothers met and discussed various aspects of a potential transaction and the Conflicts Committee's proposal in further detail, including the potential tax treatment and pro forma analyses.

        On April 19, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the April 13 offer from the Conflicts Committee and the discussions between Merrill Lynch and Lehman Brothers regarding the same in addition to other recent events. During this meeting, the chairman of the Deal Committee reported to the Deal Committee that he had spoken with Mr. Fox regarding the April 13 offer from the Conflicts Committee, but did not disclose the terms of such offer to Mr. Fox. Mr. Fox told the chairman of the Deal Committee that he believed the Fox Family's interests to be aligned with those of the public Corporation stockholders, and in his capacity as a Corporation stockholder, Mr. Fox offered to be of assistance in helping both committees to reach a mutually agreeable valuation for the Corporation. The Deal Committee also discussed an unsolicited inquiry from a then unnamed client of Lazard Freres and learned that another party had made a general inquiry to other Corporation board members. The Deal Committee determined that the Corporation board should be notified of the inquiries from the unnamed entities at the upcoming April 20 regularly scheduled quarterly Corporation board meeting, and the Deal Committee further determined that the Deal Committee would seek expanded authority to explore potential business combinations with parties other than the Partnership. Afterwards, Merrill Lynch presented its analyses of the April 13 offer, with an implied value of $52.50, as well as its discussions with Lehman Brothers regarding the offer. After discussions, the Deal Committee determined to reject the April 13 offer as inadequate, primarily because the offer was far below the Corporation common stock's current market value. As a result, the Deal Committee determined that a counter offer was not appropriate and that a response to the Conflicts Committee should be delayed until after the Deal Committee could discuss the unsolicited inquiries with the Corporation board.

        On April 20, 2007, the Corporation board met for its regularly scheduled quarterly board meeting. Following discussions regarding the general status of the Deal Committee's activities and of the unsolicited inquiries in the executive session of the April 20 Corporation board meeting, the Corporation board adopted resolutions expanding the scope of the Deal Committee's authority and delegated responsibilities. In addition to the authority delegated to the Deal Committee in the January 26 resolutions, the new resolutions specifically authorized the Deal Committee to: (a) expand its engagement of Merrill Lynch to explore potential business combinations with parties other than the Partnership; (b) review and evaluate the terms and conditions and determine the advisability of any potential business combination with the Partnership or another party; (c) engage in preliminary discussions and negotiations with any interested third parties with respect to a potential business combination; (d) suggest to the Corporation board any modifications to the proposed terms of any potential business combination; (e) determine whether a potential business combination is fair to, and in the best interests of, the Corporation and its stockholders; (f) obtain any necessary or desirable opinions from legal, financial and other advisors; (g) recommend to the Corporation board what action, if any, should be taken by the Corporation with respect to a potential business combination; and (h) provide reports and/or recommendations to the Corporation board in regard to such matters at such time as the Deal Committee shall deem appropriate and consistent with its activities.

        In connection with the expanded scope of the authority granted to the Deal Committee by the Corporation board, the Deal Committee and Merrill Lynch agreed to correspondingly modify Merrill Lynch's role. The Deal Committee and Merrill Lynch subsequently agreed on May 9, 2007, to modify both the scope and the compensation terms of Merrill Lynch's engagement to correspond with the expanded scope of the Deal Committee's authority.

        Following the April 20, 2007 Corporation board meeting, Mr. Fox indicated to the Deal Committee that Houlihan Lokey had been engaged by the Fox Family and had requested to meet with the Deal Committee to make a further presentation on its valuation analysis.

        On April 22, 2007, Lehman Brothers met with senior management to update and validate the assumptions underlying Lehman Brothers' analyses. Senior management reported that the outlook for the Partnership's businesses had improved since the prior meetings in March.

        The chairman of the Deal Committee contacted the chairman of the Conflicts Committee on April 25, 2007 and informed him that the Deal Committee considered the Conflicts Committee's proposal of an acquisition at $52.50 to be inadequate, primarily because the offer was for less than the current market value of the Corporation common stock. The chairman of the Deal Committee requested the Conflicts Committee prepare a revised offer that reflected a higher value for the Corporation.

        Also on April 25, 2007, the chairman of the Deal Committee attended a lunch meeting with Ms. Mounsey to discuss the expanded scope of the Deal Committee's authority. At such meeting, Ms. Mounsey, speaking on behalf of the Fox Family, indicated to the chairman of the Deal Committee that the Fox Family supported the expanded scope of authority delegated to the Deal Committee.

        On April 27, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and received a report regarding the communications between the chairmen of the Conflicts Committee and the chairman of the Deal Committee, including the formal rejection of the Conflicts Committee's offer. The Conflicts Committee also discussed that senior management had conveyed that the holders of the Class B membership interests in the General Partner wished to receive a mix of cash and Partnership common units consideration for their Class B membership interests in the General Partner. In order to analyze whether the Conflicts Committee would consider making a revised proposal to the Deal Committee, the Conflicts Committee requested that Lehman Brothers update its analyses and prepare a presentation.

        On April 30, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth. Lehman Brothers presented revised pro forma analyses and assumptions that took into account several changes since Lehman Brothers' April 10 presentation. The Conflicts Committee discussed the mix of consideration that could be offered to the Corporation, and also considered the consideration that might be offered to the holders of the Class B membership interests in the General Partner. The Conflicts Committee determined that on the basis of Lehman Brothers' revised analyses and assumptions, it was prepared to make a revised proposal to the Deal Committee. Although the cash consideration would remain at $12.50 per share, the Conflicts Committee determined to fix the exchange ratio of Partnership common units to be issued at 1.28 Partnership common units per share of Corporation common stock. The chairman of the Conflicts Committee was directed to prepare a written proposal with the assistance of the Lehman Brothers and Andrews Kurth and deliver it to the Deal Committee.

        On May 1, 2007, a letter from the chairman of the Conflicts Committee was delivered to the chairman of the Deal Committee setting forth a written proposal for the Partnership to acquire all of the outstanding Corporation common stock for per share consideration consisting of $12.50 in cash and 1.28 Partnership common units. This proposal had an implied value of $60.50 per share of Corporation common stock, based on the $37.50 per unit closing price of the Partnership common units on April 30. The letter pointed out that this represented a modest premium to the Corporation's $59.84 per share closing price on April 30 and a 28% premium over the Corporation's 60-day average per share price prior to the public announcement on February 21. The proposal was conditioned on the Partnership concurrently acquiring the remaining Class B membership interests in the General Partner not owned by the Corporation. The letter indicated that consideration for the Class B membership interests in the General Partner would consist of a mix of cash and Partnership common units similar to that offered to the Corporation stockholders. Later that same day, the Deal Committee met with Merrill Lynch and Akin Gump to discuss the revised offer from the Conflicts Committee. During the meeting the parties discussed the revised offer, including the value to be given to Corporation stockholders and the conditions that the Deal Committee placed on its offer, and determined to further discuss the offer at its next regularly scheduled meeting on May 3.

        On May 2, 2007, the chairman of the Deal Committee, Akin Gump, Ms. Mounsey, Mr. Charles Weiss, a financial advisor who also had been retained by the Fox Family, Merrill Lynch and Houlihan Lokey, met at Merrill Lynch's offices in Houston, Texas. Houlihan Lokey presented its analysis of the proposed transaction.

        On May 3, 2007, the Deal Committee met with Merrill Lynch and Akin Gump at a regularly scheduled meeting of the Deal Committee. During the meeting, the Deal Committee discussed the expressions of interest of third parties, including Company A's request for certain information about the Corporation, and determined that Merrill Lynch should be the sole market contact regarding any potential offers or expressions of interest in the Corporation. The Deal Committee then discussed the Houlihan Lokey presentation, including the assumptions used by Houlihan Lokey and its valuation analysis. The Deal Committee then discussed the May 1 offer from the Conflicts Committee and appropriate responses to this offer. The Deal Committee concluded that, although the implied value of the revised offer from the Conflicts Committee was slightly above the closing price of Corporation common stock, it did not properly value the Corporation and was inadequate. The Deal Committee authorized the chairman of the Deal Committee and Merrill Lynch to prepare the Deal Committee's response to the May 1 offer and Merrill Lynch to contact Lehman Brothers to notify them that the current offer was rejected by the Deal Committee.

        On May 7, 2007, the chief executive officer informed the chairman of the Conflicts Committee about the presentations that had been made at the May 2 meeting to the chairman of the Deal Committee, Akin Gump, Ms. Mounsey, Mr. Weiss, Houlihan Lokey and Merrill Lynch. He also provided the Conflicts Committee with copies of the May 2 presentation materials from Houlihan Lokey, as the Fox Family's financial advisor, as well as updated materials prepared for senior management by RBC Capital Markets (with input from senior management) dated April 27 and May 7.

        On May 8, 2007, the chairman of the Deal Committee met with Mr. Fox and Ms. Mounsey to discuss the status of negotiations between the Deal Committee and the Conflicts Committee. During the meeting, the chairman of the Deal Committee informed Mr. Fox and Ms. Mounsey that the Deal Committee determined that the May 1 offer from the Conflicts Committee was inadequate and encouraged the Fox Family to express their views with the Conflicts Committee regarding their support in the two committees reaching a mutually agreeable valuation of the Corporation. Later that same day, Mr. Fox asked the chairman of the Deal Committee to participate on a conference call scheduled for the following day to discuss the Fox Family plans and notified the chairman of the Deal Committee of the Fox Family plans to provide to the Conflicts Committee the Houlihan Lokey analysis.

        On May 9, 2007, Merrill Lynch informed Lehman Brothers that the Deal Committee considered the Conflicts Committee's proposal of May 1 to be inadequate. Merrill Lynch also recommended that the Conflicts Committee have discussions with the Fox Family and their financial advisors, including Mr. Weiss, so that the parties could reach a mutually agreeable valuation of the Corporation. Mr. Fox also contacted the chairman of the Conflicts Committee to encourage him to meet with the Fox Family's financial advisors.

        On May 14, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to consider the Deal Committee's response that had been conveyed through Merrill Lynch. It also reviewed Lehman Brothers' revised pro forma analyses and assumptions. The Conflicts Committee also reviewed the materials from Houlihan Lokey and RBC Capital Markets that had been furnished to it and compared those assumptions and analyses to the ones in the Lehman Brothers' materials. The

Conflicts Committee preliminarily determined to improve its proposal to increase the cash portion from $12.50 to $14.50 and the Partnership common unit ratio from 1.28 to between 1.30 to 1.35, but it deferred making a decision until after the chairman of the Conflicts Committee and Lehman Brothers met with the Fox Family's financial advisors on May 16.

        During May 2007, the chairman of the Deal Committee and Merrill Lynch responded to inquiries from various third parties. On May 24, 2007, Company A and the Corporation entered into a confidentiality agreement and Merrill Lynch subsequently distributed information about the Corporation to Company A. After conducting limited due diligence, Company A notified Merrill Lynch on July 11, 2007 that it was not interested in pursuing a transaction with the Corporation.

        In the morning of May 16, 2007, the chairman of the Conflicts Committee and Lehman Brothers met with Mr. Weiss and Houlihan Lokey, which gave a presentation of materials from Houlihan Lokey similar to the materials that the Conflicts Committee had reviewed during its May 14 meeting. The Fox Family's financial advisors urged the Conflicts Committee to increase the cash portion of the consideration and indicated that their analysis supported an increased overall value of the Corporation. Later in the morning after the meeting, Merrill Lynch informed Lehman Brothers that the Deal Committee was in the process of responding to other parties who were potentially interested in acquiring the Corporation.

        Later on May 16, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to hear a report on the meeting with the Fox Family's financial advisors. The Conflicts Committee also continued with the review and analysis that it had begun during the May 14 meeting. Lehman Brothers informed the Conflicts Committee of its conversation with Merrill Lynch and the indication it had received that the Deal Committee was unwilling to agree to a transaction at an implied value below the current market price of Corporation common stock. The implied value of the Conflicts Committee's May 1 offer had declined as a result of a decline in the trading price of the Partnership common units. Lehman Brothers also reported being told that the Deal Committee was beginning discussions with other parties. At the conclusion of the meeting, the Conflicts Committee again deferred a decision on improving its proposal and requested that Lehman Brothers update its analyses and prepare a presentation to the Conflicts Committee. Following the meeting, the chairman informed the chief executive officer that the Conflicts Committee was working on a revised offer to the Deal Committee but that the process would take several more days.

        On May 21, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth. Lehman Brothers presented revised pro forma analyses and assumptions that took into account several changes since Lehman Brothers' April 30 presentation. The Conflicts Committee determined that, on the basis of these revised analyses, it would make a new proposal to the Deal Committee. The Conflicts Committee determined to revise its proposal to increase the cash portion from $12.50 to $16.75 and the Partnership common unit ratio from 1.28 to 1.34. The Conflicts Committee discussed that this proposal would offer the Deal Committee a clear premium to the current market price of Corporation common stock, as well as a significant premium over the pre-February 21 trading price. The chairman of the Conflicts Committee was directed to prepare a written proposal with the assistance of Lehman Brothers and Andrews Kurth and deliver it to the Deal Committee.

        Also on May 21, the Deal Committee received the Conflicts Committee's letter setting forth the foregoing offer to acquire all of the outstanding common stock of the Corporation, on a per share basis, for $16.75 in cash and 1.34 Partnership common units, or an implied value of $62.48 per share based on the closing price of the Partnership common units of $34.13 on May 21, 2007. The letter pointed out that this represented a 3.3% premium to the Corporation's $60.47 per share closing price on May 21. The proposal was conditioned on the Partnership concurrently acquiring the Class B membership interests in the General Partner for a consideration mix of cash and Partnership common units similar to that offered to the Corporation stockholders. The Conflicts Committee also wrote that this offer would expire on May 25.

        On May 22, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the Conflicts Committee's offer of May 21. After reviewing Merrill Lynch's analyses and the conditions contained in the offer letter, the Deal Committee determined that based on its valuation of the Corporation that the May 21 offer was inadequate and that it was inappropriate to condition the closing of the transaction on the Partnership's concurrent acquisition of the Class B membership interests from senior management, which would not be within the control of either party to the transaction. The Deal Committee further determined that it would wait to respond to the Conflicts Committee pending the outcome of a meeting between Merrill Lynch and Lehman Brothers scheduled for the following day.

        On May 23, 2007, Lehman Brothers and Merrill Lynch met and discussed details of the proposal delivered on May 21, including the Partnership's perspective on the valuation of its proposal. At this meeting, Lehman Brothers requested that the Deal Committee respond in writing to the Conflicts Committee's May 21 proposal.

        On May 25, 2007, the chairman of the Deal Committee delivered a letter to the chairman of the Conflicts Committee setting forth a counter-proposal to the May 21 letter that called for the Partnership to acquire all of the outstanding Corporation common stock for per share consideration consisting of $16.80 in cash and 1.5148 Partnership common units, or an implied value of $68.00 per share, based on the $33.80 per unit closing price of the Partnership common units on May 24, a 15% premium to the Corporation's $59.00 per share closing price on May 24. The letter also set forth additional conditions, including a cash election feature that would allow Corporation stockholders to elect to receive either cash or Partnership common units, subject to proration, and a "go-shop" period that would allow the Deal Committee to solicit competing proposals after signing an agreement with the Partnership. The Deal Committee also took the position that the Partnership's acquisition of the Class B membership interests in the General Partner should not be a condition to its acquisition of the Corporation.

        On May 29, 2007, the chief executive officer and the respective chairmen of the Conflicts Committee and the Deal Committee met and discussed the status of negotiations, the most recent proposals by both committees, the amount of debt that the Corporation would be able to incur in connection with a possible transaction, and the Deal Committee's "go-shop" proposal. The chairman of the Conflicts Committee indicated that the $68.00 per share counter-proposal would likely not be acceptable to the Conflicts Committee. During the course of the meeting, the chief executive officer agreed to separately confer with Lehman Brothers and Merrill Lynch to confirm that their respective assumptions regarding the Partnership's and Corporation's businesses and future plans were not inconsistent with senior management's assumptions. The chairman of the Deal Committee also reported in this meeting that the Corporation had entered into a confidentiality agreement with a third party to enable that party to conduct due diligence on the Corporation and possibly submit an acquisition proposal in competition with the Partnership's current proposal.

        On May 30, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and received a report from the chairman of the Conflicts Committee on his discussions with the chairman of the Deal Committee and the chief executive officer. The Conflicts Committee decided not to address whether it would accept the Deal Committee's counter-proposal or submit a revised proposal until after the chief executive officer had an opportunity to meet with Merrill Lynch so the basis for the counter-proposal could be better understood and Merrill Lynch would have an opportunity to update and validate its financial assumptions and modeling. The chief executive officer and Merrill Lynch met on June 1.

        On June 8, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to discuss a possible response to the Deal Committee's May 25 counter-proposal and subsequent discussions and developments. The chairman of the Conflicts Committee reported that he had held additional discussions with the chief executive officer regarding the valuation of the Corporation and that he had asked Lehman Brothers to revise their analyses to reflect additional information. Lehman Brothers presented revised pro forma analyses and assumptions that took into account several changes since Lehman Brothers' May 21 presentation. The Conflicts Committee determined that on the basis of these revised analyses, it might be able to make a revised proposal to the Deal Committee. The Conflicts Committee's discussions focused on the possibility of raising the amount of cash consideration and not the unit consideration because of concerns about the dilutive impact of additional unit consideration on the Partnership's distributable cash flow as well as the request from the Fox Family that the cash consideration portion be increased. The Conflicts Committee also determined to begin basing its analysis of the value of any proposals it would make to the Corporation on a 20-day trailing average of closing prices of the Partnership common units on the NYSE, as well as on a single recent closing price. Before formally taking any action on a revised proposal, the Conflicts Committee requested that Lehman Brothers revise its analyses and prepare a presentation to the Conflicts Committee.

        On June 9, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and reviewed Lehman Brothers' revised analyses and assumptions. The Conflicts Committee determined to revise its proposal to increase the cash portion from $16.75 to $20.00 and decrease the Partnership common unit ratio from 1.34 to 1.235. The chairman of the Conflicts Committee was directed to make a revised offer to the chairman of the Deal Committee. Later on June 9, the chairman of the Conflicts Committee conveyed a revised proposal to the chairman of the Deal Committee for the Partnership to acquire the Corporation for per share consideration consisting of $20.00 in cash and 1.235 Partnership common units, or an implied value of $62.98 per share, based on the $34.80 per unit closing price of the Partnership common units on June 8, a 10.2% premium to the Corporation's $57.17 per share closing price on June 8.

        Also on June 9, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the offer received from the Conflicts Committee that day. The Deal Committee concluded that it was not prepared, without further negotiations with the Partnership or further analysis regarding soliciting offers from third parties, to accept such offer. Later that day, the chairman of the Deal Committee spoke with the chairman of the Conflicts Committee to inquire as to whether or not the Partnership could make an increased offer for the Corporation common stock.

        In the morning of June 10, 2007, the chairman of the Conflicts Committee reported to the Conflicts Committee, Lehman Brothers and Andrews Kurth that, based on his discussions with the chairman of the Deal Committee, he expected the Deal Committee would reject the June 9 proposal. Around this same time, the Deal Committee met with Merrill Lynch and Akin Gump to discuss the outcome of recent conversations the chairman of the Deal Committee had with the chairman of the Conflicts Committee and to discuss the Deal Committee's response to the latest offer from the Conflicts Committee. On that same day, the chairman of the Deal Committee met with representatives of the Fox Family to seek their assistance in getting the parties to reach a mutually agreeable valuation of the Corporation. Later that day, the chairman of the Deal Committee telephoned the chairman of the Conflicts Committee and made a counter-proposal requesting $20.00 in cash and 1.325 Partnership common units, or an implied value of $66.11 per share, based on the $34.80 per unit closing price of the Partnership common units on June 8.

        On June 11, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to hear a report on discussions with the chairman of the Deal Committee and to review revised pro forma analyses and assumptions from Lehman Brothers. The Conflicts Committee determined to reject the counter-proposal of the Deal Committee and to revise its proposal to increase the Partnership common unit ratio from 1.235 to 1.285 while retaining the cash portion at $20.00. Based on the 20-day trailing average per unit closing price of the Partnership common units of $34.65, the revised proposal had an implied value of $64.53 per share of Corporation common stock. The chairman was directed to make a revised offer to the chairman of the Deal Committee.

        On June 13, 2007, the chairman of the Conflicts Committee contacted the chairman of the Deal Committee. During this conversation, the chairman of the Conflicts Committee rejected the Deal Committee's counter offer and then made a new offer consisting of $20.00 in cash and 1.285 Partnership common units, or an implied value of $64.65 per share based on the closing price of the Partnership common units on June 11, 2007 of $34.75. This offer represented a 14.2% premium over the closing price of the Corporation common stock on June 11. The chairman of the Deal Committee responded with a counter-offer requesting $20.00 in cash and 1.293 Partnership common units, which would be valued at approximately $65.00.

        On June 14, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth, considered the counter-proposal made by the chairman of the Deal Committee, and concluded that it would not revise its proposal any further. Immediately following the meeting, the chairman of the Conflicts Committee contacted the chairman of the Deal Committee and informed him that the Conflicts Committee was not prepared to raise its offer made the day before, but that the last offer of $20.00 in cash and 1.285 Partnership common units still stood. The chairman of the Deal Committee then responded that the Deal Committee could support the economic terms of this offer, and the transaction as a whole, if the Deal Committee and the Conflicts Committee were able to agree on definitive transaction documentation containing certain terms, including, among other things, a "go-shop" provision that would allow the Corporation to solicit alternate proposals after the execution of the definitive transaction documents.

        Also on June 14, Vinson & Elkins and Morris Nichols, Arsht & Tunnell LLP, Delaware counsel for the Partnership, began drafting a merger agreement in consultation with the chairman of the Conflicts Committee, which draft was thereafter reviewed and revised by Andrews Kurth. This drafting process continued for approximately one week. Later in the week, Vinson & Elkins and Morris Nichols began drafting a voting agreement for the Fox Family in consultation with the chairman of the Conflicts Committee, which draft was thereafter reviewed and revised by Andrews Kurth. During the course of the drafting process, Andrews Kurth and Lehman Brothers held numerous discussions with the chairman of the Conflicts Committee to receive direction regarding the initial terms of these drafts.

        On June 21, 2007, an initial draft of the redemption and merger agreement was delivered to the Deal Committee, Akin Gump and Merrill Lynch. Akin Gump forwarded the draft redemption and merger agreement to Hogan & Hartson LLP, regular outside counsel to the Corporation, and Richards, Layton & Finger.

        On June 23, 2007, the Deal Committee met with Merrill Lynch and Akin Gump to discuss the draft redemption and merger agreement. The Deal Committee raised the following issues:

  •
  there was no go-shop provision, which was previously discussed by the chairmen of the Deal Committee and the Conflicts Committee (without counsel present), and as to which the chairman of the Conflicts Committee had previously indicated acceptance;

  •
  there was no majority-of-the-minority provision, which would require that a majority of the Corporation's unaffiliated stockholders approve the merger;

  •
  there was a force-the-vote provision, which would require the Corporation to hold the special meeting of its stockholders even if there had been a change in recommendation by the Corporation board or a superior proposal had been accepted;

  •
  there was a provision that required the Corporation to negotiate with the Partnership in the event that the Corporation received an offer from a third party that was determined to be a superior proposal;

  •
  there was no provision for the election of directors to the General Partner board by the Partnership common unitholders;

  •
  there was a condition to closing that holders of no more than 2% of the outstanding Corporation common stock exercise their appraisal rights under Delaware law;

  •
  there was a single-tier termination fee structure; and

  •
  there was no cap on or any provision to make mutual the reimbursement of expenses.

        The Deal Committee directed Akin Gump to prepare comments to the draft redemption and merger agreement incorporating various omitted provisions, including a go-shop provision and a majority-of-the-minority provision and deleting various other provisions, including the force the vote provision to hold the special meeting of the Corporation stockholders in the event of a change in recommendation by the Corporation board. Also at this meeting, based on the lack of a go-shop provision, the Deal Committee authorized Merrill Lynch to contact five potential third parties to assess their interest in discussing a possible transaction with the Corporation.

        On June 24, 2007, an initial draft of the voting agreement pursuant to which the Fox Family would agree to vote all of their shares of Corporation common stock for the transaction, was distributed to the Deal Committee and Akin Gump, which distributed it to Cooley Godward Kronish LLP, legal counsel to the Fox Family.

        After initial drafts of the redemption and merger agreement and voting agreement were distributed, Andrews Kurth began drafting an agreement contemplating the purchase by the Partnership of the Class B membership interests of the General Partner. During this time, tax lawyers from Vinson & Elkins, Hogan & Hartson, Andrews Kurth, and Akin Gump continued to analyze and discuss various aspects of a possible transaction structure and the tax implications of those structures.

        On June 26, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the comments that Akin Gump prepared to the draft redemption and merger agreement and the voting agreement. The Deal Committee concluded that it would only engage in negotiations with the Conflicts Committee and its counsel, Andrews Kurth, with respect to the terms of the redemption and merger agreement. The Deal Committee directed Akin Gump to distribute the comments to the draft redemption and merger agreement to the Conflicts Committee and to Mr. Fox's advisors, which was done that same day. During the meeting, Merrill Lynch provided a synopsis of their communications with the five potential third parties identified in the June 23 meeting, as well as its communications with Company A. It was also decided at this meeting that Merrill Lynch should expand its telephonic inquiries to eight other potential third parties that might be interested in discussing a potential transaction with the Corporation.

        Also on June 26, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and discussed the principal terms of the redemption and merger agreement draft that had been furnished to the Deal Committee. The Conflicts Committee also discussed entering into negotiations with the Fox Family to obtain the commitment of the Fox Family to vote the shares of Corporation common stock over which Mr. Fox exercises voting control in favor of the acquisition by the Partnership. With respect to the separate purchase by the Partnership of the Class B membership interests of the General Partner, the Conflicts Committee confirmed its prior determination to offer those holders the same proportionate consideration mix of cash and Partnership common units that was being offered to the Corporation stockholders and to require that a portion of the Partnership common units be subject to a lock-up for some period of time.

        Later on June 26, Akin Gump distributed to Andrews Kurth a revised draft of the redemption and merger agreement reflecting the comments of the Deal Committee and comments from Hogan & Hartson, which comments included a request for a "go-shop" period of 45 days during which the Deal

Committee would be entitled to solicit other acquisition offers for the Corporation, a request for a reduced termination fee paid by the Corporation in the event of a termination with a new acquirer identified during the "go-shop" period, a requirement that the approval of the Corporation stockholders be subject to a "majority-of-the-minority" standard that would exclude the votes of the Fox Family, and that any agreement by the Fox Family with the Partnership to vote in favor of the proposed transaction also include an agreement to withdraw such support and instead vote in favor of any "superior transaction" that might later be recommended by the Deal Committee. In addition, Akin Gump included a tax protection agreement prepared by Holland & Hart LLP, tax counsel to the Fox Family, as well as an explanation of certain of the positions of the Deal Committee.

        On June 29, 2007, Andrews Kurth sent a revised draft of the redemption and merger agreement to Akin Gump, as well as to senior management and the other legal counsel and financial advisors, that reflected that several issues remained to be negotiated, whether to include go-shop and majority-of-the-minority provisions and provisions regarding termination of the agreement and the Deal Committee's ability to receive and respond to acquisition proposals from other parties.

        On July 2, 2007, Andrews Kurth delivered an initial draft of the Class B membership interest contribution agreement to Mr. C. Corwin Bromley, a holder of Class B membership interests, and also the general counsel of the Corporation and the Partnership, referred to in this section of the joint proxy statement/prospectus as the "Class B representative," who was serving to coordinate offers and comments regarding terms of an agreement for the Partnership to purchase the Class B membership interests of the General Partner that were owned by the senior management. On July 6, the Class B representative delivered a revised draft of the Class B membership interest contribution agreement reflecting the comments to the July 2 Andrews Kurth draft agreement.

        Also, on July 6, the Deal Committee met with Akin Gump and Merrill Lynch to discuss certain tax issues regarding the exchange of (a) Partnership common units owned by the Corporation, (b) the incentive distribution rights in the Partnership held by the General Partner and (c) the economic interest in the 2% economic interest of the general partner interest held by the General Partner, (each of (a), (b) and (c), referred to collectively, as the "exchanged interests") for a newly created interest in the Partnership.

        During July 9 and 10, 2007, there were various conference calls among senior management, the chairman of the Deal Committee, the chairman of the Conflicts Committee, Andrews Kurth, Akin Gump, Vinson & Elkins, Hogan & Hartson, Deloitte & Touche LLP, independent registered public accounting firm for the Corporation, and Mr. Fox to discuss the open tax issues and the nature of the tax opinions to be delivered at closing by Vinson & Elkins and Hogan & Hartson. In order to facilitate the resolution of the outstanding structure issues, Akin Gump prepared and circulated to the parties a list of these issues. Later on July 10, 2007, the chairman of the Deal Committee and the chairman of the Conflicts Committee spoke to discuss whether certain tax issues would have an impact on the Conflicts Committee's offer, which ultimately the Conflicts Committee concluded it would not.

        On July 10, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth. Andrews Kurth updated the Conflicts Committee as to the status of ongoing discussions regarding tax issues relating to possible structures for the transaction. Lehman Brothers discussed with the Conflicts Committee developments in the financial lending markets and ongoing due diligence of the Corporation, and the Conflicts Committee requested that Lehman Brothers revise its analyses and prepare a presentation to the Conflicts Committee. The Conflicts Committee also discussed the status of negotiations with the holders of Class B membership interests in the General Partner, who are referred to as the "Class B holders," and the nature of their comments to the Conflicts Committee's initial draft of the Class B membership interest contribution agreement.

        On July 11, 2007, the Deal Committee met with Merrill Lynch and Akin Gump to review the recent discussions and negotiations related to the tax issues. The Deal Committee discussed possible changes to the structure of the transaction, including the exchange of the exchanged interests, to best maximize value to Corporation stockholders. During this meeting, representatives from Merrill Lynch also updated the Deal Committee on the status of its discussions with potentially interested third parties. Merrill Lynch notified the Deal Committee that there were three parties, Company B, Company C and Company D, potentially interested in a transaction either to acquire the Corporation alone or the Corporation and the Partnership. The Deal Committee agreed that confidentiality agreements be prepared for each party.

        On July 16, 2007, the Conflicts Committee met with its advisors and reviewed Lehman Brothers' revised analyses and assumptions that incorporated the developments discussed in the July 10 Conflicts Committee meeting. The Conflicts Committee then discussed possible changes to the structure of the proposed transaction, mostly focusing on the post-acquisition restructuring to eliminate or exchange the incentive distribution rights, the 2% economic interest of the general partner interest, and the Partnership common units owned by the Corporation, with the goal of improving the accretion for holders of the Partnership's already outstanding common units resulting from the transaction.

        On July 17, 2007, there were two different meetings attended by senior management, the chairman of the Deal Committee, the chairman of the Conflicts Committee, Andrews Kurth, Akin Gump, Vinson & Elkins, Hogan & Hartson, PricewaterhouseCoopers LLP and Deloitte & Touche LLP, independent registered public accounting firm for the Partnership, to discuss the outstanding tax issues. During these calls, most of the issues related to the exchange in the merger of Corporation common stock for Partnership common units were resolved. There remained outstanding, however, issues related to the exchange of the incentive distribution rights, the 2% economic interest of the general partner interest and the Corporation owned Partnership common units for a newly created series of Partnership units, the terms of which had not yet been finalized. That same day, the chairman of the Deal Committee and the chief executive officer spoke telephonically to discuss the status of the negotiations.

        On July 18, 2007, the Deal Committee met with Merrill Lynch and Akin Gump to discuss the outcome of the recent conference calls among the parties and their advisors. During the meeting, there were discussions concerning outstanding tax issues related to the exchange. Also during the meeting, Merrill Lynch updated the Deal Committee on the status of their conversations with third parties.

        Also, on July 18, the Conflicts Committee met with Lehman Brothers and Andrews Kurth. Andrews Kurth updated the Conflicts Committee as to the status of ongoing discussions regarding tax issues relating to possible structures for the transaction and conveyed that the Deal Committee and its advisors were willing to discuss possible changes to the structure of the proposed transaction. Following this meeting, the chairman of the Conflicts Committee continued to have frequent discussions with Andrews Kurth and Lehman Brothers regarding negotiations, possible tax consequences, and Lehman Brothers' continuing revision of its analyses.

        During the latter half of July, the Class B representative continued to negotiate the Class B membership interest contribution agreement with Andrews Kurth.

        On July 24, 2007, Akin Gump distributed to Andrews Kurth comments on the draft redemption and merger agreement distributed June 29, 2007, as well as an explanation of the Deal Committee's position with respect to each of the issues raised. These comments incorporated the negotiations among the parties with respect to certain tax issues, including the inclusion of a first step redemption of certain shares of Corporation common stock for cash by the Corporation, and the go-shop provision over the preceding weeks. The comments also proposed the inclusion of a majority-of-the-minority provision and a two-tiered termination fee. As a result of the Conflicts Committee's agreement to include a go-shop provision in the redemption and merger agreement, the Deal Committee instructed Merrill Lynch to cease communications with potential third parties, other than to respond to unsolicited inquiries.

        On July 27, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and reviewed Lehman Brothers' revised pro forma analyses and assumptions that reflected updated projections, a change in the transaction structure regarding the restructuring, and new projects contemplated by senior management. The Conflicts Committee requested that Lehman Brothers revise its analyses and prepare a presentation to the Conflicts Committee so that at the next meeting it could consider whether or not to confirm its June 14 proposal to the Corporation. Andrews Kurth updated the Conflicts Committee on negotiations regarding the draft redemption and merger agreement, including the majority-of-the-minority approval proposal from the Deal Committee, which the Conflicts Committee determined to continue resisting because of the significant risk of not consummating the transaction imposed by such a condition and the attendant decrease in the value of the deal for the Partnership's public unitholders.

        On July 30, 2007, the Conflicts Committee met with its advisors and reviewed Lehman Brothers' revised pro forma analyses and assumptions that reflected updated projections. After discussion, the Conflicts Committee confirmed its June 14 proposal to the Corporation of $20.00 in cash and 1.285 Partnership common units, provided that the Deal Committee dropped its demand of a majority-of-minority approval condition. After discussing the current status of negotiations regarding the redemption and merger agreement, the Conflicts Committee directed Andrews Kurth to prepare and distribute an "open issues list" in order to facilitate reaching agreement. This list was prepared by Andrews Kurth, circulated among the two committees, Akin Gump and other advisors, and served as the document around which discussions were centered for the next several weeks. The list was also revised several times and circulated among the parties.

        On July 31, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the status of the on-going negotiations with respect to the redemption and merger agreement and the applicability under Delaware law of a majority-of-the-minority provision.

        On August 1, 2007, the Partnership retained Duff & Phelps, LLC to provide an appraisal of the new class of Partnership interests to be issued in exchange for the exchanged interests. In addition, the chairman of the Deal Committee retained Duff & Phelps on August 30, 2007 to prepare a capital surplus analysis under Delaware law.

        On August 2, 2007, senior management, the chairman of the Deal Committee, the chairman of the Conflicts Committee, Andrews Kurth, Akin Gump, Vinson & Elkins, Hogan & Hartson, Deloitte & Touche and PricewaterhouseCoopers met telephonically to discuss outstanding tax issues and to review the models relating to the new class of interests in the Partnership to be issued to the Corporation and the General Partner in exchange for the exchanged interests.

        On August 3, 2007, the chairman of the Deal Committee, Akin Gump and Richards, Layton & Finger met to discuss Delaware law as it relates to majority-of-the-minority provision. During the meeting, Richards, Layton & Finger presented applicable case law and discussed the facts of the transaction with the Partnership and how those facts related to the outstanding case law.

        On August 6, 2007, the Deal Committee, the Conflicts Committee, Akin Gump, Andrews Kurth, Vinson & Elkins, Richards, Layton & Finger, Morris Nichols and Merrill Lynch met to discuss the applicability of the majority-of-the-minority provision in the transaction. After the meeting, the chairman of the Deal Committee individually polled the members of the Deal Committee to assess their position of the majority-of-the-minority provision based on the discussions of the parties. The members of the Deal Committee responded that, based on the discussions, they felt that the Deal Committee could give up the provision and they would like to leverage their willingness to do so to obtain favorable responses from the Conflicts Committee on the remaining open points.

        On August 8, 2007, the Conflicts Committee met with Andrews Kurth and reviewed the status of negotiations with the Deal Committee and ongoing discussions among the tax lawyers with the several law firms involved.

        On August 10, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth and reviewed the status of negotiations with the Deal Committee. The chairman of the Conflicts Committee reported that the chairman of the Deal Committee had proposed that if the Conflicts Committee accepted all of the Deal Committee's other comments to the draft redemption and merger agreement distributed by Akin Gump on June 24, then the chairman of the Deal Committee would discuss with the Deal Committee whether it would be able to withdraw its request for a majority-of-the-minority provision. The Conflicts Committee determined that while it was prepared to agree to the large majority of the issues on the "issues list," there were still some issues that it would continue to insist on. Andrews Kurth was directed to attempt to narrow the outstanding issues to just two or three. The Conflicts Committee also discussed the ongoing tax analysis.

        During the remainder of August, Andrews Kurth and Akin Gump continued to negotiate the terms of the redemption and merger agreement, including concerning the events upon which the Corporation could terminate the transaction, the amount of termination fee that would be paid by the Corporation, and the possibility of a reverse termination fee paid by the Partnership in the event that it changed its recommendation and the Corporation terminated the transaction.

        Also during August, the chairman of the Conflicts Committee and Andrews Kurth held several discussions with the Fox Family and its advisors, including Cooley Godward, concerning the terms of the Fox Family voting agreement and terms under which the Fox Family would be able to re-sell the Partnership common units that it would receive in the merger.

        During August, both parties and their advisors determined that it would be preferable to structure the transaction so that the Corporation would redeem a certain number of shares of Corporation common stock prior to an acquisition of the Corporation by merger with a subsidiary of the Partnership.

        On August 12, 2007, Andrews Kurth distributed to Akin Gump the response of the Conflicts Committee to the comments of July 24, 2007 and the issues raised in an email accompanying the comments. The Conflicts Committee agreed to several of the proposals of the Deal Committee, including, among other things, proposals related to the period of the go-shop provision, the two-tiered termination fee structure, the non-solicitation provisions and the elimination of the forfeiture provisions of the voting agreement.

        On August 15, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the response of the Conflicts Committee to comments to the draft redemption and merger agreement and accompanying issues list prepared by Akin Gump and distributed on July 24 as well as the call of August 6 with Delaware counsel. After extensive discussions and consultation with its Delaware counsel, Richards, Layton & Finger, the Deal Committee ultimately determined that (a) the independent committee process and (b) the go-shop provisions provided sufficient protection to the Corporation public stockholders, and determined that it would agree with the omission of the majority-of-the-minority provision.

        Between August 16, 2007, and August 17, 2007, the parties reached mutually agreeable resolution to the majority-of-the-minority issue and on various other issues left outstanding after the Conflicts Committee's response of August 12, including:

  •
  the Deal Committee's proposal that two of the three Corporation board members to be named to the General Partner board be independent directors;

  •
  the proposal that there be a cap on reimbursable expenses of $6.0 million; and

  •
  the right of the Partnership to effect a change in recommendation of the General Partner board, subject to the Partnership's payment to the Corporation of a termination fee equal to $15.0 million if the Corporation terminated the redemption and merger agreement due to such change in recommendation.

        On August 17, 2007, daily conference calls among the working group assigned to finalize the draft of the redemption and merger agreement and all other related agreements and documents, commenced and continued on each business day through September 3, 2007. During such calls, the participants discussed the status of open issues and pending items.

        On August 20, 2007, Akin Gump and Merrill Lynch met with Houlihan Lokey and Cooley Godward to discuss the latter's proposed stockholder election mechanics, which would allow a Corporation stockholder to elect to receive:

  •
  stated consideration of $20.00 in cash in the redemption and 1.285 Partnership common units in the merger,

  •
  cash in the redemption of an equivalent value, or

  •
  Partnership common units in the merger of an equivalent value,

subject to proration in the case of a cash or Partnership common unit election if the cash election were to be over or under subscribed. It was agreed that the proposed election mechanism was acceptable. That same day, Andrews Kurth distributed to Akin Gump, Vinson & Elkins and Hogan & Hartson, a draft of the form of confidentiality agreement to be attached to the redemption and merger agreement and a revised draft of the redemption and merger agreement that contained changes responsive to the comments proposed by Akin Gump and the outcome of the various discussions of the parties.

        On August 21, 2007, Akin Gump distributed comments to the redemption and merger agreement relating to the redemption to Andrews Kurth. Also on that day, Cooley Godward distributed comments, which incorporated comments of Akin Gump and the Deal Committee, to the voting agreement to Andrews Kurth.

        On August 22, 2007, Vinson & Elkins distributed an initial draft of the amended and restated partnership agreement and the charter and bylaws for the surviving corporation to the general counsel, Lehman Brothers, Akin Gump, Hogan & Hartson, and Cooley Godward. Also on that date, Akin Gump distributed comments to the confidentiality agreement and the redemption and merger agreement as well as a list of items requiring confirmation or completion within the redemption and merger agreement, and Duff & Phelps distributed to the Partnership and the Corporation a draft of its appraisal of the exchanged interests and the newly created class of units of the Partnership to be issued in exchange therefor.

        On August 22, 2007, the Conflicts Committee met with Andrews Kurth and reviewed the status of negotiations with the Deal Committee, the Class B holders, and the Fox Family. The Conflicts Committee gave Andrews Kurth direction with respect to the remaining open issues.

        On August 23, 2007, senior management, the chairman of the Deal Committee, the chairman of the Conflicts Committee, Andrews Kurth, Akin Gump, Vinson & Elkins, and Hogan & Hartson, met to discuss proposed changes to the Partnership's limited partnership agreement in connection with the proposed redemption and merger. Also on that day, Akin Gump and Andrew Kurth distributed comments to the draft appraisal by Duff & Phelps to senior management.

        On August 25, 2007, Andrews Kurth distributed a revised draft of the redemption and merger agreement to senior management, Akin Gump, Vinson & Elkins, Cooley Godward, and Richards, Layton & Finger that contained changes responsive to the comments received from the parties, respective counsel and the outcome of the various discussions of the parties.

        On August 27, 2007, the Conflicts Committee met with Andrews Kurth and reviewed the status of negotiations with the General Partner Class B holders and the Fox Family. The Conflicts Committee gave Andrews Kurth direction with respect to the remaining open issues.

        During the period of August 27, 2007 through September 4, 2007, various discussions took place via teleconference among the Deal Committee and the Conflicts Committee and their respective legal and financial advisors as well as the Fox Family advisors. Such discussions resulted in the resolution of open issues and the finalization of the various transaction agreements, including:

  •
  the redemption and merger agreement;

  •
  the voting agreement;

  •
  the exchange agreement, pursuant to which the Partnership would issue Class A units to the Corporation and the General Partner in exchange for the exchanged interests;

  •
  the Class B membership interest contribution agreement, pursuant to which the Partnership agreed to acquire the Class B membership interests in the General Partner from the Class B holders for cash and Partnership common units;

  •
  an amended charter to effect the redemption;

  •
  the registration rights agreements, pursuant to which the Partnership agreed to provide certain registration rights to the Fox Family and the Class B holders with respect to the Partnership common units that the Fox Family will receive in the merger and that the the Class B holders will receive in connection with the contribution agreement;

  •
  the amended and restated partnership agreement;

  •
  the Duff & Phelps appraisal; and

  •
  the Duff & Phelps capital surplus opinion.

        On September 3, 2007, the Conflicts Committee met with Andrews Kurth and reviewed the status of negotiations with the Class B holders. The chief executive officer joined the meeting and negotiated with the Conflicts Committee to establish the consideration mix to be paid to the Class B holders at 40% cash and 60% Partnership common units, representing a slightly higher percentage of cash than the Corporation stockholders were likely to receive. The Conflicts Committee determined that a slightly higher proportion of cash was acceptable in the case of the Class B holders because the Partnership common units they received would be unregistered and subject to restrictions on transfer. The Conflicts Committee also determined that for reasons of confidentiality one former member of management who owned Class B membership interests in the General Partner would not be approached about selling his Class B membership interests until after the transaction had been publicly announced.

        In the morning of September 4, 2007, the Conflicts Committee met with Lehman Brothers and Andrews Kurth to review the proposed transaction. Andrews Kurth apprised the Conflicts Committee of the status of discussions and reviewed the terms of the potential transaction as reflected in the forms of the transaction agreements. Andrews Kurth also advised the Conflicts Committee regarding certain legal matters and the Conflicts Committee's consideration of the potential transaction. Next, Lehman Brothers made a detailed presentation analyzing the potential transaction. Following the presentation and discussion, Lehman Brothers delivered its oral opinion (subsequently confirmed in writing) to the Conflicts Committee that, based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration proposed to be paid in the transaction would be fair, from a financial point of view, to the Partnership common unitholders, other than the Corporation and the Partnership common unitholders that are affiliated with the General Partner or the Corporation. Following extensive discussion, the Conflicts Committee unanimously approved (a) the redemption and merger agreement and the merger, (b) the Class B membership interest contribution agreement, (c) the amended and restated partnership agreement, (d) the voting agreement with the Fox Family, and (e) the exchange agreement relating to the restructuring of the Partnership's related entities following the transaction. The Conflicts Committee also determined to recommend that the Partnership unitholders approve and adopt (a) the redemption and merger agreement and the merger and (b) the amended and restated partnership agreement.

        Later during the day on September 4, 2007, the General Partner board met to review the proposed transaction. At the meeting, senior management, together with Andrews Kurth and Vinson & Elkins, apprised the General Partner board of the status of discussions and reviewed the terms of the potential transaction as reflected in the forms of the transaction agreements. Vinson & Elkins also advised the General Partner board regarding certain legal matters and the General Partner board's consideration of the potential transaction. The chairman of the Conflicts Committee provided a brief report regarding the work of the Conflicts Committee and its recommendations to the General Partner board. Following extensive discussion, the General Partner board unanimously approved (a) the redemption and merger agreement and the merger, (b) the exchange agreement, (c) the amended and restated partnership agreement, (d) the Fox Family voting agreement and registration rights agreement, (e) the Class B membership contribution agreement and the Class B registration rights agreement and other ancillary documents. The General Partner board also determined to recommend that the Partnership unitholders approve and adopt (a) the redemption and merger agreement and the merger, (b) the transactions contemplated under the exchange agreement and (c) the amended and restated partnership agreement. Mr. Fox then recommended to the General Partner board that, in recognition of the extensive efforts of the members of the Conflicts Committee beyond the originally expected duration of the process, each of the members of the Conflicts Committee, other than the chairman of the Conflicts Committee, receive a payment of $30,000, and the chairman of the Conflicts Committee receive a payment of $50,000, which recommendation was unanimously approved by the General Partner board, other than the members of the Conflicts Committee, who abstained from voting on the matter.

        During September 4 and 5, 2007, Andrews Kurth distributed revised drafts of the transaction documents, and Andrews Kurth, Vinson & Elkins, Akin Gump, Hogan & Hartson, and Cooley Godward continued to revise and finalize those drafts.

        On September 5, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to review the transaction. During the meeting, Akin Gump advised the Deal Committee regarding certain legal matters and the Deal Committee's consideration of the potential transaction and reviewed the salient terms of the redemption and merger agreement and the other transaction agreements. Merrill Lynch then reviewed certain materials it had prepared for the Deal Committee's consideration regarding the potential transaction. The chairman of the Deal Committee then requested Merrill Lynch's oral opinion as to the fairness of the transaction consideration offered in the proposed redemption and merger. Merrill Lynch delivered its oral opinion (subsequently confirmed in writing) to the Deal Committee that, as of September 5, 2007, based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of Corporation common stock was fair, from a financial point of view, to the holders of such stock, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of the Corporation and the General Partner. The Deal Committee also reviewed and discussed the appraisal of Duff & Phelps that concluded that the fair market value of exchanged interests can reasonably be found to be equal to the fair market value of the Class A units to be issued to the Corporation and the General Partner, and the surplus analysis under Delaware law prepared by Duff & Phelps. After further discussion regarding the proposed transaction, the Deal Committee unanimously determined that each of the redemption and merger agreement, the transaction agreements, the amended charter, the amended and restated partnership agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of, the Corporation and unaffiliated Corporation stockholders. The Deal Committee also recommended that the Corporation board approve the redemption and merger agreement, the transaction agreements and the amended charter and the transactions contemplated thereby and consent to the Class B membership interest contribution agreement and the transactions contemplated thereby and submit the redemption and merger agreement and the amended charter to the Corporation stockholders for their adoption and approval. The Deal Committee authorized Merrill Lynch to begin activities pursuant to the go-shop provisions of the redemption and merger agreement upon the public announcement of the redemption and merger agreement.

        Later that day, the Corporation board met to review the transaction. Hogan & Hartson and the general counsel advised the Corporation board regarding certain legal matters concerning the Corporation board's consideration of the potential transaction. At the request of the chief executive officer, the chairman of the Deal Committee and Akin Gump provided a brief report regarding the work of the Deal Committee and its recommendations to the Corporation board. Merrill Lynch then delivered its written opinion to the Deal Committee that, as of September 5, 2007, based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of Corporation common stock was fair, from a financial point of view, to the holders of such common stock, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of the Corporation and the General Partner. Next, there was a break in the meeting during which members of the Compensation Committee of the Corporation board met separately to discuss and approve certain matters relating to severance agreements and related matters. After the members of the Compensation Committee returned, there followed extensive discussions of the proposed transaction and related agreements. After these discussions, the Corporation board unanimously approved the redemption and merger agreement, the amended charter and the other transaction agreements as well as the redemption and merger. The Corporation board also determined to recommend that the Corporation stockholders adopt and approve the redemption and merger agreement and the amended charter. Mr. Fox then recommended to the Corporation board that, in recognition of the extensive efforts of the members of the Deal Committee beyond the originally expected duration of the process, each of the members of the Deal Committee, other than the chairman of the Deal Committee, receive a payment of $30,000, and the chairman of the Deal Committee receive a payment of $50,000, which recommendation was unanimously approved by the Corporation board, other than the members of the Deal Committee, who abstained from voting on the matter.

        After the meetings, the redemption and merger agreement, disclosure schedules and ancillary documents were executed by the parties. On September 5, 2007, Mr. Semple; Nancy K. Buese, Senior Vice President and Chief Financial Officer; Randy S. Nickerson, Senior Vice President and Chief Commercial Officer; John C. Mollenkopf, Senior Vice President and Chief Operations Officer; and C. Corwin Bromley, Senior Vice President, General Counsel and Secretary entered into new employment agreements.

        On September 5, 2007, the Partnership and the Corporation issued a joint press release announcing the execution of the redemption and merger agreement.

        Subsequent to the announcement of the execution of the redemption and merger agreement, at the direction of the Deal Committee, Merrill Lynch contacted 25 parties that might be interested in acquiring the Corporation, including companies with which the Corporation had previously entered into a confidentiality agreement. Of the 25 parties contacted by Merrill Lynch, 17 parties were strategic buyers and 8 parties were private equity firms. In addition to Company B and C, which had previously entered into confidentiality agreements with the Corporation, the Corporation entered into confidentiality agreements with an additional company, and that party conducted only limited due diligence and made no acquisition proposal.

        On September 7, 2007, a member of the Conflicts Committee contacted the remaining Class B holder and informed him that the Partnership was prepared to acquire his interest on the same terms and conditions as offered to the other Class B holders. On September 11, the remaining Class B holder informed the Conflicts Committee that he was interested in having the Partnership acquire his Class B membership interests on terms similar to those offered to the other Class B holders.

        Also on September 7, Merrill Lynch received a letter of interest from Company B indicating that Company B may be interested in acquiring the Corporation for a per share purchase price of $67.00 to $70.00 per share to be paid in cash, equity securities of Company B, or a combination of the two. The letter of interest was conditioned upon the satisfactory completion of its due diligence of the Corporation and the Partnership, the negotiation of mutually agreeable transaction agreements, the absence of any material adverse change in the underlying business, operations and financial condition of the Corporation and the Partnership and the receipt of necessary and customary consents and regulatory approvals. Merrill Lynch forwarded the letter of interest from Company B to the Partnership on September 8, 2007.

        On September 10, 2007, Merrill Lynch and the chairman of the Deal Committee met with the chief executive officer to discuss the letter of interest from Company B and the forthcoming due diligence process. On that same day, the Conflicts Committee also met with Lehman Brothers and Andrews Kurth to discuss these same matters.

        On September 11, 2007, the Deal Committee met with Akin Gump and Merrill Lynch to discuss the September 7 letter of interest from Company B and the status of Merrill Lynch's communications with other potential parties. Merrill Lynch provided a synopsis of the status of discussions with other potentially interested parties whom Merrill Lynch had contacted.

        On September 19, 2007, the Conflicts Committee held a meeting to discuss Company B's request for certain confidential information regarding the Partnership in connection with its expression of interest.

        On September 21, 2007, the Conflicts Committee held a meeting to again discuss Company B's request for certain confidential information regarding the Partnership. The senior management was directed to furnish certain information subject to the execution by Company B of a confidentiality agreement with the Corporation in a form consistent with the requirements of the redemption and merger agreement.

        During the remainder of September and through the beginning of October, Merrill Lynch distributed information about the Corporation and the Partnership to Company B and Company C and responded to their inquiries.

        On September 24, 2007, the chief executive officer met with Merrill Lynch and Company B to address certain questions that Company B had with respect to the information provided to them.

        On September 28, 2007, Andrews Kurth sent a draft amended and restated Class B membership interest contribution agreement to the remaining Class B holder, his counsel and the Class B representative. Following negotiations with the holder and his legal counsel, an amended and restated Class B membership interest contribution agreement was executed by all parties on October 26, 2007.

        During the first week of October 2007, Merrill Lynch was notified that none of the companies with an outstanding confidentiality agreement would be making a proposal prior to the end of the go-shop period. As a result, there were no excluded parties named by the Corporation at the end of the go-shop period.

        On October 31, 2007, the Deal Committee received a letter from Targa Resources Partners LP, which is referred to as "Targa" and also referred in this section of the joint proxy statement/prospectus as "Company B," submitting a proposal for the acquisition of all outstanding Corporation common stock and Partnership common units. The proposal included, among other things, the following items:

  •
  a proposal to pay Corporation stockholders aggregate consideration of $420.0 million in cash and 15.3 million common units of Targa, suggesting a value of $70.00 for each share of Corporation common stock and a 12.9% premium to the stated consideration based on the per unit closing price of the Partnership common units on October 30, 2007 and the common units of Targa on the same date;

  •
  a condition that Targa concurrently acquire all outstanding Partnership common units at a fixed exchange ratio of 1.312 common units of Targa for each Partnership common unit (excluding those Partnership common units owned by the Corporation), suggesting a 10.0% premium to the closing price of Partnership common units on October 30, 2007 based on the per unit closing price of the common units of Targa on the same date;

  •
  a condition that Targa concurrently acquire the 10.3% Class B membership interest in the General Partner not owned by the Corporation;

  •
  a copy of a letter dated October 31, 2007 from UBS Securities LLC indicating that UBS Securities LLC is highly confident of its ability to arrange the debt financing for the Targa's acquisition; and

  •
  an expiration time of 5:00 p.m. Houston time on November 2, 2007, except that if the Corporation were to respond in writing that the proposal constitutes or is likely to result in a Superior Proposal (as defined in the redemption and merger agreement), then the proposal would extend until November 30, 2007.

        On November 1, 2007, the Deal Committee met with its legal and financial advisors to discuss the Targa offer letter.

        Later on November 2, 2007, the chairman of the Deal Committee sent a letter to the chairman of the Conflicts Committee indicating that the Deal Committee had determined that the proposal outlined in Targa's October 31, 2007 letter was likely to result in a Superior Proposal (as defined in the redemption and merger agreement) and strongly encouraged the Partnership to engage in negotiations with Targa to determine if a financially attractive acquisition of the Partnership could be achieved. On the same date, the chairman of the Deal Committee sent a letter to Targa indicating that the Deal Committee had provided a copy of Targa's October 31, 2007 letter to the Conflicts Committee and attached his letter to the chairman of the Conflicts Committee.

        On November 6, 2007, the General Partner board met to discuss the Targa proposal, affirmed that the Partnership is not for sale and unanimously resolved to reject the proposal. The General Partner board directed the officers of the General Partner to prepare a letter to Targa to convey the views of the General Partner board. On November 7, 2007, Mr. Frank Semple, President and Chief Executive Officer of the General Partner, sent a letter to Targa indicating that the General Partner board unanimously resolved that the Partnership is not for sale and that, other than the September 5, 2007 announced redemption and merger transaction with the Corporation, the General Partner board is not interested in and will not entertain any proposals or offers involving a sale, exchange, merger, business combination, or other extraordinary transaction involving the Partnership, including, but not limited to, the exchange of Partnership common units for common units of Targa suggested in Targa's October 31, 2007 proposal to the Corporation.

        On November 8, 2007, the Deal Committee met with Akin Gump, Richards, Layton & Finger and Merrill Lynch to discuss the letter from the General Partner board to Targa.

        On November 13, 2007, the chief executive officer of Targa sent a letter to the Partnership expressing disappointment with the General Partner board's rejection of Targa's proposal in the

October 31, 2007 letter and inviting the Partnership to reconsider the proposal. In the November 13, 2007 letter, Targa indicated that it is ready to meet with management of the Partnership and the Corporation to better understand future opportunities for the combined entity and it is prepared to improve its initial offer in light of what it characterized as the Partnership's enhanced future prospects. On the same date, the General Partner board met. At the meeting, the General Partner board resolved not to take up Targa's invitation to engage in discussions about a possible sale of the Partnership.

Recommendation of the General Partner Board and the Conflicts Committee and Their Reasons for the Redemption and Merger

        At a meeting of the Conflicts Committee held on September 4, 2007, the Conflicts Committee received presentations concerning, and reviewed the terms of, the redemption and merger agreement, the amended and restated partnership agreement and the other transaction agreements. At the meeting, the Conflicts Committee considered the benefits of the redemption and merger as well as the associated risks and unanimously approved the redemption and merger agreement, determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and unaffiliated Partnership unitholders, and approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, the Conflicts Committee unanimously recommends that unaffiliated Partnership unitholders vote to approve and adopt the redemption and merger agreement, and vote to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement.

        The General Partner board has considered the benefits of the redemption and merger as well as the associated risks and has unanimously approved the redemption and merger agreement, has determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and the Partnership unitholders, and has approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, the General Partner board unanimously recommends that the Partnership unitholders vote to approve and adopt the redemption and merger agreement, and vote to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board has approved the issuance of the Partnership Class A units, the amended and restated partnership agreement and the 2008 long-term incentive plan and unanimously recommends that the Partnership unitholders vote to approve the issuance of the Partnership Class A units, vote to approve and adopt the amended and restated partnership agreement and vote to approve the adoption of the 2008 long-term incentive plan.

        In deciding to approve and adopt the redemption and merger agreement and to recommend that the Partnership unitholders vote to approve and adopt the redemption and merger agreement and the issuance of the Partnership common units in connection with the merger, the General Partner board and the Conflicts Committee consulted with management of the General Partner and their respective legal and financial advisors and considered a number of factors, including the following:

  •
  the fact that the incentive distribution rights owned by the General Partner are being terminated as a result of the exchange, and as a result, on a pro forma basis, the Partnership's future cost of capital will be reduced which will make the Partnership more competitive in future acquisitions, which will benefit the holders of the Partnership common units;

  •
  the fact that the redemption and merger, as well as the issuance of the Partnership Class A units by the Partnership in exchange for the exchanged interests, are expected to be accretive to the Partnership's distributable cash flow per Partnership common unit;

  •
  the significant improvement of the Partnership's equity cost of capital through the elimination of the incentive distribution rights;

  •
  the enhancement of the Partnership's ability to compete for new acquisitions following the redemption and merger;

  •
  the fact that the redemption and merger will eliminate potential conflicts of interest that may arise as a result of being an officer of the General Partner and the Corporation and as a result of being a member of both the Corporation board and the General Partner board;

  •
  the fact that the redemption and merger will eliminate the costly duplication of services required to maintain two public companies, which will allow management of the General Partner to focus on managing the Partnership;

  •
  the enhancement of strategic and market position of the Partnership after acquiring the Corporation, which might not have been achievable by the Partnership alone;

  •
  the written opinion of Lehman Brothers, dated as of September 5, 2007, that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in the opinion, from a financial point of view, the aggregate consideration to be paid in the redemption and merger and the purchase of the Class B membership interest, which represents a 10.3% interest in the General Partner, collectively, was fair, to the Partnership unitholders (other than the Corporation and the Partnership unitholders that are affiliated with the General Partner or the Corporation). Please read "—Opinion of Lehman Brothers Inc.—Financial Advisor to the Conflicts Committee of the General Partner Board" beginning on page 107;

  •
  the ability of the Partnership and the Corporation to complete the redemption and merger, including their ability to obtain the necessary regulatory approvals and their obligations to attempt to obtain those approvals;

  •
  the appraisal by Duff & Phelps of the Partnership Class A units to be issued in exchange for the exchanged interests that comes to the conclusion that the fair market value of exchanged interests can reasonably be found to be equal to the fair market value of the Partnership Class A units issued to the Corporation and the General Partner;

  •
  the fact that the Partnership's existing partnership agreement will be amended to include governance provisions similar to those applicable to a public corporation, including the election of the General Partner board by the holders of the Partnership common units;

  •
  the terms of the redemption and merger agreement, the amended and restated partnership agreement and the other transaction agreements, including the conditions to closing which include the delivery of various tax opinions;

  •
  the terms of the redemption and merger agreement permit each of the General Partner board and the Conflicts Committee to change or withdraw the recommendation of the redemption and merger to the Partnership unitholders if, among other reasons, the General Partner board determines in good faith that such change or withdrawal is necessary to comply with its fiduciary duties; and

  •
  the fact that the Partnership following the redemption and merger will be significantly larger than the Partnership is now and, as a result, should have greater strength, should have greater liquidity in the market for its securities and should be able to consider future strategic opportunities that might not otherwise be possible.

        Each of these factors favored the conclusion by the General Partner board and the Conflicts Committee that the redemption and merger are advisable and in the best interests of the Partnership and its unitholders.

        The General Partner board and the Conflicts Committee considered a number of additional factors concerning the redemption and merger agreement and the transactions contemplated by the redemption and merger agreement, including the redemption and merger. These factors included:

  •
  information concerning the financial condition, results of operations, prospects and businesses of the Partnership and the Corporation, including the respective companies' cash flows from operations, recent performance of the Partnership common units and the performance of the Partnership common unit price compared to the Corporation common stock price over various periods, as well as current industry, economic and market conditions;

  •
  the cash available for distribution for both the Corporation and the Partnership;

  •
  the net asset value per share of Corporation common stock and the net asset value per Partnership common unit;

  •
  the due diligence review conducted with respect to the Corporation's business and operations;

  •
  the presentations by, and discussions with their respective legal advisors regarding the terms of the redemption and merger agreement, including the closing conditions, and the Partnership's and the Corporation's ability to terminate the redemption and merger agreement under certain conditions;

  •
  the fact that as of September 5, 2007, the value of the Partnership common units to be issued in the merger and cash to be paid in the redemption represented a 22% premium to the Corporation common stock's per share closing price as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger;

  •
  the fact that the value of the Partnership common units to be received by the Corporation stockholders may increase or decrease as a result of fluctuations in the price of the Partnership common units and that any such increase or decrease in value will not be limited by any "collar" arrangement;

  •
  the fact that the former holders of Corporation common stock will hold approximately 32% of the Partnership common units after the completion of the redemption and merger under a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007;

  •
  information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of the Partnership and of the Corporation, in each case, before and after the redemption and merger;

  •
  the current and prospective environment in which the Partnership operates;

  •
  the fact that the benefits of the Partnership's and the Corporation's long-term prospects will be shared by all the Partnership unitholders, including existing holders of Corporation common stock who receive Partnership common units in the merger;

  •
  the parties' representations, warranties, covenants and agreements in the redemption and merger agreement, including the circumstances under which a termination fee would be paid and the amount of the fee;

  •
  the regulatory approvals required to complete the redemption and merger and the prospects for receiving those approvals;

  •
  the fact that the approval of the matters to be submitted to the Partnership's common unitholders require the affirmative vote of a majority of the Partnership's outstanding common units, excluding those held by the Corporation;

  •
  the charges to be incurred in connection with the redemption and merger, including transaction expenses; and

  •
  the risk that potential growth strategies might not be fully achieved.

        The General Partner board and the Conflicts Committee also considered a variety of risks and other potentially negative factors concerning the redemption and merger agreement and the transactions contemplated by the redemption and merger agreement, including the redemption and merger. These factors included:

  •
  the effects on net asset value, cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing with respect to some anticipated benefits of the redemption and merger;

  •
  the possibility that the Partnership could be required to pay a termination fee of $15.0 million in certain circumstances;

  •
  the fact that the redemption and merger might not be completed as a result of a failure to satisfy the conditions contained in the redemption and merger agreement;

  •
  the fact that the opinions of Vinson & Elkins and Hogan & Hartson as to the effect of the redemption and merger on the holders of Partnership common units and Corporation common stock, respectively, are at a "should" level of certainty instead of a "will" level of certainty, and neither firm is opining on the tax consequences of the transaction on the Corporation;

  •
  the possibility that the proposed regulations to Section 337(d) of the Internal Revenue Code could be enacted with a retroactive effective date and that the Corporation could have a material tax liability associated with the redemption and merger and the Corporation stockholders and existing Partnership unitholders could be deemed to have received a substantial constructive dividend from the Corporation;

  •
  the possibility that the value of the Partnership Class A units to be issued to the Corporation and the General Partner in exchange for the exchanged interests could be less than the value of such exchanged interests and result in gain to the Corporation or the General Partner or both and result in a constructive dividend to the Partnership;

  •
  that the Partnership may not consummate the acquisition of Class B membership interests in the General Partner from the Class B holders;

  •
  the potential adverse effects on the Corporation's business, operations and financial condition if the redemption and merger is not completed following public announcement of the redemption and merger agreement;

  •
  the risk that the potential benefits sought in the redemption and merger might not be fully realized;

  •
  the capital requirements necessary to fund the continued growth of the combined company's businesses will be significant, and there can be no assurance that they can be funded from operating cash flows;

  •
  that the redemption and merger might not be completed in a timely manner, or at all, including the diversion of management and employee attention, at significant cost and disruption to the business of the Corporation and the Partnership;

  •
  certain management of the Corporation and the General Partner may have interests that are different from those of the Corporation stockholders and Partnership unitholders as described under "Interests of Certain Persons in the Redemption and Merger—Interests of the Executive Officers and Directors in the Redemption and Merger" beginning on page 224; and

  •
  other matters described under the caption "Risk Factors" beginning on page 39.

        In the view of the General Partner board and the Conflicts Committee, these risks did not outweigh the advantages of the redemption and merger.

        Finally, the General Partner board and the Conflicts Committee considered a number of procedural factors associated with the redemption and merger, including the following:

  •
  that because of the possible conflicts of interest associated with the acquisition of the Corporation by the Partnership and between Mr. Fox, a director of both the Corporation and the General Partner and a major Corporation stockholder which controls the General Partner, and the Partnership's public unitholders, both of which created possible conflicts for management and certain members of the General Partner board, the Conflicts Committee was delegated the power and authority to review, evaluate and make a recommendation to the General Partner board, on behalf of the Partnership and the interests of the Partnership's public unitholders, with respect to the redemption and merger and any alternative transaction;

  •
  that the delegation of power to the Conflicts Committee included the authority to recommend against any transaction, including the proposed transaction with the Corporation;

  •
  that the Conflicts Committee consists of directors who are not affiliated with the General Partner, the Partnership, the Corporation or Mr. Fox or their respective affiliates, and who are not executive officers of the General Partner or the Corporation;

  •
  that the terms and conditions of the proposed redemption and merger were determined through negotiations among the management for the Corporation and the General Partner, the Deal Committee, the Conflicts Committee and their respective representatives and advisors;

  •
  that the redemption and merger agreement allows the General Partner board and the Conflicts Committee to change or withdraw its recommendation of the redemption and merger to the Partnership unitholders, subject to certain limitations including the payment of a termination fee;

  •
  that the Partnership may not consummate the acquisition of Class B membership interests in the General Partner from the Class B holders, in which case the General Partner will not become a wholly owned subsidiary of the Partnership;

  •
  other matters described under the caption "Risk Factors" beginning on page 39;

  •
  that the Conflicts Committee was given complete authority to select and compensate its legal, financial and other independent advisors as it deemed appropriate;

  •
  that the Conflicts Committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

  •
  that the Conflicts Committee retained and was advised by independent investment bankers experienced with publicly traded partnerships to assist in evaluating the fairness of the transaction; and

  •
  that the Conflicts Committee received the fairness opinion of Lehman Brothers.

        The foregoing discussion of the factors considered by the General Partner board and the Conflicts Committee is not intended to be exhaustive, but rather, includes all material factors considered by the General Partner board and the Conflicts Committee. In reaching their respective decisions, the General Partner board and the Conflicts Committee did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The General Partner board and the Conflicts Committee considered all these factors as a whole, and overall considered them to be favorable to, and to support, their determinations.

        It should be noted that this explanation of the reasoning of the General Partner board and the Conflicts Committee and all other information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the heading "Forward-Looking Statements" on page 130.

        For the reasons set forth above, each of the General Partner board and the Conflicts Committee has unanimously approved and adopted the redemption and merger agreement, has determined that it is fair and reasonable and is advisable and in the best interests of the Partnership and the Partnership unitholders, and has approved the issuance of the Partnership common units pursuant to the redemption and merger agreement. Accordingly, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote "FOR" the proposal to approve and adopt the redemption and merger agreement and vote "FOR" the proposal to approve the issuance of the Partnership common units pursuant to the redemption and merger agreement. In addition, the General Partner board has approved the issuance of the Partnership Class A units, the amended and restated partnership agreement and the 2008 long-term incentive plan and unanimously recommends that the Partnership unitholders vote "FOR" the proposal to approve the issuance of the Partnership Class A units, vote "FOR" the proposal to approve and adopt the amended and restated partnership agreement and vote "FOR" the proposal to approve the adoption of the 2008 long-term incentive plan. Further, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote "FOR" any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

Recommendation of the Corporation Board and the Deal Committee and Their Reasons for the Redemption and Merger

        At a meeting of the Deal Committee held on September 5, 2007, the Deal Committee, comprised of directors who are deemed to be independent, received presentations concerning, and reviewed with its legal counsel and independent financial investment advisor the terms of, the redemption and merger agreement, the amended charter and the other transaction agreements. At the meeting, the Deal Committee considered the benefits of the redemption and merger as well as the associated risks and has unanimously determined that the redemption and merger agreement and the amended charter are fair and are advisable and in the best interests of the Corporation and unaffiliated Corporation stockholders and approved the redemption and merger agreement and the amended charter. Accordingly, the Deal Committee unanimously recommends that unaffiliated Corporation stockholders vote to approve and adopt the amended charter and the redemption and merger agreement.

        Based on the recommendation of the Deal Committee, at a meeting of the Corporation board held on September 5, 2007, the Corporation board considered the benefits of the redemption and merger as well as the associated risks and unanimously determined that the amended charter and the redemption and merger agreement are advisable and in the best interests of the Corporation and the Corporation stockholders and adopted and approved the redemption and merger agreement, approved the amended charter and consented to the execution of the Class B membership interest contribution agreement. Accordingly, the Corporation board unanimously recommends that the Corporation stockholders vote to adopt and approve the amended charter and the redemption and merger agreement.

        In considering the recommendation of the Corporation board and the Deal Committee with respect to the redemption and merger, Corporation stockholders should be aware that some executive officers and directors have interests in the redemption and merger that are different from, or in addition to, the interests of the Corporation stockholders generally. The Corporation board and the

Deal Committee were aware of these interests in adopting the redemption and merger agreement and approving the amended charter.

        In reaching their respective decisions on the redemption and merger, each of the Corporation board and the Deal Committee consulted with management and its legal and, in the case of the Deal Committee, its financial advisors and considered a number of factors, including the following potential benefits and other factors:

  •
  the fact that as a result of the redemption and merger, the Partnership will be more tax efficient for the Corporation stockholders who receive Partnership common units in the merger since they will be holding interests in a pass-through entity;

  •
  the fact that the incentive distribution rights held by the General Partner are being terminated as a result of the exchange, and as a result, on a pro forma basis, the Partnership's future cost of capital will be reduced which will make the Partnership more competitive in future acquisitions, which will benefit the holders of the Partnership common units, including former Corporation stockholders who receive the Partnership common units in the merger;

  •
  the fact that the redemption and merger, as well as the issuance of the Partnership Class A units by the Partnership in exchange for the exchanged interests, are expected to be accretive to the Partnership's distributable cash flow per Partnership common unit;

  •
  the fact that as a result of the redemption and merger, the Corporation will no longer be a reporting company and anticipates having a selling and general and administrative expense savings of approximately $2.5 million annually;

  •
  the fact that the transaction is structured so that the Corporation stockholders can elect to continue to participate in the expected benefits of the operations of the Partnership and those former holders of Corporation common stock who receive the Partnership common units in the merger will hold approximately 32% of the Partnership's outstanding Partnership common units after the completion of the redemption and merger, assuming a hypothetical final Partnership common unit price of $32.00 and that all of the Corporation stock options previously granted will have been exercised before the effective time of the redemption and merger, on a fully diluted basis;

  •
  the fact that the benefits of the Partnership's and the Corporation's long-term prospects will be shared by all of the Partnership unitholders, including existing holders of Corporation common stock who receive Partnership common units in the merger;

  •
  the fact that as of September 5, 2007, the value of the consideration to be issued in the redemption and merger represented a 22% premium to the Corporation common stock's per share closing price as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger;

  •
  in the case of the Deal Committee, presentations by and discussions with Merrill Lynch, investment advisor to the Deal Committee, regarding the financial terms of the redemption and merger, and its opinion described below to the Deal Committee on September 5, 2007 to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the redemption and merger consideration to be received for each share of Corporation common stock in the redemption and merger is fair, from a financial point of view, to the Corporation stockholders, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of the Corporation and the General Partner;

  •
  in the case of the Corporation board, the recommendation by and discussions with the Deal Committee regarding the financial terms of the redemption and merger;

  •
  presentations by and discussions with the Corporation's senior management and representatives of Hogan & Hartson, the Corporation's regular outside legal counsel, and Akin Gump and Richards, Layton & Finger, the Deal Committee's outside legal counsels, regarding the terms of the redemption and merger agreement, including the ability of the Corporation to solicit offers during the 30 days following the execution of the redemption and merger agreement and the ability of the Corporation to enter into discussions with another party in response to an unsolicited offer, after such time period, if the Corporation board determines in good faith that entering into these discussions is necessary for it to comply with its fiduciary duties under Delaware law; and the Partnership's and the Corporation's ability to terminate the redemption and merger agreement under certain conditions;

  •
  the appraisal by Duff & Phelps of the Partnership Class A units to be issued in exchange for the exchanged interests that comes to the conclusion that the fair market value of exchanged interests can reasonably be found to be equal to the fair market value of the Partnership Class A units issued to the Corporation and the General Partner;

  •
  the surplus analysis under Delaware law prepared by Duff & Phelps;

  •
  the current and prospective environment in which the Corporation operates;

  •
  information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of the Partnership and of the Corporation, in each case, before and after the redemption and merger;

  •
  the net asset value per share of Corporation common stock and the net asset value per unit of the Partnership common units;

  •
  the fact that the value of the Partnership common units to be received by the holders of Corporation common stock in the merger may increase as a result of fluctuations in the price of the Partnership common units and that any such increase in value will not be limited by any "collar" arrangement;

  •
  the fact that the Partnership's existing partnership agreement will be amended to include governance provisions similar to those applicable to a public corporation, including the election of the General Partner board by the holders of the Partnership common units;

  •
  the terms of the redemption and merger agreement, the amended and restated partnership agreement and the other transaction agreements, including the conditions to closing which include the delivery of various tax opinions;

  •
  the fact that the merger component of the transaction should qualify as a reorganization under the Internal Revenue Code in which the holders of Corporation common stock will generally not recognize any gain to the extent that they receive the Partnership common units; and

  •
  the ability of the parties to complete the redemption and merger, including the antitrust requirements applicable to the transaction.

        The Corporation board and the Deal Committee also considered a number of risks associated with the redemption and merger, including the following:

  •
  the possibility that the proposed regulations to Section 337(d) of the Internal Revenue Code could be enacted with a retroactive effective date and that the Corporation could have a material tax liability associated with the redemption and merger and the Corporation stockholders could be deemed to have received a substantial constructive dividend from the Corporation;

  •
  the possibility that the value of the Partnership Class A units to be issued to the Corporation and the General Partner in exchange for the exchanged interests could be less than the value of such exchanged interests and result in gain to the Corporation or the General Partner or both and result in a constructive dividend to the Corporation stockholders;

  •
  the possibility that the Partnership common unit price could diminish prior to closing, reducing the premium available to the Corporation stockholders;

  •
  the fact that the opinions of Vinson & Elkins and Hogan & Hartson as to the effect of the redemption and merger on the holders of the Partnership common units and the Corporation common stock, respectively, are at a "should" level of certainty instead of a "will" level of certainty, and neither firm is opining on the tax consequences of the transaction on the Corporation;

  •
  the limitations on the Corporation's ability to solicit other offers as well as the possibility that it could be required to pay up to a $15.0 million termination fee or up to $6.0 million in the reimbursement of expenses in certain circumstances;

  •
  that regulatory approvals must be obtained to complete the redemption and merger, including approvals under the HSR Act and other regulatory bodies;

  •
  that the Partnership unitholders must approve (a) the redemption and merger agreement, (b) the issuance of the Partnership common units in the merger, (c) the issuance of the Partnership Class A units in the exchange and (d) the amended and restated partnership agreement;

  •
  that the Partnership may not consummate the acquisition of Class B membership interests in the General Partner from the Class B holders;

  •
  the potential adverse effects on the Corporation's business, operations and financial condition if the redemption and merger is not completed following public announcement of the redemption and merger agreement;

  •
  the risk that the potential benefits sought in the redemption and merger might not be fully realized;

  •
  the risk that potential growth strategies might not be fully achieved;

  •
  the capital requirements necessary to fund the continued growth of the combined company's businesses will be significant, and there can be no assurance that they can be funded from operating cash flows;

  •
  that the redemption and merger might not be completed in a timely manner, or at all, including the diversion of management and employee attention, at significant cost and disruption to the business of the Corporation and the Partnership;

  •
  certain management Corporation stockholders may have interests that are different from those of the remaining Corporation stockholders as described under "Interests of Certain Persons in the Redemption and Merger—Interests of the Executive Officers and Directors in the Redemption and Merger" beginning on page 224; and

  •
  other matters described under the caption "Risk Factors" beginning on page 39.

        In the view of the Corporation board and the Deal Committee, these risks did not outweigh the advantages of the redemption and merger.

        Finally, the Corporation board and the Deal Committee considered a number of procedural factors associated with the redemption and merger, including the following:

  •
  that because of the possible conflicts of interest associated with the acquisition of the Corporation by the Partnership and between Mr. Fox, a director and stockholder of the Corporation, and the Corporation's public stockholders, both of which created possible conflicts for management and certain members of the Corporation board, the Deal Committee was delegated the power and authority to review, evaluate and make a recommendation to the Corporation board, on behalf of the Corporation and the interests of the public stockholders, with respect to the redemption and merger and any alternative transaction;

  •
  that the delegation of power to the Deal Committee included the authority to recommend against any transaction, including the proposed transaction with the Partnership;

  •
  that the Deal Committee consists of directors who are not affiliated with the Partnership or Mr. Fox or their respective affiliates, and who are not executive officers of the Corporation;

  •
  that the terms and conditions of the proposed redemption and merger were determined through negotiations among the management for the Corporation and the General Partner, the Deal Committee, the Conflicts Committee and their respective representatives and advisors;

  •
  that in response to the demands of the Deal Committee, the Conflicts Committee revised the terms of the redemption and merger agreement so that the redemption and merger consideration was increased and so that the Corporation was able to solicit offers from third parties for a period of 30 days following the execution of the redemption and merger agreement;

  •
  that all of the Corporation stockholders, including Mr. Fox, may elect to receive their preferred form of consideration in the redemption and merger on a share by share basis, subject to proration, and such different forms of consideration are roughly equivalent in value;

  •
  that Mr. Fox and MWHC Holding, Inc. would be released from their obligations to vote in favor of the redemption and merger agreement and the amended charter under the voting agreement upon, among other things, termination of the redemption and merger agreement or if a change in recommendation by the Corporation board occurs;

  •
  that after engaging in discussions to gauge interest in a possible sale of the Corporation, Merrill Lynch contacted 25 potential buyers in the process of exploring a possible sale transaction and executed confidentiality agreements with three interested parties;

  •
  that the redemption and merger agreement allows the Corporation board and the Deal Committee to change or withdraw their recommendation of the redemption and merger to the Corporation stockholders, subject to certain limitations including the payment of a termination fee, if, among other reasons, the Corporation board determines in good faith that another offer could reasonably be expected to lead to a superior proposal;

  •
  that the Deal Committee was given complete authority to select and compensate its legal, financial and other independent advisors as it deemed appropriate;

  •
  that the Deal Committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

  •
  that the Deal Committee retained and was advised by independent investment bankers experienced with publicly traded partnerships to assist in evaluating the fairness of the transaction; and

  •
  that the Deal Committee received the opinion of Merrill Lynch to the effect that, as of the date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the redemption and merger consideration to be received for each share of Corporation common stock in the redemption and merger is fair, from a financial point of view, to the Corporation stockholders, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of the Corporation and the General Partner.

        The foregoing discussion of the factors considered by the Corporation board and the Deal Committee is not intended to be exhaustive, but it does set forth the principal factors considered by the Corporation board and the Deal Committee.

        The Corporation board and the Deal Committee reached their respective unanimous conclusions to recommend the redemption and merger agreement, amended charter and the redemption and merger in light of various factors described above and other factors that each member of the Corporation board and the Deal Committee believed were appropriate.

        In view of the wide variety of factors considered by the Corporation board and the Deal Committee in connection with their evaluations of the redemption and merger and the complexity of these matters, the Corporation board and the Deal Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Corporation board and the Deal Committee made their recommendations based on the totality of the information presented to them and the investigations conducted by them. In considering the factors discussed above, individual directors may have given different weight to different factors.

        It should be noted that this explanation of the reasoning of the Corporation board and the Deal Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading "Forward-Looking Statements" on page 130.

        For the reasons set forth above, each of the Corporation board and the Deal Committee has unanimously adopted the redemption and merger agreement and adopted the amended charter and unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" the approval and adoption of the amended charter and the redemption and merger agreement. In addition, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" any proposal to adjourn the special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

Position of the Partnership and the Corporation as to Fairness

        Under the rules governing "going private" transactions, the Partnership and the Corporation are deemed to be engaged in a "going private" transaction and are required to express their beliefs as to the fairness of the redemption and merger to the unaffiliated Corporation stockholders pursuant to Rule 13e-3 under the Exchange Act. The General Partner board and the Corporation board are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although the Corporation board and the Deal Committee each unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote to approve and adopt the redemption and merger agreement and related transactions, the views of the General Partner board as to the fairness of the redemption and merger should not be construed as a recommendation to any

Corporation stockholder as to how that stockholder should vote on the proposal to approve and adopt the redemption and merger agreement.

        The General Partner board, the Corporation board and the Deal Committee reasonably believe the redemption and merger are fair to the unaffiliated Corporation stockholders. No member of the Corporation board dissented to or abstained from voting on the proposed redemption and merger, and no member of the Deal Committee dissented to or abstained from voting on the proposed redemption and merger.

        The Corporation unaffiliated stockholders were represented by the Deal Committee, which negotiated the terms and conditions of the redemption and merger agreement on the Corporation stockholders' behalf, with the assistance of the Deal Committee's independent financial and legal advisors. The Corporation board and the Deal Committee each has unanimously approved and adopted the redemption and merger agreement and determined that it is fair and is advisable and in the best interests of the Corporation and the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee.

        The General Partner board's, the Corporation board's and the Deal Committee's belief that the redemption and merger agreement and the redemption and merger are substantively and procedurally fair to the unaffiliated Corporation stockholders is based on the following factors:

  •
  the written opinion of Merrill Lynch, dated as of September 5, 2007, that, as of that date of its opinion and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the redemption and merger consideration to be received for each share of Corporation common stock in the redemption and merger is fair, from a financial point of view, to the Corporation stockholders, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the officers and directors of the Corporation and the General Partner. Please read "Special Factors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to the Deal Committee of the Corporation Board" beginning on page 118;

  •
  that the redemption and merger agreement allows the Corporation board and the Deal Committee to change or withdraw their recommendation of the redemption and merger to the Corporation stockholders, subject to certain limitations including the four-days prior written notification to the Partnership, if, among other reasons, the Corporation board determines that a change in or withdrawal of recommendation is necessary to comply with its fiduciary duties under applicable law;

  •
  that the redemption and merger agreement allows the Corporation (with the approval of the Deal Committee) to terminate the redemption and merger agreement if an acquisition proposal has been made, the Deal Committee concludes that such proposal is a Superior Proposal (as defined in the redemption and merger agreement), the Corporation pays a termination fee and the Corporation enters into an agreement with respect to such proposal;

  •
  the fact that as of September 5, 2007, the value of the redemption and merger consideration represented a 22% premium to the Corporation common stock's per share closing price as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger;

  •
  that the merger component of the transaction should qualify as a reorganization under the Internal Revenue Code in which the holders of Corporation common stock will generally not recognize any gain to the extent they receive Partnership common units;

  •
  the fact that as a result of the redemption and merger, the Corporation will no longer be a reporting company and anticipates having a selling and general and administrative expense savings of approximately $2.5 million annually;

  •
  the fact that the transaction is structured so that the Corporation stockholders can elect to continue to participate in the expected benefits of the operations of the Partnership and those former holders of Corporation common stock who receive Partnership common units in the merger will hold approximately 32% of the Partnership common units after the completion of the redemption and merger, assuming a hypothetical final Partnership common unit price of $32.00, and that all Corporation stock options previously granted will be exercised before the effective time of the redemption and merger, on a fully diluted basis;

  •
  the fact that as a result of the redemption and merger, the Partnership will be more tax efficient for the Corporation stockholders who receive Partnership common units in the merger since they will be holding interests in a pass-through entity;

  •
  the fact that the incentive distribution rights held by the General Partner are being terminated as a result of the exchange and, as a result, on a pro forma basis, the Partnership's future cost of capital will be reduced which will make the Partnership more competitive in future acquisitions, which will benefit the holders of the Partnership common units, including former Corporation stockholders who receive the Partnership common units in the merger;

  •
  the fact that the redemption and merger, as well as the issuance of the Partnership Class A units by the Partnership in exchange for the exchanged interests, are expected to be accretive to the Partnership's distributable cash flow per Partnership common unit;

  •
  that the terms and conditions of the proposed redemption and merger were determined through negotiations among the management for the Corporation and the General Partner, the Deal Committee, the Conflicts Committee and their respective representatives and advisors;

  •
  the fact that the Deal Committee consists solely of directors who are neither officers or controlling stockholders of the Corporation, nor affiliated with the Partnership, the General Partner or Mr. Fox;

  •
  the fact that the Deal Committee unanimously determined that the redemption and merger agreement and the redemption and merger are fair to the unaffiliated Corporation stockholders and in the best interests of such stockholders;

  •
  the fact that the Corporation board unanimously determined that the redemption and merger agreement and the redemption and merger are fair to the Corporation stockholders and in the best interests of such stockholders;

  •
  that the Deal Committee was given complete authority to select and compensate its legal, financial and other independent advisors as it deemed appropriate;

  •
  that the Deal Committee retained and was advised by independent legal counsel experienced in advising on similar transactions; and

  •
  the fact that under Delaware law, the Corporation stockholders who receive Partnership common units in the merger (unit election shares, stated consideration unit shares and, in certain circumstances, non-electing shares ("merger stock")) are entitled to exercise appraisal rights in connection with the merger or the amended charter, and all the Corporation stockholders who receive cash in the redemption will be entitled to receive appraisal rights in connection with the amended charter.

        The General Partner board, the Corporation board and the Deal Committee did not consider the liquidation value of the Corporation because they considered the Corporation to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the General Partner board, the Corporation board and the Deal Committee did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Corporation as a going concern but rather is indicative of historical costs. The Corporation's net book value per share as of September 30, 2007 was approximately $5.40, or approximately 91% lower than the anticipated value (based on a Partnership common unit price of $32.00) of the per share redemption and merger consideration, which consists of 1.285 Partnership common units and $20.00 in cash.

        The approval and adoption of the redemption and merger agreement requires the affirmative vote of at least a majority of the outstanding Corporation common stock. The transaction does not provide for a separate vote, or separate approval rights, for unaffiliated Corporation stockholders. See "Information about the Meetings and Voting" beginning on page 135 for more information regarding the voting process.

        In addition, the General Partner board, the Corporation board and the Deal Committee did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation of, sale or transfer of all or a substantial part of the assets of, or a purchase of a controlling amount of securities of, the Corporation. The General Partner board, the Corporation board and the Deal Committee are aware of no such third-party firm offers during the past two years.

        The foregoing discussion of the information and factors considered and given weight by the General Partner board, the Corporation board and the Deal Committee in connection with the fairness of the redemption and merger agreement and the redemption and merger is not intended to be exhaustive, but rather, includes all material factors considered by the General Partner board, the Corporation board and the Deal Committee. The General Partner board, the Corporation board and the Deal Committee did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the redemption and merger agreement and the redemption and merger. The General Partner board, the Corporation board and the Deal Committee believe that the foregoing factors provide a reasonable basis for their belief that the redemption and merger are fair to the unaffiliated Corporation stockholders.

Financial Projections Provided to the Partnership's and the Corporation's Financial Advisors

        Neither the Partnership nor the Corporation historically have published projections as to future performance or earnings. However, in connection with the proposed redemption and merger, management of the General Partner and the Corporation prepared projections that included future financial and operating performance. The projections were prepared for the Partnership on a stand-alone basis and on a combined basis giving effect to the proposed redemption and merger and the related transactions. The projections were provided to Lehman Brothers and Merrill Lynch for use and consideration in their independent financial analyses and in the preparation of their fairness opinions. The projections were also presented to the Conflicts Committee and the General Partner board. The following projected information is included in this joint proxy statement/prospectus only because this information was considered by the financial advisors, the General Partner board and/or the Conflicts Committee, as applicable, in performing due diligence and evaluating the redemption and merger and the related transactions.

        The following projections are a summary of the projections provided to the financial advisors, the General Partner board and/or the Conflicts Committee, as applicable, and only include summary projections through 2012. The summary projections set forth below summarize the most recent projections provided to the financial advisors, the General Partner board and/or the Conflicts Committee, as applicable, prior to execution of the redemption and merger agreement. The inclusion of the following summary projections in this joint proxy statement/prospectus should not be regarded as an indication that either the Partnership or the Corporation or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

        The summary projections set forth below were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. In addition, the summary projections are not presented in accordance with GAAP. The projections, including the summary projections in this joint proxy statement/prospectus, have been prepared by, and are the responsibility of, management of the Corporation and the Partnership. None of KPMG LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP, nor any other independent registered public accounting firms, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and, accordingly, KPMG LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP do not express an opinion or any other form of assurance with respect thereto. The KPMG LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP reports incorporated by reference in this document relate to historical financial information of the Partnership, Starfish Pipeline Company, LLC and the Corporation. Such reports do not extend to the projections and should not be read to do so.

        The internal financial forecasts (upon which the projected information is based) of the Partnership and the Corporation are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including the categories of material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods.

        In developing the projections, the Partnership and the Corporation made numerous material assumptions with respect to the Partnership and the Corporation, including:

  •
  organic growth opportunities and the amounts and timing of related costs and potential economic returns;

  •
  the availability and cost of capital;

  •
  the cash flow from existing assets and business activities;

  •
  the prices of, level of production of, and demand for natural gas and NGLs; and

  •
  other general business, market and financial assumptions.

        In addition, additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, acquired assets. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Partnership and the Corporation. Although the Partnership and the Corporation believe that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projection of future acquisitions is particularly difficult as the Partnership and the Corporation have no control over the availability or price of future acquisition opportunities.

        To achieve comparable estimates, projections for the Partnership were prepared based on the assumption that the Partnership would invest $50.0 million per year both on a stand-alone basis and on a combined company basis, such investments being in addition to its projects that are already in progress at the time the projections were prepared. Among other financial information, management prepared a projection of distributable cash flow, distributable cash flow allocable to the Partnership common units and the distributable cash flow per Partnership common unit, all of which are presented in the table below.

	Partnership Stand-Alone					Partnership and Corporation Combined
($ in millions, except per unit amounts)
	2008E	2009E	2010E	2011E	2012E	2008E	2009E	2010E	2011E	2012E
Distributable cash flow	$160.0	$171.7	$169.2	$179.1	$188.5	$191.4	$204.2	$203.4	$215.3	$224.6
Distributable cash flow allocable to common units	$106.3	$112.6	$112.0	$117.5	$122.7	$142.0	$151.2	$151.8	$161.3	$168.4
Distributable cash flow per common unit	$2.72	$2.82	$2.74	$2.82	$2.89	$2.83	$2.96	$2.92	$3.06	$3.14

        The projections are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. For information on factors which may cause our future financial results to materially vary, see "Forward-Looking Statements" on page 130. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections. We do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the projections. Neither our independent auditors nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and we have made no representations to the Corporation stockholders or the Partnership unitholders regarding such information. The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that the financial advisors, the General Partner board and/or the Conflicts Committee, as applicable considered the projections predictive of actual future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, Corporation stockholders and Partnership unitholders are cautioned not to rely on the projections.

Opinion of Lehman Brothers Inc.—Financial Advisor to the Conflicts Committee of the General Partner Board

        Lehman Brothers acted as financial advisor to the Conflicts Committee in connection with the proposed redemption and merger as well as the proposed acquisition of the Class B membership interests representing a 10.3% interest in the General Partner, which taken together, Lehman Brothers refers to as the "Proposed Aggregate Transaction." On September 5, 2007, Lehman Brothers rendered its written opinion to the Conflicts Committee to the effect that as of the date of such opinion, from a financial point of view, the aggregate consideration to be paid in the Proposed Aggregate Transaction is fair to the Partnership unitholders (other than the Corporation and the Partnership unitholders that are affiliated with the General Partner or the Corporation).

        THE FULL TEXT OF THE LEHMAN BROTHERS OPINION DATED SEPTEMBER 5, 2007 IS INCLUDED AS ANNEX F TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF THE PARTNERSHIP COMMON UNITS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

        LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE CONFLICTS COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE PROPOSED AGGREGATE TRANSACTION. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY PARTNERSHIP UNITHOLDER OR CORPORATION STOCKHOLDER AS TO HOW SUCH PARTNERSHIP UNITHOLDER OR CORPORATION STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED AGGREGATE TRANSACTION. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, THE PARTNERSHIP'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE PROPOSED AGGREGATE TRANSACTION, OR THE FAIRNESS OF THE RESPECTIVE CONSIDERATION TO BE PAID BY THE PARTNERSHIP IN ANY PARTICULAR ASPECT OF THE PROPOSED AGGREGATE TRANSACTION. FURTHERMORE, LEHMAN BROTHERS' OPINION DOES NOT IN ANY MANNER ADDRESS THE TAX IMPACT OR CONSEQUENCES OF THE PROPOSED AGGREGATE TRANSACTION.

        Lehman Brothers, in arriving at its opinion, reviewed and analyzed, among other things:

  •
  the agreements and the specific terms relating to the Proposed Aggregate Transaction;

  •
  publicly available information concerning the Partnership and the Corporation that Lehman Brothers believed to be relevant to the analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2007;

  •
  financial and operating information with respect to the business, operations and prospects of the Partnership and the Corporation furnished to Lehman Brothers by the management of the General Partner and the Corporation, including financial projections of the Partnership and the Corporation under certain future commodity price estimates prepared by management of the General Partner and the Corporation (which Lehman Brothers refers to as the Projections);

  •
  a trading history of the Partnership common units and the Corporation common stock from January 2004 to August 2007, a comparison of the historical financial results and present financial condition of the Partnership and the Corporation with those of other companies that Lehman Brothers deemed relevant;

  •
  a comparison of the financial terms of the Proposed Aggregate Transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

  •
  the pro forma impact of the Proposed Aggregate Transaction, including the impact of (i) certain restructuring transactions that involve the issuance of new Partnership Class A units to the Corporation and the General Partner in exchange for 4,938,992 Partnership common units that the Corporation currently owns and the incentive distribution rights and all of the economic interest in the 2.0% general partner interest (which Lehman Brothers refers to as the Restructuring Transactions) and (ii) the cost savings expected by the management of the General Partner and the Corporation (which Lehman Brothers refers to as the Projected Cost Savings);

  •
  estimates of third party research analysts with respect to the future financial performance of the Partnership and the Corporation; and

  •
  the impact of various future commodity price fluctuations on the Projections.

        In addition, Lehman Brothers has had discussions with the management of the General Partner and the Corporation concerning their businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        Lehman Brothers, in arriving at its opinion, has assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the General Partner and the Corporation that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of the General Partner and the Corporation, Lehman Brothers has assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the General Partner and the Corporation as to the future financial performance of the Partnership and the Corporation and that the Partnership and the Corporation will perform substantially in accordance with such Projections. Furthermore, upon the advice of the Conflicts Committee and its legal and accounting advisors, Lehman Brothers has assumed that the Proposed Aggregate Transaction and the Restructuring Transactions will qualify as tax-free to the Partnership unitholders. With respect to the Projected Cost Savings expected by the management of the General Partner and the Corporation to result from the Proposed Aggregate Transaction, Lehman Brothers has assumed that such Projected Cost Savings will be realized substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of the Partnership or the Corporation and has not made or obtained any evaluations or appraisals of the assets or liabilities of the Partnership or the Corporation. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and can be evaluated as of, September 5, 2007.

        The following is a summary of certain of the financial analyses used by Lehman Brothers in connection with providing its written opinion to the Conflicts Committee on September 5, 2007. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

  Lehman Brothers' Valuation Analysis Summary

        Lehman Brothers performed a valuation analysis of the Corporation and the Class B membership interests in the General Partner using various valuation methodologies for the Corporation and the General Partner. In particular, as it relates to the Corporation, Lehman Brothers valued: (i) the 4,938,992 Partnership common units owned by the Corporation; (ii) the Corporation's 89.7% interest in the General Partner; (iii) the Corporation's natural gas liquids fractionation trading and marketing business (which Lehman Brothers refers to as the NGL Business); (iv) the Corporation's general and administrative expenses; and (v) the estimated net cash taxes to be paid by the Corporation. The 10.3% Class B membership interest in the General Partner was valued using the same methodologies employed to analyze the Corporation's 89.7% interest. Additionally, Lehman Brothers valued the aggregate consideration to be paid (primarily consisting of Partnership common units and cash) for the Corporation and the General Partner. Lastly, Lehman Brothers compared the aggregate valuation of the Corporation and the 10.3% Class B membership interest in the General Partner to the aggregate consideration to be paid for the Corporation and the 10.3% Class B membership interest in the General Partner. Lehman Brothers also considered that the management of the Corporation estimated that the Corporation will have approximately $35 million of available excess cash at December 31, 2007. The table below summarizes the results of Lehman Brothers' analyses described above. Lehman Brothers noted that the aggregate consideration to be paid for the Corporation and the 10.3% Class B membership interest in the General Partner is within the aggregate valuation range of the Corporation and the 10.3% Class B membership interest in the General Partner. Additional description of the analyses and methodologies used to arrive at these results can be found on the following pages.

Summary Valuation Analysis—The Corporation and 10.3% Class B Membership Interest in the General Partner

The Corporation Consolidated Valuation	Value Range ($mm)
Consolidated Pre-Tax Valuation Range	$773	$1,016
Less Tax Impact	(158)	(177)

Consolidated After-Tax Value Range	$615	$839
10.3% Interest in General Partner Valuation
Pre-Tax and After-Tax Value Range	$67	$89

Total Consolidated Valuation Range	$682	$928

Aggregate Consideration Paid—The Corporation and 10.3% Class B Membership Interest in the General Partner

Consideration Paid for the Corporation	Value per Common Unit	Common Units(mm)	Value Range ($mm)
Cash	$20.00 - $20.00	12.05	$241 - $241
Partnership Common Units	$27.37 - $37.71	15.49	424 - 584

Total			$665 - $825
10.3% Interest in the General Partner	Value per Common Unit	Common Units(mm)	Value Range ($mm)
Cash	N/A		$ 21 - $ 21
Partnership Common Units	$27.37 - $37.71	0.95	26 - 36

Total			$ 47 - $ 57
Excess Cash and Working Capital			$ (35) - $ (35)
Aggregate Consideration Paid Range			$677 - $847

  Valuation Analysis of the Corporation

        For the 4,938,992 Partnership common units owned by the Corporation, Lehman Brothers used a discounted cash flow analysis and a comparable companies trading analysis. For the 89.7% interest in the General Partner, Lehman Brothers used a discounted cash flow analysis, a comparable companies trading analysis and a comparable general partner transactions analysis. For the NGL Business, general and administrative expenses and cash taxes, Lehman Brothers used a discounted cash flow analysis. For each of the different segments, Lehman Brothers averaged the results of the different valuation methodologies to derive a range for that segment. Lehman Brothers then summed the averages in order to derive a total valuation range for the Corporation.

Summary Valuation Analysis—The Corporation

Partnership Common Units	Entity Value per Unit	Units Owned	Range Pre-Tax Value
DCF Analysis	$23.59 - $35.97	4.9	$117 - $178
Comparable Companies Analysis	$31.15 - $39.46	4.9	$154 - $195
Partnership Common Unit Value Range	$27.37 - $37.71	4.9	$135 - $186

General Partner	Total Entity Value	Interest Owned	Range Pre-Tax Value
DCF Analysis	$586 - $862	89.7%	$525 - $774
Comparable Companies Analysis	$772 - $964	89.7%	$693 - $864
Comparable Transactions Analysis	$599 - $769	89.7%	$538 - $690
General Partner Value Range			$585 - $776
NGL Business	Range Pre-Tax Value
DCF Analysis	$116 - $149
Excess G&A	Range Pre-Tax Value
PV of Excess G&A	$ (63) - $ (95)
The Corporation Consolidated Valuation
Consolidated Pre-Tax Value Range	$ 773 - $1,016
Net Effect of Taxes	$(158) - $ (177)
Consolidated After-Tax Value Range	$ 615 - $ 839

  4,938,992 Partnership common units owned by the Corporation

        Discounted Cash Flow Analysis.    Lehman Brothers performed a discounted cash flow analysis of the projected free cash flows to the Partnership common units for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. Lehman Brothers assumed discount rates of 9.0%, 11.0% and 13.0%. Lehman Brothers calculated terminal values using a perpetuity of projected free cash flows and assumed growth rates for projected free cash flows beyond 2016 of 0.0%, 0.5% and 1.0% per year. The assumed growth rates for the projected free cash flows beyond 2016 were based on estimated organic growth rates for cash flows to the Partnership common units. The projected free cash flows to the Partnership common units were derived using the Projections provided by the management of the General Partner. The discounted cash flow analysis resulted in an indicative valuation range per Partnership common unit of $23.59 to $35.97, which implied a pre-tax valuation range of $117 million to $178 million.

        Comparable Companies Analysis.    Lehman Brothers reviewed and compared certain financial information relating to the Partnership to corresponding financial information, ratios and public market multiples for 11 publicly traded master limited partnerships, which are referred to as "MLPs," including:

• Copano Energy, L.L.C.	• DCP Midstream Partners, LP
• Duncan Energy Partners L.P.	• Hiland Partners, LP
• Martin Midstream Partners L.P.	• Regency Energy Partners LP
• SemGroup Energy Partners, L.P.	• Sunoco Logistics Partners L.P.
• Targa Resources Partners LP	• TC Pipelines, LP
• Williams Partners L.P.

        The companies listed above, which Lehman Brothers refers to as the Selected MLP Companies, were chosen because they are publicly traded partnerships with operations that for purposes of analysis may be considered similar to those of the Partnership. Lehman Brothers calculated various multiples and ratios for the Selected MLP Companies and used the multiples and ratios as a reference point to develop an indicative valuation for the Partnership. Lehman Brothers reviewed multiples and ratios for the Selected MLP Companies based on cash distributions per limited partnership unit and distributable cash flow per limited partnership unit. The projections for the Selected MLP Companies and the Partnership were derived from published Wall Street equity research. With respect to the Selected MLP Companies, Lehman Brothers considered the following statistics and multiples:

Selected MLP Companies Statistics and Multiples

Valuation Metrics	Median	Average	High	Low
Distributable Cash Flow per LP Unit/Unit Price
2007E	6.58%	6.35%	8.48%	4.33%
2008E	7.38%	7.57%	8.96%	6.52%
Distributions per LP Unit/Unit Price
LQA	4.75%	5.46%	7.05%	4.16%
2007E	5.34%	5.59%	7.14%	4.41%
2008E	6.13%	6.31%	8.04%	5.25%

        The comparable companies analysis resulted in an indicative valuation range per Partnership common unit of $31.15 to $39.46, which implied a pre-tax valuation range of $154 million to $195 million.

  89.7% Interest in the General Partner

        Discounted Cash Flow Analysis.    Lehman Brothers performed a discounted cash flow analysis of the projected free cash flows to the General Partner for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. Lehman Brothers assumed discount rates of 15.0%, 16.0% and 17.0%. Lehman Brothers calculated terminal values using multiples of projected distributions from the Partnership to the General Partner in 2016 of 20.0x, 25.0x, and 30.0x. The projected free cash flows to the General Partner were derived using the Projections provided by the management of the General Partner.

        The discounted cash flow analysis resulted in an indicative total valuation range of $586 million to $862 million for the General Partner, which implied a pre-tax valuation range for the Corporation's 89.7% interest in the General Partner of $525 million to $774 million.

        Comparable Companies Analysis.    Lehman Brothers reviewed and compared certain financial information relating to the General Partner to corresponding financial information, ratios and public market multiples for 11 publicly traded general partners including:

• Alliance Holdings GP, L.P.	• Atlas Pipeline Holdings, L.P.
• Buckeye GP Holdings L.P.	• Crosstex Energy, Inc.
• Energy Transfer Equity, L.P.	• Enterprise GP Holdings L.P.
• Hiland Holdings GP, LP	• Inergy Holdings, L.P.
• Magellan Midstream Holdings, L.P.	• NuStar GP Holdings, LLC
• Penn Virginia GP Holdings, L.P.

        The companies listed above, which Lehman Brothers refers to as the Selected GP Companies, were chosen because they are publicly traded general partners with operations that for purposes of analysis may be considered similar to those of the General Partner. Lehman Brothers calculated various multiples and ratios for the Selected GP Companies and used the multiples and ratios as a reference point to develop an indicative valuation for the General Partner. Lehman Brothers reviewed multiples and ratios for the Selected GP Companies based on estimates of distributable cash flow and cash distributions per general partnership unit. The projections for the Selected GP Companies and the General Partner were derived from published Wall Street equity research. The Selected GP Companies all have incremental general and administrative expenses associated with their cash flows due to their status as public companies. Therefore, to compare their trading multiples to the General Partner's cash flows to derive an implied valuation range, Lehman Brothers deducted estimated incremental public company expenses of $2.0 million from the General Partner's cash flows before applying the range of multiples from the Selected GP Companies. With respect to the Selected GP Companies, Lehman Brothers considered the following statistics and multiples:

Selected GP Companies Statistics and Multiples

Implied GP Value as a Multiple of:	Median	Average	High	Low
Distributable Cash Flow (After G&A)
2007E	23.5x	28.1x	59.1x	16.8x
2008E	19.8x	20.8x	33.4x	13.5x
Distributions (After G&A)
LQA	28.5x	39.1x	105.2x	24.6x
2007E	26.4x	35.4x	81.0x	23.0x
2008E	22.3x	26.1x	49.0x	18.7x

        The comparable companies analysis resulted in an indicative total valuation range of $772 million to $964 million for the General Partner, which implied a pre-tax valuation range for the Corporation's 89.7% interest in the General Partner of $693 million to $864 million.

        Comparable General Partner Transactions Analysis.    Lehman Brothers reviewed and analyzed certain transactions involving acquisitions of general partners of master limited partnerships. The transactions were chosen because they involved the acquisitions of general partners that for purposes of analysis may be considered similar to the General Partner. The following transactions were reviewed:

  •
  GE Energy Financial Services / Regency GP LP (the G.P.)

  •
  Enterprise GP Holdings L.P. / Texas Eastern Products Pipeline Company, LLC

  •
  ArcLight Capital Partners, Kelso & Company and Lehman Brothers / Buckeye GP Holdings (the G.P.)

  •
  Suburban Propane Partners, L.P. / Suburban Energy Services Group LLC (the G.P.)

  •
  Plains All American Pipeline, L.P. / Pacific Energy Partners, L.P.

  •
  ONEOK, Inc. / TransCanada's GP Interest in Northern Border Partners, L.P.

  •
  EPCO, Inc. / TEPPCO

  •
  EPCO, Inc. / Enterprise Products GP LLC

  •
  Valero L.P. / Kaneb Pipe Line Partners, L.P.

  •
  LB Pacific, L.P. (not disclosed) / Pacific Energy Partners, L.P.

  •
  ONEOK, Inc. / Northern Plains (G.P. of Northern Border Partners, L.P.)

  •
  Carlyle/Riverstone / Glenmoor, Ltd. (parent of G.P. of Buckeye Partners, L.P.)

  •
  First Reserve / Corbin Robertson / Mgmt. / Arch Coal, Inc.'s G.P. interest in Natural Resource Partners, L.P.

  •
  Enterprise Products Partners L.P. / GulfTerra Energy Partners, L.P.

  •
  Vulcan Capital / Plains Resources Inc.

  •
  Energy Transfer Company / U.S. Propane L.P. (G.P. of Heritage Propane Partners, L.P.)

  •
  Goldman Sachs / GulfTerra Energy Partners, L.P.

  •
  Madison Dearborn / Riverstone / Williams Energy Partners L.P.

        Specifically, Lehman Brothers reviewed multiples of distributable cash flow to implied general partner transaction values and cash distributions to implied general partner transaction values. The projected distributable cash flow and cash distributions for the General Partner were derived from published Wall Street equity research. The following table contains the multiples considered by Lehman Brothers:

Selected Comparable General Partner Transactions Multiples

Implied GP Transaction Value as a Multiple of:	Median	Average	High	Low
Distributable Cash Flow (After G&A)	12.4x	20.8x	145.7x	6.5x
Distributions (After G&A)	16.6x	23.2x	115.8x	9.4x

        The comparable general partner transactions analysis resulted in an indicative total equity valuation range of $599 million to $769 million for the General Partner, which implied a pre-tax valuation range for the Corporation's 89.7% interest in the General Partner of $538 million to $690 million.

  NGL Business

        Discounted Cash Flow Analysis.    Lehman Brothers performed a discounted cash flow analysis of the projected free cash flows of the NGL Business for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. Lehman Brothers assumed discount rates of 8.0%, 10.0% and 12.0%. Lehman Brothers calculated terminal values using a perpetuity of projected free cash flows and assumed growth rates for projected free cash flows beyond 2016 of negative 7.5%, negative 5.0% and negative 2.5% per year. The assumed growth rates for the projected free cash flows beyond 2016 were based on estimated organic growth rates for the NGL business. The projections underlying the discounted cash flow analysis were prepared by management of the General Partner and the Corporation. The discounted cash analysis resulted in an indicative pre-tax valuation range of $116 million to $149 million for the Corporation's NGL business.

  General and Administrative Expenses

        Discounted Cash Flow Analysis.    Lehman Brothers performed a discounted cash flow analysis of the projected general and administrative cash expenses of the Corporation for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. Lehman Brothers assumed discount rates of 10.0%, 12.0% and 14.0%. Lehman Brothers calculated terminal values using a perpetuity of projected general and administrative cash expenses and assumed growth rates for projected general and administrative cash expenses beyond 2016 of negative 1.0%, 0.0% and 1.0% per year. The selected discount rates and growth rates reflect a weighted average of the discount rates and growth rates used in valuing the other aspects of the Corporation. The projections underlying the discounted cash flow analysis were prepared by the management of the General Partner and the Corporation. The discounted cash flow analysis resulted in an indicative pre-tax valuation of negative $63 million to negative $95 million for the Corporation's general and administrative cash expenses.

  Cash Taxes

        Discounted Cash Flow Analysis.    All of the previous aspects of the Corporation's valuation were analyzed on a pre-tax basis. In order to analyze the impact of taxes, Lehman Brothers performed a discounted cash flow analysis of the aggregate cash taxes estimated to be paid by the Corporation for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. The discounted cash flow analysis included the potential tax savings associated with projected new debt at the Corporation. Lehman Brothers assumed discount rates of 10.0%, 12.0% and 14.0%. Lehman Brothers calculated terminal values using a perpetuity of projected cash taxes and assumed growth rates for projected cash taxes beyond 2016 of (1.0%), 0.0% and 1.0% per year. The selected discount rates and growth rates reflect a weighted average of the discount rates and growth rates used in valuing the other aspects of the Corporation. The projections underlying the discounted cash flow analysis were prepared by the management of the General Partner and the Corporation. The discounted cash flow analysis resulted in an indicative tax valuation adjustment of negative $158 million to negative $177 million.

  Valuation Analysis of the 10.3% Class B Membership Interest in the General Partner

        The 10.3% Class B membership interest in the General Partner was valued using the same methodologies employed to analyze the Corporation's 89.7% interest. The only significant difference being that the cash flows associated with the 10.3% Class B membership interest will not be subject to taxation. Lehman Brothers used a discounted cash flow analysis, a comparable companies trading analysis and a comparable general partner transactions analysis.

        The discounted cash flow analysis resulted in an indicative total valuation range of $586 million to $862 million for the General Partner, which implied an after-tax valuation range for the 10.3% Class B membership interest in the General Partner of $60 million to $89 million. The comparable companies analysis resulted in an indicative total valuation range of $772 million to $964 million for the General Partner, which implied an after-tax valuation range for the 10.3% Class B membership interest in the General Partner of $80 million to $99 million. The comparable general partner transactions analysis resulted in an indicative total equity valuation range of $599 million to $769 million for the General Partner, which implied an after-tax valuation range for the 10.3% Class B membership interest in the General Partner of $62 million to $79 million. The average of these three methodologies resulted in an after-tax valuation range for the 10.3% Class B membership interest in the General Partners of $67 million to $89 million.

  Impact of Commodity Price Variations on Lehman Brothers' Valuation Analysis

        In addition to the base valuation analysis described in detail on the prior pages, Lehman Brothers also considered the impact of various commodity prices on the Projections and the corresponding impact on the valuation analysis. In order to assess this impact, Lehman Brothers used a discounted cash flow analysis (employing the same assumptions as described on the previous pages for the various segments) on the Projections (which contain prices for oil and natural gas provided by the management of the General Partner and the Corporation), and compared that to a discounted cash flow analysis on the Projections as adjusted for two different commodity price sensitivities. The first sensitivity, which Lehman Brothers refers to as the Strip Price Case, used oil and natural gas prices as quoted on the New York Mercantile Exchange on August 31, 2007 for the calendar years 2008 through 2012. For the calendar years beyond 2012, the quoted 2012 prices for oil and natural gas were used with no escalation. The second sensitivity, which Lehman Brothers refers to as the $50 / $7 Case, used $50.00 per barrel of oil and $7.00 per million British thermal units of natural gas in all years. The results of the discounted cash flow analysis are shown in the table below. Lehman Brothers noted that the aggregate consideration to be paid for the Corporation and the 10.3% Class B membership interest in the General Partner is within the aggregate valuation range of the Corporation and the 10.3% Class B membership interest in the General Partner in all three scenarios.

Valuation Analysis—Discounted Cash Flow Sensitivity

	Management Case	Strip Case Case	$50 / $7 Case Case
Corporation Valuation	$537 - $828	$543 - $840	$337 - $578
10.3% Interest in the General Partner Valuation	60 - 89	60 - 88	51 - 74

Total Aggregate Valuation	$597 - $917	$603 - $928	$388 - $653
Corporation Consideration	$607 - $798	$603 - $794	$565 - $730
10.3% Interest in the General Partner Consideration	43 - 55	43 - 55	41 - 51
Excess Cash and Working Capital	(35) - (35)	(35) - (35)	(35) - (35)

Aggregate Consideration Paid	$615 - $818	$611 - $814	$571 - $746

  Lehman Brothers' Pro Forma Analysis

        Lehman Brothers analyzed the pro forma impact of the merger and the related transactions on, among other things, the Partnership's projected distributable cash flow per common unit for the nine fiscal years beginning January 1, 2008 and ending December 31, 2016. Using the Projections prepared by the managements of the General Partner and the Corporation, Lehman Brothers compared the distributable cash flow per common unit of the Partnership, on a standalone basis, to the distributable cash flow per common unit of the Partnership pro forma for the Proposed Aggregate Transaction and the Restructuring Transactions. Additionally, Lehman Brothers included the Projected Cost Savings in the calculation of pro forma distributable cash flow per common unit. Lehman Brothers noted that the Proposed Aggregate Transaction was accretive to distributable cash flow per common unit in all years considered.

        Additionally, Lehman Brothers performed the pro forma analysis using the same commodity price sensitivities described in the valuation analysis. The Strip Price Case, used oil and natural gas prices as quoted on the New York Mercantile Exchange on August 31, 2007 for the calendar years 2008 through 2012. For the calendar years beyond 2012, the quoted 2012 prices for oil and natural gas were used with no escalation. The $50 / $7 Case, used $50.00 per barrel of oil and $7.00 per million British thermal units of natural gas in all years. Lehman Brothers noted that the Proposed Aggregate Transaction was accretive to distributable cash flow per common unit in all years considered under the Strip Price Case and that the Proposed Aggregate Transaction was dilutive to distributable cash flow per common unit in all years prior to 2014 under the $50 / $7 Case.

        Furthermore, Lehman Brothers also analyzed a variation to the Projections whereby following the completion of the Proposed Aggregate Transaction and the Restructuring Transactions, the Partnership would invest an incremental $200 million of capital per year on acquisitions (which Lehman Brothers refers to as the Improved Acquisition Case). Lehman Brothers noted that the Proposed Aggregate Transaction under the Improved Acquisition Case enhanced distributable cash flow accretion in all years.

  Lehman Brothers' Premiums Paid Analysis

        Lehman Brothers reviewed the premiums paid in recent public energy transactions where the consideration was not 100% cash and compared that with the premium to the Corporation's common stock price on August 31, 2007 implied by the proposed redemption and merger. The following transactions were reviewed:

  •
  Marathon Oil / Western Oil Sands

  •
  Transocean / GlobalSantaFe

  •
  Plains Exploration / Pogo

  •
  Petrohawk Energy / KCS Energy

  •
  Forest Oil / Houston Exploration

  •
  Plains All American Pipeline / Pacific Energy Partners

  •
  ConocoPhillips / Burlington Resources

  •
  Occidental Petroleum / Vintage Petroleum

  •
  Chevron Texaco / Unocal

  •
  Valero LP / Kaneb Pipe Line Partners

  •
  Cimarex Energy / Magnum Hunter Resources

  •
  Noble Energy / Patina Oil & Gas

  •
  Valero Energy / Premcor

  •
  Enterprise Products Partners / GulfTerra

  •
  Pioneer Natural Resources / Evergreen Resources

  •
  Kerr-McGee / Westport Resources

  •
  Devon Energy / Ocean Energy

  •
  Phillips Petroleum / Conoco

  •
  Pride International / Marine Drilling

  •
  Santa Fe International / Global Marine

  •
  Dominion Resources / Louis Dreyfus Natural Gas

  •
  Phillips Petroleum / Tosco

  •
  Kerr-McGee / HS Resources

  •
  Valero Energy / Ultramar Diamond Shamrock

  •
  Williams Cos / Barrett Resources

  •
  Patterson Energy / UTI Energy

  •
  Devon Energy / Mitchell Energy & Development

  •
  Kinder Morgan Energy Partners / Santa Fe Pacific Pipeline

        The one-day prior premiums associated with these transactions ranged from 7.8% to 37.9% with an average of 21.8%. The five trading day prior spot premiums associated with these transactions ranged from 0.3% to 38.8% with an average of 21.8%. The 20 trading day prior spot premiums associated with these transactions ranged from (4.0%) to 48.7% with an average of 26.1%. The implied premiums to the Corporation's common stock on a one-trading day prior, five trading day prior and 20 trading day prior basis were 22.1%, 20.5% and 15.7%, respectively. Lehman Brothers noted that these implied premiums were within the range of the premiums implied in recent comparable energy transactions.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Conflicts Committee selected Lehman Brothers because of its expertise, reputation and familiarity with the Partnership, master limited partnerships and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger and the related transactions.

        Pursuant to the terms of an engagement letter dated March 1, 2007, between Lehman Brothers and the Conflicts Committee, the Partnership paid Lehman Brothers a retainer of $250,000 upon signing of the engagement letter. Additionally, the Partnership paid Lehman Brothers a fee of $1.5 million upon delivery of Lehman Brothers' fairness opinion. The Partnership has also agreed to pay Lehman Brothers an additional fee of approximately $1.8 million upon the closing of the redemption and merger. Whether or not the Proposed Aggregate Transaction occurs, the Conflicts Committee will also reimburse Lehman Brothers for reasonable expenses, including legal fees, incurred in connection with its engagement and indemnify Lehman Brothers and specific related persons against liabilities arising out of this engagement.

        Lehman Brothers also has performed various investment banking services for the Partnership in the past, and expects to provide such services in the future, and expects to receive customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of the Partnership and the Corporation for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to the Deal Committee of the Corporation Board

        The Deal Committee engaged Merrill Lynch as its independent financial advisor as of February 20, 2007 to advise the Deal Committee in connection with its consideration of the possible sale or merger, or entry into another similar transaction involving all or a portion of MarkWest Hydrocarbon. Merrill Lynch, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. The Deal Committee selected Merrill Lynch as its independent financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the redemption and merger. On September 5, 2007, Merrill Lynch delivered to the Deal Committee its oral opinion, which opinion was confirmed by delivery of a written opinion to the Deal Committee dated the same date, that, as of that date and based upon and subject to the matters set forth in the opinion, the redemption and merger consideration was fair, from a financial point of view, to the Corporation's stockholders, other than Mr. Fox and MWHC Holding, Inc. and their respective affiliates and the respective officers and directors of MarkWest Hydrocarbon and the General Partner, collectively referred to as the "Excluded Holders."

        The full text of the Merrill Lynch opinion, dated September 5, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Merrill Lynch in rendering its opinion is, with Merrill Lynch's consent, attached as Annex G to this proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. The summary of the Merrill Lynch opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The holders of the Corporation's common stock are urged to read the Merrill Lynch opinion carefully and in its entirety.

        Merrill Lynch's opinion is solely for the use and benefit of the Deal Committee. Merrill Lynch was not asked to, and its opinion does not, address the merits of the redemption and merger as compared to other business strategies or transactions that might be available to the Corporation or the merits of the underlying decision by the Corporation to engage in the redemption and merger. Further, Merrill Lynch's opinion does not constitute a recommendation to any Corporation stockholder as to how such stockholder should vote on the redemption and merger agreement or amended charter or any other matter or as to the form of redemption and merger consideration such stockholder should elect to receive.

        In connection with Merrill Lynch's role as financial advisor, the Deal Committee authorized Merrill Lynch to contact a select group of third parties to assess their interest in pursuing a potential acquisition of MarkWest Hydrocarbon; however, no such parties provided Merrill Lynch with firm indications of interest prior to the date Merrill Lynch rendered its opinion on September 5, 2007. On September 5, 2007, Merrill Lynch was authorized by the Deal Committee of the Board of Directors of MarkWest Hydrocarbon to solicit third party indications of interest for the acquisition of MarkWest Hydrocarbon during the 30-day "go-shop" period described elsewhere in this proxy statement/prospectus. Please read "The Redemption and Merger Agreement—Solicitation of Other Offers" beginning on page 180.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to the Corporation and the Partnership that Merrill Lynch deemed to be relevant, including Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2004, 2005 and 2006 and Quarterly Reports on Form 10-Q and related unaudited financial statements for the three month periods ended March 31, 2006 and 2007 and six month periods ended June 30, 2006 and 2007;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Corporation and the Partnership furnished to Merrill Lynch by the Corporation and the Partnership, respectively;

  •
  conducted discussions with members of senior management and representatives of the Corporation and the Partnership concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the redemption and merger;

  •
  reviewed the market prices and valuation multiples for the Corporation common stock and the Partnership common units and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of the Corporation and the Partnership and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the redemption and merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations concerning the redemption and merger among representatives of the Corporation and the Partnership and their financial and legal advisors;

  •
  reviewed the potential pro forma impact of the redemption and merger;

  •
  reviewed the September 4, 2007 draft of the redemption and merger agreement; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information. In addition, Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of the Corporation or the Partnership, was not furnished with any such evaluation or appraisal and did not evaluate the solvency or fair value of the Corporation or the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Corporation or the Partnership. With respect to the forecast information furnished to Merrill Lynch by, or discussed by Merrill Lynch with, the Corporation or the Partnership, Merrill Lynch assumed in rendering its opinion that such information was reasonably prepared and reflected the best currently available estimates and judgments of the Corporation's and General Partner's management as to the expected future financial performance of the Corporation and the Partnership. In addition, Merrill Lynch assumed, without verifying, that the tax impact of the transaction on the Corporation and on the Corporation stockholders will be as represented to Merrill Lynch. Finally, Merrill Lynch assumed that the final form of the redemption and merger agreement is substantially similar to the last draft it reviewed.

        Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed in rendering its opinion that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the redemption and merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the redemption and merger.

        The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this joint proxy statement/prospectus. In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Merrill Lynch, Merrill Lynch cannot assure that the estimates will prove to be accurate.

        No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to the Corporation, the Partnership or the proposed redemption and merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

        In furnishing its opinion, Merrill Lynch did not purport to be an expert within the meaning of the term "expert" as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

        The following is a summary of the financial analyses performed by Merrill Lynch in connection with providing its opinion to the Deal Committee on September 5, 2007. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Merrill Lynch.

  Implied Premium Analysis

        Merrill Lynch calculated the premiums of the redemption and merger consideration over trading prices of Corporation common stock by comparing the $60.97 per share of implied redemption and merger consideration to Corporation stockholders, consisting of 1.285 Partnership common units and $20.00 in cash per share and the closing price of the Partnership common units on August 31, 2007 of $31.88 per common unit, to the historical trading prices of Corporation common stock for specified periods between September 1, 2006 to August 31, 2007 and calculated the following results:

Period	Market Price	$60.97 Offer Premium
Last Price (August 31, 2007)	$50.29	21.2%
One Week Average	$50.75	20.1%
30-Day Average	$52.62	15.9%
60-Day Average	$54.87	11.1%
LTM High Price	$64.47	(5.4)%
LTM Low Price	$25.00	143.9%

  Historical Trading Ratio Analysis

        Merrill Lynch analyzed the historical ratios of the closing prices of Corporation common stock divided by the corresponding closing prices of the Partnership common units for the period from September 1, 2006 to August 31, 2007 based on (i) an unadjusted basis and (ii) an adjusted basis with the Partnership common units equaling approximately 67.2% of the total consideration (the "Adjusted Exchange Ratio") representing the Partnership common unit portion of the redemption and merger consideration as of closing prices on August 31, 2007 and calculated the following results:

Exchange Ratio Calculated	Average Trading Ratio
Unadjusted Exchange Ratio	1.557
Adjusted Exchange Ratio	1.046
Redemption and Merger Ratio	1.285

  Projected Financial Performance

        For certain of its analyses, Merrill Lynch utilized the projected financial performance of the Corporation and the Partnership, without giving effect to the proposed redemption and merger, for the five year period beginning on January 1, 2008. The bases for these financial projections were prepared and/or provided by the management and staff of the Corporation and the General Partner and were based on certain assumptions and discussions with the management of the Corporation and the General Partner regarding the potential future operating and financial performance of the Corporation and the Partnership. Merrill Lynch updated commodity futures pricing utilized in the financial projections provided by the Corporation and the Partnership to those as of August 31, 2007, increased the assumed growth capital expenditures and acquisitions to be completed by the Partnership by $100 million in each of the years included in the projected financials and assumed a forecast distribution yield of 6.50% as opposed to 6.25% throughout the projected period for the purpose of determining Partnership common unit values for the issuance of equity to fund such growth capital expenditures and acquisitions.

  Discounted Cash Flow Analysis

        Merrill Lynch utilized a discounted cash flow analysis to value the Corporation's business interests, including its: (i) 89.7% interest in the General Partner; (ii) ownership of Partnership common units; and (iii) its natural gas liquids marketing business, the "frac spread business." Merrill Lynch valued the Corporation's interest in the General Partner based on projected cash flows to the 89.7% interest in the General Partner for the years 2008 through 2012 and the application of a terminal multiple to estimated after-tax General Partner cash flow in the terminal year. Merrill Lynch assumed terminal year cash flow multiples ranging from 16.0x to 21.0x, utilized various assumed annual acquisition and/or growth capital expenditure levels at the Partnership ranging from $100 million to $200 million and utilized equity discount rates of 7.0% to 9.0%, based on equity cost of capital of comparable publicly-traded general partners. In valuing the Corporation's ownership of the Partnership common units, Merrill Lynch based its discounted cash flow analysis on projected distributions per Partnership common unit for the years 2008 through 2012 and the application of an estimated yield to the distribution per Partnership common unit in the terminal year. Merrill Lynch assumed terminal year distribution yields ranging from 4.5% to 7.0%, based on yields at which comparable master limited partnerships traded as of August 31, 2007, utilized various assumed annual growth capital expenditure/acquisition levels at the Partnership ranging from $100 million to $200 million, assumed equity discount rates of 7.0% to 9.0%, based on equity cost of capital of comparable master limited partnerships, and subtracted the tax liability upon sale. To value the Corporation's frac spread business, Merrill Lynch projected the after-tax cash flows to be derived from that business in each of 2008 through 2012 based on relevant commodity futures prices as of August 31, 2007, and discounted such after-tax cash flows utilizing discount rates that increased annually from 6.6% in 2008 to 20.0% in 2012 as the surety of cash flows decrease as liquidity in the NGL hedging market decreases with each ensuing year of the analysis. Merrill Lynch utilized a terminal value for the frac spread business based on the perpetuity growth method based on after-tax 2012 projected cash flow with growth rates ranging from (1.0%) to 1.0% and discount rates ranging from 17.5% to 22.5%.

        From the reference values implied by these analyses and by adding the Corporation projected cash on hand as of December 31, 2007, Merrill Lynch determined equity reference value ranges of $46.90 to $72.29 per share of Corporation common stock and $31.95 to $49.74 per Partnership common unit.

        To analyze the Partnership common unit portion of the redemption and merger consideration, the per share and per unit equity reference value ranges for the Corporation and the Partnership, respectively, were then used to derive implied Adjusted Exchange Ratios of 0.63x to 1.52x. The low end of the implied Adjusted Exchange Ratio range was calculated by dividing the low end of the Corporation per share equity reference value range by the high end of the Partnership per unit equity reference value range. The high end of the implied Adjusted Exchange Ratio range was calculated by dividing the high end of the Corporation per share equity reference value range by the low end of the Partnership per unit equity reference value range.

        Merrill Lynch noted that the proposed redemption and merger consideration of 1.285 Partnership common units and $20.00 in cash per share of Corporation common stock was supported by this analysis.

  Comparable Company Trading Analysis ("CompCo Analysis")

        To value the Corporation's 89.7% interest in the General Partner, Merrill Lynch used publicly available information to calculate general partner equity multiples of second quarter 2007 annualized general partner distributions as well as general partner yields based on second quarter 2007 annualized distributions per limited partner unit for 11 publicly traded general partners of master limited partnerships. To value the Partnership common units owned by the Corporation, Merrill Lynch used publicly available information to calculate equity distribution yields of second quarter 2007 annualized and 2008 estimated distributions per limited partner unit and enterprise value multiples of 2007 and 2008 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for ten comparable publicly traded master limited partnerships. For this analysis, estimated distributions per unit and EBITDA were based on average research analyst estimates. Merrill Lynch obtained the enterprise value of each partnership by adding that partnership's equity market value to the sum of its long-term debt and non-controlling interest and subtracting its cash and cash equivalents.

        The following sets forth the general partner entities utilized to evaluate the 89.7% interest in the General Partner owned by the Corporation:

• Alliance Holdings GP, L.P.	• Hiland Holdings GP, LP
• Atlas Pipeline Holdings, L.P.	• Inergy Holdings, L.P.
• Buckeye GP Holdings L.P.	• Magellan Midstream Holdings, L.P.
• Crosstex Energy, Inc.	• Penn Virginia GP Holdings, L.P.
• Energy Transfer Equity, L.P.	• NuStar GP Holdings, LLC
• Enterprise GP Holdings L.P.

        The mean and median yields and general partner equity value/general partner distribution multiples for the 11 general partners are set forth below. The table also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the comparable multiples.

	Comparable Company Yields/Multiples
Measure					Selected Benchmark Ranges
	Mean		Median
Annual Distribution Yield	3.6%		3.9%		2.5 - 4.5%
GP Equity Value/GP Distribution	37.7	x	34.8	x	25.0 - 45.0	x

        Merrill Lynch applied the benchmark yields and general partner equity value to general partner distribution multiples to the Corporation's 2007 estimated after-tax distributions received from its ownership of the 89.7% interest in the General Partner to determine its composite equity reference value range for the Corporation's 89.7% interest in the General Partner of approximately $400 million to $675 million.

        The following master limited partnerships were utilized to evaluate the Partnership common units owned by the Corporation. These master limited partnerships were chosen based on Merrill Lynch's view of the comparability of their operating and financial characteristics to those of the Partnership:

• Atlas Pipeline Partners, L.P.	• Eagle Rock Energy Partners, L.P.
• Copano Energy, L.L.C.	• Hiland Partners, LP
• Crosstex Energy, L.P.	• Regency Energy Partners LP
• DCP Midstream Partners, LP	• Targa Resources Partners LP
• Duncan Energy Partners L.P.	• Williams Partners L.P.

        The mean and median distribution yields and enterprise value/EBITDA multiples for the ten master limited partnerships are set forth below. The table also includes benchmark yield and multiple ranges selected by Merrill Lynch based on a review of the comparable yields and multiples.

	Comparable Partnership Yields/Multiples
Measure					Selected Benchmark Ranges
	Mean		Median
2007 Second Quarter Annualized Distribution Yield	5.6%		5.3%		4.5 - 7.0%
2008 Distribution Yield	6.9%		6.7%		5.5 - 8.0%
Enterprise Value/2007 EBITDA	15.0	x	15.9	x	13.0 - 17.0	x
Enterprise Value/2008 EBITDA	10.3	x	10.1	x	8.5 - 12.0	x

        Merrill Lynch applied the benchmark yields to the Partnership's second quarter 2007 annualized and 2008 estimated distributions per unit and the benchmark multiples to the Partnership's 2007 and 2008 estimated EBITDA and adjusted for net debt as of June 30, 2007 and divided by the total number of Partnership common units outstanding as of July 30, 2007 to determine equity reference value ranges for the Partnership on a per common unit basis.

        Merrill Lynch determined from the reference value ranges implied by these yields and multiples a composite equity reference value range of $32.00 to $55.00 per Partnership common unit.

        After adjusting for the implied tax liability for the sale of approximately 4.9 million Partnership common units owned by the Corporation, adding the reference value of the frac spread business implied by the discounted cash flow analysis and projected cash on hand as of December 31, 2007 to the composite equity reference value range of the General Partner, Merrill Lynch derived a total equity reference value range for the Corporation of approximately $575 million to $921 million, or $47.73 to $76.44 per share.

        To analyze the Partnership common unit portion of the redemption and merger consideration, the per share and per unit equity reference value ranges for the Corporation and the Partnership were then used to derive implied Adjusted Exchange Ratios of 0.58x to 1.61x. The low end of the implied Adjusted Exchange Ratio range was calculated by dividing the low end of the Corporation per share equity reference value range by the high end of the Partnership per common unit equity reference value range. The high end of the implied Adjusted Exchange Ratio range was calculated by dividing the high end of the Partnership per share equity reference value range by the low end of the per Partnership common unit equity reference value range.

        Merrill Lynch noted that the proposed redemption and merger consideration of 1.285 Partnership common units and $20.00 in cash per share of Corporation common stock was supported by this analysis.

  Comparable Acquisition Analysis ("CompAcq Analysis")

        Merrill Lynch reviewed selected publicly available information regarding 22 transactions involving general partners of master limited partnerships and twenty-four corporate and asset transactions involving master limited partnerships and natural gas midstream assets announced between January 1997 and July 2007 that Merrill Lynch deemed appropriate for an analysis of the redemption and merger consideration.

        Using publicly available information, Merrill Lynch calculated the multiple of transaction value to annualized general partner cash flow, including cash flow associated with the incentive distribution rights, for the comparable general partner transactions. Merrill Lynch separated the twenty-two precedent transactions into two groups based on whether the general partner interest acquired was a controlling or a non-controlling position. Merrill Lynch then calculated the median multiples of transaction value to annualized general partner cash flow for both groups, based on whether or not the general partner had reached the highest level of incentive distribution rights distributions.

        The median implied multiples in these general partner transactions are set forth below. The table below also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the implied multiples in the selected transactions.

Median of Transaction Value to GP Cash Flow
	Controlling Interest	Non-Controlling Interest	Selected Benchmark Ranges
Highest % GP Incentive Distribution Rights Tier	19.6x	12.1x	16.0x - 21.0x
Less than 50% GP Incentive Distribution Rights Tier	22.2x	15.7x

        Merrill Lynch applied the benchmark general partner multiples to the annualized after-tax cash flow received during the second quarter 2007 from the Corporation's 89.7% interest in the General Partner to determine a composite reference value range for the Corporation's 89.7% interest in the General Partner of approximately $250 million to $320 million.

        Using publicly available information, Merrill Lynch also calculated the multiple of transaction value to the last twelve months EBITDA for selected corporate master limited partnership transactions and selected natural gas midstream asset transactions.

        The mean and median implied multiples in these master limited partnership and natural gas midstream asset transactions are set forth below. The table below also includes benchmark multiple ranges selected by Merrill Lynch based on a review of the implied multiples in the selected transactions.

Transaction Value to Last Twelve Months EBITDA
Selected Benchmark Ranges
	Mean	Median
Corporate MLP Transactions	12.7x	12.7x	9.0x - 13.5x
Natural Gas Midstream Asset Transactions	10.0x	9.5x

        Merrill Lynch applied the benchmark corporate and asset transaction multiples to the Partnership's EBITDA for the latest twelve months ending June 30, 2007 and MarkWest Energy's 2007 estimated EBITDA, adjusted for net debt as of June 30, 2007 and divided by the total number of Partnership common units outstanding as of July 30, 2007 to determine equity reference value ranges for the Partnership on a per common unit basis.

        Merrill Lynch determined from the reference value ranges implied by these multiples a composite equity reference value range of $25.00 to $43.00 per Partnership common unit.

        After adjusting for the implied tax liability upon sale of the approximately 4.9 million Partnership common units owned by the Corporation, adding the reference value of the frac spread business implied by the discounted cash flow analysis and projected cash on hand as of December 31, 2007 to the composite equity reference value range of the 89.7% interest in the General Partner owned by the Corporation, Merrill Lynch derived a total equity reference value range for MarkWest Hydrocarbon of approximately $405 million to $541 million, or $33.63 to $44.91 per share.

        To analyze the Partnership common unit portion of the redemption and merger consideration, the per share and per unit equity reference value ranges for the Corporation and the Partnership were then used to derive implied Adjusted Exchange Ratios of 0.53x to 1.21x. The low end of the implied Adjusted Exchange Ratio range was calculated by dividing the low end of the Corporation per share equity reference value range by the high end of the Partnership per common unit equity reference value range. The high end of the implied Adjusted Exchange Ratio range was calculated by dividing the high end of the Corporation per share equity reference value range by the low end of the Partnership per common unit equity reference value range.

        Merrill Lynch noted that the proposed redemption and merger consideration of 1.285 Partnership common units and $20.00 in cash per share of Corporation common stock was supported by this analysis.

  Pro Forma Analysis

        Merrill Lynch analyzed the pro forma financial effects of the proposed redemption and merger for the fiscal years ended 2008 through 2012 using: (i) projections of the Corporation and the Partnership as described in the "Projected Financial Performance" section above and other management estimates and assumptions regarding the redemption and merger; and (ii) an "Additional Acquisition Case" assuming that, based on eliminating the incentive distribution rights owned by the General Partner through the exchange agreement in connection with the redemption and merger resulting in a lower current all-in cash cost of equity financing, the Partnership would be able to achieve an additional $200 million per year of acquisitions and/or growth capital expenditures after the redemption and merger and related transactions. This analysis indicated that the redemption and merger would be accretive to estimated distributable cash flow and estimated distributions per Partnership common unit of the Partnership in each year assuming both management estimates and the Additional Acquisition Case.

        The description set forth above constitutes a summary of the analyses employed and factors considered by Merrill Lynch in rendering its opinion to the Deal Committee. As described above, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

        Merrill Lynch is acting as financial advisor to the Deal Committee in connection with the redemption and merger and has received fees of $750,000 from the Corporation for its services, including rendering its opinion, and will receive an additional fee from the Corporation for its services estimated to be approximately $2.9 million, which is contingent upon the consummation of the redemption and merger or another transaction whereby a person acquires control of the Corporation. The Corporation has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has provided financial advisory services to the Corporation in the past and has received fees for rendering such services. In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade shares of Corporation common stock and the debt and equity securities of the Partnership for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Purpose and Reasons for the Redemption and Merger for the Partnership

        The Partnership believes that the redemption and merger will provide substantial benefits to the Partnership unitholders by creating a company that is better positioned to compete in the global marketplace. The General Partner board believes that the combination of the Partnership and the Corporation offers the following advantages to the Partnership following the redemption and merger:

  •
  eliminates the incentive distribution rights in the Partnership, which will provide substantially lower costs of equity capital;

  •
  enhances the Partnership's ability to compete for new acquisitions following the redemption and merger;

  •
  improves the returns to the Partnership unitholders, including former Corporation stockholders receiving Partnership common units in the merger, from the Partnership's expansion projects following the redemption and merger;

  •
  enhances the strategic and market position of the Partnership;

  •
  will be accretive to the Partnership's distributable cash flow per unit; and

  •
  significantly reduces the costly duplication of services required to maintain two public companies.

        The General Partner board considered several alternatives to accomplish its objectives, but did not pursue any of these alternatives because the alternative either was not feasible or had adverse consequences that made the alternative undesirable.

Purpose and Reasons for the Redemption and Merger for the Corporation and Plans for the Corporation after the Redemption and Merger

        The purpose of the redemption and merger for the Corporation is to enable the Corporation stockholders, to the extent that such stockholders elect to receive cash in the redemption, to immediately realize the value of their investment in the Corporation through their receipt of the per share cash consideration. The Corporation stockholders can also elect to participate in the expected benefits of the operations of the Partnership by electing to receive the Partnership common units in the merger. The value of the stated consideration represents a 22% premium to the Corporation common stock's per share closing price as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger.

        Another purpose of the redemption and merger is to reduce operating inefficiencies and the costly duplication of services required to maintain two public companies. Following the redemption and merger, the Corporation will no longer be a reporting company and anticipates having a selling and general and administrative expense savings of approximately $2.5 million annually.

        The reasons for undertaking the transaction at this time are described above under "—Background of the Redemption and Merger" beginning on page 68. It is expected that, upon consummation of the transactions contemplated by the redemption and merger agreement, the operations of the Corporation will be conducted substantially as they currently are being conducted.

        The Corporation board considered several alternatives to accomplish its objectives, but did not pursue any of these alternatives because the alternative either was not feasible or had adverse consequences that made the alternative undesirable. The alternatives considered included restructuring the Corporation as a pass-through entity for tax purposes, a public to private transaction, a public or private sale of the Partnership and General Partner interest, leveraging the Corporation and growing through acquisitions, business combinations, and management buyouts.

Effects of the Redemption and Merger

        If the redemption is consummated, immediately afterwards the Merger Sub will be merged with and into the Corporation, with the Corporation continuing as the surviving corporation and a wholly owned subsidiary of the Partnership.

        If the redemption and merger and related transactions are completed, each Corporation stockholder may elect to receive (a) all cash, (b) all Partnership common units, (c) the stated consideration of 1.285 Partnership common units plus $20.00 of cash, or (d) any combination of (a), (b) and (c), on a per share basis, subject to proration and an equalization formula in the case of a cash or Partnership common units election. If a Corporation stockholder makes no election for any of his shares, such Corporation stockholder will receive whatever combination of cash and/or Partnership common units is necessary to honor the elections made by other Corporation stockholders to the extent possible. Immediately prior to the redemption, all outstanding Corporation stock options previously granted at the effective time of the redemption and merger will be deemed exercised. Afterward, each holder of an outstanding Corporation stock option will be treated as holding a number of shares of Corporation common stock equal to:

  (1)
  the number of shares of Corporation common stock subject to such Corporation stock option, minus

  (2)
  the number of shares of Corporation common stock that are equal in value, determined as of the effective time of the redemption and merger, to

  (i)
  the product of (x) the exercise price of such Corporation stock option times (y) the number of shares of Corporation common stock subject to such Corporation stock option, plus

  (ii)
  such amounts as are required to be withheld or deducted by law with respect to the exercise of such Corporation stock options.

        At the effective time of the redemption and merger, the Partnership will assume all shares of Corporation restricted stock, subject to the current vesting terms and other conditions applicable to such restricted stock, and will issue to the holders of Corporation restricted stock a number of phantom (notional) units of the Partnership based on an exchange ratio equal to (a) the value of the aggregate cash and common unit consideration to be paid in the redemption and merger on a per share basis divided by (b) the volume-weighted average of the trading sales prices of common units during the ten consecutive trading days ending on the third calendar day immediately prior to the effective time of the redemption and merger.

        Contemporaneously with the redemption and merger, the General Partner will receive 18,506,132 Partnership Class A units in exchange for the 2% economic interest of the general partner interest in the Partnership and all of the Partnership's incentive distribution rights. Also contemporaneously with the redemption and merger, the Corporation will receive 5,900,000 Partnership Class A units in exchange for the 4,938,992 Partnership common units that it currently holds.

        If the redemption and merger are completed, the Corporation stockholders will have no direct interests in the Corporation's net book value or net earnings after the redemption and merger. The Partnership did not have any direct or indirect interests in the Corporation's book value and net earnings prior to the redemption and merger. Following the redemption and merger, the entire interest in the Corporation's net book value and net income will be held by the Partnership.

        A primary benefit of the redemption and merger to the Corporation stockholders will be the right of such stockholders to receive cash consideration and/or to receive Partnership common units, at a 22% premium to the Corporation common stock's per share closing price as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger. Additionally, such Corporation stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of the Corporation following the redemption and merger. However, Corporation stockholders who receive Partnership common units will bear the risk of any possible decrease in the future earnings, growth or value of the Partnership following the redemption and merger. The Corporation stockholders who receive the Partnership common units in the merger will be able to participate in the expected benefits of the operations of the Partnership.

        Another benefit of the merger to the Corporation stockholders is that the merger component of the transaction is intended to qualify as a reorganization under the Internal Revenue Code in which the holders of Corporation common stock will generally not recognize any gain to the extent that they receive Partnership common units. In addition, as a result of the redemption and merger, the

Partnership following the redemption and merger will be more tax efficient for the Corporation stockholders who receive Partnership common units in the merger since they will be holding interests in a pass-through entity.

        The primary detriments of the redemption and merger to the Corporation stockholders include the lack of a direct interest of such Corporation stockholders in the potential future earnings or growth of the Corporation. However, as discussed above, the Corporation stockholders may elect to receive the Partnership common units and will, therefore, be able to participate in the expected benefits of the operations of the Partnership, which will include the Corporation as its direct subsidiary.

        The primary benefit of the redemption and merger to the Corporation will be to reduce operating inefficiencies and the costly duplication of services required to maintain two public companies. This will simplify corporate governance issues and reduce or eliminate intercompany transactions and the potential for intercompany conflicts.

        The primary benefit of the redemption and merger and related transactions to the Partnership will be the elimination of the incentive distribution rights owned by the General Partner, which are being terminated as a result of the exchange, and as a result, on a pro forma basis, the Partnership's future cost of capital will be reduced which will make the Partnership more competitive in future acquisitions. In addition, the redemption and merger, as well as the issuance of the Partnership Class A units in exchange for the exchanged interests, are expected to be accretive to the Partnership's distributable cash flow per Partnership common unit.

        The Corporation common stock is currently registered under the Exchange Act and is traded on the American Stock Exchange under the symbol "MWP." As a result of the redemption and merger, the Corporation, as the surviving corporation, will become a privately held corporation, and there will be no public market for its common stock. After the redemption and merger, the Corporation common stock will cease to be traded on the American Stock Exchange, and price quotations with respect to sales of shares of Corporation common stock in the public market will no longer be available. In addition, registration of Corporation common stock under the Exchange Act will be terminated.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of the Partnership and the Corporation and other statements that are not historical facts, as well as certain information relating to the redemption and merger, including, without limitation:

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  statements relating to the benefits of the redemption and merger;

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  statements relating to the financial results of the Partnership following the redemption and merger; and

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  statements preceded by, followed by or that include the words "believes," "anticipates," "plans," "predicts," "expects," "envisions," "hopes," "estimates," "intends," "will," "continue," "may," "potential," "should," "confident," "could" or similar expressions.

        These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under "Risk Factors" beginning on page 39, as well as the following factors:

  •
  the possibility that the companies may be unable to obtain stockholder/unitholder or regulatory approvals required for the redemption and merger;

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  the possibility that the businesses may suffer as a result of uncertainty surrounding the redemption and merger;

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  the possibility that the industry may be subject to future regulatory or legislative actions;

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  other uncertainties in the industry;

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  environmental risks;

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  competition;

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  the ability of the management of the General Partner following the redemption and merger to execute its plans for the Partnership following the redemption and merger to meet its goals;

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  general economic conditions, whether internationally, nationally or in the regional and local market areas in which the Partnership and the Corporation are doing business, may be less favorable than expected; and

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  other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact their respective businesses, operations or pricing.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by the Partnership and the Corporation. Please read "Where You Can Find More Information" beginning on page 251.

        Forward-looking statements speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the redemption and merger or other matters addressed in this joint proxy statement/prospectus and attributable to the Partnership or the Corporation or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither the Partnership nor the Corporation undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER PARTIES

MarkWest Energy Partners, L.P.

        The Partnership is a publicly traded Delaware limited partnership formed by the Corporation on January 25, 2002. The Partnership and its wholly owned subsidiary, MarkWest Energy Operating Company, L.L.C., were formed to acquire, own and operate most of the assets, liabilities and operations of the Corporation's midstream business. The Partnership is engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. The Partnership has established a significant presence in the Southwest through strategic acquisitions and strong organic growth opportunities stemming from those acquisitions. The Partnership is also one of the largest processors of natural gas in the Appalachian Basin, one of the country's oldest natural gas producing regions.

        The Partnership generates revenues from providing gathering, processing, transportation, fractionation and storage services. The Partnership believes that the largely fee-based nature of its business and the relatively long-term nature of its contracts provide a relatively stable base of cash flows. As a publicly traded partnership, the Partnership has access to, and regularly utilizes, both equity and debt capital markets as a source of financing, as well as that provided by its credit facility and the ability to use common units in connection with acquisitions. The Partnership's limited partnership structure also provides tax advantages to its unitholders.

        The Partnership conducts its operations in three geographical areas: the Southwest, the Northeast and the Gulf Coast. The Partnership's assets and operations in each of these areas are described below.

  Southwest Business Unit

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  East Texas.    The Partnership owns the East Texas system, consisting of natural gas gathering system pipelines, centralized compressor stations, and a natural gas processing facility and NGL pipeline. The East Texas system is located in Panola, Harrison and Rusk counties and services the Carthage field, one of Texas's largest onshore natural gas fields. Producing formations in Panola County consist of the Cotton Valley, Pettit and Travis Peak formations, which together form one of the largest natural gas producing regions in the United States.

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  Oklahoma.    The Partnership owns the Foss Lake gathering system and the Arapaho gas processing plant, located in Roger Mills, Custer and Ellis counties of western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities. All of the gathered gas ultimately is compressed and delivered to the processing plant. After processing, the residue gas is delivered to a third-party pipeline and NGLs are sold to a single customer. The Partnership also owns the Woodford gathering system in the Arkoma Basin of southeastern Oklahoma, and the Grimes gathering system, which is located in Roger Mills and Beckham counties in western Oklahoma.

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  Other Southwest.    The Partnership owns a number of natural gas gathering systems located in Texas other than East Texas, Louisiana, Mississippi and New Mexico. These systems generally service long-lived natural gas basins that continue to experience drilling activity. The Partnership gathers a significant portion of the gas produced from fields adjacent to its gathering systems. In many areas the Partnership is the primary gatherer, and in some of the areas served by its smaller systems it is the sole gatherer. The Partnership also owns four lateral pipelines in Texas and New Mexico. The New Mexico pipeline facilities and related assets are subject to regulation by the FERC.

  Northeast Business Unit

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  Appalachia.    The Partnership is one of the largest processors of natural gas in the Appalachian Basin, with fully integrated processing, fractionation, storage and marketing operations. The Appalachian Basin is a large natural gas producing region characterized by long-lived reserves and modest decline rates. The Partnership's Appalachian assets include the Kenova, Boldman, Maytown, Cobb and Kermit natural gas processing plants, an NGL pipeline, an NGL fractionation plant and two caverns for storing propane.

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  Michigan.    The Partnership owns a common carrier crude oil gathering pipeline in Michigan. The Partnership refers to this system as the Michigan crude pipeline. The crude oil pipeline facilities and related assets are subject to regulation by the FERC. The Partnership also owns a natural gas gathering system and the Fisk processing plant in Manistee County, Michigan.

  Gulf Coast Business Unit

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  Javelina.    The Partnership owns and operates the Javelina processing facility, a natural gas processing facility in Corpus Christi, Texas, which processes off-gas from six local refineries. The facility processes approximately 125 to 130 MMcf/d of inlet gas, but is expected to process up to its capacity of 142 MMcf/d as refinery output continues to grow. The Javelina segment has five customers which account for a significant portion of its segment revenue but do not account for a significant portion of the Partnership's consolidated revenue.

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  Starfish.    The Partnership owns a 50% non-operating membership interest in Starfish, whose assets are located in the Gulf of Mexico and southwestern Louisiana. The Starfish interest is part of a joint venture with Enbridge Offshore Pipelines LLC, which is accounted for using the equity method; the financial results for Starfish are included in equity from earnings (losses) from unconsolidated affiliates and are not included in the Gulf Coast Business Unit results.

MarkWest Hydrocarbon, Inc.

        The Corporation is an energy company primarily focused on marketing NGLs and increasing stockholder value by growing the Partnership, currently a consolidated subsidiary. The Corporation also markets natural gas. The Corporation and the Partnership provide services primarily in Appalachia, Michigan, Texas, Oklahoma, the Gulf Coast and other areas of the Southwest.

        The Corporation's assets consist primarily of partnership interests in the Partnership and certain processing agreements in Appalachia. Currently, the Partnership is a consolidated subsidiary of the Corporation. As of November 12, 2007, the Corporation owned a 15% interest in the Partnership, consisting of the following:

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  4,938,992 Partnership common units, representing a combined 13% limited partner interest in the Partnership; and

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  an 89.7% ownership interest in the General Partner, which in turn owns a 2% economic interest of the general partner interest and all of the incentive distribution rights in the Partnership.

        The Corporation's marketing group markets NGL production in Appalachia. In 2006, the Corporation sold approximately 162.0 million gallons of NGLs extracted at the Partnership's Siloam facility. This includes approximately 43.0 million gallons sold on behalf of the Partnership at no mark-up to the Corporation. The Corporation ships NGL products from Siloam by truck, rail and barge. The Corporation's marketing customers include propane retailers, refineries, petrochemical plants and NGL product resellers. Most marketing sales contracts have terms of one year or less, are made on best-efforts basis and are priced in reference to Mt. Belvieu index prices or plant posting prices. In addition to the Corporation's NGL product sales, its marketing operations also purchase natural gas for delivery to the account of producers, pursuant to the Corporation's keep-whole processing contracts.

        The Corporation strives to maximize the value of its NGL output by marketing directly to its customers. The Corporation minimizes the use of third-party brokers, preferring instead to support a direct marketing staff focused on multi-state and independent dealers. Additionally, the Corporation uses its own trailer and railcar fleet, its own terminal and owned and leased storage facilities, all of which serve to enhance supply reliability to the Corporation's customers. These efforts have allowed the Corporation to generally maintain premium pricing for the majority of its NGL products.

        In Appalachia, the Corporation has entered into various operating agreements with one customer related to the delivery of natural gas into its transmission facilities, located upstream of the Partnership's Kenova, Boldman and Cobb facilities. Under the terms of these operating agreements, the customer has agreed to use reasonable, diligent efforts to supply these facilities with consistent volumes of natural gas it ships on behalf of the Appalachian producers. The initial terms of the Corporation's agreements with this customer run through 2015, with annual renewals thereafter.

        Consistent with the Partnership's operating agreements with this same customer, the Partnership enters into contracts with natural gas producers for production to occur in the Partnership's Kenova, Boldman and Cobb facilities, before delivery of the producer's natural gas to the customer's transmission facilities. The Corporation has contractual commitments with over 250 such producers in Appalachia. Under the provisions of the Corporation's contracts with the Appalachian producers, the producers have committed all of the natural gas they deliver into the customer's transmission facilities upstream of the Partnership's Kenova, Boldman and Cobb facilities for processing.

        As compensation for providing processing services to the Corporation's Appalachian producers (the Corporation now outsources these services to the Partnership), the Corporation earns a fee and also retains the NGLs produced under keep-whole agreements. In return, the Corporation is required to replace, in dry natural gas, the Btu content of the NGLs extracted.

        In September 2004, the Corporation entered into several new and amended agreements with one of the largest producers in the Appalachia region. These agreements, which expire in 2015 assuming renewals the Corporation deems likely, will allow it to significantly reduce its exposure to commodity price risk for approximately 25% of its keep-whole gas volumes. Under these agreements, the Corporation's exposure to the keep-whole natural gas is limited in the event natural gas becomes more expensive than the NGL product sales price, thereby mitigating the risk of incurring operating losses.

        The Corporation's natural gas marketing group markets natural gas for the Partnership, purchases the necessary replacement Btu gas requirements and assists with business development efforts. From February 2004 through June 2006, the Corporation engaged in the wholesale propane marketing business through a third party agency agreement. The Corporation completed the terms of the termination agreement with the third party agency in February 2007. The Corporation also enters into future sale agreements that, as derivative instruments, are marked-to-market.

Relationship of the Parties

        The Corporation and the Partnership are already closely related. The Corporation owns 89.7% of the equity of the General Partner and will continue to own its interest in the General Partner after consummation of the transactions contemplated by the redemption and merger agreement. The General Partner currently owns a 2% general partner interest in the Partnership and incentive distribution rights, and will exchange the economic interest associated with the 2% general partner interest and all of the incentive distribution rights will be exchanged for 18,506,132 Partnership Class A units in connection with the transaction. The General Partner will retain the right to manage the Partnership. The Corporation currently owns 4,938,992 Partnership common units, which will be exchanged for 5,900,000 Partnership Class A units in connection with the transactions contemplated by the redemption and merger agreement.

        Distributions by the Partnership have increased from $0.125 per common unit for the quarter ended September 30, 2002 (its first full quarter of operation after its initial public offering) to $0.55 per common unit for the quarter ended September 30, 2007. As a result, distributions from the Partnership to the Corporation pursuant to the Corporation's ownership of limited partner interests have increased from $1.2 million for the quarter ended September 30, 2002 to $2.7 million for the quarter ended September 30, 2007; with respect to the 2% economic interest of the general partner interest, distributions have increased from less than $0.1 million to approximately $0.5 million; and with respect to the incentive distribution rights, distributions have increased from zero to $6.3 million. In total, the total distributions from the Corporation's investment in the Partnership have increased from $1.3 million for the quarter ended September 30, 2002 to $9.5 million for the quarter ended September 30, 2007. As a result, the Corporation has increased its dividend from $0.02 per share for the quarter ended March 31, 2004 (its first dividend payout) to $0.36 per share for the quarter ended September 30, 2007.

        Moreover, certain officers and directors of the Corporation are also directors and officers of the General Partner. John M. Fox, Frank M. Semple, William A. Kellstrom and Donald C. Heppermann serve as members of the Corporation board and the General Partner board.

INFORMATION ABOUT THE MEETINGS AND VOTING

        The General Partner board is using this joint proxy statement/prospectus to solicit proxies from the holders of the Partnership common units for use at the Partnership special meeting of the Partnership unitholders. The Corporation board is using this joint proxy statement/prospectus to solicit proxies from the holders of Corporation common stock for use at the special meeting of the Corporation stockholders. In addition, this joint proxy statement/prospectus constitutes a prospectus covering the issuance of the Partnership common units pursuant to the merger. The companies are first mailing this joint proxy statement/prospectus and accompanying proxy to the Partnership unitholders and the Corporation stockholders on or about                        , 20    .

	The Partnership Meeting	The Corporation Meeting
Time, Place and Date	9:00 a.m., local time, , 20 at the offices of MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202	10:00 a.m., local time, , 20 at the offices of Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202
Admission to Meetings
All Partnership unitholders are invited to attend the meeting. Persons who are not Partnership unitholders may attend only if invited by the Partnership. If you own shares in "street" or "nominee" name, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting.
All Corporation stockholders are invited to attend the meeting. Persons who are not Corporation stockholders may attend only if invited by the Corporation. If you own shares in "street" or "nominee" name, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting.
Purpose of the Special Meetings
1.  To consider and vote upon the approval and adoption of the redemption and merger agreement, pursuant to which the redemption will occur and then the Merger Sub will merge with and into the Corporation with the Corporation surviving as a direct, wholly owned subsidiary of the Partnership;
2.  To consider and vote upon the approval of the issuance of the Partnership common units to the Corporation stockholders as provided in the redemption and merger agreement;
3. To consider and vote upon the approval of the issuance of Partnership Class A units in exchange for incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation;
1.  To consider and vote upon the approval and adoption of the amended charter;
2.  To consider and vote upon the approval and adoption of the redemption and merger agreement pursuant to which the redemption will occur and then the Merger Sub will merge with and into the Corporation with the Corporation surviving as a direct, wholly owned subsidiary of the Partnership;
3.  To consider and vote upon any proposal that may be presented to adjourn the Corporation special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals; and
4. To transact such other business as may properly come before the Corporation special meeting and any adjournment or postponement thereof.

4. To consider and vote upon the approval and adoption of the amended and restated partnership agreement;
5. To consider and vote upon the approval of the adoption of the 2008 long-term incentive plan;

6. To consider and vote upon any proposal that may be presented to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and
7. To transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.
Recommendation of the Boards of Directors and Committees
The General Partner board unanimously recommends that the Partnership unitholders vote "FOR" the proposal to: (a) approve and adopt the redemption and merger agreement; (b) approve the issuance of the Partnership common units pursuant to the redemption and merger agreement; (c) approve the issuance of the Partnership Class A units; (d) approve and adopt the amended and restated partnership agreement; and (e) approve the adoption of the 2008 long-term incentive plan.

The Conflicts Committee, comprised of directors who are deemed to be independent of the interests of the Partnership and the General Partner, has considered the benefits of the redemption and merger as well as the associated risks and has unanimously approved the redemption and merger agreement and unanimously recommends that the unaffiliated Partnership unitholders vote "FOR" the proposal to: (a) approve and adopt the redemption and merger agreement; (b) approve the issuance of the Partnership common units pursuant to the redemption and merger agreement; (c) approve the issuance of the Partnership Class A units; and (d) approve and adopt the
The Corporation board unanimously recommends that the Corporation stockholders vote "FOR" the proposal to: (a) approve and adopt the amended charter; and (b) approve and adopt the redemption and merger agreement.
The Deal Committee, comprised of directors who are deemed to be independent of the interests of the Corporation, has considered the benefits of the redemption and merger as well as the associated risks and has unanimously approved the redemption and merger agreement and recommends that the unaffiliated Corporation stockholders vote "FOR" the proposal to: (a) approve and adopt the amended charter; and (b) approve and adopt the redemption and merger agreement.
In addition, each of the Corporation board and the Deal Committee unanimously recommends that the Corporation stockholders or the unaffiliated Corporation stockholders, in the case of the Deal Committee, vote "FOR" any proposal to adjourn the special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

amended and restated partnership agreement.

In addition, each of the General Partner board and the Conflicts Committee unanimously recommends that the Partnership unitholders or the unaffiliated Partnership unitholders, in the case of the Conflicts Committee, vote "FOR" any proposal to adjourn the Partnership special meeting to a later date to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.
The approval of the adoption of the 2008 long-term incentive plan of the Partnership as described in this joint proxy statement/prospectus is not a condition to the redemption and merger.
Vote Necessary
The affirmative vote of the holders of at least a majority of the outstanding Partnership common units entitled to vote as of the record date (excluding the Partnership common units owned by the Corporation and the directors and officers of the General Partner) is required to: (a) approve and adopt the redemption and merger agreement; (b) approve the issuance of the Partnership common units pursuant to the redemption and merger agreement; (c) approve the issuance of the Partnership Class A units; (d) approve and adopt the amended and restated partnership agreement; (e) approve the adoption of the 2008 long-term incentive plan and (f) approve the adjournment of the meeting, if necessary, to solicit additional proxies.
The affirmative vote of the holders of at least a majority of the outstanding shares of Corporation common stock entitled to vote as of the record date is required to: (a) approve and adopt the amended charter; and (b) approve and adopt the redemption and merger agreement.
The affirmative vote of the holders of a majority of the shares of Corporation common stock entitled to vote as of the record date present in person or represented by proxy at the Corporation special meeting would be necessary to approve the adjournment of the meeting, if necessary, to solicit additional proxies.

If a quorum is not present, the affirmative vote of the holders of a majority of the Partnership's common units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting would be necessary for the adjournment of the meeting, if necessary, to solicit additional proxies. Although the subordination period under the existing partnership agreement has not expired, since there are no subordinated units outstanding only the Partnership common units are entitled to vote at the Partnership special meeting.
Record Date	, 20	, 20
Outstanding Units/Shares Held	As of , 20 , there were approximately Partnership common units outstanding (excluding those owned by the Corporation and the directors and officers of the General Partner).	As of , 20 , there were approximately shares of Corporation common stock outstanding.
Unitholders/Stockholders Entitled to Vote
Partnership unitholders entitled to vote at the Partnership special meeting are Partnership unitholders of record as of the close of business on , 20 . Each Partnership common unit is entitled to one vote, except that the Partnership common units owned by the Corporation and the directors and officers of the General Partner will not be entitled to vote.
Corporation stockholders entitled to vote at the Corporation special meeting are the Corporation stockholders of record as of the close of business on , 20 . Each share of Corporation common stock is entitled to one vote. Shares held by the Corporation and its subsidiaries as treasury shares are not entitled to vote.
Quorum Requirement
A quorum of Partnership unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Partnership special meeting of holders of a majority of the Partnership common units entitled to vote as of the record date at the Partnership special meeting is a quorum.
Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a Partnership unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.
A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the Partnership common units and no instruction by the Partnership unitholder how to vote is given.
A quorum of Corporation stockholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Corporation special meeting of holders of a majority of the outstanding shares of Corporation common stock entitled to vote as of the record date at the Corporation special meeting is a quorum.
Abstentions and broker non-votes count as present for establishing a quorum. Shares held by the Corporation and its subsidiaries as treasury shares do not count toward a quorum.
An abstention occurs when a Corporation stockholder abstains from voting (either in person or by proxy) on one or more of the proposals.
A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction by the Corporation stockholder how to vote is given.

Units/Shares Beneficially Owned by Directors and Officers
The directors and officers of the General Partner beneficially owned 207,227 Partnership common units as of September 5, 2007, including exercisable options. These Partnership common units represent in total approximately 1% of the total voting power of the Partnership's voting securities, but such Partnership common units are not eligible to be voted at the meeting. In addition, the Corporation beneficially owned an additional 4,938,992 Partnership common units as of such date, but such Partnership common units are also not eligible to be voted at the meeting.
The Corporation's directors and officers beneficially owned 221,885 shares of Corporation common stock as of September 5, 2007, including exercisable Corporation stock options (excluding those owned by John M. Fox and his affiliates). These shares represent in total approximately 2% of the total voting power of the Corporation's voting securities.

In connection with the execution of the redemption and merger agreement, the Partnership entered into a voting agreement with John M. Fox and MWHC Holding, Inc., the major stockholders of the Corporation. As of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, John M. Fox beneficially owned at least 331,852 additional shares of Corporation common stock and 4,842,387 shares of Corporation common stock indirectly through MWHC Holding, Inc. These shares represent in total approximately 43% of the total voting power of the Corporation's voting securities.
Proxies
You may vote in person by ballot at your special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend your special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.
Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Partnership in time for it to be voted, one of the individuals named as your proxy will vote your Partnership common units as you have directed. You may vote for or against the proposals or abstain from voting.
You may vote in person by ballot at your special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend your special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.
Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Corporation in time for it to be voted, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Submit Proxy
By Mail:
To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Partnership unitholder of record, return it to Broadridge Financial Solutions in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.
To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Corporation stockholder of record, return it to Broadridge Financial Solutions in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.
By Telephone:
If you are a Partnership unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 20 . Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Partnership common units through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.
If you are a Corporation stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on , 20 . Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting your voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.
By Internet:
You can also choose to submit your proxy on the internet. If you are a Partnership unitholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on ,
You can also choose to submit your proxy on the internet. If you are a Corporation stockholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on

20 . If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold units through a broker or other custodian, please check the voting form to see if it offers internet voting.
, 20 . If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold shares through a broker or other custodian, please check the voting form to see if it offers internet voting.
Revoking Your Proxy
If you submit a completed proxy card with instructions on how to vote your Partnership common units and then wish to revoke your instructions, you should submit a notice of revocation to the Partnership as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:
If you submit a completed proxy card with instructions on how to vote your shares and then wish to revoke your instructions, you should submit a notice of revocation to the Corporation as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•  timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;
•  written notice to the General Partner's Secretary before the meeting that you have revoked your proxy; or
• voting by ballot at the Partnership special meeting.
•  timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;
•  written notice to the Corporation's Secretary before the meeting that you have revoked your proxy; or
• voting by ballot at the Corporation special meeting.
Proxy Solicitation
In addition to this mailing, proxies may be solicited by directors, officers or employees of the General Partner in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Partnership has retained The Altman Group, Inc. to assist in the distribution and solicitation of proxies. The Partnership will pay The Altman Group, Inc. a fixed fee of $7,500 plus reasonable expenses for these services.
In addition to this mailing, proxies may be solicited by directors, officers or employees of the Corporation in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Corporation did not retain a proxy solicitation agent to assist in the distribution and solicitation of proxies. The Corporation will pay for its costs of soliciting proxies.

Adjournments
If a quorum of Partnership unitholders is not present in person or by proxy at the Partnership special meeting, the Partnership special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Partnership special meeting may be made for the purpose of soliciting additional proxies in favor of a proposal.
If a quorum of Corporation stockholders is not present in person or by proxy at the Corporation special meeting, the Corporation special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Corporation special meeting may be made for the purpose of soliciting additional proxies in favor of a proposal.
Other Business
The General Partner board is not currently aware of any business to be acted upon at the Partnership special meeting other than the matters described herein. If, however, other matters are properly brought before the Partnership special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.
The Corporation board is not currently aware of any business to be acted upon at the Corporation special meeting other than the matters described herein. If, however, other matters are properly brought before the Corporation special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.
Contact/Assistance
The Altman Group, Inc. will be acting as the Partnership's information agent:
The Altman Group, Inc.
1200 Wall Street West - 3rd Floor
Lyndhurst, NJ 07071
Banks and Brokers call (201) 806-7300
The Partnership unitholders call
toll-free (866) 822-1239
The Altman Group, Inc. will be acting as the Corporation's information agent:
The Altman Group, Inc.
1200 Wall Street West - 3rd Floor
Lyndhurst, NJ 07071
Banks and Brokers call (201) 806-7300
The Corporation stockholders call
toll-free (866) 822-1239

THE AMENDED CHARTER

        In connection with the redemption and merger agreement, immediately prior to the effective time of the merger, each share of Corporation common stock that will not be converted into Partnership common units at the effective time of the merger (approximately                         shares of Corporation common stock) will be redeemed at a redemption price per share equal to the per share cash consideration (approximately $241 million in the aggregate). An amendment to the Corporation's certificate of incorporation, the amended charter, is necessary to provide for this redemption and to provide for the appraisal rights of the Corporation stockholders in connection with the redemption.

        The amended charter, if approved, would allow the redemption contemplated by the redemption and merger agreement. The amended charter refers to the redemption and merger agreement for the specific terms and mechanics of the redemption. The amended charter provides that, following the redemption, the redeemed shares will no longer be deemed outstanding and all rights with respect to such shares will cease and terminate, except for the right to receive the per share cash consideration.

        The amended charter also provides that pursuant to Section 262(c) of the DGCL, holders of shares of Corporation common stock will be entitled to appraisal rights as a result of the amended charter and, to the fullest extent permitted by applicable law, holders of Corporation common stock who seek appraisal rights as a result of the amended charter and thereafter fail to perfect, or otherwise waive, withdraw or lose the right to seek appraisal rights with respect to shares of Corporation common stock will be entitled to receive as a result of such failure to perfect, waiver, withdrawal or loss of appraisal rights only the cash and Partnership common units that such holder would have otherwise been entitled to receive upon the redemption of the shares of Corporation common stock pursuant to the amended charter or upon the conversion of the shares of Corporation common stock pursuant to the redemption and merger agreement.

        The full text of the proposed amended charter is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference.

THE PROPOSED REDEMPTION AND MERGER

        The following description of the material information about the redemption and merger, including the summary of the material terms and provisions of the redemption and merger agreement, is qualified in its entirety by reference to the more detailed annexes to this joint proxy statement/prospectus. We urge you to read all of the annexes to this joint proxy statement/prospectus in their entirety.

General

        The General Partner board and the Corporation board have approved and adopted the redemption and merger agreement. Under the redemption and merger agreement, the Corporation will redeem, which is referred to as the "redemption," for cash those shares electing to receive cash, subject to proration, and receiving cash pursuant to proration and equalization procedures described herein, followed immediately by the merger of the Merger Sub with and into the Corporation, pursuant to which all remaining shares of Corporation common stock will be converted into the right to receive Partnership common units. As a result of the redemption and merger, the Corporation will be a wholly owned subsidiary of the Partnership. In connection with the redemption and merger agreement, the incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership owned by the General Partner and the Partnership common units owned by the Corporation will be exchanged for the Partnership Class A units. Please read "The Redemption and Merger Agreement—Redemption and Merger Consideration—Exchange Procedures" on page 170, "The Redemption and Merger Agreement—Redemption and Merger Consideration—Fractional Units" on page 171 and "—Restrictions on Sales of Partnership Common Units Received in the Redemption and Merger" on page 156.

        Additionally, under the Class B membership interest contribution agreement, contemporaneously with the closing of the transactions contemplated by the redemption and merger agreement, the Partnership will separately acquire the Class B membership interests of the General Partner currently held by current and former management and certain directors of the Corporation and the General Partner. Please read "—Transactions Related to the Redemption and Merger—Class B Membership Interest Contribution Agreement" on page 148.

Effective Time

        The merger will be completed immediately following the consummation of the redemption when the Corporation files a certificate of merger with the Secretary of State of the State of Delaware. The redemption will be effective upon the filing of the amended charter with the Secretary of State of the State of Delaware.

        The Partnership and the Corporation anticipate that the redemption and merger will be completed in the first quarter of 2008. However, the effective time of the redemption and merger could be delayed if there is a delay in satisfying any condition to the redemption and merger. There can be no assurances as to whether, or when, the Partnership and the Corporation will obtain the required approvals or complete the redemption and merger. If the redemption and merger are not completed on or before February 27, 2008, either the Partnership or the Corporation may terminate the redemption and merger agreement, unless the failure to complete the redemption and merger by that date is due to the failure of the party seeking to terminate the redemption and merger agreement to fulfill any material obligations under the redemption and merger agreement or a material breach of the redemption and merger agreement by such party. Please read "The Redemption and Merger Agreement—Conditions to the Completion of the Redemption and Merger" beginning on page 178.

The Redemption

        Pursuant to the redemption and merger agreement, immediately prior to the effective time of the merger, each share of Corporation common stock that will not be converted into per share unit consideration at the effective time will be redeemed at a redemption price per share equal to the per share cash consideration. For a detailed discussion of the redemption, please read "The Redemption and Merger Agreement—Redemption and Merger Consideration" beginning on page 160.

Transactions Related to the Redemption and Merger

  Amended and Restated Partnership Agreement

        Pursuant to the redemption and merger agreement, the Partnership agreed, subject to the approval of the Partnership unitholders, to amend and restate its existing partnership agreement. Under the amended and restated partnership agreement, the incentive distribution rights and the 2% economic interest of the general partner interest in the Partnership will be eliminated along with the General Partner's right to call all of the limited partner interests in the Partnership if the General Partner owns more than 80% of the Partnership. In addition, the Partnership common unitholders will have the right under the amended and restated partnership agreement to elect the members of the General Partner board annually by a plurality of the votes cast at a meeting of Partnership unitholders.

        The directors elected at the Partnership's annual meeting of unitholders will hold office until the next annual meeting of unitholders or until the directors' successors are duly elected and qualified, or until the directors' earlier death, resignation or removal. The amended and restated partnership agreement also provides that the General Partner board will be subject to all of the corporate governance provisions of the New York Stock Exchange without regard to any exemptions provided to limited partnerships listed on the New York Stock Exchange. For a summary of the amended and restated partnership agreement, please read "Third Amended and Restated Agreement of Limited Partnership" beginning on page 185.

        The foregoing description of the amended and restated partnership agreement is qualified in its entirety by reference to the full text of the amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

  Exchange Agreement

        On September 5, 2007, in connection with the execution of the redemption and merger agreement, the Partnership entered into an exchange agreement with the General Partner and the Corporation pursuant to which (a) the Corporation agreed to exchange with the Partnership 4,938,992 Partnership common units owned by the Corporation in return for 5,900,000 Partnership Class A units and (b) the General Partner agreed to exchange with the Partnership all of the incentive distribution rights and the economic interest in the 2% general partner interest for 18,506,132 Partnership Class A units, upon the closing of the transactions contemplated by the redemption and merger agreement.

        The Partnership engaged Duff & Phelps, LLC as its independent financial advisor to provide a valuation analysis in connection with the exchange. In its letter to the Partnership dated August 31, 2007, Duff & Phelps concluded that the fair market value of the assets to be received by the Partnership pursuant to the exchange agreement can be reasonably found to be equal to the fair market value of the Partnership Class A units to be issued by the Partnership pursuant to the exchange agreement.

        The foregoing description of the exchange agreement is qualified in its entirety by reference to the full text of the exchange agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Fox Voting Agreement

        Contemporaneously with the execution and delivery of the redemption and merger agreement, John M. Fox and MWHC Holding, Inc. entered into a voting agreement with the Partnership (a copy of which is attached as Annex E to this joint proxy statement/prospectus). Pursuant to the voting agreement, Mr. Fox and MWHC Holding, Inc. have each agreed to vote, and granted certain officers of the Partnership an irrevocable proxy to vote, the shares of Corporation common stock beneficially owned by them in the following manner:

  •
  in favor of the adoption of the amended charter, the redemption and merger agreement and the approval of the redemption and merger and any other transaction reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of Corporation stockholders;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Corporation contained in the redemption and merger agreement;

  •
  against any "acquisition proposal," which includes any proposal or offer from or by any person other than the Partnership and the Merger Sub relating to (a) any direct or indirect acquisition of all or substantially all of the assets of the Corporation or its subsidiaries, more than 20% of the outstanding equity securities of the Corporation or a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of the Corporation and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of the Corporation or (c) any merger, consolidation, recapitalization, liquidation or similar transaction involving the Corporation other than the redemption and the merger, pursuant to which the Corporation stockholders would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; and

  •
  against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the redemption and merger agreement.

        However, the voting and other obligations of Mr. Fox and MWHC Holding, Inc. terminate upon the earliest to occur of: (a) the effective time of the merger, (b) a change in recommendation by the Corporation board and the Deal Committee, (c) an amendment to the redemption and merger agreement that adversely affects Mr. Fox and MWHC Holding, Inc. or (d) mutual agreement of the parties thereto. Under the voting agreement, Mr. Fox and MWHC Holding, Inc. have agreed not to sell, transfer, assign, pledge, encumber or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge or encumbrance of the shares of Corporation common stock held by them and subject to the voting agreement.

        Further, Mr. Fox and MWHC Holding, Inc. each agree not to: (a) solicit, initiate or knowingly encourage the submission of any acquisition proposal or the making or consummation thereof; (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information about the Corporation in connection with, or otherwise cooperate with any acquisition proposal; (c) make or participate in, directly or indirectly, a solicitation or proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Corporation common stock in connection with any vote or other action on any matter, other than to recommend that Corporation stockholders vote in favor of the adoption of the amended charter and the redemption and merger agreement; or (d) agree or publicly propose to do any of the foregoing. The foregoing restrictions shall not prevent either Mr. Fox or MWHC Holding, Inc. from furnishing any information to, or entering into or participating in discussion or negotiations with, any person that is not an affiliate of Mr. Fox or MWHC Holding, Inc. that makes a written acquisition proposal, not in breach of the redemption and merger agreement that the Deal Committee determines is or is likely to result in a superior proposal, and the person making the proposal enters into a confidentiality agreement with the Corporation.

        The voting agreement specifically does not apply to shares of Corporation common stock held by the Fox Family Foundation, Bode Blanco, L.L.C., Brian T. Crabtree Trust and Maggie George Foundation, which collectively represent a 3% interest in the Corporation, of which Mr. Fox may otherwise be deemed to be the beneficial owner.

        The foregoing description of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

  Fox Registration Rights Agreement

        The Partnership agreed to enter into a registration rights agreement with Mr. Fox and MWHC Holding, Inc. on the closing date of the redemption and merger in the form attached as an exhibit to the voting agreement. Such registration rights agreement provides that the Partnership will file, within 45 days after the closing of the redemption and merger, a resale registration statement covering the registration of Partnership common units received by Mr. Fox and MWHC Holding, Inc. in the merger and pursuant to the Class B membership interest contribution agreement. The registration rights agreement further provides that the Partnership will use its commercially reasonable efforts to cause the registration statement to become effective no later than 150 days after the closing of the redemption and merger and such registration statement will cover the offering and sale of such Partnership common units on a delayed or continuous basis.

        The registration rights agreement provides that the Partnership will keep the registration statement effective until the earliest to occur of (a) the sale of all of the Partnership common units covered by the registration statement, (b) the tenth anniversary of the closing of the redemption and merger or (c) the later of (1) the expiration of a two-year period following the date of the registration rights agreement or (2) such time as Mr. Fox and MWHC Holding, Inc. are no longer considered affiliates of the Partnership within the meaning of federal securities laws.

        The registration rights agreement provides that Mr. Fox and MWHC Holding, Inc. have the right to include their Partnership common units in certain underwritten offerings. The Partnership common units includable in such offerings are subject to reduction based upon market conditions. These piggyback registration rights expire on the third anniversary of the closing of the redemption and merger.

        The registration rights agreement provides that the Partnership will pay for all expenses incurred by the Partnership in connection with the preparation and filing of the registration statement and Mr. Fox and MWHC Holding, Inc. will pay all fees and disbursements of their own counsel and all underwriting discounts, selling brokerage fees applicable to the sale of their Partnership common units. The registration rights agreement further provides for other customary covenants, including cross-indemnification by the parties.

        The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the form of registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Class B Membership Interest Contribution Agreement

        In connection with the redemption and merger agreement, the Partnership entered into a Class B membership interest contribution agreement, dated September 5, 2007, with current and former management and certain directors of the Corporation and the General Partner, referred to as the "Class B holders," pursuant to which such sellers agreed to contribute to the Partnership their Class B membership interests in the General Partner in exchange for cash and Partnership common units concurrently with the closing of the redemption and merger. On October 26, 2007, the Partnership and the sellers entered into an amended and restated Class B membership interest contribution agreement, which is referred to as the "Class B membership interest contribution agreement." Current and former management and certain directors of the Corporation and the General Partner own all of the outstanding Class B membership interests in the General Partner, representing, in the aggregate, a 10.3% membership interest in the General Partner. The sellers under the Class B membership interest contribution agreement will receive an aggregate of approximately $21.0 million in cash and approximately 950,000 Partnership common units in exchange for their Class B membership interests in the General Partner. The Partnership agreed in the Class B membership interest contribution agreement to enter into a registration rights agreement and grant the Class B holders certain registration rights. A description of the registration rights agreement is contained below.

        The Partnership and the General Partner made customary representations and warranties in the Class B membership interest contribution agreement. The Class B membership interest contribution agreement may be terminated prior to closing by the Partnership or any Class B holder (with respect solely to such Class B holder): (a) by mutual written consent; (b) after February 27, 2008 if the closing has not occurred by that date; (c) if a statute, rule, order, decree or other regulation is enacted or promulgated, or if any action is taken by any governmental authority which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by the Class B membership interest contribution agreement or makes them illegal; or (d) by the Partnership or any Class B holder if the other party (1) has materially failed to perform its covenants and agreements contained in the Class B membership interest contribution agreement required to be performed prior to closing or (2) has materially breached any of its representations and warranties contained in the Class B membership interest contribution agreement. The Class B membership interest contribution agreement will also terminate automatically upon the public announcement of the termination of the redemption and merger agreement. The Class B membership interest contribution agreement is subject to customary closing conditions, including the closing of the redemption and merger.

        The Class B holders will be eligible to be indemnified for any losses or claims arising out of the Class B membership interest contribution agreement under the amended and restated partnership agreement. Further, the liability of the Class B holders to the Partnership for any losses or claims arising out of the Class B membership interest contribution agreement is limited to 50% of the consideration they receive under the agreement. Whether or not the transactions contemplated by the Class B membership interest contribution agreement are consummated, the Partnership will reimburse all reasonable costs and expenses incurred in connection with the agreement, including the legal fees, accounting fees and financial advisory fees, up to $10,000 per Class B holder.

        The foregoing description of the Class B membership interest contribution agreement is qualified in its entirety by reference to the full text of the Class B membership interest contribution agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Class B Registration Rights Agreement

        Pursuant to the Class B membership interest contribution agreement described above, the Partnership agreed to grant to the Class B holders certain registration rights pursuant to a registration rights agreement that will be executed on the closing date of the redemption and merger. The registration rights agreement requires the Partnership to file a resale registration statement to register the Partnership common units that will be received by the Class B holders pursuant to the Class B membership interest contribution agreement described above within 45 days after the closing of the Class B membership interest contribution agreement, and use its commercially reasonable efforts to cause the registration statement to become effective within 150 days after the closing of the redemption and merger.

        The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the form of registration rights agreement, which is attached as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

Regulatory Approvals Relating to the Redemption and Merger

        The redemption and merger are subject to the requirements of the HSR Act, which prevents transactions subject to its requirements from being consummated until the required notification forms and attachments are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated. The Partnership and the Corporation have filed the required information and reports.

        The Department of Justice or the Federal Trade Commission are not legally precluded from challenging the redemption and merger on antitrust grounds either before or after expiration of the HSR Act waiting period. Accordingly, at any time before or after the effective time of the redemption and merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the effective time of the redemption and merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the redemption and merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing. There can be no assurance that a governmental or private challenge to the redemption and merger will not be made or that, if a challenge is made, the parties would prevail.

        There may be a few state public utility approvals required for the completion of the redemption and merger, in addition to the requirements of the HSR Act and compliance with applicable Delaware law.

Appraisal Rights

        If the merger and amended charter are effected, holders of Corporation common stock are entitled to appraisal under the amended charter in connection with the redemption as described below, and holders of merger stock are entitled to appraisal rights in connection with either the redemption or the merger, provided that they comply with the conditions established by Section 262 of the DGCL, referred to as "Section 262," the amended charter and the redemption and merger agreement, as applicable. For purposes of this section, the term "merger stock" refers to all shares of Corporation common stock that will be converted into the right to receive Partnership common units at the effective time of the merger.

        Section 262 is reprinted in its entirety as Annex H to this joint proxy statement/prospectus. The discussion of appraisal rights in this joint proxy statement/prospectus is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex H. This discussion and Annex H should be reviewed carefully by any holder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  Appraisal in Connection with Redemption

        The Corporation has determined to give the holders of Corporation common stock appraisal rights pursuant to the amended charter because holders of shares of Corporation common stock that are redeemed for cash would not otherwise be entitled to appraisal rights under Delaware law in connection with the redemption. A record holder of shares of Corporation common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the amended charter (the "charter effective time"), who otherwise complies with the statutory requirements of Section 262 (as if the word "amended charter" were substituted for the word "merger" set forth therein), which the amended charter makes applicable to Corporation common stock redeemed in the redemption, and who neither votes in favor of the amended charter nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware court") of the fair value of his shares of Corporation common stock. All references in this section "—Appraisal in Connection with Redemption" to a "stockholder" or "holders of shares of common stock" are to the record holder or holders of shares of Corporation common stock. Except as set forth herein or below in "—Holders of Merger Stock," holders of Corporation common stock will not be entitled to appraisal rights.

        Under Section 262, not less than 20 days prior to the meeting at which a stockholder will vote on a transaction for which appraisal rights are available, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice to the record holders of Corporation common stock.

        Holders of shares of Corporation common stock who desire to exercise their appraisal rights in connection with the redemption must not vote in favor of the amended charter and must deliver a separate written demand for appraisal to the Corporation prior to the vote by the Corporation stockholders on the amended charter. A demand for appraisal must be executed by or on behalf of the Corporation stockholder of record and must reasonably inform the Corporation of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of Corporation common stock in connection with the amended charter. A proxy or vote against the amended charter will not by itself constitute such a demand. Within ten days after the charter effective time, the Corporation must provide notice of the charter effective time to all Corporation stockholders who have complied with Section 262 and who have not voted in favor of or consented to the amended charter.

        A Corporation stockholder who elects to exercise appraisal rights pursuant to the amended charter should mail or deliver his written demand to the Corporation's principal executive offices at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202, Attention: Secretary.

        A person having a beneficial interest in shares of Corporation common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Corporation common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Corporation common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Corporation stockholder holds shares of Corporation common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder.

        Within 120 days after the charter effective time, either the Corporation or any Corporation stockholder who has complied with the required conditions of Section 262 and the amended charter may commence an appraisal proceeding by filing a petition in the Delaware court, with a copy served on the Corporation in the case of a petition filed by a Corporation stockholder, demanding a determination of the fair value of the shares of all holders of Corporation common stock who have sought appraisal rights in connection with the amended charter. There is no present intent on the part of the Corporation to file an appraisal petition and Corporation stockholders seeking to exercise appraisal rights should not assume that the Corporation will file such a petition or that the Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Corporation common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the charter effective time, any Corporation stockholder who has theretofore complied with the applicable provisions of Section 262 and the amended charter will be entitled, upon written request, to receive from the Corporation a statement setting forth the aggregate number of shares of Corporation common stock not voted in favor of the amended charter and with respect to which demands for appraisal were received by the Corporation and the number of holders of such shares. A person who is the beneficial owner of shares of Corporation common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the Corporation the statement described in the previous sentence. Such statement must be mailed within ten days after the written request therefor has been received by the Corporation.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware court will determine which Corporation stockholders are entitled to appraisal rights in connection with the amended charter. The Delaware court may require the Corporation stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Corporation stockholder fails to comply with such direction, the Delaware court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Corporation common stock owned by such stockholders, in accordance with the rules of the Delaware court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware court will determine the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the amended charter, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware court in its discretion determines otherwise for good cause shown, interest from the effective date of the amended charter through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the charter effective time and the date of payment of the judgment.

        Although the Corporation believes that the cash to be paid to holders of Corporation common stock in connection with the redemption is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware court and Corporation stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the cash that such holder would have received pursuant to the redemption. Moreover, the

Corporation does not anticipate offering more cash to any Corporation stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Corporation common stock is less than the cash such holder would have otherwise received in connection with the redemption. In determining "fair value," the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the amended charter which throw any light on future prospects of the corporation.

        The cost of the appraisal proceeding may be determined by the Delaware court and taxed against the parties as the Delaware court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting Corporation stockholder is responsible for his attorneys' and expert witness expenses, although, upon application of a dissenting Corporation stockholder, the Delaware court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any holder of shares of Corporation common stock who has duly demanded appraisal in compliance with Section 262 will not, after the charter effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Corporation stockholders of record at a date prior to the charter effective time.

        At any time within 60 days after the charter effective time, any Corporation stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and, to the fullest extent permitted by law, such holder's shares will be treated as non-electing shares or, if required by the Partnership, cash election shares, but not subject to the pro rata selection process; after this period, the Corporation stockholder may withdraw such demand for appraisal only with the consent of the Corporation. If no petition for appraisal is filed with the Delaware court within 120 days after the Effective Time, Corporation stockholders' rights to appraisal will cease, and all holders of shares of Corporation common stock will be entitled to receive, to the fullest extent permitted under applicable law, the cash or Partnership common units that such holder would have received had such stockholder held only non-electing shares or, if required by the Partnership, cash election shares, but not subject to the pro rata selection process. Inasmuch as the Corporation has no obligation to file such a petition, and the Corporation has no present intention to do so, any holder of shares of Corporation common stock who desires such a petition to be filed is advised to file it on a timely basis. Any attempt to withdraw made more than 60 days after the charter effective time will require written approval of the Corporation and that no appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the Delaware court, and such approval may be conditioned upon such terms as the Delaware court deems just, provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw, within 60 days after the charter effective time, such stockholder's demand for appraisal and to accept the cash and/or common units that such holder would have received if such holder held solely non-electing shares or, if required by the Partnership, cash election shares, but not subject to the pro rata selection process.

  Holders of Merger Stock

        Holders of merger stock may: (1) seek appraisal in connection with the amended charter pursuant to the same procedures set forth in "—Appraisal in Connection with Redemption" above, or (2) seek appraisal in connection with the merger by following the procedures outlined below.

        A record holder of shares of merger stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the redemption and merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware court of the fair value of his shares of merger stock in the merger. All references in this section "—Holders of Merger Stock" to a "stockholder" or "holders of shares of merger stock" are to the record holder or holders of shares of merger stock. Except as set forth herein or above in "—Appraisal in Connection with Redemption," holders of merger stock of the Corporation will not be entitled to appraisal rights.

        Under Section 262, where a merger for which appraisal rights are available is to be submitted for approval at a meeting of Corporation stockholders, such as the Corporation special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice to the record holders of merger stock.

        Holders of shares of merger stock who desire to exercise their appraisal rights in the merger must not vote in favor of the redemption and merger agreement and must deliver a separate written demand for appraisal to the Corporation prior to the vote by the Corporation stockholders on the redemption and merger agreement. A demand for appraisal must be executed by or on behalf of the Corporation stockholder of record and must reasonably inform the Corporation of the identity of the Corporation stockholder of record and that such stockholder intends thereby to demand appraisal of such holder's merger stock. A proxy or vote against the redemption and merger agreement will not by itself constitute such a demand. Within ten days after the effective time of the merger, the Corporation must provide notice of the merger effective time to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the redemption and merger agreement.

        A Corporation stockholder who elects to exercise appraisal rights pursuant to the merger should mail or deliver his written demand to: the Corporation's principal executive offices at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202, Attention: Secretary.

        A person having a beneficial interest in shares of merger stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of merger stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of merger stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Corporation stockholder holds shares of the Corporation through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        Within 120 days after the merger effective time, either the Corporation or any Corporation stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware court, with a copy served on the Corporation in the case of a petition filed by a Corporation stockholder, demanding a determination of the fair value of the shares of all dissenting holders of merger stock. There is no present intent on the part of the Corporation to file an appraisal petition and Corporation stockholders seeking to exercise appraisal rights in connection with the merger should not assume that the Corporation will file such a petition or that the Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of merger stock who desire to have their shares appraised in connection with the merger should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any Corporation stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Corporation a statement setting forth the aggregate number of shares of merger stock not voting in favor of the merger and with respect to which demands for appraisal were received by the Corporation and the number of holders of such shares. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the Corporation the statement described in the previous sentence. Such statement must be mailed within ten days after the written request therefor has been received by the Corporation.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware court will determine which Corporation stockholders are entitled to appraisal rights. The Delaware court may require the Corporation stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Corporation stockholder fails to comply with such direction, the Delaware court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of merger stock owned by such stockholders, in accordance with the rules of the Delaware court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware court will determine the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        Although the Corporation believes that the common units to be received by the holders of merger stock in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and Corporation stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the Partnership common units that they would have received in the merger. Moreover, the Corporation does not anticipate offering more Partnership common units to any Corporation stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of merger stock is less than the value of the Partnership common units that such holder would have otherwise been entitled to receive in connection with the merger. In determining "fair value," the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The cost of the appraisal proceeding may be determined by the Delaware court and taxed against the parties as the Delaware court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of the Corporation, the Delaware court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any holder of shares of merger stock who has duly demanded appraisal in compliance with Section 262 will not, after the merger effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the merger effective time.

        At any time within 60 days after the effective time of the merger, any Corporation stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and, to the fullest extent permitted by applicable law, will be treated as a holder of non-electing shares or if required by the Partnership, the cash election shares but not subject to the pro rata selection process; after this period, the Corporation stockholder may withdraw such demand for appraisal only with the consent of the Corporation. If no petition for appraisal is filed with the Delaware court within 120 days after the Effective Time, Corporation stockholders' rights to appraisal will cease, and all holders of shares of merger stock will be entitled to receive the consideration offered to a holder of non-electing shares to the fullest extent permitted by applicable law. Inasmuch as the Corporation has no obligation to file such a petition, and the Corporation has no present intention to do so, any holder of shares of merger stock who desires such a petition to be filed is advised to file it on a timely basis. Any Corporation stockholder may withdraw such stockholder's demand for appraisal by delivering to the Corporation a written withdrawal of his demand for appraisal and acceptance of the Partnership common units and or cash that such holder is entitled to under the terms of Section 3.2(e) of the redemption and merger agreement, except (a) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the Corporation and (b) that no appraisal proceeding in the Delaware court will be dismissed as to any Corporation stockholder without the approval of the Delaware court, and such approval may be conditioned upon such terms as the Delaware court deems just, provided, however, that any Corporation stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw, within 60 days after the effective time of merger, such stockholder's demand for appraisal and to accept the terms offered pursuant to the redemption and merger agreement within 60 days.

Restrictions on Sales of Partnership Common Units Received in the Redemption and Merger

        The Partnership common units to be issued to the Corporation stockholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those Corporation stockholders not deemed to be affiliates (as that term is defined under the Securities Act). The certificate for any such affiliate's Partnership common units will bear an appropriate affiliate legend which will be removed by the Partnership's transfer agent as described below. Partnership common units held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. In connection with the redemption and merger agreement, the Partnership has agreed to enter into registration rights agreements with certain affiliates, which will require the Partnership to file a registration statement within 45 days of closing the transactions contemplated by the redemption and merger agreement to cover the resale of Partnership common units received by such affiliates in connection with the transactions contemplated by the redemption and merger agreement and the Class B membership interest contribution agreement. Once the registration statement is filed and declared effective, those affiliates will be able to freely sell the Partnership common units they receive in the merger so long as the registration statement remains effective. In the event that an affiliate is not included in the registration statement or the registration statement cannot be used, the affiliates may sell subject to the limitations under Rule 145 under the Securities Act. Upon the expiration of the limitations under Rule 145, the affiliates will be able to freely sell the Partnership common units they receive in connection with the merger. Upon receipt by the Partnership's designated representative of a representation letter in a form reasonably acceptable to the Partnership from the selling affiliate's securities broker (in the case of Partnership common units being sold under the registration statement to be filed in connection with a registration rights agreement), indicating such selling affiliate's intent to sell a number of Partnership common units in compliance with the representation letter, the Partnership will deliver to its transfer agent an opinion or letter of instruction enabling the affiliate to sell its Partnership common units in the transaction(s) in accordance with the terms of the representation letter. The Partnership has agreed to keep the registration statement for resale effective for a period of up to ten years.

        An "affiliate" of the Corporation is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation. These restrictions are expected to apply to the directors and executive officers of the Corporation and the holders of 10% or more of the Corporation's outstanding common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. The Partnership will give stop transfer instructions to the transfer agent with respect to the Partnership common units to be received by persons subject to these restrictions, and the certificates for their Partnership common units will be appropriately legended.

        For further information on the registration rights agreements, see "—Transactions Related to the Redemption and Merger—Fox Registration Rights Agreement" on page 147 and "—Transactions Related to the Redemption and Merger—Class B Registration Rights Agreement" on page 149.

Listing of Partnership Common Units; Delisting and Deregistration of Corporation Common Stock

        It is a condition to the redemption and merger that the Partnership common units to be issued in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the redemption and merger are completed, the Corporation common stock will cease to be listed on the American Stock Exchange and its shares will be deregistered under the Exchange Act.

Accounting Treatment of the Redemption and Merger

        The payment of cash to the Corporation stockholders for the redemption of shares that will not be converted into the Partnership common units will be considered a distribution of capital, and accordingly, a reduction of the Corporation stockholders' equity. The merger between the Partnership, the Merger Sub and the Corporation will be accounted for in accordance with Statement of Financial Accounting Standards, which is referred to as "SFAS," No. 141, Business Combinations, and related interpretations. The merger is considered a downstream merger wherein the Corporation is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in the Corporation's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, the Partnership's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired will be the number of non-controlling interest units outstanding on the date the redemption and merger are closed valued at the then current per unit market price of the Partnership common units. The cash and the Partnership common units distributed to officers and directors of the General Partner for their Class B membership interests in the General Partner will be recorded as settlement of stock-based compensation liability.

Financing of the Redemption and Merger and Related Transactions

        The redemption and merger are not contractually conditioned on the Corporation's ability to obtain financing to fund the redemption. The cash consideration in connection with the redemption will be funded by the Corporation through a borrowing from the Partnership from funds the Partnership will have available under two new credit facilities to be entered into with RBC and unrestricted cash of the Corporation. The cash consideration to the holders of Class B membership interests in the General Partner as well as expenses related to the redemption and merger will be funded by the Partnership through borrowings under the new RBC revolving credit facility and, to the extent available, the unrestricted cash of the Partnership.

  The Partnership's Financing

        The Partnership has received a debt commitment letter, dated September 4, 2007, as amended on October 31, 2007, from RBC to provide credit facilities to the Partnership, upon consummation of the redemption and merger, upon the following terms. The commitment provides for a maximum lending limit of up to $575.0 million for a five-year term, subject to increase to $775.0 million. The two senior secured credit facilities will include (a) a $350.0 million senior secured revolving credit facility that under certain circumstances can be increased up to $550.0 million and (b) a $225.0 million senior secured term loan, the proceeds of which will be loaned to the Corporation to finance, in part, the redemption of Corporation common stock.

        The Partnership's credit facilities will be guaranteed by Opco, the Corporation and all of the direct and indirect subsidiaries of the Partnership, Opco and/or the Corporation, and will be collateralized by substantially all of the Partnership's assets and those of its subsidiaries. The borrowings under the credit facilities will bear interest at a variable interest rate, plus basis points. The variable interest rate typically is based on the London Inter Bank Offering Rate, or "LIBOR"; however, in certain borrowing circumstances the rate would be based on the higher of (a) the Federal Funds Rate plus 0.5% and (b) a rate set by the credit facilities' administrative agent, based on the U.S. prime rate. The basis points correspond to the ratio of the Partnership's total funded debt to EBITDA, ranging from 1.00% to 1.75% for Base Rate loans, and 2.00% to 2.75% for LIBOR loans. The basis points will increase by 0.50% during any period where the Partnership makes an acquisition for a purchase price in excess of $50.0 million.

  The Corporation's Financing

        The Partnership has committed to make an intercompany loan to the Corporation in the amount of $225.0 million to fund, in part, the redemption of its common stock pursuant to the redemption and merger agreement. The Corporation will borrow the money from the Partnership on the same terms as the Corporation is borrowing the funds pursuant to the Partnership's credit facilities described above, except that the Corporation will pay interest to the Partnership at the interest rate required by the credit facilities plus 1.0%.

  Conditions Precedent to the Debt Commitments

        Under the commitment letter, the availability of the Partnership's credit facilities is subject to ordinary documentation conditions and the satisfaction or waiver of the following conditions precedent:

  •
  no material disruption or material adverse change (or development that could reasonably be expected to result in a material adverse change) having occurred and continuing in or affecting the loan syndication or financial, banking or capital market conditions generally from those in effect on September 4, 2007 that, individually or in the aggregate, in RBC's judgment could materially adversely affect its ability to syndicate the credit facilities;

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  RBC being satisfied that neither the Partnership nor any of its subsidiaries or affiliates has plans to enter into any other debt financing transaction;

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  none of the information relating to the redemption and merger and the financial projections given to RBC in connection with the commitment letter were misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made;

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  no material adverse effect on the financial position, results of operations, business or assets of the Corporation and its subsidiaries taken as a whole, or the Partnership and its subsidiaries taken as a whole, or on the ability of the Corporation or the Partnership to perform its obligations under the redemption and merger agreement or that otherwise materially threatens or materially impedes the consummation of the redemption and merger and the other transactions contemplated by the redemption and merger agreement, having occurred;

  •
  compliance with all applicable laws and regulations and receipt of all consents required in connection with the transactions; and

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  RBC's completion of due diligence relating to the transactions.

        In addition to the foregoing conditions, the Partnership expects the loan documentation to contain other customary corporate and other conditions, including the following:

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  consummation of the transactions contemplated by the redemption and merger agreement;

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  the accuracy of representations and warranties made by the borrowers in the loan documentation;

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  payment of fees and expenses of RBC;

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  evidence of insurance covering the borrowers reasonably satisfactory to RBC; and

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  the grant to RBC of a perfected security interest in the collateral described above.

        The obligation of RBC to provide financing under the debt commitment letter expires on January 31, 2008.

        The documentation governing the credit facilities has not been finalized and, accordingly, the actual terms may differ from those described in this joint proxy statement/prospectus. In addition, the Corporation or the Partnership may obtain financing from different sources in amounts and on terms that may vary from those described herein.

THE REDEMPTION AND MERGER AGREEMENT

        The following is a summary of the material terms of the redemption and merger agreement. Because this is a summary, it does not contain all information that may be important to you. You should read the entire joint proxy statement/prospectus and all of its annexes, including the redemption and merger agreement, carefully before you decide how to vote.

Explanatory Note Regarding Summary of the Redemption and Merger Agreement

        The summary of the terms of the redemption and merger agreement is intended to provide information about the material terms of the redemption and merger. The terms and information in the redemption and merger agreement should not be relied on as disclosures about the Partnership or the Corporation without consideration to the entirety of public disclosure by the Partnership and the Corporation as set forth in all of their respective public reports with the SEC. The terms of the redemption and merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the redemption and merger. In particular, the representations and warranties made by the parties to each other in the redemption and merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the redemption and merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The Partnership and the Corporation will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the redemption and merger agreement and will update such disclosure as required by federal securities laws.

Directors and Officers of the General Partner of the Partnership Following the Redemption and Merger

        The General Partner will continue to manage the Partnership after the redemption and merger. The General Partner's management team will continue in their current roles and will manage the General Partner following the redemption and merger. The current members of the General Partner board will continue as directors of the General Partner. Pursuant to the redemption and merger agreement, the Corporation has designated three members from among the current members of the Corporation board, Michael L. Beatty, Anne E. Mounsey and Donald D. Wolf, to serve as additional members of the General Partner board as of the effective time of the merger. Ms. Mounsey is the daughter of John M. Fox, the Chairman of the Corporation board.

Directors and Officers of the Corporation Following the Redemption and Merger

        Once the redemption and merger have become effective, Frank M. Semple, Nancy K. Buese and Andrew L. Schroeder will be the directors of the surviving entity. The officers of the Corporation immediately before the merger will continue to be the officers of the merged entity.

Closing Matters

  Closing

        Unless the parties agree otherwise, the closing of the redemption and merger will take place within three business days after all closing conditions have been satisfied or such other time or date to which the parties agree. Please read "—Conditions to the Completion of the Redemption and Merger" beginning on page 178 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the "closing date." The closing of the transactions will take place at the offices of Hogan & Hartson LLP in Denver, Colorado at 10:00 a.m., local time, on the closing date.

  Effective Time

        As soon as practicable after the satisfaction or waiver of the conditions to the redemption and merger, the amended charter will be filed with the Secretary of State of the State of Delaware, and immediately thereafter a certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later time as the Partnership and the Corporation agree and specify in the certificate of merger.

Redemption and Merger Consideration

  General

        Each share of Corporation common stock redeemed in the redemption will be redeemed for cash. Each share of Corporation common stock exchanged in the merger will be exchanged for Partnership common units.

        Based on the number of shares of Corporation common stock outstanding on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the Corporation would pay approximately $241 million in cash in the redemption, and the Partnership would issue approximately 15.5 million Partnership common units in the merger. These amounts will be adjusted upwards depending on the number of outstanding Corporation stock options that are exercised prior to the effective time of the redemption and merger as permitted by the redemption and merger agreement.

        Each Corporation stockholder may elect to receive his consideration entirely in cash in the redemption, entirely in Partnership common units in the merger, entirely in stated consideration, or in a combination of cash, Partnership common units, and stated consideration. Elections for cash, Partnership common units and stated consideration are subject to the equalization provisions described below under "—Equalization" beginning on page 161 and elections for cash and Partnership common units are subject to the proration procedures described below under "—Proration" beginning on page 167. The shares of Corporation common stock for which Corporation stockholders elect to receive stated consideration are not subject to the proration procedures.

        Shares of Corporation common stock for which a valid election is not made, as well as shares issued in connection with Corporation stock options that have not been exercised prior to the effective time of the redemption and merger, and shares for which appraisal rights are being sought, are treated as set forth below under "—Election Procedures" and "—Proration" beginning on page 165. Additional descriptions of the treatment of shares issued in connection with Corporation stock options and shares of Corporation restricted stock are contained below under "—Treatment of Corporation Stock Options" and "—Treatment of Corporation Restricted Stock" beginning on page 169.

        The redemption and merger agreement provides that at the effective time of the merger all of the limited liability company interests in the Merger Sub outstanding immediately prior to the effective time will be converted into and become 1,000 fully paid and nonassessable shares of the common stock of the surviving entity. Each treasury share and each share of Corporation common stock owned by the Partnership or its subsidiaries will cease to be outstanding and will be canceled without any consideration therefor.

  Equalization

        The formula described below is designed to substantially equalize the value of the consideration to be received for each share of Corporation common stock pursuant to the redemption and merger at the time the calculation is made, regardless of the form of consideration a Corporation stockholder has elected to receive or the form that is received after proration. Although the Corporation stockholders who elect to receive the stated consideration for some or all of their shares will have the equalization formula applied to those shares in order to determine how many of those shares will be redeemed for cash and how many will be exchanged for Partnership common units, the total consideration they receive will not be affected by the equalization formula because the stated consideration election will always result in the aggregate payments to Corporation stockholders equal to $20.00 of cash and 1.285 Partnership common units per share.

        The amount of cash to be received for each share of Corporation common stock being redeemed for cash in the redemption is referred to herein as the "per share cash consideration." The number of Partnership common units to be received for each share of Corporation common stock being exchanged for the common units in the merger is referred to herein as the "per share unit consideration." The "per share cash consideration," the "per share unit consideration" and the "stated consideration" are together referred to as the "redemption and merger consideration."

        The amount of the per share cash consideration or per share unit consideration that will be paid to Corporation stockholders for each share of Corporation common stock cannot be determined until shortly before the effective time of the redemption and merger because, as detailed below, the per share unit consideration and per share cash consideration are calculated based on the average closing market prices for the Partnership common units over a valuation period ending three days prior to the effective time of the redemption and merger. The Partnership will issue a press release that discloses the market prices for the Partnership common units over that period and the resulting calculations of the amount of the per share unit consideration and the amount of the per share cash consideration once such amounts are determined. Fluctuations in the market price for the shares of Corporation common stock thereafter will not be reflected in the per share cash consideration or per share unit consideration.

        A Corporation stockholder who makes a valid election to receive the per share cash consideration will receive in the redemption an amount in cash equal to the per share consideration, determined as described below:

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  "per share consideration" is the quotient (rounded to the nearest ten-thousandth), obtained by dividing the aggregate consideration by the total number of shares of Corporation common stock outstanding immediately prior to the effective time of the redemption and merger.

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  "aggregate consideration" means the sum of (A) the product obtained by multiplying (x) 1.285 and (y) the deemed shares outstanding by (z) the final Partnership common unit price and (B) the product obtained by multiplying (x) $20.00 by (y) the deemed shares outstanding.

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  "deemed shares outstanding" means the total number of shares of Corporation common stock outstanding at the effective time of the redemption and merger, subject to limitations and adjustments as more fully set forth in the redemption and merger agreement.

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  "final Partnership common unit price" is the weighted average of the per unit closing sales prices of Partnership common units on the New York Stock Exchange, Inc. for the ten consecutive trading days ending on the third calendar day immediately prior to the effective time of the redemption and merger, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

        Subject to the proration procedures described below, a Corporation stockholder who makes a valid election to receive the per share unit consideration will receive in the merger a number of Partnership common units equal to the exchange ratio, which is the number obtained by dividing the per share consideration by the final Partnership common unit price, rounded to the nearest ten-thousandth.

        The Partnership and the Corporation believe this equalization mechanism is desirable because the value of the Partnership common units will fluctuate between the date the parties entered into the redemption and merger agreement and the effective time of the redemption and merger. Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the redemption and merger consideration would have a value of approximately $61.12 per share of Corporation common stock. Assuming a hypothetical final Partnership common unit price of $                , based on the average of the per unit closing price of the Partnership common units during the ten consecutive trading day period ending on                        , 2007 (which is the latest practicable trading day prior to the date of this joint proxy statement/prospectus), the redemption and merger consideration would have a value of approximately $              per share of Corporation common stock. However, because the value of the Partnership common units will continue to fluctuate between the time the per share consideration is calculated and the time that the consideration is received by the Corporation stockholders, the value of the per share unit consideration actually received by a Corporation stockholder may differ from the value of the per share unit consideration at the time of the calculation.

        Because the amount of total cash to be paid in the redemption and the Partnership common units to be issued pursuant to the merger are fixed (subject in each case to upward adjustment in the event that any shares of Corporation common stock are issued in accordance with the redemption and merger agreement pursuant to the exercise of Corporation stock options), the percentage of shares of Corporation common stock that will be redeemed for cash and the percentage that will be exchanged for the Partnership common units will depend upon the final Partnership common unit price.

        The higher the final Partnership common unit price, the greater the percentage of shares of Corporation common stock that will be exchanged for the Partnership common units, and conversely, the lower the final Partnership common unit price, the greater the percentage of shares of Corporation common stock that will be redeemed for cash. For example, if the final Partnership common unit price is $31.00, a Corporation stockholder receiving cash in the redemption would receive $59.84 in cash per share of Corporation common stock, and a Corporation stockholder receiving the Partnership common units in the merger would receive 1.930 Partnership common units per share, having a value of approximately $59.84 per share (based on such final Partnership common unit price) (assuming the market price of the Partnership common units remained constant from the end of the valuation period through the effective time of the redemption and merger), subject in each case to the proration procedures described below. Based on a final Partnership common unit price of $31.00, approximately 33.4% of the outstanding shares of Corporation common stock would be redeemed for cash, and approximately 66.6% would be exchanged for the Partnership common units in the merger.

        The higher the final Partnership common unit price, the lesser the number of shares of Corporation common stock that will be redeemed for cash and the greater the number of shares that will be exchanged for the common units in the merger. For example, if the final Partnership common unit price is $35.00, then approximately 30.8% of the outstanding shares of Corporation common stock would be redeemed for cash, and approximately 69.2% would be exchanged for the Partnership common units in the merger. If the final Partnership common unit price is $35.00, a Corporation stockholder receiving cash in the redemption would receive $64.98 in cash per share of Corporation common stock, and a Corporation stockholder receiving the Partnership common units in the merger would receive 1.85 Partnership common units per share, having a value of approximately $64.98 per share (based on such final Partnership common unit price) (assuming the market price of the

Partnership common units remained constant from the end of the valuation period through the effective time of the redemption and merger), subject in each case to the proration procedures described below.

        Conversely, the lower the final Partnership common unit price, the greater the number of shares of Corporation common stock that will be redeemed for cash and the lesser the number of shares that will be exchanged for the Partnership common units in the merger. For example, if the final Partnership common unit price is $28.00, then approximately 35.7% of the outstanding shares of Corporation common stock would be redeemed for cash, and approximately 64.3% would be exchanged for the Partnership common units in the merger. If the final Partnership common unit price is $28.00, a Corporation stockholder receiving cash in the redemption would receive $55.98 in cash per share of Corporation common stock, and a Corporation stockholder receiving the Partnership common units in the merger would receive 1.999 Partnership common units per share, having a value of approximately $55.98 per unit (based on such final Partnership common unit price) (assuming the market price of the Partnership common units remained constant from the end of the valuation period through the effective time of the redemption and merger), subject in each case to the proration procedures described below.

        The following table sets forth, based on various hypothetical final Partnership common unit prices, the per share cash consideration and the per share unit consideration, as well as the value of such per share unit consideration based on the hypothetical final Partnership common unit prices. The table also shows the percentage of outstanding shares of Corporation common stock that would be redeemed for cash and exchanged into the Partnership common units based on such final Partnership common unit price. The table is based on the assumption that all of the Corporation's outstanding stock options have been exercised as of the effective time of the redemption and merger, that no additional shares of Corporation common stock are otherwise issued following the date of this joint proxy statement/prospectus and that the number of exchangeable shares of Corporation common stock is 1,006,359 (the number of shares of the Corporation common stock and stock options outstanding, subtracting restricted shares, on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and set forth in the redemption and merger agreement). To the extent that the number of shares of Corporation common stock outstanding increases in accordance with the redemption and merger agreement (e.g., as a result of the exercise of outstanding Corporation stock options), the number of shares of Corporation common stock redeemed and exchanged in the merger will increase and the aggregate transaction value will increase, but there will be no change in the per share unit consideration or per share cash consideration. Each additional share of Corporation common stock issued in accordance with the redemption and merger agreement will increase the aggregate transaction value by approximately 1.285 Partnership common units and $20.00 in cash.

		Election of Common Unit Consideration in Merger (per share)		Election of Stated Consideration in the Redemption and Merger (per share)				Percentage of Outstanding Shares of Corporation Common Stock to Receive
	Election of Cash Consideration in Redemption (per share)
Final Partnership Common Unit Price				Cash Consideration in Redemption	Number of Common Units in Merger	Value of Common Units in Merger		Cash Consideration in Redemption
		Number of Common Units	Value of Common Units				Total Value of Stated Consideration		Common Unit Consideration in Merger
$28.00	$55.98	1.999	$55.98	$20.00	1.285	$35.98	$55.98	36%	64%
29.00	57.27	1.975	57.27	20.00	1.285	37.27	57.27	35%	65%
30.00	58.55	1.952	58.55	20.00	1.285	38.55	58.55	34%	66%
31.00	59.84	1.930	59.84	20.00	1.285	39.84	59.84	33%	67%
32.00	61.12	1.910	61.12	20.00	1.285	41.12	61.12	33%	67%
33.00	62.41	1.891	62.41	20.00	1.285	42.41	62.41	32%	68%
34.00	63.69	1.873	63.69	20.00	1.285	43.69	63.69	31%	69%
35.00	64.98	1.857	64.98	20.00	1.285	44.98	64.98	31%	69%
36.00	66.26	1.841	66.26	20.00	1.285	46.26	66.26	30%	70%
37.00	67.55	1.826	67.55	20.00	1.285	47.55	67.55	30%	70%
38.00	68.83	1.811	68.83	20.00	1.285	48.83	68.83	29%	71%

        Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the redemption and merger consideration would have a value of approximately $61.12 per share of Corporation common stock. Assuming a hypothetical final Partnership common unit price of $                              , based on the average of the per unit closing price of the Partnership common units during the ten consecutive trading day period ending on                        , 2007 (which is the latest practicable trading day prior to the date of this joint proxy statement/prospectus), the redemption and merger consideration would have a value of approximately $                              per share of Corporation common stock.

        The actual value of the cash consideration or number of the Corporation common units that the Corporation stockholders will receive for each share of Corporation common stock may differ from the hypothetical amounts shown in this example because the actual amounts can only be determined after the valuation period based on a formula set forth in the redemption and merger agreement and described in this joint proxy statement/prospectus. The Partnership will issue a press release that discloses the amount of the per share unit consideration and the amount of the per share cash consideration once such amounts are determined. Please read "Risk Factors—Risk Factors Related to the Redemption and Merger and the Related Transactions—The Corporation stockholders may receive consideration different from the consideration they elect" on page 39.

        No assurance can be given that the current fair market value of the Partnership common units will be equivalent to the fair market value of the Partnership common units on the date that the redemption and merger consideration is received by a Corporation stockholder or at any other time. The actual fair market value of the Partnership common units received by the Corporation stockholders depends upon the fair market value of the Partnership common units upon receipt, which may be higher or lower than the final Partnership common unit price or the market price of the Partnership common units on the date the redemption and merger was announced, on the date that this joint proxy statement/prospectus is mailed to the Corporation stockholders, on the date a Corporation stockholder makes an election with respect to the consideration, or on the date of the Corporation special meeting.

        If, between the date of the redemption and merger agreement and the effective time of the redemption and merger, the Partnership common units are changed into a different number or class of units by reason of reclassification, split-up, combination, exchange of shares or similar readjustment, or a unit dividend is declared with a record date within that period, appropriate adjustments will be made to the per share unit consideration.

        No fractional common units will be issued to any Corporation stockholder in connection with the merger. For each fractional unit that would otherwise be issued, the Partnership will pay cash in an amount equal to the fraction multiplied by the closing sale price of the Partnership common units on the New York Stock Exchange on the trading day immediately preceding the date on which the effective time will occur. No interest will be paid or accrued on cash payable in lieu of the issuance of fractional common units.

  Election Procedures

        Subject to the proration mechanism described below, each of the Corporation stockholders may elect to receive cash, Partnership common units, stated consideration, or a combination thereof.

        Cash Election Shares.    The Corporation stockholders who elect to receive cash in the redemption for some or all of their shares of Corporation common stock will receive the per share cash consideration in respect of that portion of such holder's shares equal to such holder's cash election, subject to the proration mechanism described below. The shares for which cash elections have been made are referred to as "cash election shares."

        Unit Election Shares.    The Corporation stockholders who elect to receive the Partnership common units in the merger for some or all of their shares of Corporation common stock will receive the per share unit consideration in respect of that portion of such holder's shares equal to such holder's stock election, subject to the proration mechanism described below. The shares for which stock elections have been made are referred to as "unit election shares."

        Stated Consideration Shares.    The Corporation stockholders who elect to receive the stated consideration for some or all of their shares will receive an aggregate of $20.00 of cash and 1.285 Partnership common units, per share, with some of the shares for which they make such an election being redeemed for the per share cash consideration in the redemption, and the remainder of those shares being exchanged for common units in the merger. The proration mechanism does not apply to these shares, which are referred to as "stated consideration election shares." That portion of shares from the stated consideration election shares that receive cash in the redemption are referred to as the "stated consideration cash shares," and the remaining shares from the stated consideration election shares will be exchanged for Partnership common units in the merger and are referred to as the "stated consideration unit shares."

        Non-electing Shares.    The Corporation stockholders who specify that they are making no election with respect to some or all of their shares of common stock, as well as those who do not return a valid election form with respect to some or all of their shares, will be deemed to have made "no election" with respect to those shares. In addition, shares issued in connection with stock options that are deemed exercised upon the effectiveness of the redemption and merger will also be deemed to be non-electing shares. Please read "—Treatment of Corporation Stock Options" beginning on page 169. These Corporation stockholders will receive the per share unit consideration unless there is an oversubscription of the unit consideration, in which case they may receive the per share cash consideration for some or all of those shares. Please read "—Proration" beginning on page 167. The shares with respect to which the Corporation stockholders have, or are deemed to have, made no election are referred to as "non-electing shares."

        For example, assuming a Corporation stockholder holds 100 shares of Corporation common stock and that the final Partnership common unit price is $33.00, if such stockholder made:

  •
  a cash election with respect to all the shares, he or she would receive approximately $6,241 in cash in the redemption;

  •
  a unit election with respect to all the shares, he or she would receive 189 Partnership common units in the merger (plus cash in lieu of the issuance of a 0.1200 fractional common unit);

  •
  a stated consideration election with respect to all the shares, he or she would receive approximately $2,000 in cash in the redemption and 128 Partnership common units in the merger (plus cash in lieu of the issuance of a 0.5 fractional common unit); and

  •
  a combination of a cash election, a unit election and a stated consideration election, he or she would receive approximately $62.41 for each cash election share and each stated consideration cash share and 1.8912 Partnership common units for each unit election share and each stated consideration unit share. Assuming 33 cash election shares, 33 unit election shares and 34 stated consideration shares, the Corporation stockholder would receive approximately $2,740 in cash in the redemption and 106 Partnership common units in the merger (plus cash in lieu of the issuance of a 0.0996 fractional common unit).

        In each case, the actual proration of cash and Partnership common units with respect to cash election shares and unit election shares would be subject to the proration procedures described below under the heading "—Proration." The stated consideration election shares are not subject to proration.

        A fixed amount of cash will be paid in the redemption and a fixed number of Partnership common units will be issued in the merger pursuant to the redemption and merger agreement. Accordingly, except with respect for stated consideration election shares, there is no assurance that a Corporation stockholder will receive the form of consideration that the holder elects with respect to any or all shares held. If the elections result in an oversubscription with respect to shares of Corporation common stock that would otherwise receive either the per share cash consideration or the per share unit consideration, the procedures for allocating the cash and common units described below under "—Proration" will be followed by the redemption/exchange agent. Please read "Risk Factors—Risk Factors Related to the Redemption and Merger and the Related Transactions—The Corporation stockholders may receive consideration different from the consideration they elect" beginning on page 41.

        Mr. Fox has advised the Corporation that he intends to elect to receive the stated consideration for at least 5,175,815 shares of Corporation common stock of the Corporation beneficially owned by him. To the extent that Mr. Fox or any other Corporation stockholder elects to receive stated consideration for shares of common stock beneficially owned by him, the number of shares to be redeemed for cash or exchanged for Partnership common units will be correspondingly reduced.

        Election Form.    Each Corporation stockholder will receive an election form and other appropriate and customary transmittal materials. Each election form allows the holder to specify the number of such holder's shares with respect to which he:

  •
  elects to receive the per share cash consideration in the redemption;

  •
  elects to receive the per share unit consideration in the merger;

  •
  elects to receive the stated consideration, consisting of $20.00 cash in the redemption and 1.285 Partnership common units in the merger; and

  •
  makes no election.

        The Corporation stockholder will be able to elect one or any combination of these options.

        The Partnership will also make available forms of election to persons who become holders of shares of Corporation common stock subsequent to the Corporation record date and up until the close of business on the business day prior to the election deadline. If you have not received an election form, please contact the information agent, The Altman Group, Inc., at (866) 822-1239.

        The Corporation stockholders who wish to elect the type of consideration they will receive pursuant to the redemption and merger should carefully review and follow the instructions set forth in the election form. Shares of Corporation common stock as to which the holder has not made a valid election prior to the election deadline, which is 5 p.m., New York City time, on the 33rd day following the date on which it was mailed, unless postponed, will be deemed non-electing shares.

        To make an election, a Corporation stockholder must submit a properly completed election form and stock certificates (or in the case of the Corporation shares in book entry form, any additional documents specified in the election form) so that it is actually received by the redemption/exchange agent at or prior to the election deadline in accordance with the instructions on the election form. An election form is considered complete only if accompanied by certificates representing all shares of the common stock of the Corporation covered by the election form (or a properly completed notice of guaranteed delivery in lieu of stock certificates or, in the case of the Corporation shares in book entry form, any additional documents specified in the election form). If a Corporation stockholder cannot deliver his stock certificates to the redemption/exchange agent by the election deadline, a stockholder may deliver a notice of guaranteed delivery promising to deliver his stock certificates by a specific date, as described in the election form.

        Any person submitting the election form may revoke or change the election prior to the election deadline by written request. In the event of a revocation, the redemption/exchange agent will, after receiving the written request from the stockholder, return the certificates of Corporation common stock submitted by that holder, and that holder will be deemed to have made no election. The redemption/exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the redemption/exchange agent regarding these matters will be binding and conclusive. Neither the Partnership nor the redemption/exchange agent will be under any obligation to notify any person of any defects in an election form.

        Shares of Corporation common stock as to which the holder has not made a valid election prior to the election deadline will be deemed to be non-electing shares. If the election form is revoked prior to the election deadline, the shares of Corporation common stock represented by such election form will become non-electing shares and the stock certificates will be promptly returned without charge to the person unless a subsequent election is properly made.

  Proration

        A fixed total amount of cash will be paid in the redemption, and a fixed total number of the Partnership common units will be issued pursuant to the merger, in each case subject to upward adjustment in the event that any shares of Corporation common stock are issued in accordance with the redemption and merger agreement pursuant to outstanding Corporation stock options or otherwise. Based on the number of outstanding shares of Corporation common stock on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the Corporation will pay approximately $241 million in cash to its stockholders in the redemption, and the Partnership will issue to the Corporation stockholders approximately 15.5 million Partnership common units in the merger. If the elections of all of the Corporation stockholders result in an oversubscription of cash or the Partnership common units, the amount of cash or the number of Partnership common units will not be increased. Rather, the redemption/exchange agent will allocate between cash and the Partnership common units in the manner described below. Accordingly, unless they elect to receive the stated consideration for all their shares, there is no assurance that the Corporation stockholders will participate in the redemption and/or the merger in the manner they have chosen, or receive the form or combination of consideration, to the same degree that they elect with respect to all of the shares of Corporation common stock they hold. Please read "Risk Factors—Risk Factors Related to the Redemption and Merger and the Related Transactions—The Corporation stockholders may receive consideration different from the consideration they elect" beginning on page 41.

        Because the stated consideration election shares are not subject to the proration procedures, the aggregate cash amount to be paid in the redemption with respect to the portion of such shares that are stated consideration cash shares will in effect have been set aside to redeem those shares prior to the operation of the proration procedures set forth below. The amount of cash remaining following the redemption of the stated consideration cash shares is referred to as the "total remaining cash amount."

        Oversubscription of the Cash Consideration.    If the Corporation stockholders elect to have too many of their shares receive the cash consideration in the redemption, meaning that the aggregate cash amount that would be paid upon the redemption of the cash election shares is greater than the total remaining cash amount, then:

  •
  all unit election shares, stated consideration unit shares, and non-electing shares will be exchanged for the per share unit consideration in the merger;

  •
  the redemption/exchange agent will then select from among the cash election shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of cash election shares and switch them to unit election shares such that the aggregate cash amount that will be paid in the redemption equals as closely as practicable the total cash amount;

  •
  those cash election shares selected by the redemption/exchange agent and switched to unit election shares through the pro rata selection process described above will be exchanged for the per share unit consideration in the merger; and

  •
  all stated consideration cash shares and those cash election shares that have not been selected by the redemption/exchange agent to be switched to unit election shares will be redeemed for the per share cash consideration in the redemption.

        Oversubscription of the Unit Consideration.    If the Corporation stockholders elect to have too many of their shares receive the unit consideration in the merger, meaning that the aggregate cash amount that would be paid upon the redemption of the cash election shares is less than the total remaining cash amount, then:

  •
  all cash election shares and stated consideration cash shares will be redeemed for the per share cash consideration in the redemption;

  •
  the redemption/exchange agent will then select first from among the non-electing shares and then, if necessary, from among the unit election shares, in each case by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of such shares and switch them to cash election shares such that the aggregate cash amount that will be paid in the redemption equals as closely as practicable the total cash amount;

  •
  those non-electing shares and unit election shares selected by the redemption/exchange agent and switched to cash election shares through the pro rata selection process described above will be redeemed for the per share cash consideration in the redemption; and

  •
  all stated consideration unit shares and those unit election shares and the non-electing shares that have not been selected by the redemption/exchange agent to be switched to cash election shares will be exchanged for the per share unit consideration in the merger.

        No Oversubscription.    If the Corporation stockholders elect equally between their shares receiving the cash consideration in the redemption and the unit consideration in the merger, meaning that the aggregate cash amount that would be paid upon the redemption of the cash election shares is equal to the total remaining cash amount, then neither of the procedures above would apply and:

  •
  all cash election shares and stated consideration cash shares will be redeemed for the per share cash consideration in the redemption; and

  •
  all unit election shares, stated consideration unit shares, and non-electing shares will be exchanged for the per share unit consideration in the merger.

        The Partnership will cause the redemption/exchange agent to carry out the proration described above based on calculations prepared by the Partnership within ten business days after the election deadline, unless the redemption and merger have not been completed, in which case the proration will be completed as soon as practicable after the effective time of the redemption and merger. The redemption/exchange agent will use an equitable pro rata allocation process to be mutually determined by the Corporation and the Partnership.

        Because the federal income tax consequences of receiving cash or the Partnership common units, or both cash and the Partnership common units, will differ, the Corporation stockholders are urged to carefully read the information set forth under the heading "Material Federal Income Tax Consequences of the Redemption and Merger" beginning on page 197 and to consult their tax advisors for a full understanding of the tax consequences of the redemption and merger to them. In addition, because the Partnership common unit consideration can fluctuate in value from the determination made during the valuation period, the economic value per share received by the Corporation stockholders who receive the Partnership common unit consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by the Corporation stockholders who receive cash consideration.

  Appraisal Rights

        Holders of Corporation common stock whose shares are redeemed solely for cash in the redemption are entitled to appraisal rights with respect to such shares pursuant to the amended charter and not in connection with the merger. Holders of Corporation common stock whose shares are converted into Partnership common units in the merger are entitled to appraisal rights with respect to such shares in connection with either the merger or the amended charter. If any holder of Corporation common stock invokes his, her or its right to appraisal and thereafter waives, withdraws or loses the right to appraisal or the court properly determines that such holder is not entitled to relief under Section 262 of the DGCL, then, to the fullest extent permitted by applicable law, any holder of shares of Corporation common stock that constitute dissenting shares at the election deadline will receive with respect to such dissenting shares only the cash and Partnership common units that such holder would have otherwise been entitled to receive upon the redemption or conversion of the shares of Corporation common stock, as applicable, as if such shares of Corporation common stock had been non-electing shares or, if required by the Partnership, cash election shares, not subject to the pro rata selection process. For a description of the allocation of redemption and merger consideration between cash and Partnership common units, please read "—Proration" beginning on page 167. The Corporation is required to give the Partnership prompt notice of any written demands for appraisal of Corporation common stock and afford the Partnership the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

  Treatment of Corporation Stock Options

        Immediately prior to the redemption, all outstanding Corporation stock options previously granted, which are all vested and exercisable, will be deemed exercised. Afterward, each holder of an outstanding Corporation stock option will be treated as holding a number of shares of Corporation common stock equal to:

  (a)
  the number of shares of Corporation common stock subject to such Corporation stock option, minus

  (b)
  the number of shares of Corporation common stock that are equal in value, determined as of the effective time, to

  (1)
  the product of (x) the exercise price of such Corporation stock option times (y) the number of shares of Corporation common stock subject to such Corporation stock option, plus

  (2)
  such amounts as are required to be withheld or deducted by law with respect to the exercise of such Corporation stock options.

        All shares of Corporation common stock issued upon the forced exercise of options will be treated as non-electing shares and the holders of such shares will not have the right to elect the form of redemption and merger consideration that they receive with respect to such shares of Corporation common stock.

  Treatment of Corporation Restricted Stock

        At the effective time, the Partnership will assume all outstanding shares of Corporation restricted stock, subject to the current vesting terms and other conditions applicable to the restricted stock, and will issue to the holders of Corporation restricted stock a number of phantom (notional) units of the Partnership based on a ratio, rounded to the nearest ten-thousandth, obtained by dividing the per share consideration by the final Partnership common unit price. Any fractional phantom unit of the Partnership will be rounded up to the nearest whole phantom unit of the Partnership.

  Exchange Procedures

        Prior to the effective time of the merger, the Corporation and the Partnership will deposit with Wells Fargo Bank, N.A. (the redemption/exchange agent in connection with the redemption and merger) sufficient cash and the Partnership common units for the benefit of holders of shares of Corporation common stock to be converted into the redemption and merger consideration.

        Promptly after the effective time of the redemption and merger, the redemption/exchange agent will send a letter of transmittal to each person who was a Corporation stockholder at the effective time of the redemption and merger who has not previously and properly surrendered Corporation common stock certificates to the redemption/exchange agent in connection with an election as described below. This mailing will contain instructions on how to surrender certificates formerly representing shares of Corporation common stock (if these certificates have not already been surrendered) in exchange for the redemption and merger consideration the holder is entitled to receive under the redemption and merger agreement.

        If certificates formerly representing shares of Corporation common stock are presented for transfer after the effective time of the redemption and merger, they will be exchanged for the redemption and merger consideration into which the Corporation common stock shares formerly represented by that certificate will have been converted or redeemed.

  Distributions with Respect to Unexchanged Corporation Common Stock

        After the effective time of the redemption and merger, former Corporation stockholders will be entitled to partnership distributions payable with a record date after the effective time of the redemption and merger with respect to the number of the Partnership common units to which they are entitled upon exchange of their shares of Corporation common stock, without interest. However, they will not be paid distributions on such Partnership common units until they surrender the certificates formerly representing their shares of Corporation common stock to the redemption/exchange agent in accordance with the redemption/exchange agent's instructions. After the close of business on the date on which the effective time of the redemption and merger occurs, there will be no transfers on the stock transfer books of the Corporation of any Corporation common stock shares.

  Fractional Units

        Fractional Partnership common units will not be delivered pursuant to the merger. Instead, each Corporation stockholder who would otherwise be entitled to receive fractional Partnership common units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership common units on the New York Stock Exchange on the trading day immediately preceding the date on which the effective time will occur and (b) the fraction of a Partnership common unit which such holder would otherwise be entitled to receive.

  Termination of Exchange Fund

        Any portion of the merger consideration, or dividends payable in accordance with the redemption and merger agreement, made available to the redemption/exchange agent that remains unclaimed by holders of shares of Corporation common stock after 180 days following the effective time of the redemption and merger will be returned to the Partnership upon demand. Thereafter, a holder of Corporation common stock must look only to the Partnership for payment of the merger/redemption consideration, any cash in lieu of the issuance of fractional Partnership common units and any distributions with respect to the Partnership common units to which the holder is entitled under the terms of the amended charter and the redemption and merger agreement. Any amounts remaining unclaimed by holders of shares of Corporation common stock immediately prior to such time, as such amounts would otherwise revert to or become the property of any governmental authority, will become the property of the Partnership free and clear of any liens, claims and interests.

  Lost Stock Certificates

        If a certificate formerly representing shares of Corporation common stock has been lost, stolen or destroyed, the redemption/exchange agent will issue the consideration properly payable under the redemption and merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by the Partnership, the posting of a bond as indemnity.

  Withholding

        The Partnership, the Corporation and the redemption/exchange agent will be entitled to deduct and withhold from the merger/redemption consideration payable to any Corporation stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the respective Corporation stockholders.

  Anti-Dilution Provisions

        The per share unit consideration, per share cash consideration, per share stated cash consideration and per share stated unit consideration will be adjusted to provide holders of shares of Corporation common stock the same economic effect contemplated by the redemption and merger agreement if, at any time between the date of the redemption and merger agreement and the effective time of the redemption and merger, there is any change in the outstanding shares of Corporation common stock or outstanding Partnership common units by reason of any reclassification, recapitalization, split or combination, exchange or readjustment, or dividend declared with a record date during such period.

Actions Pending the Merger

        The Corporation has agreed that, without the prior written consent of the Conflicts Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the redemption and merger agreement until the effective time of the redemption and merger or the date, if any, on which the redemption and merger agreement is terminated, except as expressly contemplated or permitted by the redemption and merger agreement, required by applicable law or agreed to in writing by the Partnership:

  •
  conduct the business of the Corporation and its subsidiaries other than in the ordinary and usual course of business;

  •
  fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers or employees;

  •
  take any action that would adversely effect the ability of any party to obtain regulatory approvals or perform any of its material obligations under the redemption and merger agreement;

  •
  issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any rights or enter into any agreements with respect to such transactions or permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee rights (other than pursuant to previously disclosed stock options or awards to newly hired employees consistent with past practice);

  •
  make, declare or pay any dividend (except the Corporation's regular quarterly dividends in an amount no greater than the per share dividend for the second quarter of 2007) or other distribution with respect to its capital stock;

  •
  split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in substitution for shares of its capital stock;

  •
  except as required pursuant to the terms of the Corporation's benefit plans in effect on the date of the redemption and merger agreement, redeem, repurchase or otherwise acquire directly or indirectly any of its capital stock or any other securities;

  •
  enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (a) normal individual increases in compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (b) other changes as are provided in the redemption and merger agreement or as may be required by law or to satisfy contractual obligations or (c) additional grants of awards to newly hired employees consistent with past practice;

  •
  enter into or amend benefit plans or otherwise increase, or accelerate the vesting or exercise of rights payable under any Corporation's benefit plan (other than as required by law, to satisfy contractual obligations or in the ordinary course of business consistent with past practice);

  •
  sell, lease, dispose of or discontinue any material portion of its or its subsidiaries assets, business or properties, or acquire, by merger or otherwise, or lease any assets or the business or property of any other entity which is material and would likely have a material adverse effect on the ability of the parties to consummate the transactions contemplated in the redemption and merger agreement or to materially delay the effective time;

  •
  amend its certificate of incorporation or bylaws;

  •
  implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

  •
  fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

  •
  make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not materially and adversely affect it;

  •
  settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not materially and adversely affect it;

  •
  change in any material respect any of its methods of reporting income, or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially adversely affect it;

  •
  incur any indebtedness for borrowed money (except for working capital under existing credit facilities or equipment financing arrangements) or guarantee any such indebtedness of others; enter into any material lease (whether operating or capital); create any lien on the property of the Corporation or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or make or commit to make aggregate capital expenditures in excess of $5.0 million;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of dissolution or liquidation;

  •
  knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the redemption and merger agreement becoming untrue at any time prior to closing, any of its conditions to the redemption and merger not being satisfied, any material delay or prevention of the redemption and merger or a material violation of any provision of the redemption and merger agreement except, in each case, as may be required by law; or

  •
  agree or commit to do any of the prohibited actions described above.

        The Partnership has agreed that, without the prior written consent of the Deal Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the redemption and merger agreement until the effective time of the redemption and merger or the date, if any, on which the redemption and merger agreement is terminated, except as expressly contemplated or permitted by the redemption and merger agreement, required by applicable law or agreed to in writing by the Corporation:

  •
  conduct the business of the Partnership and its subsidiaries other than in the ordinary and usual course of business;

  •
  fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, officers or employees;

  •
  take any action that would adversely effect the ability of any party to obtain regulatory approvals or perform any of its material obligations under the redemption and merger agreement;

  •
  make, declare or pay any distributions, except the regular quarterly cash distributions of available cash (as defined in the partnership agreement) on the common units and general partner interest of the Partnership;

  •
  split, combine or reclassify any equity units or issue or authorize or propose the issuance of any other securities in substitution for shares of its equity units;

  •
  except as required pursuant to the terms of the General Partner's benefit plan in effect on the date of the redemption and merger agreement, redeem, repurchase, or otherwise acquire directly or indirectly any of its common units or other securities;

  •
  merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or take any other action which would have a material adverse effect on its ability to consummate the transactions in the redemption and merger agreement;

  •
  implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

  •
  fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

  •
  make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not materially and adversely affect it;

  •
  settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not materially and adversely affect it;

  •
  change in any material respect any of its methods of reporting income, or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially adversely affect it;

  •
  authorize, recommend, propose or announce an intention to adopt a plan of dissolution or liquidation;

  •
  knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the redemption and merger agreement becoming untrue at any time prior to closing, any of its conditions to the redemption and merger not being satisfied, any material delay or prevention of the redemption and merger or a material violation of any provision of the redemption and merger agreement except, in each case, as required by law; or

  •
  agree or commit to do any of the prohibited actions described above.

Representations and Warranties

        The redemption and merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the redemption and merger. Each of the Corporation on the one hand and the

Partnership and the Merger Sub, on the other hand, has made representations and warranties to the other in the redemption and merger agreement with respect to the following subject matters:

  •
  corporate or partnership existence, good standing and qualification to conduct business;

  •
  capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

  •
  existence, ownership, good standing and qualification of subsidiaries;

  •
  corporate or partnership power and authorization to enter into and carry out the obligations of the redemption and merger agreement and the enforceability of the redemption and merger agreement;

  •
  equity holder authority;

  •
  absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the redemption and merger agreement;

  •
  filings and reports with the SEC, and financial information;

  •
  litigation, government orders, judgments and decrees;

  •
  compliance with laws;

  •
  defaults on contracts;

  •
  fees payable to brokers;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  environmental matters;

  •
  tax matters;

  •
  regulatory approvals or consents required to complete the merger;

  •
  absence of certain changes, events or circumstances;

  •
  insurance;

  •
  real property and operating equipment;

  •
  intellectual property;

  •
  the Corporation board recommendations;

  •
  the General Partner board recommendations;

  •
  operations of the surviving entity (or the resulting subsidiary of the merger);

  •
  the Corporation's fairness opinion; and

  •
  the Partnership's fairness opinion.

        The representations and warranties contained in the redemption and merger agreement will not survive beyond the effective time of the redemption and merger.

Additional Covenants

  Best Efforts

        Each of the Corporation and the Partnership will use its commercially reasonable best efforts in good faith to take all actions necessary, proper or advisable to consummate the redemption and merger, including obtaining regulatory approvals and any other third party approvals, lifting or resending any injunction or restraining order adversely affecting the consummation of the redemption and merger, defending any litigation seeking to enjoin, prevent or delay the consummation of the redemption and merger, and cooperating fully with the other party and furnishing to the other party copies of all filings and communications with the regulatory authorities.

  Equity Holder Approvals

        Each of the Corporation and the Partnership will call and convene a meeting of its equity holders. In the case of the Corporation stockholders, the purpose of voting will be to approve and adopt the amended charter, redemption and merger agreement and approve the redemption and merger. In the case of the Partnership unitholders, the purpose of voting will be to approve the redemption and merger agreement, the issuance of Partnership common units, the amended and restated partnership agreement, the issuance of the Partnership Class A units, and any other matters required for consummation of the merger. Each of the Corporation and the General Partner will, through its board of directors, use its reasonable best efforts to obtain the approval of its respective equity holders in respect of the foregoing. Any change in recommendation will not affect either party's obligation to convene such a meeting, unless the redemption and merger agreement is terminated in accordance with its terms.

  Registration Statement

        Each of the Corporation and the Partnership agreed to cooperate in the preparation of the registration statement that includes this joint proxy statement/prospectus (and other proxy solicitation materials of the Partnership and the Corporation) filed with the SEC in connection with the special meetings. Each of the Corporation and the Partnership agreed, as to itself and its subsidiaries, that none of the information supplied for inclusion in such registration statement will contain any untrue statement or omission of a material fact.

  Press Releases

        Each of the Corporation and the Partnership will not issue any press release or written statement for general circulation relating to the redemption and merger prior to approval of the other party, except as otherwise required by applicable law or regulation or the applicable stock exchange rules, in which case it will consult with the other party before issuing any press release or written statement.

  Access; Information

        Upon reasonable notice, each party and its subsidiaries will grant the other parties and their officers, employees, counsel, accountants and other authorized representatives, access throughout the period prior to the effective time, to all its properties, books, contracts and records and to its officers, employees, accountants, counsel and other representatives. Neither party is required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, fiduciary duty or binding agreement entered into prior to the date of the redemption and merger agreement.

  Affiliate Arrangements

        The Corporation must deliver to the Partnership a schedule of each person that is, or is reasonably likely to be, deemed an "affiliate" of the Corporation within 15 days of the mailing of this joint proxy statement/prospectus. The Corporation must use commercially reasonable best efforts to prevent these affiliates from selling any Partnership common units received in connection with the merger.

  No Rights Triggered

        Each of the Corporation and the Partnership will take all steps necessary to ensure that the entering into of the redemption and merger agreement and the consummation of the transactions contemplated thereby will not result in the grant of any rights to any person in the case of the Corporation under its certificate of incorporation or bylaws and in the case of the Partnership under its partnership agreement or under any material agreement to which it or its subsidiaries is a party.

  Takeover Laws

        Neither the Corporation nor the Partnership will take any action that would cause the transactions contemplated by the redemption and merger agreement to be subject to requirements imposed by any takeover laws.

  New York Stock Exchange

        The Partnership will use commercially reasonable best efforts to list the Partnership common units to be issued to the Corporation stockholders on the New York Stock Exchange prior to the effective time of the merger.

  Third Party Approvals

        The Corporation and the Partnership and their respective subsidiaries will cooperate and use their commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and all regulatory approval necessary to consummate the redemption and merger as expeditiously as practicable.

  Indemnification; Directors' and Officers' Insurance

        The Partnership and the surviving entity, jointly and severally, will indemnify each person who is a director or officer of the Corporation or any of its subsidiaries to the fullest extent permitted by law in connection with any claim and losses or damages. Both will also pay for any expenses incurred in defending a claim or serving as a witness relating to any claim within ten days after any request for advancement. The certificate of incorporation and bylaws of the surviving entity will contain provisions with respect to indemnification, expenses, and limitation on liability no less favorable than are set forth in the Corporation's certificate of incorporation and bylaws for six years following the effective time of the redemption and merger.

        The Partnership or the surviving entity will maintain for at least six years following the effective time of the redemption and merger, the current policies of directors' and officers' liability insurance maintained by the Corporation and its subsidiaries, except that the surviving entity may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of the Corporation than the existing policy.

  Comfort Letters

        The Corporation will use all commercially reasonable best efforts to deliver a "comfort" letter to the Partnership from the Corporation's independent public accountants, dated and delivered the date on which the registration statement becomes effective, customary in form, scope and substance for such "comfort" letters.

        The Partnership will use all commercially reasonable best efforts to deliver a "comfort" letter to the Corporation from the Partnership's independent public accountants, dated and delivered the date on which the registration statement becomes effective, customary in form, scope and substance for such "comfort" letters.

  Benefit Plans

        The parties have agreed not to enter into or amend compensation and employee benefit plans, programs, arrangements and other perquisites except for those that were agreed to by the Corporation and the Partnership at the time of execution of the redemption and merger agreement.

  Notification of Certain Matters

        Each of the Corporation and the Partnership will give prompt notice to the other of: (a) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with other facts, to result in any material adverse effect or would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the redemption and merger agreement, and (b) any change in its condition or business or any litigation or governmental complaints to the extent it results in, or would reasonably be expected to result in, a material adverse effect.

  Amended and Restated Partnership Agreement

        Subject to receipt of the Partnership unitholders' approval, the Partnership will execute and make effective the amended and restated partnership agreement of the Partnership.

  Board Membership

        The Corporation is entitled to designate three members from its board, two of whom must be independent, to serve as members of the General Partner board. The Corporation has designated Michael L. Beatty, Anne E. Mounsey and Donald D. Wolf to serve as additional members of the General Partner board. Ms. Mounsey is the daughter of John M. Fox, the Chairman of the Corporation board.

Conditions to the Completion of the Redemption and Merger

        The completion of the redemption and merger are subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

        Conditions to Each Party's Obligations.    Each party's obligation to complete the redemption and merger is subject to the satisfaction or waiver of the following conditions:

  •
  approval and adoption by the Corporation stockholders of the amended charter and the redemption and merger agreement;

  •
  approval and adoption by the Partnership unitholders of the redemption and merger agreement, the issuance of the Partnership common units and Partnership Class A units in connection with the merger and the related transactions and the amended and restated partnership agreement;

  •
  any waiting period under the HSR Act has expired or been terminated and the receipt of all consents, approvals, permits and authorization required to be obtained prior to consummation of the redemption and merger, except where non-receipt would not reasonably likely result in a material adverse effect on the Partnership or the Corporation;

  •
  absence of any order, decree or injunction of any court or agency and law, statute or regulation that enjoins, prohibits or makes illegal the redemption and merger, and the absence of any action, proceeding or investigation by any regulatory authority regarding the redemption and merger;

  •
  the registration statement has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by any regulatory authority;

  •
  approval by the New York Stock Exchange of listing of the Partnership common units to be issued in the merger, subject to official notice of issuance; and

  •
  the restructuring transactions, which consist of the exchange of the incentive distribution rights and the 2% economic interest of the General Partner interest owned by the General Partner and the Partnership common units owned by the Corporation for Partnership Class A units, have been consummated.

        The Corporation will not be obligated to consummate the redemption, and neither the Corporation nor the Partnership will be obligated to consummate the merger in the event that:

  •
  proposed Treasury Regulation Section 1.337(d)-(3) is issued with an effective date that would cause the regulation to be applicable to the redemption and merger, unless either party receives an opinion from a law or accounting firm that such regulations should not cause the Corporation to recognize income or gain as a result of the redemption and merger; or

  •
  there is a change in the federal income tax law, unless either party receives an opinion from a law or accounting firm that such change should not cause the Corporation to recognize income or gain as a result of the redemption and merger.

        Additional Conditions to the Corporation's Obligations.    The obligation of the Corporation to complete the redemption and merger is subject to the satisfaction or waiver of the following conditions:

  •
  accuracy of the Partnership's representations and warranties contained in the redemption and merger agreement both at and as of the date of the redemption and merger agreement and at and as of the closing date of the redemption and merger, except where, in the case of all representations and warranties except those regarding the Partnership's capitalization, subsidiaries, and partnership power and authority, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on the Partnership;

  •
  the performance in all material respects by the Partnership of its respective obligations contained in the redemption and merger agreement;

  •
  the receipt by the Corporation of a certificate signed by the Chief Financial Officer of the General Partner of the Partnership to the effect that the conditions set forth in the two bullet points above have been satisfied;

  •
  the receipt by the Corporation of an opinion of its counsel, dated as of the closing date of the redemption and merger, to the effect that: the federal income tax consequences set forth in the registration statement to the stockholders for the transactions contained in this agreement are materially accurate; and no gain or loss should be recognized should a Corporation common stockholder receive a Partnership common unit resulting from the merger;

  •
  the amended and restated partnership agreement has been executed; and

  •
  the receipt by the Partnership of an appraisal from Duff and Phelps which comes to the conclusion that the value of the Partnership common units owned by the Corporation, and the incentive distribution rights and the 2% economic interest of the general partner interest owned by the General Partner is equal to the value of Class A units for which the respective interests are being exchanged.

        Additional Conditions to the Partnership's Obligations.    The obligations of the Partnership to complete the redemption and merger are subject to the satisfaction or waiver of the following conditions:

  •
  accuracy of the Corporation's representations and warranties contained in the redemption and merger agreement both at and as of the date of the redemption and merger agreement and at and as of the closing date of the redemption and merger except where, in the case of all representations and warranties except those regarding the Corporation's capitalization, subsidiaries, and corporate power and authority, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on the Corporation;

  •
  the performance in all material respects by the Corporation of its obligations contained in the redemption and merger agreement;

  •
  the receipt by the Partnership of a certificate signed by the Chief Financial Officer of the Corporation to the effect that the conditions set forth in the two bullet points above have been satisfied;

  •
  the receipt by the Partnership of an opinion of its counsel, dated as of the closing date of the redemption and merger, to the effect that: the redemption and merger will not result in a loss of limited liability for any Partnership unitholder; 90% of the current gross income constitutes qualifying income under the Internal Revenue Code; the redemption and merger will not cause the Partnership to be treated as an association taxable as a corporation; the federal income tax consequences discussed in this joint proxy statement/prospectus are accurate; and no gain or loss should be recognized by Partnership common unitholders as a result of the redemption and merger, other than gain resulting from a decrease in partnership liability;

  •
  dissenting holders who elected to have their shares appraised do not exceed 5% of the outstanding shares of Corporation common stock; and

  •
  the receipt by the Corporation of resignations for all of the directors on the Corporation board.

Solicitation of Other Offers

        Until October 4, 2007 (which period is referred to as the "go-shop" period), the Corporation was permitted to:

  •
  initiate, solicit, facilitate and encourage any acquisition proposal (as defined below);

  •
  enter into discussions relating to acquisition proposals;

  •
  continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal;

  •
  furnish any information or data with respect to the Corporation, including by way of providing access to non-public information pursuant to an executed confidentiality agreement no less restrictive than the confidentiality agreement between the Corporation and the Partnership; and

  •
  otherwise cooperate with or take any other action to facilitate any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

        Within 31 days following the date of the redemption and merger agreement, the Corporation must notify the Partnership of the number of parties, and identity of each party that submitted an acquisition proposal that the Corporation board determined in good faith constitutes or could reasonably be expected to lead to a superior proposal (as defined below), and provide the material terms and conditions of such proposal. After the passing of the 31st day, the Corporation must cease any discussions with any other parties that the Corporation did not identify to the Partnership, but may enter into or participate in discussions with any person that makes an unsolicited written acquisition proposal if the Deal Committee determines in good faith that such acquisition proposal constitutes or is likely to result in a superior proposal and, prior to furnishing non-public information to such person, the Corporation receives from such person a confidentiality agreement no less restrictive than the confidentiality agreement with the Partnership.

        Other than any acquisition proposal from the parties previously disclosed to the Partnership, or with respect to an acquisition proposal from an unsolicited person that the Deal Committee determines is a superior proposal or is likely to result in a superior proposal, the Corporation will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage the submission of any acquisition proposal; or

  •
  participate in any negotiations regarding, or furnish to any person any non-public information relating to any acquisition proposal.

        The Corporation May Make a Recommendation Change.    At any time prior to obtaining the required Corporation stockholder vote approving and adopting the redemption and merger agreement, and subject to the Corporation's compliance at all times with the provisions described above, the Corporation board may change its recommendation if it has concluded in good faith, after consultation with its legal counsel and financial advisors, that such action would be necessary to comply with the directors' fiduciary duties under the law. In such case, the Corporation must provide the Partnership with four calendar days written notice advising that the Corporation board intends to change its recommendation and specifying the reasons in detail, including, if such change in recommendation was a result of the Corporation receiving a superior proposal:

  •
  the terms and conditions of the superior proposal;

  •
  the identity of the person making such superior proposal;

  •
  a copy of all relevant proposed documents for such superior proposal; and

  •
  if applicable, all materials and information provided to the person making any superior proposal that were not previously provided to the Partnership.

        The Corporation must also advise the Partnership, orally and in writing, and within 24 hours of receipt, of: any acquisition proposal or any matter giving rise to a change in recommendation by the Corporation board; the material terms and conditions of any such acquisition proposal; and the identity of the person making such acquisition proposal or any matter giving rise to such change in recommendation.

        Acquisition Proposal.    For purposes of the redemption and merger agreement, the term "acquisition proposal" means: any proposal or offer from or by any person other than the Partnership or the surviving entity relating to (a) any direct or indirect acquisition of (1) all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, (2) more than 20% of the outstanding equity securities of the Corporation or (3) a business or businesses that constitute 20% or more of the cash flow, net revenues, net income or assets of the Corporation and its subsidiaries, taken as a whole; (b) any tender offer or exchange offer that would result in any person beneficially owning more than 20% of the outstanding equity securities of the Corporation; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Corporation, other than the redemption and merger described in this joint proxy statement/prospectus, pursuant to which the Corporation stockholders prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting person or its parent.

        Superior Proposal.    For purposes of the redemption and merger agreement, the term "superior proposal" means any acquisition proposal (except that references to 20% within the definition of "acquisition proposal" will be replaced by "50%") made by a third party on terms that the Corporation board (acting through the Deal Committee) determines, in its good faith judgment, after consulting with its financial advisors and outside legal counsel, and taking into account all financial, legal, regulatory and other aspects of the acquisition proposal (a) to be more favorable to the Corporation stockholders from a financial point of view than the redemption and merger described in this joint proxy statement/prospectus and (b) that is reasonably capable of being consummated.

Termination of Redemption and Merger Agreement

        The redemption and merger agreement may be terminated at any time prior to the effective time of the redemption and merger in any of the following ways:

  •
  by mutual written consent of the Corporation and the Partnership;

  •
  by either the Corporation or the Partnership upon written notice to the other:

  •
  if the redemption and merger are not completed on or before February 27, 2008, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the redemption and merger agreement to fulfill any material obligation under the redemption and merger agreement or a material breach of the redemption and merger agreement by such party;

  •
  if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that restrains, or prohibits the consummation of the redemption and merger, provided that the terminating party is not in breach of its obligation to use reasonable best efforts to complete the redemption and merger;

  •
  if the Corporation stockholders fail to approve and adopt the redemption and merger agreement or the amended charter by the requisite vote; but this right to terminate is not available to the Corporation if it has breached any of its obligations relating to the non-solicitation of offers described above under "—Solicitation of Other Offers" beginning on page 180;

  •
  if there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in the redemption and merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to February 27, 2008. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such a representation not to carry out the redemption and merger agreement in the first place;

  •
  if there has been a material breach of any of the covenants or agreements set forth in the redemption and merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to February 27, 2008. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving the benefits of such covenants or agreements not to carry out the redemption and merger agreement in the first place; or

    •
    if the Partnership unitholders fail to approve and adopt the redemption and merger agreement or the amended and restated partnership agreement or approve the issuance of the Partnership common units or the Partnership Class A units;

  •
  by the Partnership if:

  •
  the Corporation materially breaches its obligations under "—Solicitation of Other Offers" beginning on page 180; or

  •
  the Corporation makes a change in recommendation as described under "—Solicitation of Other Offers—The Corporation May Make a Recommendation Change" beginning on page 181;

  •
  by the Corporation if:

  •
  the Corporation receives a third party acquisition proposal which the Corporation board concludes, in good faith, is a superior proposal; and the Corporation subsequently enters into the "superior" agreement, and pays the termination fee described below; or

  •
  the Partnership makes a change in recommendation.

Termination Fees and Expenses

        The Corporation or the Partnership will be obligated to pay termination fees upon the termination of the redemption and merger agreement in the following circumstances:

  •
  The Corporation will be obligated to pay a fee to an escrow agent on behalf of the Partnership equal to $15.0 million in cash, reduced by certain amounts paid, if:

  •
  the redemption and merger agreement is terminated by the Partnership because the Corporation materially breached the non-solicitation provisions of the redemption and merger agreement or the Corporation board effects a change in recommendation;

  •
  after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of the Corporation has been made to the Corporation stockholders or an intention to make such an acquisition proposal has been made known, the redemption and merger agreement is terminated by either the Partnership or the Corporation because the redemption and merger were not consummated by February 27, 2008 or the Corporation failed to obtain the requisite stockholder approvals or by the Partnership because of a breach of the Corporation's representations and warranties or covenants and, in each case, within 12 months after the redemption and merger agreement is terminated, the Corporation enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

  •
  the redemption and merger agreement is terminated by the Corporation to enter into a superior proposal under certain circumstances.

  •
  The Partnership will be obligated to pay a fee to the Corporation equal to $15.0 million in cash if the General Partner board effects a change in recommendation and the Corporation terminates the redemption and merger agreement because of such change in recommendation.

        In the event that the Corporation is obligated to pay the termination fee to the Partnership, the escrow agent will release to the Partnership a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the General Partner, may be taken in the gross revenues of the Partnership without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Any amount of termination fee, if any, not distributed to the Partnership will be refunded to the Corporation. In addition, the Corporation has waived for itself and the General Partner any rights to any distribution by the Partnership of the termination fee to its unitholders.

        To the extent that the Corporation has already paid the Partnership its expenses in connection with the termination of the redemption and merger agreement and subsequently the Corporation is obligated to pay the termination fee to the escrow agent on the Partnership's behalf, the Corporation is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

        The Corporation or the Partnership will be obligated to pay expenses upon the termination of the redemption and merger agreement in the following circumstances:

  •
  The Corporation will be obligated to pay to the Partnership the Partnership's expenses not to exceed $6.0 million if the redemption and merger agreement is terminated by:

  •
  the Partnership because of a breach of the Corporation's representations and warranties or covenants; or

  •
  the Partnership or the Corporation because the Corporation failed to obtain the requisite approvals from its stockholders (other than an instance where the reason for the failure of the Corporation to obtain the requisite stockholder approval was the result of a breach by Mr. Fox and MWHC Holding, Inc. of their obligations under the voting agreement).

  •
  The Partnership will obligated to pay to the Corporation the Corporation's expenses not to exceed $6.0 million if the redemption and merger agreement is terminated by:

  •
  the Corporation because of a breach of the Partnership's representations and warranties or covenants; or

  •
  the Corporation or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

        If the redemption and merger are consummated, the surviving entity will pay the property and transfer taxes imposed on either party in connection with the redemption and merger. The Partnership will pay the expenses for filing, printing, and mailing the joint proxy statement/prospectus. Any filing fees payable pursuant to the HSR Act or regulatory laws and other filing fees incurred in connection with the redemption and merger agreement will be paid by the party incurring the fee.

Waiver and Amendment of the Redemption and Merger Agreement

        Prior to the closing, any provision of the redemption and merger agreement may be waived in writing by the party benefited by the provision and approved by the Conflicts Committee in the case of the Partnership and by the Deal Committee in the case of the Corporation. Any provision of the redemption and merger agreement may be amended or modified prior to the closing by a written agreement between the parties approved by the Conflicts Committee and the Deal Committee.

Governing Law

        The redemption and merger agreement is governed by and interpreted under Delaware law.

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

        The following is a summary of the material provisions of the third amended and restated partnership agreement. The third amended and restated partnership agreement is attached hereto as Annex B and referred to herein as the "amended and restated partnership agreement." The limited liability company agreement governing Opco, the Partnership's operating company, is included as an exhibit to the registration statement of which this joint proxy statement/prospectus constitutes a part and the Partnership will provide prospective investors with a copy of the Opco agreement upon request at no charge.

        The Partnership summarizes the following provisions of the amended and restated partnership agreement elsewhere in this joint proxy statement/prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy" on page 243;

  •
  with regard to the transfer of Partnership common units, please read "Description of the Partnership Common Units—Transfer of Partnership Common Units" beginning on page 244; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Federal Income Taxation of the Partnership and Its Unitholders" beginning on page 207.

Organization and Duration

        The Partnership was organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        The purpose of the Partnership under the amended and restated partnership agreement is limited to serving as a member of Opco and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of the Partnership's operations are conducted through Opco and its subsidiaries. The Partnership owns 100% of the outstanding membership interest of Opco. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before the Partnership's initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect the Partnership's treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out the Partnership's purposes and to conduct the Partnership's business.

Power of Attorney

        Each limited partner, and each person who acquires a Partnership common unit from a Partnership unitholder and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership's qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Partnership unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        A new class of units designated as Class A units will be established in the amended and restated partnership agreement. Class A units represent limited partner interests in the Partnership and have identical rights and obligations of the Partnership common units except that Class A units (a) will not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) will not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to the Partnership's ownership of, or sale or disposition of, the shares of Corporation common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of the Partnership's business within the meaning of the Delaware Revised Uniform Limited Partnership Act, which is referred to as "DRULPA," and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to the Partnership for his Partnership common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for the purposes of the DRULPA, then the limited partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

        Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the Partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        The Partnership's subsidiaries conduct business in multiple states. Maintenance of the Partnership's limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying the Partnership's subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of the Partnership's membership interest in Opco or otherwise, it were determined that the Partnership were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of the Partnership's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters require the Partnership unitholder vote specified below.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement
Certain amendments may be made by the General Partner without the approval of the Partnership unitholders. Other amendments generally require the approval of a majority of outstanding Partnership common units. Please read "—Amendment of the Amended and Restated Partnership Agreement" beginning on page 188.
Merger or the sale of all or substantially all of the Partnership's assets	Majority of outstanding Partnership common units. Please read "—Merger, Sale or Other Disposition of Assets" beginning on page 190.
Dissolution of the Partnership	Majority of outstanding Partnership common units. Please read "—Termination and Dissolution" on page 191.
Amendment of the limited liability company agreement and other action taken by the Partnership as sole member of Opco
Majority of outstanding Partnership common units if such amendment or other action would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company" on page 190.

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes the Partnership to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of the Partnership unitholders.

        It is possible that the Partnership will fund acquisitions through the issuance of additional Partnership common units or other equity securities. Holders of any additional Partnership common units the Partnership issues will be entitled to share equally with the then-existing holders of Partnership common units in the Partnership's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of Partnership common units in the Partnership's net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, the Partnership may also issue additional partnership securities interests that, in the sole discretion of the General Partner, have special voting rights to which the Partnership common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of Partnership common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of outstanding Partnership common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of a majority of outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding Partnership common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in the Partnership's name, the location of the Partnership's principal place of business, the Partnership's registered agent or the Partnership's registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for the Partnership to qualify or to continue the Partnership's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of the Partnership, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of the Partnership's counsel, to prevent the Partnership or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or the Partnership's investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

  •
  a merger or conveyance the sole purpose of which is to effect a change in the legal form of the Partnership to another limited liability entity;

  •
  a change in the Partnership's fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the Partnership's best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

  •
  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership's being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the Partnership's limited partners or cause the Partnership, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of the outstanding Partnership common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of the outstanding Partnership common units, the General Partner is prohibited from consenting on the Partnership's behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on the Partnership's behalf permitted to be taken by a member of Opco in each case that would adversely affect the Partnership's limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of the outstanding Partnership common units, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on the Partnership's behalf the sale, exchange or other disposition of all or substantially all of the assets of the Partnership's subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without that approval. The General Partner may also sell all or substantially all of the Partnership's assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge the Partnership or any of the Partnership's subsidiaries into, or convey some or all of the Partnership's assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change the Partnership's legal form into another limited liability entity. The Partnership unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership's assets or any other transaction or event for such purpose.

Termination and Dissolution

        The Partnership will continue as a limited partnership until terminated under the amended and restated partnership agreement. The Partnership will dissolve upon:

  •
  the election of the General Partner to dissolve the Partnership, if approved by the holders of a majority of the outstanding Partnership common units;

  •
  the sale, exchange or other disposition of all or substantially all of the Partnership's assets and properties and the Partnership's subsidiaries;

  •
  the entry of a decree of judicial dissolution of the Partnership; or

  •
  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon the Partnership's dissolution, the liquidator authorized to wind up the Partnership's affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation" on page 243. The liquidator may defer liquidation of the Partnership's assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw or cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

  •
  the withdrawing General Partner must give 90 days notice to the limited partners;

  •
  the successor general partner will be elected by a plurality of the votes of the Partnership unitholders at a special meeting or an annual meeting;

  •
  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

  •
  the successor general partner elected will automatically become the successor general partner or managing member of the Partnership's subsidiaries; and

  •
  if the successor general partner is elected, the Partnership will not be dissolved and the successor general partner will continue the business of the Partnership.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as the Partnership is a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of Partnership common units on the record date will be entitled to notice of, and to vote at, meetings of the Partnership's limited partners and to act upon matters for which approvals may be solicited. Partnership common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the Partnership common units will not be voted.

        Any action that is required or permitted to be taken by the Partnership unitholders may be taken either at a meeting of the Partnership unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the Partnership unitholders may be called by the General Partner or by Partnership unitholders owning at least 20% of the outstanding Partnership common units. Partnership unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the Partnership unitholders requires approval by holders of a greater percentage of the Partnership common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Partnership common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Partnership common units under the amended and restated partnership agreement will be delivered to the record holder by the Partnership or by the transfer agent.

        The annual meeting of the limited partners holding Partnership common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding Partnership common units will vote together as single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each Partnership common unit is entitled to one vote for such Partnership common unit that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability" beginning on page 186, the Partnership common units will be fully paid, and Partnership unitholders will not be required to make additional contributions.

        An assignee of a Partnership common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Partnership common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of Partnership common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of Partnership common units. Please read "Description of the Common Units—Transfer of Partnership Common Units" beginning on page 244.

Non-citizen Assignees; Redemption

        If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that the Partnership has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non-citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon the Partnership's liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

  •
  any person who is or was an affiliate of the General Partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, Opco, any of their subsidiaries, the General Partner or any affiliate of the Partnership, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of the Partnership's assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of the Partnership's business at the Partnership's principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership's fiscal year is the calendar year.

        The Partnership will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by the Partnership's independent public accountants. Except for the Partnership's fourth quarter, the Partnership will also furnish or make available summary financial information within 90 days after the close of each quarter.

        The Partnership will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. The Partnership's ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying the Partnership with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies the Partnership with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each limited partner;

  •
  a copy of the Partnership's tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

  •
  copies of the amended and restated partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of the Partnership's business and financial condition; and

  •
  any other information regarding the Partnership's affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in the Partnership's or its subsidiaries' best interests, could damage the Partnership or its subsidiaries or which the Partnership or its subsidiaries is required by law or by agreements with third parties to keep confidential.

TRANSACTION-RELATED COSTS

        The Partnership will pay all applicable expenses related to filing this joint proxy statement/prospectus and related registration statement and all related SEC and other regulatory filing fees, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred by the Corporation and the Partnership in connection with the redemption and merger will be borne solely by the incurring party. Please read "The Redemption and Merger Agreement—Termination Fees and Expenses" beginning on page 183.

        If the transactions contemplated by the redemption and merger agreement are consummated: (a) the Partnership following the redemption and merger will pay any and all property or transfer taxes imposed on either party in connection with the redemption and merger; (b) any expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus will be paid by the Partnership; and (c) all filing fees payable pursuant to the HSR Act, regulatory laws and other filing fees incurred in connection with the redemption and merger agreement will be paid by the party incurring the fees.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION AND MERGER

General

        The following is a discussion of certain federal income tax consequences of the redemption and merger that may be relevant to current Partnership unitholders and Corporation stockholders, as well as the material federal income tax considerations applicable to owning Partnership common units received in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and final Treasury regulations promulgated thereunder, administrative rulings and judicial decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. Except as described below, the summary does not consider the effect of any proposed Treasury regulations or other proposed changes in the law. Neither the Partnership nor the Corporation has sought a ruling from the Internal Revenue Service, which is referred to as the "IRS," with respect to any of the tax considerations discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

        The discussion does not purport to be a complete description of all federal income tax consequences of the redemption and merger or common unit ownership. Moreover, the discussion focuses on Partnership unitholders and Corporation stockholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders or stockholders subject to specialized tax treatment, such as tax-exempt entities, foreign persons, individual retirement accounts, or IRAs, real estate investment trusts, or REITs, mutual funds, dealers in securities or currencies, traders in securities that elect to mark-to-market, or persons who hold common units or common stock as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. Also, this discussion assumes that Partnership common units and Corporation common stock are held as capital assets at the time of the redemption and merger.

        No ruling has been or will be requested from the IRS with respect to the tax consequences of the redemption and merger. It is a condition to closing, however, that:

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  The Partnership receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that:

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  The merger and the transactions contemplated by the redemption and merger agreement will not result in the loss of limited liability of any limited partner of the Partnership;

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  90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code;

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  The merger and the transactions contemplated by the redemption and merger agreement will not cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

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  No gain or loss should be recognized by holders of Partnership common units as a result of the merger (other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and

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  To the extent that it describes provisions of federal tax law, the discussion in this joint proxy statement/prospectus under the caption "Material Federal Income Tax Consequences of the Redemption and Merger" as it relates to holders of Partnership common units (other than the Corporation) is correct in all material respects.

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  The Corporation receive an opinion of Hogan & Hartson LLP, to the effect that:

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  No gain or loss should be recognized by the holders of Corporation common stock to the extent Partnership common units are received in exchange therefor as a result of the merger; and

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  To the extent that it describes provisions of federal tax law, the discussion in this joint proxy statement/prospectus under the caption "Material Federal Income Tax Consequences of the Redemption and Merger" as it relates to the holders of Corporation common stock is correct in all material respects.

        No opinions are being given with respect to any other tax matters, including the potential tax consequences of the transactions to the Corporation. Moreover, the opinions of counsel described above will be expressly conditioned upon the redemption and merger being consummated in the manner contemplated by, and in accordance with, the terms set forth in the redemption and merger agreement and described in this joint proxy statement/prospectus. In addition, the tax opinions delivered to the Partnership and the Corporation will be based on certain facts, assumptions and representations made by officers of the Partnership and the Corporation.

        Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Some tax aspects of the redemption and merger are not certain and no assurance can be given that the above-described opinions and/or the statements made in this joint proxy statement/prospectus with respect to tax matters will be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the redemption and merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        If either the Corporation or the Partnership waives receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this joint proxy statement/prospectus will be amended and recirculated and approval of the Corporation stockholders and the Partnership unitholders will be resolicited.

        We strongly encourage Corporation stockholders and existing Partnership unitholders to consult their own tax advisors with respect to the tax consequences to them of the redemption and merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Tax Consequences of the Redemption and Merger—General

        Under the redemption and merger agreement, the Corporation will redeem for cash certain shares of its common stock. Immediately thereafter, the Merger Sub, a wholly owned subsidiary of the Partnership, will merge with and into the Corporation. The Corporation and the Partnership intend to treat the transactions as (a) a redemption of a portion of the shares of Corporation common stock held by Corporation stockholders in exchange for cash and (b) a tax-deferred contribution by Corporation stockholders of their remaining shares of Corporation common stock to the Partnership in exchange for Partnership common units, except to the extent of cash received in lieu of the issuance of fractional common units.

        The remainder of the discussion assumes that the transactions will be respected for tax purposes as a redemption and contribution as described above, in which case the tax consequences described below will result. It is possible that the IRS would not agree with the treatment and would attempt to recharacterize the transactions, in which case the tax consequences to the Corporation stockholders could be materially different from those described.

Tax Consequences of the Redemption and Merger to the Corporation Stockholders

        Assuming the characterization described above is respected, the Corporation will be treated as having redeemed from a Corporation stockholder that number of shares of the common stock of the Corporation determined by the ratio of the total cash that the stockholder receives from the Corporation to the total consideration (cash and the market value of Partnership common units) that the stockholder receives in the redemption and merger transactions, and a Corporation stockholder will be treated as having contributed to the Partnership that portion of the Corporation common stock that is not treated as redeemed by the Corporation (that is, that portion of Corporation common stock that corresponds to the ratio of the fair market value of the Partnership common units that a Corporation stockholder receives from the Partnership to the total consideration (cash and the market value of units) that a Corporation stockholder receives in the redemption and merger transactions).

  Redemption of Corporation Common Stock

        As described above, the amount of Corporation common stock that the Corporation will treat as redeemed will be equal to the amount of cash that a Corporation stockholder receives from the Corporation. The redemption will be treated either as a taxable dividend or a sale of Corporation common stock, depending on the application of the following rules. In general, these rules apply on a holder by holder basis.

        A redemption of Corporation common stock will be treated under Section 302(a) of the Internal Revenue Code as a distribution from the Corporation, which will be taxable as a dividend to the extent of the Corporation's current and accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (a) is "not essentially equivalent to a dividend" with respect to the holder, (b) is "substantially disproportionate" with respect to the holder or (c) results in a "complete termination" of the holder's equity interest in the Corporation, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests has been met, shares of Corporation common stock considered to be "constructively owned" by the holder as a result of owning Partnership common units by reason of certain ownership attribution rules set forth in the Internal Revenue Code generally must be taken into account. Under these ownership attribution rules, the Corporation common stock owned by the Partnership will be considered as owned proportionately by the partners of the Partnership for purposes of the redemption rules under Section 302(b).

        If the redemption is taxable as a dividend, the cash that a Corporation stockholder receives from the Corporation will be included in such stockholder's income as ordinary dividend income to the extent of the Corporation's current and accumulated earnings and profits. Cash received in excess of the Corporation's current and accumulated earnings and profits will be treated as a return of capital to the extent of such stockholder's adjusted tax basis in all of its Corporation common stock and thereafter as gain from the sale or exchange of Corporation common stock. Current tax law provides for a maximum 15% federal income tax rate on the dividend income of an individual holder of common stock with respect to dividends paid by a domestic corporation if certain holding period requirements are met. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

        If a redemption of Corporation common stock is not treated as a dividend to a particular holder under the rules described above, it will be treated as a taxable sale or exchange of Corporation common stock by that holder under Section 302(b). The portion of the common stock that will be deemed to be sold will be equal in value to the amount of the cash that the Corporation stockholder receives from the Corporation. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash received and (b) the holder's adjusted tax basis in the shares of Corporation common stock deemed sold. Please read "Basis of Corporation Common Stock Sold or Contributed," below. (The same consequences generally would apply to all holders if the IRS were to successfully assert that the redemption constitutes an indirect purchase of shares of Corporation common stock by the Partnership.)

        Any gain or loss recognized on a sale of such Corporation common stock generally will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the Corporation common stock has been held for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum federal income tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

        While the Corporation anticipates that in most cases the redemption will be treated as a sale of Corporation common stock, Hogan & Hartson LLP is not expressing any opinion as to whether, for federal income tax purposes, either the shares of Corporation common stock for which a Corporation stockholder receives cash will be treated as redeemed by the Corporation or the redemption of such stock by the Corporation will be treated for federal income tax purposes as a taxable dividend or a sale of common stock. Each Corporation stockholder should consult with his tax advisor regarding the taxation of the cash consideration that he receives for his Corporation common stock, and whether, assuming that the characterization described above is respected, the redemption will be treated as a dividend or a sale of Corporation common stock, and the consequences of dividend or sale treatment.

  Basis of Corporation Common Stock Sold or Contributed

        If the redemption of a Corporation stockholder's common stock by the Corporation in exchange for cash is treated as a sale of Corporation common stock to the Corporation, rather than as a distribution from the Corporation, the tax basis of the portion of the common stock deemed to be sold to the Corporation will be determined in accordance with rules set forth in Treasury regulations under Section 1012 of the Internal Revenue Code. Under those rules, if a Corporation stockholder holds shares of Corporation common stock that were acquired on different dates or at different prices, and the stockholder does not make an "adequate identification" of the shares redeemed, such stockholder will be deemed to have sold shares in the redemption in the order in which such shares were acquired, from the earliest date of acquisition, and the tax basis of those shares will be the tax basis utilized to determine the amount of gain in the redemption. If the shares sold in the redemption are adequately identified, by identifying on the election form the actual certificates to be delivered for sale in the redemption, then the tax basis of the identified shares will be the tax basis utilized to determine gain. Special rules apply to the identification of shares held through a broker or other agent or through a trustee, executor or administrator. Corporation stockholders are urged to consult their own tax advisors regarding the proper identification of shares to be sold in the redemption and contributed pursuant to the merger. The tax basis of Corporation common stock that a Corporation stockholder will be deemed to have contributed to the Partnership will be equal to the total tax basis of all of the shares of Corporation common stock not deemed to be sold in the redemption.

        If part or all of the redemption is treated as a distribution from the Corporation, rather than as a sale of Corporation common stock to the Corporation, then a Corporation stockholder's entire basis in his common stock (as reduced by the amount by which the distribution from the Corporation exceeds its current and accumulated earnings and profits) will be allocated to the shares of Corporation common stock deemed contributed to the Partnership in exchange for the common units.

  Contribution of Corporation Common Stock in Exchange for Partnership Common Units

        The merger generally should be treated as a tax-deferred contribution of a portion of a Corporation stockholder's Corporation common stock to the Partnership in exchange for common units under Section 721 of the Internal Revenue Code. A Corporation stockholder should not recognize any taxable gain or loss with respect to the contribution of that portion of his Corporation common stock for Partnership common units in the merger, except that, to the extent such stockholder receives cash in lieu of the issuance of fractional common units, such stockholder will recognize gain or loss equal to the excess of the amount of cash received with respect to the fractional interest over the ratable portion of the tax basis of the shares of Corporation common stock that is allocated to the fractional interest.

        The adjusted tax basis in the Partnership common units that a Corporation stockholder receives in exchange for the contribution of a portion of Corporation common stock under Section 721 will be equal to the sum of the adjusted tax basis in the Corporation common stock deemed contributed to the Partnership, determined based on the principles set forth above under "Basis of Corporation Common Stock Sold or Contributed," plus such stockholder's share, if any, of liabilities of the Partnership as determined in accordance with Section 752 of the Internal Revenue Code and the regulations promulgated thereunder.

        The holding period in the Partnership common units received in exchange for a portion of a Corporation stockholder's common stock in the merger will include the holding period for the Corporation common stock surrendered in exchange therefor.

        Hogan & Hartson LLP expects to provide an opinion to the effect that no gain or loss should be recognized by the holders of Corporation common stock to the extent that Partnership common units are received in exchange therefor as a result of the merger. Opinions of counsel, however, are not binding on the IRS. If the merger were to fail to qualify as a tax-deferred contribution of Corporation common stock to the Partnership under Section 721 of the Internal Revenue Code, and the exchange were treated as a sale of Corporation common stock, then a Corporation stockholder would recognize gain or loss, as applicable, equal to the difference between (a) the aggregate fair market value of the Partnership common units that such stockholder receives in the merger and (b) the adjusted tax basis in the shares of Corporation common stock exchanged therefor based on the principles described above. Please read the discussion of the possible taxation of the Corporation stockholders under "—Tax Consequences of the Merger to the Corporation" beginning on page 202 and "—Tax Consequences to the Corporation of the Corporation Exchange and GP Exchange" beginning on page 203.

  Sale or Other Disposition of Corporation Common Stock by the Partnership; Distributions of Property or Cash by the Partnership to Former Corporation Stockholders

        Under Section 704(c)(1) of the Internal Revenue Code, a member who contributes appreciated property to the Partnership generally must recognize any gain that existed but was deferred, for federal income tax purposes with respect to the property at the time of the contribution (referred to as "built-in gain"), if the Partnership sells such property at any time thereafter or distributes such property to another member within seven years of the merger in a transaction that does not result in the recognition of the "built-in gain" by the Partnership. Section 737 of the Internal Revenue Code requires the recognition of at least a contributing common unitholder's deferred "built-in gain" upon the distribution by the Partnership to that common unitholder of other Partnership property (other than money) within seven years of the contribution of the appreciated property to the Partnership.

        Section 707(a) of the Internal Revenue Code and the regulations thereunder create a presumption that any distributions of cash or other property made by the Partnership to a former Corporation stockholder within two years of the merger will be treated as a payment in consideration for the Corporation common stock otherwise treated as contributed to the Partnership in exchange for common units, with certain limited exceptions, including an exception for distributions of operating cash flow. If the Partnership makes such distributions within two years of the merger that do not qualify for one of the specific exceptions, the former Corporation stockholder will have to report that distribution to the IRS and will bear the burden of demonstrating that facts and circumstances clearly establish that the distribution should not be considered to constitute part of a sale transaction. If a distribution to a former Corporation stockholder within two years of the merger is treated as part of a deemed sale transaction under Section 707(a), such stockholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and property received and (ii) such person's adjusted tax basis in the Corporation common stock deemed to have been sold. The tax basis of the portion of Corporation common stock deemed to have been sold to the Partnership for cash will be determined based on the principles set forth above under "—Basis of Corporation Common Stock Sold or Contributed" on page 200.

        Accordingly, even if the merger is treated as a tax-deferred contribution of a portion of Corporation common stock to the Partnership in exchange for Partnership common units under Section 721 of the Internal Revenue Code, former Corporation stockholders could be required to recognize part or all of the "built-in gain" on their shares deferred as a result of the merger if the Partnership (a) sells or otherwise disposes of Corporation common stock in a taxable transaction at any time, (b) distributes any of Corporation common stock to another unitholder within seven years of the merger, (c) distributes any Partnership property other than money or Corporation common stock to a former Corporation stockholder who became a unitholder as a result of the merger within seven years of the merger, or (d) makes any distribution (other than a distribution of operating cash flow) to a former Corporation stockholder within two years of the merger. No provision of the amended and restated partnership agreement prohibits any of these events from occurring, even if the event would result in a former Corporation stockholder recognizing part or all of the gain intended to be deferred pursuant to the merger.

Tax Consequences of the Merger to the Corporation

        The tax consequences to the Corporation of the merger are not certain. Neither Hogan & Hartson LLP nor Vinson & Elkins L.L.P. is expressing any opinion as to the tax consequences of the merger to the Corporation. No ruling has been or will be sought from the IRS as to the income tax consequences to the Corporation of the merger. While the Partnership and the Corporation intend to take the position that the merger does not result in gain or loss to the Corporation, it is possible that the IRS could challenge this determination and apply legal principles or assert factual determinations that result in tax consequences that are materially different from this intended treatment.

        For example, proposed Treasury Regulation Section 1.337(d)-3, effective for transactions occurring after March 9, 1989, applies when a partnership, directly or indirectly, owns, acquires or distributes the stock of a partner. A partner recognizes gain when it is treated as increasing its indirect interest in its own stock owned by the partnership in exchange for its indirect interest in appreciated property (the "deemed redemption" rule). Under the deemed redemption rule, a corporate partner in a partnership recognizes gain at the time of, and to the extent that, any transaction (or series of transactions) has the economic effect of an exchange by the partner of its interest in appreciated property owned or acquired by the partnership for an interest in the stock of the partner owned, acquired, or distributed by the partnership. The economic effect of an exchange of property for stock may occur when the partner contributes property to a partnership which owns stock of a partner. It may also occur when a partnership acquires the stock of a partner or when a partnership makes disproportionate distributions. The Partnership Class A units have been drafted so that the Corporation does not share in Partnership earnings from the Corporation in order to avoid the implication under the deemed redemption rule that the Corporation is increasing its interest in its own stock as a result of the merger, but there can be no assurance these provisions will be effective for that purpose.

        Therefore, if the IRS were to seek to apply the principles of the Proposed Regulations and the Corporation were found, in fact, to share in Partnership earnings from the Corporation, or the Proposed Regulations otherwise were finalized in a manner that applied to the redemption and merger, the Corporation could be treated as redeeming a portion of its common stock in exchange for a portion of its interest in appreciated property (i.e., its interest in the Partnership). In such a case, the Corporation would recognize gain to the extent that the fair market value of the portion of its interest in the Partnership deemed paid in redemption of Corporation common stock exceeded its adjusted tax basis in such interest. The deemed redemption could also result in the receipt of a taxable dividend by the Partnership. While the Partnership intends to allocate dividends pro rata to all Partnership common unitholders, the principles of Section 704(c) (described above) may require such a dividend to be allocated entirely to former Corporation stockholders.

        In addition (or in the alternative), the IRS could assert that the Corporation should be treated as having distributed a portion of its Partnership common units to the holders of Corporation common stock. If such an assertion were successful, the deemed distribution would be treated as a sale of those units by the Corporation in a fully taxable transaction. In that event, the Corporation would recognize gain equal to the amount, if any, by which the fair market value of its Partnership units deemed distributed exceeded the adjusted basis of those units to the Corporation. In no event, however, would the Corporation be permitted to recognize a loss for tax purposes if these characterizations were to apply. In such a case, a Corporation stockholder likely would be deemed in receipt of a distribution from the Corporation, with the consequences described above. Please read "—Tax Consequences of the Redemption and Merger to the Corporation Stockholders—Redemption of Corporation Common Stock" beginning on page 199.

        It is not clear when or if Proposed Treasury Regulation Section 1.337(d)-3 will be finalized, in what form final regulations would be issued, or whether the IRS would seek to apply the principles of the Proposed Regulations notwithstanding that they are not finalized. No opinions are being given as to the applicability of Section 337(d) or to regulations that have been proposed or may be finalized thereunder (or as to any other matters related to the tax treatment of the transaction to the Corporation). As a result, there can be no assurance that the Corporation and thus, the Partnership's investment in the Corporation, will not be materially adversely affected, whether by regulations under Section 337(d) that purport to apply to the redemption and merger or otherwise.

Tax Consequences to the Corporation of the Corporation Exchange and GP Exchange

        Immediately after the consummation of the merger, (a) the Corporation will exchange 4,938,992 Partnership common units for Partnership Class A units (the "Corporation Exchange") and (b) the General Partner will exchange its 2% economic interest of the general partner interests and incentive distribution rights in the Partnership for Partnership Class A units (the "GP Exchange").

        Neither Hogan & Hartson LLP nor Vinson & Elkins L.L.P. is expressing any opinion as to the tax consequences of the Corporation Exchange or the GP Exchange. No ruling has been or will be sought from the IRS as to the tax consequences to the Corporation of the Corporation Exchange or the GP Exchange.

        The Partnership, the Corporation and the General Partner intend to take the position that neither the Corporation Exchange nor the GP Exchange will result in income, gain or loss to either the Corporation, the General Partner or the Partnership, in part because the fair market value of the Partnership Class A units received for the incentive distribution rights, the 2% economic interest of the general partner interest and Partnership common units, in the aggregate, is equal to the fair market value of the assets exchanged therefor. The fair market value of the 2% economic interest of the general partner interest, the incentive distribution rights, the Partnership common units and the Partnership Class A units will be determined based on an appraisal performed by Duff & Phelps.

        The appraisal is not binding on the IRS. If the value of the Partnership Class A units is less than the aggregate value of the incentive distribution rights, the 2% economic interest of the general partner interest and Partnership common units, then it is possible that the Corporation could be deemed to have distributed to its sole stockholder, the Partnership, a portion of the incentive distribution rights, the 2% economic interest of the general partner interest and Partnership common units with a value in excess of the value of the Partnership Class A units received in the Corporation Exchange and GP Exchange, which is referred to as the "excess rights." That deemed distribution would be treated as a sale of the excess rights and interests by the Corporation in a fully taxable transaction. In that case, the Corporation would recognize gain equal to the amount, if any, by which the fair market value of the excess portion of the rights and interests exceeds the adjusted basis thereof. (In no event, however, would the Corporation be permitted to recognize a loss on that deemed distribution.) If this characterization were to apply, the Partnership also likely would be treated as receiving a taxable distribution from the Corporation in an amount equal to the excess portion of the rights and interests, and this deemed distribution would be treated as a dividend to the Partnership to the extent of the Corporation's current and accumulated earnings and profits (including earnings and profits attributable to the gain on the deemed sale by the Corporation of the excess portion of these rights and interests). The portion of that deemed distribution not treated as a dividend would be treated first as a reduction in the adjusted tax basis of the Partnership in its Corporation common stock, with any amount in excess of basis treated as gain from the sale of Corporation common stock. While the Partnership intends to allocate any dividends pro rata to all Partnership common unitholders, the principles of Section 704(c) (described above) may require such a dividend to be allocated entirely to former Corporation stockholders. As discussed above, however, any amount treated as gain would be allocated entirely to the former Corporation stockholders who received common units in exchange for their shares of Corporation common stock. Please read "—Tax Consequences of the Redemption and Merger to the Corporation Stockholders—Sale or Other Disposition of Corporation Common Stock by the Partnership; Distributions of Property or Cash by the Partnership to Former Corporation Stockholders" beginning on page 201.

        There can be no assurance that the Corporation will not be required to recognize gain as a result of the Corporation Exchange or the GP Exchange, in which case it would have to pay a corporate income tax on that gain. In addition, depending upon the circumstances, the Partnership might be required to recognize dividend income and/or gain attributable to a deemed sale of a portion of its Corporation common stock acquired in the merger.

Tax Consequences of the Merger to Existing Partnership Common Unitholders

        Vinson & Elkins L.L.P. expects to provide an opinion to the effect that no gain or loss should be recognized by the existing Partnership unitholders as a result of the merger, other than gain resulting from any decrease in Partnership liabilities pursuant to Section 752 of the Internal Revenue Code.

        As a result of the merger, the allocable shares of nonrecourse liabilities allocated to the existing Partnership unitholders will be recalculated to take into account the Partnership common units issued by the Partnership in exchange for common stock of the Corporation. A Partnership unitholder's initial tax basis in his Partnership common units consists of the amount such unitholder paid for the Partnership common units plus such unitholder's share of the Partnership's nonrecourse liabilities. That basis will be decreased, but not below zero, by any decreases in such unitholder's share of nonrecourse liabilities. For these purposes, nonrecourse liabilities are liabilities of the Partnership for which no partner has liability. Because of the admission of the new Partnership unitholders, the merger will result in a reduction in the allocable share of nonrecourse liabilities of an existing Partnership unitholder, which is referred to as a "reducing debt shift." If an existing Partnership unitholder experiences a reduction in such unitholder's share of nonrecourse liabilities as a result of the merger, such unitholder will be deemed to have received a cash distribution equal to the amount of the reduction. A reduction in a Partnership unitholder's share of liabilities will result in a corresponding basis reduction in such unitholder's common units.

        A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by a Partnership unitholder. If the reduction in a unitholder's share of nonrecourse liabilities and the resulting deemed cash distribution exceeds such unitholder's basis in his Partnership common units, such unitholder would recognize gain in an amount equal to such excess. However, such unitholder will not recognize taxable gain if such unitholder's tax basis in his Partnership common units is positive without including any basis associated with such unitholder's share of nonrecourse liabilities. It is not anticipated that an existing Partnership unitholder will recognize a taxable gain as a result of the reduction in such unitholder's share of nonrecourse liabilities of the Partnership.

  Effect of the Merger on Partnership Allocations of Taxable Income or Loss

        The Partnership estimates that if the merger becomes effective, it will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders for the period from the effective date of the merger through December 31, 2010, which is referred to as the "Projection Period." The Partnership estimates that existing Partnership unitholders will be allocated, on a cumulative basis, up to $1.81 more net income (or less net loss) per common unit during the Projection Period as a result of the effectiveness of the merger. The Partnership also estimates that this increase in net income (or decrease in net loss) to be less than 29% of the cash expected to be distributed to the Partnership unitholders with respect to the Projection Period, assuming current levels of cash distributions. This analysis does not consider the ability of any particular Partnership unitholder to utilize suspended passive losses.

        The amount and effect of the increase in net income, or decrease in net loss, allocated to a unitholder resulting from the effectiveness of the merger will depend upon the Partnership unitholder's particular situation, including when the unitholder purchased his Partnership common units (and the basis adjustment to such unitholder's share of Partnership common units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the projected increased net income (or decreased net loss) allocated to such unitholder.

        The estimates above are based upon the assumption that the merger becomes effective as of December 31, 2007, that approximately 15.5 million Partnership common units will be issued to the Corporation stockholders upon the effectiveness of the merger and other assumptions with regard to income, capital expenditures, cash flow, net working capital and anticipated cash distributions. For the purposes of these estimates, the Partnership has assumed that the Partnership common units issued in the merger have a fair market value of $34.50 per common unit. These estimates are based on current tax law and tax reporting positions that the Partnership has adopted or will adopt and with which the IRS could disagree. In addition, these estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which the Partnership has no control. Accordingly, the Partnership cannot assure Partnership unitholders that these estimates will prove to be correct. The actual increase in a Partnership unitholder's net income (or decrease in a Partnership unitholder's net loss) could be higher or lower than the Partnership's estimate of $1.81 per common unit during the Projection Period, and these differences could cause an increase in federal income tax liability. Any such differences could be material and could materially affect the value of the Partnership unitholder's common units. For example, the federal income tax liability of a unitholder could be increased during the Projection Period as a result of the effectiveness of the merger if the Partnership makes a future offering of Partnership common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the Projection Period, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership's assets.

  Effect of the Merger Upon Gain or Loss Recognized Upon a Sale of Partnership Common Units

        A Partnership unitholder's tax basis in his Partnership common units will be increased by the amount of additional income (or decreased by the reduced amount of net loss) allocated to the unitholder as a result of the effectiveness of the merger. As a result, the net amount of income and gain recognized by a Partnership unitholder upon a sale of Partnership common units generally will be decreased (or the net loss recognized on the sale generally increased) by an amount equal to the increased income allocations (or decreased loss allocations) resulting from the effectiveness of the merger. However, there are circumstances under which a Partnership unitholder could recognize a capital loss, or both ordinary income and capital loss, on a sale of Partnership common units, in which case the increase in the Partnership unitholder's basis in the Partnership common units resulting from the effectiveness of the merger may not result in a reduction of the unitholder's federal income tax liability.

FEDERAL INCOME TAXATION OF THE PARTNERSHIP AND ITS UNITHOLDERS

        This section is a discussion of the material tax consequences that may be relevant to prospective Partnership unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the Partnership, insofar as it relates to legal conclusions with respect to matters of federal income tax law.

        No ruling has been or will be requested from the IRS regarding any matter that affects the Partnership or its prospective unitholders. Instead, the Partnership relies on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Partnership common units and the prices at which the Partnership common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to the Partnership unitholders and thus will be borne directly by the Partnership unitholders. Furthermore, the tax treatment of the Partnership, or of an investment in the Partnership, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by the Partnership.

        For the reasons listed below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose Partnership common units are loaned to a short seller to cover a short sale of Partnership common units (please read "—Tax Consequences of Partnership Common Unit Ownership—Treatment of Short Sales" on page 213);

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  whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees" on page 218); and

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  whether the Partnership's method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election" beginning on page 214 and "—Uniformity of Partnership Common Units" beginning on page 219).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner in a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner, unless the amount of cash distributed to him is in excess of his adjusted tax basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to in this discussion as the "Qualifying Income Exception," exists with respect to publicly traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the storage, processing, transportation and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership estimates that less than 1% of the Partnership's current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by the Partnership, and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of the Partnership's current gross income constitutes qualifying income. The portion of the Partnership's income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the Partnership's status or the status of the Partnership's operating partnership for federal income tax purposes or whether the Partnership's operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, the Partnership will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and the representations described below, the Partnership will be classified as a partnership, and the Partnership's operating partnership will be disregarded as an entity separate from the Partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by the Partnership. The representations made by the Partnership upon which Vinson & Elkins L.L.P. has relied include:

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  Neither the Partnership, nor any of its operating entities, has elected or will elect to be treated as a corporation;

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  For each taxable year, more than 90% of the Partnership's gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  Each hedging transaction that the Partnership treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by the Partnership in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        If the Partnership fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the Partnership to make adjustments with respect to the Partnership's unitholders or pay other amounts), the Partnership will be treated as if the Partnership had transferred all of the Partnership's assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in that corporation and then distribute that stock to the Partnership unitholders in liquidation of their interests in the Partnership. This deemed contribution and liquidation should be tax-free to Partnership unitholders and the Partnership so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of the Partnership's assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

        If the Partnership is treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, the Partnership's items of income, gain, loss and deduction would be reflected only on the Partnership's tax return rather than being passed through to the Partnership unitholders, and the Partnership's net income would be taxed to the Partnership at corporate rates. In addition, any distribution made to a Partnership unitholder would be treated as taxable dividend income to the extent of the Partnership's current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's tax basis in his Partnership common units, and taxable capital gain after the unitholder's tax basis in his Partnership common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Partnership common units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that the Partnership will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Corporation stockholders who have become limited partners of MarkWest Energy Partners L.P. will be treated as partners of MarkWest Energy Partners L.P. for federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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  unitholders whose Partnership common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of MarkWest Energy Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of Partnership common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of Partnership common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of Partnership common units unless the Partnership common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of Partnership common units whose Partnership common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those Partnership common units for federal income tax purposes. Please read "—Tax Consequences of Partnership Common Unit Ownership—Treatment of Short Sales" on page 213.

        Items of the Partnership's income, gain, loss or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in MarkWest Energy Partners L.P. for federal income tax purposes.

Tax Consequences of Partnership Common Unit Ownership

  Flow-Through of Taxable Income

        The Partnership does not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of the Partnership's income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, the Partnership may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the Partnership's income, gain, loss and deduction for the Partnership's taxable year or years ending with or within his taxable year. The Partnership's taxable year ends on December 31.

  Treatment of Distributions

        Distributions made by the Partnership to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his Partnership common units immediately before the distribution. Cash distributions made by the Partnership to a unitholder in an amount in excess of his tax basis in his Partnership common units generally will be considered to be gain from the sale or exchange of those Partnership common units, taxable in accordance with the rules described under "—Disposition of Partnership Common Units" beginning on page 216. To the extent that cash distributions made by the Partnership cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any Partnership losses deducted in previous years. Please read "—Limitations on Deductibility of Losses" below.

        Any reduction in a unitholder's share of the Partnership's liabilities for which no partner bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by the Partnership of cash to that unitholder. A decrease in a unitholder's percentage interest in the Partnership because of the Partnership's issuance of additional Partnership common units will decrease his share of the Partnership's nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Partnership common units, if the distribution reduces the unitholder's share of the Partnership's "unrealized receivables" including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." If the distribution reduces a unitholder's share of Section 751 Assets, he will be treated as having received his proportionate share of the Section 751 Assets and then having exchanged those assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Partnership unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Partnership Common Units

        A Partnership unitholder's initial tax basis for his Partnership common units will be the same as the basis of the property that he transferred to the Partnership in exchange for the Partnership common units plus his share of the Partnership's nonrecourse liabilities. That tax basis will be increased by his share of the Partnership's income and by any increases in his share of the Partnership's nonrecourse liabilities. That tax basis generally will be decreased, but not below zero, by distributions to him from the Partnership, by his share of the Partnership's losses, by any decreases in his share of the Partnership's nonrecourse liabilities and by his share of the Partnership's expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder's share of the Partnership's nonrecourse liabilities will generally be based on his share of the Partnership's profits. Please read "—Disposition of Partnership Common Units—Recognition of Gain or Loss" beginning on page 216.

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of the Partnership's losses will be limited to his tax basis in his Partnership common units and, in the case of an individual unitholder, estate, trust or a corporate unitholder (if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the Partnership unitholder is considered to be "at risk" with respect to the Partnership's activities, if that amount is less than his tax basis. A Partnership unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Partnership unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased, provided such losses are otherwise allowable. Upon the taxable disposition of a Partnership common unit, any gain recognized by a Partnership unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a Partnership unitholder will be at risk to the extent of his tax basis in his Partnership common units, excluding any portion of that tax basis attributable to his share of the Partnership's nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his Partnership common units, if the lender of those borrowed funds owns an interest in the Partnership, is related to the Partnership unitholder or can look only to the Partnership common units for repayment. A Partnership unitholder's at-risk amount will increase or decrease as the tax basis of the Partnership unitholder's Partnership common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of the Partnership's nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitation generally provides that individuals, estates, trusts and certain closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses the Partnership generates will be available to offset only the Partnership's passive income generated in the future and will not be available to offset income from other passive activities or investments (including the Partnership's investments or a unitholder's investments in other publicly traded partnerships), or a Partnership unitholder's salary or active business income. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Passive losses that are not deductible because they exceed a Partnership unitholder's share of income the Partnership generates may be deducted by the Partnership unitholder in full when he disposes of his entire investment in the Partnership in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

        A Partnership unitholder's share of the Partnership's net income may be offset by any of the Partnership's suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  the Partnership's interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Partnership common unit.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the Partnership unitholder's share of the Partnership's portfolio income will be treated as investment income.

  Entity-Level Collections

        If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Partnership unitholder or any former Partnership unitholder, the Partnership is authorized to pay those taxes from the Partnership's funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a Partnership unitholder whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to all current Partnership unitholders. The Partnership is authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Partnership common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the limited partnership agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if the Partnership has a net profit, the Partnership's items of income, gain, loss and deduction will be allocated among the Partnership's unitholders in accordance with their percentage interests in the Partnership. If the Partnership has a net loss, the loss will be allocated first to the Partnership's unitholders and general partner according to their percentage interests in the Partnership to the extent of their positive capital account balances, and second to the Partnership's general partner.

        Specified items of the Partnership's income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of the Partnership's assets at the time of an offering, which assets are referred to in this discussion as "Contributed Property." These "Section 704(c) Allocations" are required to eliminate the difference between a partner's "book" capital account, credited with the then fair market value of Contributed Property, and the "tax" capital account, credited with the Partnership's tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity." The effect of these allocations to a Partnership unitholder who purchases common units from the Partnership in an offering under this joint proxy statement/prospectus will be essentially the same as if the tax bases of the Partnership's assets were equal to their fair market value at the time of such offering. In the event the Partnership issues additional Partnership common units or engages in certain other transactions in the future, "Reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all persons who are holders of partnership interests immediately prior to such other transaction to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by the Partnership at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the Partnership unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other Partnership unitholders. Finally, although the Partnership does not expect that the Partnership's operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of the Partnership's income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of the Partnership's income, gain, loss or deduction, other than a Section 704(c) Allocation or Reverse Section 704(c) Allocation, will generally be given effect for federal income tax purposes in determining a Partnership unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of his interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to the Partnership;

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  the interests of all the Partnership unitholders in profits and losses;

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  the interest of all the Partnership unitholders in cash flow; and

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  the rights of all the Partnership unitholders to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described below in "—Section 754 Election," "—Uniformity of Partnership Common Units" and "—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees," allocations under the Partnership's limited partnership agreement will be given effect for federal income tax purposes in determining a Partnership unitholder's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A Partnership unitholder whose common units are loaned to a "short seller" to cover a short sale of Partnership common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those Partnership common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  none of the Partnership's income, gain, loss or deduction with respect to those Partnership common units would be reportable by the Partnership unitholder;

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  any cash distributions received by the Partnership unitholder with respect to those Partnership common units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a Partnership unitholder whose Partnership common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their Partnership common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Partnership Common Units—Recognition of Gain or Loss" beginning on page 216.

  Alternative Minimum Tax

        Each Partnership unitholder will be required to take into account his distributive share of any items of the Partnership's income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Partnership unitholders are urged to consult their tax advisors with respect to the impact of an investment in the Partnership common units on their liability for the alternative minimum tax.

  Tax Rates

        In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual, where the asset disposed of was held for more than 12 months at the time of disposition, is scheduled to remain at 15% for years 2008 through 2010, and then increase to 20% beginning January 1, 2011.

  Section 754 Election

        The Partnership has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit the Partnership to adjust a common unit purchaser's tax basis in the Partnership's assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases Partnership common units directly from the Partnership, and it belongs only to the purchaser and not to other Partnership unitholders. For purposes of this discussion, a Partnership unitholder's inside basis in the Partnership's assets has two components: (1) his share of the Partnership's tax basis in the Partnership's assets ("common basis") and (2) his Section 743(b) adjustment to that tax basis.

        Where the remedial allocation method is adopted (which the Partnership has adopted as to all of the Partnership's properties), the Treasury regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the Partnership's limited partnership agreement, the Partnership is authorized to take a position to preserve the uniformity of Partnership common units even if that position is not consistent with these and any other Treasury regulations. Please read "—Uniformity of Partnership Common Units" beginning on page 219.

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized book-tax disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership's assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, the Partnership may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Partnership Common Units" on page 219.

A Partnership unitholder's tax basis for his Partnership common units is reduced by his share of the Partnership's deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position the Partnership takes that understates deductions will overstate the Partnership unitholder's basis in his Partnership common units, which may cause the unitholder to understate gain or overstate loss on any sale of such Partnership common units. Please read "—Disposition of Partnership Common Units—Recognition of Gain or Loss" beginning on page 216. The IRS may challenge the Partnership's position with respect to depreciating or amortizing the Section 743(b) adjustment the Partnership takes to preserve the uniformity of the Partnership common units. If such a challenge were sustained, the gain from the sale of Partnership common units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his Partnership common units is higher than the Partnership common units' share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of the Partnership's assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those common units' share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Partnership common units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the Partnership if the Partnership has a substantial built-in loss immediately after the transfer, or if the Partnership distributes property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the Partnership's assets and other matters. For example, the allocation of the Section 743(b) adjustment among the Partnership's assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment the Partnership allocated to its tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than the Partnership's tangible assets. The Partnership cannot assure the unitholder that the determinations the Partnership makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Partnership's Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        The Partnership uses the year ending December 31 as the Partnership's taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in his income his share of the Partnership's income, gain, loss and deduction for the Partnership's taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of the Partnership's taxable year but before the close of his taxable year must include his share of the Partnership's income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in his taxable income for his taxable year his share of more than twelve months of the Partnership's income, gain, loss and deduction. Please read "—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees" on page 218.

  Tax Basis, Depreciation and Amortization

        The tax basis of the Partnership's tangible assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of the Partnership's assets and their tax basis immediately prior to (a) this offering will be borne by the Partnership unitholders as of the date of the merger, and (b) any other offering will be borne by the Partnership's unitholders as of that time. Please read "—Tax Consequences of Partnership Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page 212.

        To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Partnership Common Units" on page 219. Property the Partnership subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If the Partnership disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a Partnership unitholder who has taken cost recovery or depreciation deductions with respect to property the Partnership owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in the Partnership. Please read "—Tax Consequences of Partnership Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" beginning on page 212 and "—Disposition of Partnership Common Units—Recognition of Gain or Loss" below.

        The costs the Partnership incurs in selling the Partnership common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon the Partnership's termination. There are uncertainties regarding the classification of costs as organization expenses, which the Partnership may be able to amortize, and as syndication expenses, which the Partnership may not amortize. The underwriting discounts and commissions the Partnership incurs will be treated as syndication expenses.

  Valuation and Tax Basis of The Partnership's Properties

        The federal income tax consequences of the ownership and disposition of Partnership common units will depend in part on the Partnership's estimates of the relative fair market values and the tax bases of the Partnership's assets. Although the Partnership may from time to time consult with professional appraisers regarding valuation matters, the Partnership will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by Partnership unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Partnership Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of Partnership common units equal to the difference between the Partnership unitholder's amount realized and the Partnership unitholder's tax basis for the Partnership common units sold. A Partnership unitholder's amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of the Partnership's nonrecourse liabilities. Because the amount realized includes a unitholder's share of the Partnership's nonrecourse liabilities, the gain recognized on the sale of Partnership common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from the Partnership in excess of cumulative net taxable income for a Partnership common unit that decreased a Partnership unitholder's tax basis in that common unit will, in effect, become taxable income if that Partnership common unit is sold at a price greater than the Partnership unitholder's tax basis in that Partnership common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a Partnership unitholder, other than a "dealer" in Partnership common units, on the sale or exchange of a Partnership common unit held for more than one year will generally be taxable as long term capital gain or loss. Capital gain recognized by an individual on the sale of Partnership common units held more than twelve months is scheduled to be taxed at a maximum rate of 15% through December 31, 2010. However, a portion, which may be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or appreciated "inventory items" that the Partnership owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and appreciated inventory items may exceed net taxable gain realized on the sale of a Partnership common unit and may be recognized even if there is a net taxable loss realized on the sale of a Partnership common unit. Thus, a Partnership unitholder may recognize both ordinary income and a capital loss upon a sale of Partnership common units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may be used to offset only capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling Partnership unitholder who can identify Partnership common units transferred with an ascertainable holding period to elect to use the actual holding period of the Partnership common units transferred. Thus, according to the ruling, a Partnership unitholder will be unable to select high or low tax basis Partnership common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific Partnership common units sold for purposes of determining the holding period of Partnership common units transferred. A Partnership unitholder electing to use the actual holding period of Partnership common units transferred must consistently use that identification method for all subsequent sales or exchanges of Partnership common units. A Partnership unitholder considering the purchase of additional Partnership common units or a sale of Partnership common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, that is, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, the Partnership's taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Partnership unitholders in proportion to the number of Partnership common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of the Partnership's assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Partnership unitholder transferring Partnership common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury regulations, or applies to only transfers of less than all of the Partnership unitholder's interest, the Partnership's taxable income or losses might be reallocated among the Partnership unitholders. The Partnership is authorized to revise the Partnership's method of allocation between Partnership unitholders, as well as among transferor and transferee Partnership unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

        A Partnership unitholder who owns Partnership common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of the Partnership's income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A Partnership unitholder who sells any of his Partnership common units is generally required to notify the Partnership in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of Partnership common units who purchases such Partnership common units from another Partnership unitholder is also generally required to notify the Partnership in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, the Partnership is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the Partnership of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        The Partnership will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in the Partnership's capital and profits within a twelve-

month period. A constructive termination results in the closing of the Partnership's taxable year for all unitholders. In the case of a Partnership unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than twelve months of the Partnership's taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in the Partnership filing two tax returns (and Partnership unitholders receiving two Schedule K-1s) for one fiscal year and the cost of the preparation of these returns will be borne by all Partnership unitholders. The Partnership would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of the Partnership's deductions for depreciation. A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted before the termination.

Uniformity of Partnership Common Units

        Because the Partnership cannot match transferors and transferees of Partnership common units, the Partnership must maintain uniformity of the economic and tax characteristics of the Partnership common units to a purchaser of these Partnership common units. In the absence of uniformity, the Partnership may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election" beginning on page 214.

        The Partnership depreciates the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treats that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership's assets. Please read "—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election" beginning on page 214. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in the Partnership's property. If the Partnership adopts this position, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The Partnership will not adopt this position if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Partnership unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Partnership common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Partnership common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "—Disposition of Partnership Common Units—Recognition of Gain or Loss" beginning on page 216.

Tax-Exempt Organizations and Other Investors

        Ownership of Partnership common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the Partnership's income allocated to a Partnership unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company, or "mutual fund," is required to derive at least 90% of its gross income from certain permitted sources. Income from the ownership of Partnership common units in a "qualified publicly traded partnership" is generally treated as income from a permitted source. The Partnership expects that it will meet the definition of a qualified publicly traded partnership.

        Non-resident aliens and foreign corporations, trusts or estates that own Partnership common units will be considered to be engaged in business in the United States because of the ownership of Partnership common units. As a consequence they will be required to file federal tax returns to report their share of the Partnership's income, gain, loss or deduction and pay federal income tax at regular rates on their share of the Partnership's net income or gain. Under rules applicable to publicly traded partnerships, the Partnership will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign Partnership unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Partnership's transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require the Partnership to change these procedures.

        In addition, because a foreign corporation that owns Partnership common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of the Partnership's income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling issued by the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Because a foreign Partnership unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign Partnership unitholder would not be taxed or subject to withholding upon the sale or disposition of a Partnership common unit if he has owned less than 5% in value of the Partnership common units during the five-year period ending on the date of the disposition and if the Partnership common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

  Information Returns and Audit Procedures

        The Partnership intends to furnish to each Partnership unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of the Partnership's income, gain, loss and deduction for the Partnership's preceding taxable year. In preparing this information, which will not be reviewed by counsel, the Partnership will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each Partnership unitholder's share of income, gain, loss and deduction.

        The Partnership cannot assure the Partnership unitholder that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither the Partnership nor Vinson & Elkins L.L.P. can assure prospective Partnership unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Partnership common units.

        The IRS may audit the Partnership's federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and possibly may result in an audit of his own return. Any audit of a Partnership unitholder's return could result in adjustments not related to the Partnership's returns as well as those related to the Partnership's returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The amended and restated partnership agreement appoints the General Partner as the Partnership's Tax Matters Partner.

        The Tax Matters Partner will make some elections on the Partnership's behalf and on behalf of Partnership unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against Partnership unitholders for items in the Partnership's returns. The Tax Matters Partner may bind a Partnership unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Partnership unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the Partnership unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any Partnership unitholder having at least a 1% interest in profits or by any group of Partnership unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each Partnership unitholder with an interest in the outcome may participate.

        A Partnership unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of this consistency requirement may subject a Partnership unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  a statement regarding whether the beneficial owner is:

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  a person that is not a U.S. person,

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  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

  •
  a tax-exempt entity;

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  the amount and description of Partnership common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to the Partnership. The nominee is required to supply the beneficial owner of the Partnership common units with the information furnished to the Partnership.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority," or

  •
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of Partnership unitholders could result in that kind of an "understatement" of income for which no "substantial authority" exists, the Partnership would be required to disclose the pertinent facts on the Partnership's return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," which the Partnership does not believe includes it, or any of its investments, plans or arrangements.

        A substantial valuation misstatement exists if the value of any property, or the adjusted tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted tax basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

  Reportable Transactions

        If the Partnership engages in a "reportable transaction," the Partnership (and possibly the unitholder and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts of at least $2.0 million in any single year, or $4.0 million in any combination of tax years. The Partnership's participation in a reportable transaction could increase the likelihood that the Partnership's federal income tax information return (and possibly unitholder's tax return) is audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if the Partnership was to participate in a listed transaction or a reportable transaction (other than a listed transaction) with a significant purpose to avoid or evade tax, the Partnership unitholders could be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above under "—Accuracy-Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        The Partnership does not expect to engage in any reportable transactions.

State, Local and Other Tax Considerations

        In addition to federal income taxes, the Partnership unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is a resident. The Partnership currently conducts business or owns property in nine states, most of which impose personal income taxes. Most of these states also impose an income tax on corporations and other entities. Moreover, the Partnership may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in the Partnership. The Partnership unitholder may be required to file state income tax returns and to pay state income taxes in any state in which the Partnership does business or owns property, and the Partnership unitholder may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or it may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Partnership unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by the Partnership. Please read "—Tax Consequences of Partnership Common Unit Ownership—Entity-Level Collections" on page 212. Based on current law and the Partnership's estimate of the Partnership's future operations, the Partnership anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each Partnership unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or foreign tax consequences of an investment in the Partnership. The Partnership strongly recommends that each prospective Partnership unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each Partnership unitholder to file all tax returns that may be required of him.

INTERESTS OF CERTAIN PERSONS IN THE REDEMPTION AND MERGER

Interests of the Executive Officers and Directors in the Redemption and Merger

        In considering the recommendations of the Corporation board, the Deal Committee, the General Partner board and the Conflicts Committee, the Corporation stockholders and the Partnership unitholders should be aware that some of the executive officers and directors of the Corporation and the General Partner have interests in the transaction that may differ from, or may be in addition to, the interests of the Corporation stockholders or of the Partnership unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

  •
  The Corporation Common Stock:    Shares of Corporation common stock held by the Corporation's directors and executive officers will be redeemed in the redemption for the per share redemption consideration or exchanged in the merger for the per share merger consideration.

  •
  Stock Options:    Stock options for Corporation common stock held by the Corporation's directors and executive officers are fully vested and exercisable. All Corporation stock options will be treated as having been exercised for shares of Corporation common stock immediately prior to the effective time of the merger for which the option holders (including the Corporation's directors and executive officers) may receive the per share merger consideration.

  •
  Restricted Stock:    All shares of Corporation restricted stock will be assumed by the Partnership and converted into phantom units of the Partnership at the "Exchange Ratio," as defined in the redemption and merger agreement, and as described in general below.

  •
  General Partner Interests and Registration Rights Agreement:    Class B membership interests in the General Partner held by the Corporation's directors and executive officers will be purchased by the Partnership for a combination of cash and Partnership common units. The Corporation's directors and executive officers will be considered affiliates of the Partnership and the Partnership common units received by them in exchange for their General Partner interests will be subject to certain resale restrictions under federal securities laws. Thus, in connection with the purchase of the Class B membership interests, the Partnership has agreed to execute and deliver a registration rights agreement on the closing date of the redemption and merger and related transactions which will provide for the registration of the Partnership common units received by the Corporation's directors and executive officers in exchange for the Class B membership interests.

  •
  Indemnification and Insurance:    The redemption and merger agreement provides for indemnification for the Corporation's directors and executive officers with respect to any claims or liabilities arising out of their positions with the Corporation prior to the redemption and merger and for the maintenance of directors' and officers' liability insurance covering directors and executive officers of the Corporation for a period of six years following the redemption and merger.

  •
  Director and Executive Officer Interlock:    Certain of the Corporation's directors and executive officers are currently the directors and executive officers of the General Partner, and will remain the directors and executive officers of the General Partner following the redemption and merger.

  •
  Fox Voting Agreement and Fox Registration Rights Agreement:    Concurrently with the execution of the redemption and merger agreement, John M. Fox and MWHC Holding, Inc. entered into a voting agreement with the Partnership pursuant to which they have agreed to, among other things, vote in favor of the redemption and the merger. Following the redemption and merger, each of Mr. Fox and MWHC Holding, Inc. will be considered affiliates of the Partnership and the Partnership common units received by them in the merger and the purchase of Mr. Fox's Class B membership interest will be subject to certain resale restrictions under federal securities laws. Thus, in connection with the voting agreement, the Partnership has agreed to execute and deliver a registration rights agreement on the closing date of the redemption and merger which will provide for the registration of certain Partnership common units held by Mr. Fox and MWHC Holding, Inc.

        The Corporation board and the Deal Committee were aware of these different and/or additional interests and considered them, among other matters, in the Corporation board's and the Deal Committee's evaluation and negotiation of the redemption and merger agreement and concluded that, in light of the terms of the redemption and merger, the interests of the Corporation stockholders and the fact that the arrangements giving rise to these interests were reasonable, the redemption and merger agreement is in the best interest of the Corporation stockholders.

  Stock Ownership in the Corporation

  Ownership and Consideration Table

        The following table sets forth, as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, for each of the Corporation's directors and executive officers: (a) the number of shares of Corporation common stock in which each such person has a pecuniary interest, not including shares underlying Corporation stock options and Corporation restricted stock; (b) the number of shares of Corporation common stock underlying such director's or executive officer's Corporation stock options; (c) the number of shares of Corporation restricted stock held by each director or executive officer; and (d) the total consideration that such director or executive officer will receive in respect of (1) shares of Corporation common stock as a result of the redemption and merger and (2) Corporation stock options as a result of the redemption and merger, assuming that each director and executive officer receives stated consideration in the redemption and merger, and not including the value of the phantom units in the Partnership that directors and executive officers will receive in exchange for their Corporation restricted stock, which is addressed below under "—Restricted Stock in the Corporation."

					Stated Consideration
	Common Stock		Common Stock Underlying Options	Restricted Stock	Aggregate Common Unit Consideration(1)	Aggregate Cash Consideration(1)
Directors
John M. Fox, Chairman	5,174,912	(2)	—	1,733	6,649,762	$103,498,240
Michael L. Beatty	367		—	1,733	472	7,340
Donald C. Heppermann	21,211		6,655	1,733	35,808	557,320
William A. Kellstrom	19,188		—	1,733	24,657	383,760
Anne E. Mounsey(3)	10,874		1,210	1,733	15,528	241,680
Karen L. Rogers	15,074		—	1,733	19,370	301,480
William F. Wallace	7,710		—	1,733	9,907	154,200
Donald D. Wolf	35,815		—	1,733	46,022	716,300
Officers
Frank M. Semple, President, CEO and Director(4)	21,798		12,100	6,658	43,559	677,960
C. Corwin Bromley, Senior VP, General Counsel and Secretary	1,654		2,420	5,172	5,235	81,480
Nancy K. Buese, Senior VP, CFO	1,200		—	6,975	1,542	24,000
John C. Mollenkopf, Senior VP, COO	1,889		7,832	2,511	12,491	194,420
Randy S. Nickerson, Senior VP, CCO	8,890		4,246	2,359	16,880	262,720
Andrew L. Schroeder, VP, Finance, Investor Relations, Treasurer and Assistant Secretary	614		3,328	2,002	5,065	78,840

(1)
This amount assumes that each of the directors and officers receives all consideration in stated consideration. The amount included with respect to the Corporation stock options reflects the value of "in-the-money" options for which the per share merger consideration exceeds the exercise price of the Corporation stock option, but does not reflect the deduction of applicable withholding taxes. This amount does not include the value of the phantom units in the Partnership that will be issued in exchange for the directors' and executive officers' Corporation restricted stock.

(2)
Includes (i) 224,639 shares held jointly by Mr. Fox and his spouse, (ii) 4,842,387 shares owned directly by MWHC Holding, Inc., a corporation controlled by Mr. Fox, of which Mr. Fox is also considered a beneficial owner (Mr. Fox and his spouse are the sole directors of MWHC Holding and together own a majority of the outstanding common stock of MWHC Holding) and (iii) 1,452 shares held by Bode Blanco, L.L.C., a limited liability company controlled by Mr. Fox.

(3)
Ms. Mounsey is the daughter of Mr. Fox and the holder of a non-controlling interest in MWHC Holding.

(4)
Both an officer and a director of the Corporation.

  The Corporation Common Stock

        As of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, the Corporation's directors and officers owned an aggregate of 5,321,196 shares of Corporation common stock. Pursuant to the redemption and merger agreement, the shares will be redeemed in the redemption for the per share redemption consideration or exchanged for the per share merger consideration as described above in "The Redemption and Merger Agreement—Redemption and Merger Consideration" beginning on page 160.

  Stock Options in the Corporation

        As of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, there were 37,791 shares of Corporation common stock subject to stock options granted to the Corporation's directors and executive officers and all were "in-the-money," meaning that the per share merger consideration exceeded the exercise price of the option. Corporation stock options were granted pursuant to the 1996 Stock Incentive Plan and 1996 Non-employee Director Stock Option Plan (together, the "1996 Plans") as approved by the Corporation stockholders and since replaced by the 2006 Stock Incentive Plan (the "2006 Plan"). All Corporation stock options held by the Corporation's directors and executive officers are, as of the record date, fully vested. The redemption and merger agreement provides that all outstanding Corporation stock options (including those held by the Corporation's directors and executive officers) will be treated as having been net exercised for shares of Corporation common stock immediately prior to the effective time of the redemption and merger for which the option holders (including the Corporation's directors and executive officers) may receive the per share merger consideration. The net exercise of such Corporation stock options will include deductions and withholdings required under U.S. federal and state tax law. Such shares will be considered non-electing shares for which the form of redemption and merger consideration will depend on the consideration elections made by the other Corporation stockholders, as described above in "The Redemption and Merger Agreement—Redemption and Merger Consideration" beginning on page 160.

  Restricted Stock in the Corporation

        As of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, there were 39,541 shares of the Corporation restricted stock granted to the Corporation's directors and executive officers that remained outstanding and were subject to forfeiture restrictions. The shares of restricted stock were all issued under the 1996 Plans until adoption of the 2006 Plan, from which point all new shares of Corporation restricted stock have been or will be issued pursuant to the rules of the 2006 Plan. The redemption and merger agreement provides that all shares of Corporation restricted stock (including those held by the executive officers and directors, if any) will be assumed by the Partnership and converted into phantom units of the Partnership at the "Exchange Ratio," as defined in the redemption and merger agreement, but in general, equal to the quotient of (a) the sum of (1) 1.285 times the volume weighted average of the closing sale prices of the Partnership common units as reported on the New York Stock Exchange during ten consecutive trading days ending on the third calendar day immediately prior to the effective date, or if such calendar day is not a trading day, then ending on the trading day immediately prior to such calendar day (the "Unit FMV"), and (2) $20.00, divided by (b) the Unit FMV. Each share of Corporation restricted stock assumed will vest on, and will be subject to, the same terms and conditions as applicable to the assumed share of Corporation restricted stock. Fractional units will be rounded up to the nearest whole number of phantom units in the Partnership.

        The following table sets forth, as of September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, for each of the Corporation's directors and executive officers: (a) the number of shares of restricted stock held by each director or executive officer; and (b) the aggregate number of phantom units in the Partnership that will be given in exchange for the shares of Corporation restricted stock, assuming the Unit FMV is equal to $32.00.

	Restricted Shares Held	Phantom Units—Consideration for Restricted Shares(2)
Directors
John M. Fox, Chairman	1,733	3,310
Michael L. Beatty	1,733	3,310
Donald C. Heppermann	1,733	3,310
William A. Kellstrom	1,733	3,310
Anne E. Mounsey	1,733	3,310
Karen L. Rogers	1,733	3,310
William F. Wallace	1,733	3,310
Donald D. Wolf	1,733	3,310
Officers
Frank M. Semple, President, CEO and Director(1)	6,658	12,717
C. Corwin Bromley, Senior VP, General Counsel and Secretary	5,172	9,879
Nancy K. Buese, Senior VP, CFO	6,975	13,322
John C. Mollenkopf, Senior VP, COO	2,511	4,796
Randy S. Nickerson, Senior VP, CCO	2,359	4,506
Andrew L. Schroeder, VP, Finance, Investor Relations, Treasurer and Assistant Secretary	2,002	3,824

(1)
Both an officer and a director of the Corporation.

(2)
The number of phantom units shown is based on a Unit FMV that may not be the same as the Unit FMV that will ultimately be used to calculate the numbers of phantom units to be given to the Corporation's directors and officers. Such number cannot be determined at this point, and the assumed Unit FMV for purposes of the table above is for illustrative purposes only.

  Class B Membership Interests and Registration Rights Agreement

        In order to enable executive officers to develop and maintain a significant long-term ownership position and alignment with the Corporation's long-term strategic goals, the Corporation previously allowed its executive officers to purchase Class B membership interests in the General Partner pursuant to a Participation Plan. The Corporation board of directors determined to cease any further sales under the Participation Plan. In connection with the redemption and merger, the Partnership has entered into the Class B membership interest contribution agreement, with the Corporation's current and former executive officers and certain key employees who purchased Class B membership interests in the General Partner whereby the Partnership will purchase from such individuals his respective Class B membership interests in the General Partner for a combination of cash and Partnership common units.

Pursuant to the Class B membership interest contribution agreement, the following executive officers will receive a combination of cash and Partnership common units as shown below:

Name	Amount of Cash ($)	Number of Common Units (#)
Frank M. Semple	$4,080,977	183,717
John M. Fox	$3,264,782	146,974
Randy S. Nickerson	$3,264,782	146,974
John C. Mollenkopf	$3,264,782	146,974
Donald C. Heppermann	$2,040,489	91,859
Andrew L. Schroeder	$408,098	18,372
Jan Kindrick	$408,098	18,372
Kevin Kubat	$408,098	18,372
Nancy K. Buese	$408,098	18,372
C. Corwin Bromley	$204,011	9,186

        In addition, pursuant to the Class B membership interest contribution agreement, the Partnership has agreed to make payments after the closing to the Class B holders in the amount that would reflect approximate distributions that would have been received on such interests for any quarterly dividend, or portion thereof, that the Class B holders owned but did not receive any distribution.

        The Class B holders will be eligible to be indemnified for any losses or claims arising out of the Class B membership interest contribution agreement under the amended and restated partnership agreement. Further, the liability of the Class B holders for any losses or claims arising out of the Class B membership interest contribution agreement is limited to 50% of the consideration they receive under the agreement. Whether or not the transactions contemplated by the Class B membership interest contribution agreement are consummated, the Partnership will reimburse all reasonable costs and expenses incurred in connection with the agreement, including the legal fees, accounting fees and financial advisory fees, up to $10,000 per Class B holder.

        Pursuant to the Class B membership interest contribution agreement, the Partnership has agreed to enter into a registration rights agreement with each of the directors and current and former executive officers and certain key employees named above on the closing date in the form attached as an exhibit to the Class B membership interest contribution agreement. Such registration rights agreement provides that the Partnership will file, within 45 days after the closing of the redemption and merger, a resale registration statement covering the registration of Partnership common units received by the Corporation's directors and executive officers pursuant to the Class B membership interest contribution agreement. The registration rights agreement further provides that the Partnership will use its commercially reasonable efforts to cause the registration statement to become effective no later than 150 days after the closing of the redemption and merger and such registration statement will cover the offering and sale of such Partnership common units on a delayed or continuous basis.

        The registration rights agreement provides that the Partnership will keep the registration statement effective until the earliest to occur of (a) the sale of all of the Partnership common units covered by the registration statement, or (b) the expiration of a two-year period following the date of the registration rights agreement.

        The registration rights agreement provides that the Partnership will pay for all expenses incurred by the Partnership in connection with the preparation and filing of the registration statement and the Corporation's directors and executive officers will pay all fees and disbursements of their own counsel and all underwriting discounts, selling commissions and brokerage fees applicable to the sale of their common units, except that the Partnership will reimburse each of the Corporation's directors and executive officers for fees and disbursements of counsel up to a maximum of $5,000 per person. The registration rights agreement further provides for other customary covenants, including cross-indemnification by the parties.

        The foregoing description of the Class B membership interest contribution agreement and the registration rights agreement are qualified in their entirety by reference to the full text of the amended and restated Class B membership interest contribution agreement and the form of the registration rights agreement, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

  Indemnification and Insurance

        The redemption and merger agreement provides that, after the effective time of the redemption and merger, the Partnership will indemnify, defend and hold harmless any person who was, as of September 5, 2007, the date of the redemption and merger agreement, or during the period from September 5, 2007 through the effective date of the redemption and merger, serving as director or officer of the Corporation or any of its subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) to the fullest extent authorized or permitted by applicable law, as in effect as of September 5, 2007, or thereafter in effect, in connection with any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom and pay or advance indemnification expenses.

        The redemption and merger agreement also provides that for a period of six years from the effective time, the certificate of incorporation and bylaws of the surviving entity will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers as set forth in the Corporation's certificate of incorporation and bylaws.

        The redemption and merger agreement also provides that for a period of at least six years from the effective time the Partnership, or the surviving entity, shall maintain the policies for directors' and officers' liability insurance maintained by the Corporation or its subsidiaries (or policies no less favorable) with respect to claims arising from facts or events that occurred before the effective time; provided, however, that the Partnership is not required to pay annual premiums for such insurance at any time during such period in excess of 250% of the last annual premium paid by the Corporation prior to September 5, 2007, but, in such case, purchase as much coverage as reasonably practicable for such sum.

  Director and Executive Officer Interlock

        Certain officers and directors of the Corporation are also directors and officers of the General Partner. John M. Fox, Frank M. Semple, William A. Kellstrom and Donald C. Heppermann serve as members of the Corporation board and the General Partner board. Frank M. Semple is the President of both the Corporation and the General Partner. C. Corwin Bromley is the Senior Vice President, General Counsel and Secretary of both the Corporation and the General Partner. Nancy K. Buese is the Senior Vice President and Chief Financial Officer of both the Corporation and the General Partner. John C. Mollenkopf is the Senior Vice President and Chief Operations Officer of both the Corporation and the General Partner. Randy S. Nickerson is the Senior Vice President and Chief Commercial Officer of both the Corporation and the General Partner. Andrew L. Schroeder is the Vice President, Finance, Investor Relations, Treasurer and Assistant Secretary for both the Corporation and the General Partner. Messrs. Semple and Schroeder and Ms. Buese will be directors of the Corporation following the redemption and merger. Messrs. Semple, Bromley, Mollenkopf, Nickerson and Schroeder and Ms. Buese will be officers of the Corporation following the redemption and merger.

  Fox Voting Agreement and Fox Registration Rights Agreement

        Contemporaneously with the execution and delivery of the redemption and merger agreement, John M. Fox and MWHC Holding, Inc. entered into a voting agreement with the Partnership (a copy of which is attached as Annex E to this joint proxy statement/prospectus). Pursuant to the voting agreement, Mr. Fox and MWHC Holding, Inc. have each agreed to vote, and granted certain officers of the Partnership an irrevocable proxy to vote, the shares of Corporation common stock beneficially owned by them in the following manner:

  •
  in favor of the adoption of the amended charter, the redemption and merger agreement and the approval of the redemption and merger and any other transaction reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of the Corporation stockholders;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Corporation contained in the redemption and merger agreement;

  •
  against any "acquisition proposal," which includes any proposal or offer from or by any person other than the Partnership and the Merger Sub relating to (a) any direct or indirect acquisition of all or substantially all of the assets of the Corporation or its subsidiaries, more than 20% of the outstanding equity securities of the Corporation or a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of the Corporation and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of the Corporation or (c) any merger, consolidation, recapitalization, liquidation or similar transaction involving the Corporation other than the redemption and the merger, pursuant to which the Corporation stockholders would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; and

  •
  against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the redemption and merger agreement.

        However, the voting and other obligations of Mr. Fox and MWHC Holding, Inc. terminate upon the earlier to occur of: (a) the effective time of the redemption and merger; (b) a change in recommendation by the Corporation board and the Deal Committee that the Deal Committee determines is or is likely to result in a superior proposal, and the person making the proposal enters into a confidentiality agreement with the Corporation and the Deal Committee; (c) an amendment to the redemption and merger agreement that adversely affects Mr. Fox and MWHC Holding, Inc.; or (d) mutual agreement of the parties thereto. Under the voting agreement, Mr. Fox and MWHC Holding, Inc. have agreed not to sell, transfer, assign, pledge, encumber or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge or encumbrance of the shares of Corporation common stock held by them and subject to the voting agreement.

        Further, Mr. Fox and MWHC Holding, Inc. each agree not to: (a) solicit, initiate or knowingly encourage the submission of any acquisition proposal or the making or consummation thereof; (b) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information about the Corporation in connection with, or otherwise cooperate in any with any acquisition proposal; (c) make or participate in, directly or indirectly, a solicitation or proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Corporation common stock in connection with any vote or other action on any matter, other than to recommend that Corporation stockholders vote in favor of the adoption of the amended charter and the redemption and merger agreement; or (d) agree or publicly propose to do any of the foregoing. The foregoing restrictions shall not prevent either Mr. Fox or MWHC Holding, Inc. from furnishing any information to, or entering into or participating in discussion or negotiations with, any person that is not an affiliate of Mr. Fox or MWHC Holding, Inc. that makes a written acquisition proposal, not in breach of the redemption and merger agreement that the Deal Committee determines is or is likely to result in a superior proposal, and the person making the proposal enters into a confidentiality agreement with the Corporation.

        The voting agreement specifically excludes shares of Corporation common stock held by Fox Family Foundation, Bode Blanco, L.L.C., Brian T. Crabtree Trust and Maggie George Foundation, of which Mr. Fox may otherwise be deemed to be the beneficial owner.

        The foregoing description of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

        In consideration of the voting agreement, the Partnership has agreed to enter into a registration rights agreement with Mr. Fox and MWHC Holding, Inc. on the closing date in the form attached as an exhibit to the voting agreement. Such registration rights agreement provides that the Partnership will file, within 45 days after the closing of the redemption and merger, a resale registration statement covering the registration of the Partnership common units received by Mr. Fox and MWHC Holding, Inc. in the merger and pursuant to the Class B membership interest contribution agreement. The registration rights agreement further provides that the Partnership will use its commercially reasonable efforts to cause the registration statement to become effective no later than 150 days after the closing of the merger and such registration statement will cover the offering and sale of such Partnership common units on a delayed or continuous basis.

        The registration rights agreement provides that the Partnership will keep the registration statement effective until the earliest to occur of (a) the sale of all of the Partnership common units covered by the registration statement, (b) the tenth anniversary of the closing of the redemption and merger or (c) the later of (1) the expiration of a two-year period following the date of the registration rights agreement or (2) such time as Mr. Fox and MWHC Holding, Inc. are no longer considered affiliates of the Partnership within the meaning of federal securities laws.

        The registration rights agreement provides that Mr. Fox and MWHC Holding, Inc. have the right to include their Partnership common units in certain underwritten offerings. The Partnership common units includable in such offerings are subject to reduction based upon market conditions. Such rights expire on the third anniversary of the closing of the merger.

        The registration rights agreement provides that the Partnership will pay for all expenses incurred by the Partnership in connection with the preparation and filing of the registration statement and Mr. Fox and MWHC Holding, Inc. will pay all fees and disbursements of their own counsel and all underwriting discounts, selling SECs and brokerage fees applicable to the sale of their Partnership common units. The registration rights agreement further provides for other customary covenants, including cross-indemnification by the parties.

        The foregoing description of the registration rights agreement is qualified in its entirety by reference to the full text of the form of registration rights agreement, which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part and incorporated herein by reference.

DIRECTORS AND OFFICERS OF THE GENERAL PARTNER
FOLLOWING THE REDEMPTION AND MERGER

        The following table shows information for the directors and executive officers of the General Partner following the redemption and merger. Executive officers are appointed and directors are elected annually.

Name	Age	Position with the General Partner	Director Since
John M. Fox	67	Chairman of the Board of Directors	2002
Keith E. Bailey	65	Director	2005
Michael L. Beatty	60	Director	2005	*
Charles K. Dempster	65	Director	2002
Donald C. Heppermann	64	Director	2002
William A. Kellstrom	66	Director	2002
Anne E. Mounsey	41	Director	2004	*
William P. Nicoletti	62	Director	2002
Frank M. Semple	55	President, Chief Executive Officer and Director	2003
Donald D. Wolf	64	Director	1999	*
C. Corwin Bromley	50	Senior Vice President, General Counsel and Secretary	NA
Nancy K. Buese	37	Senior Vice President, Chief Financial Officer	NA
John C. Mollenkopf	46	Senior Vice President, Chief Operations Officer	NA
Randy S. Nickerson	46	Senior Vice President, Chief Commercial Officer	NA
Andrew L. Schroeder	48	Vice President, Finance, Investor Relations, Treasurer and Assistant Secretary	NA

*
Year indicates the initial year of service as a member of the Corporation board.

        John M. Fox has served as Chairman of the Corporation board since its inception in April 1988, and in the same capacity for the General Partner since May 2002. Mr. Fox also served as President and Chief Executive Officer of the Corporation since April 1988 and of the General Partner since May 2002 until his retirement as President on November 1, 2003, and his resignation as Chief Executive Officer effective December 31, 2003. Mr. Fox was a founder of Western Gas Resources, Inc. and was its Executive Vice President and Chief Operating Officer from 1972 to 1986.

        Keith E. Bailey has served as a member of the General Partner board since January 2005. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of Wiltel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Also, Mr. Bailey served on the Williams board of directors from 1988 until his retirement in 2002, including eight years as Chairman. He currently serves on the boards of directors of Apco Argentina Inc., Associated Electric & Gas Insurance Services Limited (Aegis) and Integrys Energy Group Inc. Mr. Bailey holds a bachelor's degree in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Michael L. Beatty has served as a member of the Corporation board since June 2005. Mr. Beatty is currently Chairman and CEO of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado, with a practice focused on energy and natural resources. Mr. Beatty began his career at Vinson & Elkins and later became a professor of law at the University of Idaho before joining the legal department of Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation. Mr. Beatty thereafter served in a variety of legal positions with Coastal, ultimately becoming Executive Vice

President, General Counsel and a Director of the company. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995.

        Charles K. Dempster has served as a member of the General Partner board since December 2002. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. In 1993, he was appointed President of Aquila Energy Corporation, a wholly owned midstream, pipeline and energy-trading subsidiary of Utilicorp, Inc. Mr. Dempster retired in 2000 as Chairman and Chief Executive Officer of Aquila Energy Company. Mr. Dempster holds a bachelor's degree in civil engineering from the University of Houston and attended graduate business school at the University of Nebraska.

        Donald C. Heppermann served as Executive Vice President, Chief Financial Officer and Secretary of the Corporation and the General Partner since October 2003 until his retirement in March 2004. Mr. Heppermann joined the Corporation and the General Partner in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003. Mr. Heppermann has served as a member of the Corporation board since November 2002 and the General Partner board since its inception in May 2002. He also serves as Chairman of the Finance Committee. Prior to joining the Corporation and the General Partner, Mr. Heppermann was a private investor and career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning. From 1990 to 1997, Mr. Heppermann served as President and Chief Operating Officer for InterCoast Energy Company, an unregulated subsidiary of Mid American Energy Company. From 1987 to 1990, Mr. Heppermann was Vice President of Finance for Pinnacle West Capital Corporation, the holding company for Arizona Public Service Company. From 1965 to 1987, Enron Corporation and its predecessors employed Mr. Heppermann in a variety of positions, including Executive Vice President, Gas Pipeline Group.

        William A. Kellstrom has served as a member of the Corporation board since May 2000 and the General Partner since its inception in May 2002. Mr. Kellstrom has held a variety of managerial positions in the natural gas industry since 1968. They include distribution, pipelines and marketing. He held various management and executive positions with Enron Corporation, including Executive Vice President, Pipeline Marketing and Senior Vice President, Interstate Pipelines. In 1989, he created and was President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group. From 1992 until 1997 he was with NorAm Energy Corporation (since merged with Reliant Energy, Incorporated), where he was President of the Energy Marketing Company and Senior Vice President, Corporate Development. Mr. Kellstrom retired in 1997 and is periodically engaged as a consultant to energy companies.

        Anne E. Mounsey has served as a member of the Corporation board since October 2004. From 1991 to 2003, Ms. Mounsey held various positions with the Corporation, her most recent as Manager of Marketing and Business Development. Ms. Mounsey is the daughter of John M. Fox, the Chairman of the Corporation board.

        William P. Nicoletti has served as a member of the General Partner board since its inception in May 2002. Mr. Nicoletti is Managing Director of Nicoletti & Company Inc., a private banking firm formed in 1991. Previously, he was a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F Hutton & Company Inc. Mr. Nicoletti is a director and Chairman of the Audit Committee of Kestrel Heat LLC, the general partner of Star Gas Partners, L.P. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business.

        Frank M. Semple, President, Chief Executive Officer and Director, was appointed as President of both the Corporation and the General Partner on November 1, 2003. Mr. Semple also became Chief Executive Officer of both the Corporation and the General Partner on January 1, 2004. Prior to his appointment, Mr. Semple served in various capacities, most recently as Chief Operating Officer of WilTel Communications, formerly Williams Communications Group, Inc. ("WCG") from 1997 to 2003. Prior to his tenure at WilTel Communications, he was the Senior Vice President/General Manager of Williams Natural Gas from 1995 to 1997, Vice President of Marketing and Vice President of Operations and Engineering for Northwest Pipeline, and Director of Product Movements and Division Manager for Williams Pipeline during his 22-year career with The Williams Companies. During his tenure at Williams Communications, he also served on the board of directors for PowerTel Communications and the Competitive Telecommunications Association (Comptel). Mr. Semple holds a Mechanical Engineering degree from the United States Naval Academy and is a professional engineer registered in the State of Kansas.

        Donald D. Wolf has served as a member of the Corporation board since June 1996. In September 2004, Mr. Wolf joined Aspect Energy as President and Chief Executive Officer. Mr. Wolf also serves as the Chief Executive Officer of Quantum Resources, a private oil and gas acquisition partnership. Mr. Wolf served as Chairman, Chief Executive Officer and Director of Westport Resources Corporation from April 2000 until Westport's merger with Kerr-McGee Corporation in 2004. He joined Westport Oil and Gas Company, Inc. in June 1996 as Chairman and Chief Executive Officer and has a diversified 35-year career in the oil and natural gas industry.

        C. Corwin Bromley, Senior Vice President, General Counsel and Secretary, was appointed as General counsel of the Corporation and the General Partner in October 2004. Mr. Bromley served as Assistant General Counsel at RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney and Sr. Environmental Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley spent four years in private practice with the law firm Popham, Haik, Schnobrich & Kaufman from 1984 through 1989. Preceding his legal career, Mr. Bromley worked as a structural/design engineer involved in several domestic and international LNG and energy projects with the firms CBI, Inc. and Chicago Bridge & Iron Company. Mr. Bromley received his J.D. degree from the University of Denver and his bachelor's degree in Civil Engineering from the University of Wyoming.

        Nancy K. Buese, Senior Vice President, Chief Financial Officer, was appointed Chief Financial Officer of both the Corporation and the General Partner in October 2006. Prior to her appointment as Chief Financial Officer, Ms. Buese served as Chief Accounting Officer of the Company and the General Partner since November 2005. Prior to joining MarkWest, Ms. Buese was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a wholly owned subsidiary of the Ross Product Division of Abbott Laboratories. Prior to her employment at EAS, Ms. Buese was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Buese was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices.

        John C. Mollenkopf, Senior Vice President, Chief Operations Officer, was appointed as Chief Operations Officer of both the Corporation and the General Partner in October 2006. Prior to his appointment as Chief Operating Officer, Mr. Mollenkopf served as Senior Vice President, Southwest Business Unit, since January 2004 and as Vice President, Business Development since January 2003. Prior to these positions he served as Vice President, Michigan Business Unit, of the General Partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision.

        Randy S. Nickerson, Senior Vice President, Chief Commercial Officer, was appointed as Chief Commercial Officer of both the Corporation and the General Partner in October 2006. Prior to his appointment as Chief Commercial Officer, Mr. Nickerson served as Senior Vice President, Corporate Development of MarkWest Hydrocarbon since October 2003, and as Executive Vice President, Corporate Development of the General Partner since January 2003. Prior to these positions, Mr. Nickerson served as Senior Vice President of the General Partner since its inception in May 2002 and served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions.

        Andrew L. Schroeder, Vice President, Finance, Investor Relations, Treasurer and Assistant Secretary, has served in these positions with the Corporation and the General Partner since February 2003. Prior to his appointment, he was Director of Finance/Business Development at Crestone Energy Ventures from 2001 through 2002. Prior to that, Mr. Schroeder worked at Xcel Energy for two years as Director of Corporate Financial Analysis. Prior to that, he spent seven years working with various energy companies. He began his career with Touche, Ross & Co. and spent eight years in public accounting. He is a Certified Public Accountant licensed in the State of Colorado.

COMPARISON OF THE PARTNERSHIP UNITHOLDER RIGHTS
AND THE CORPORATION STOCKHOLDER RIGHTS

        The rights of the Partnership unitholders are currently governed by the second amended and restated partnership agreement and DRULPA. The rights of the Corporation stockholders are currently governed by DGCL, and the Corporation's certificate of incorporation and bylaws. After the redemption and merger, the rights of the Partnership unitholders and the Corporation stockholders will be governed by the DRULPA and the Partnership's third amended and restated partnership agreement. Please read "Third Amended and Restated Agreement of Limited Partnership" beginning on page 181 for the terms of the amended and restated partnership agreement.

        Set forth below are material differences between the rights of a holder of the Partnership common units under the Partnership's amended and restated partnership agreement and the DRULPA, on the one hand, and the rights of a holder of Corporation common stock under the Corporation's certificate of incorporation, its bylaws, and the DGCL, on the other hand.

        The following summary does not reflect any rules of the New York Stock Exchange that may apply to the Partnership in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DRULPA, the DGCL and the constituent documents of the Partnership and the Corporation. We urge you to read the Partnership's amended and restated partnership agreement, the Corporation's certificate of incorporation, the Corporation's bylaws, the DRULPA and the DGCL carefully and in their entirety.

	The Partnership	The Corporation
Authorized Capital	The Partnership's amended and restated partnership agreement authorizes it to issue an unlimited number of common units. As of October 12, 2007, there were 36,500,445 Partnership common units issued and outstanding. Please read "Description of the Partnership Common Units" beginning on page 239.	The Corporation's certificate of incorporation authorizes it to issue up to 20,000,000 shares of common stock, par value $0.01 per share, and 5.0 million shares of preferred stock, $0.01 par value per share. As of October 12, 2007, there were 12,001,209 shares of Corporation common stock issued and outstanding, and no shares of preferred stock outstanding.
Cash Distribution / Dividend Policy
Within approximately 45 days after the end of each quarter, the Partnership will distribute all of its available cash to Partnership unitholders of record on the applicable record date. Please read "Cash Distribution Policy" on page 238.
The Corporation does not have a formal dividend policy. The Corporation's objective, however, is to maintain a regular quarterly dividend. If the redemption and merger are not effected, payment of dividends in the future will depend on the Corporation's earnings, financial condition and contractual restrictions, including those under its bank line of credit or imposed by law and other factors deemed relevant by the Corporation board.
Size of Board of Directors
The Partnership's amended and restated partnership agreement provides for the General Partner board to consist of not less than seven nor more than 11 directors. The exact number is fixed by the General Partner board from time to time.
The Corporation's bylaws provide for the Corporation board to consist of not less than six directors. The exact number is fixed by the Corporation board from time to time. Pursuant to an adopted resolution, the number of directors of the Corporation is currently fixed at nine.

Classes of Directors / Election of Directors	The General Partner board is not classified into classes. Each director serves for a one-year term. At each annual meeting of unitholders, each member of the board of directors is elected.
The Corporation board is classified into three classes of directors. Each director serves for a three-year term. At each annual stockholders meeting, one-third of the board of directors is elected. As a result, control of the Corporation board cannot be changed in one year. Holders of shares of Corporation common stock do not have the right to cumulate their votes in the election of directors.
Removal of Directors	The amended and restated partnership agreement provides that a director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office.
The DGCL and the Corporation's certificate of incorporation and bylaws provide that, subject to the rights of any preferred stockholders, a director or the Corporation's entire board of directors may be removed by stockholders only for cause. This removal requires the affirmative vote of the Corporation stockholders who hold at least 80% of the voting power of the Corporation's issued and outstanding capital stock that is entitled to vote for the election of directors.
Filling Vacancies on the Board of Directors	Any vacancies on the General Partner board may be filled, until the next annual meeting, by a majority vote of the remaining directors then in office.
Any vacancies on the Corporation board created by the death, resignation, retirement, disqualification or removal of a director, or the creation of a new directorship, may be filled only by a majority vote of the directors. The new director will serve until the next annual meeting of stockholders at which a successor shall be elected and shall qualify.
Nomination of Director Candidates by Stockholders/Unitholders
	Upon the redemption and merger, the Nominating/Corporate Governance Committee of the General Partner board will be responsible for nomination of director candidates. The amended and restated partnership agreement provides that if the SEC promulgates a rule that provides for nominations by stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.	The Corporation's certificate of incorporation and bylaws do not provide for nomination procedures.

Anti-Takeover Provisions
The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from changing management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units with the prior approval of the board of directors.

The amended and restated partnership agreement also provides that the General Partner may not withdraw and may not be removed at any time for any reason whatsoever. Further, any attempt of withdrawal or removal of the General Partner will be invalid.
Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if:

 •  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

• upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or
• the business combination is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder at a meeting.

The DGCL defines the term "business combination" to include, among other things, mergers or consolidations either with the interested stockholder or with another entity if the transaction is caused by the interested stockholder, transfers of 10% or more of the assets of a corporation to the interested stockholder except in certain circumstances, issuances or transfers of any stock of the corporation or any majority-owned subsidiary corporation to the interested stockholder except in certain circumstances, any transaction involving the corporation and any majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate shares of stock owned by the interested stockholder subject to certain exceptions, and the receipt by the interested stockholder of any benefit, directly or indirectly, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits. The DGCL defines the term "interested stockholder" generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL's business combination provisions in its certificate of incorporation or bylaws, but the Corporation has not done so.

The Corporation's bylaws prohibit the corporation from entering into any conflicting interest transaction unless and until the material facts as to the conflict of interest are disclosed or are known to the Board of Directors and a majority of the outside directors in good faith approves the conflict of interest transaction. The Corporation's bylaws define "conflicting interest transaction" as a transaction including a loan or other assistance, guaranty, or a contract or transaction involving the Corporation and a control person or an entity in which a control person is a director or officer or has a material financial interest. The Corporation's bylaws define "control person" as any director or officer of the corporation or any holder of 10% or more of the Corporation's securities. The Corporation's bylaws define "outside director" as a member of the Board of Directors not employed by the Corporation and not a party to the conflicting interest transaction under consideration. The Corporation determined that the proposed transaction was not implicated by this provision of the Corporation's bylaws.
Calling Special Meetings of Stockholders/Unitholders	Special meetings of the limited partners may be called by the General Partner or by limited partners owning 20% or more of the Partnership common units.
Special meetings of Corporation stockholders shall be called by the Secretary at the written request of a majority of the total number of directors, by the Chairman of the Board, by the President or by the Corporation stockholders having a majority of the voting power of the Corporation capital stock issued and outstanding and entitled to vote.

Stockholder/Unitholder Proposals
	The amended and restated partnership agreement provides that limited partners may call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes (including the election of directors, as necessary), for which the special meeting is to be called. Within 60 days after receipt of such a call from limited partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner (or, if there is no General Partner at such time, limited partners owning at least 20% of the outstanding Partnership common units) will send a notice of the meeting to the limited partners. A special meeting will be held at a time and place determined by the General Partner (or, if there is no General Partner at such time, limited partners owning at least 20% of the outstanding Partnership common units) on a date not less than ten days nor more than 60 days after the mailing of notice of the meeting.	The Corporation's certificate of incorporation and bylaws do not provide for stockholder proposal procedures.
Notice of Stockholder Meetings
The amended and restated partnership agreement provides that the Partnership must notify unitholders between ten and 60 days before any annual or special meeting of the date, time and place of the meeting. The Partnership must briefly describe the purpose or purposes of a special meeting or where otherwise required by law.
The Corporation's bylaws provide that the Corporation must notify stockholders between ten and 60 days before any annual or special meeting of the date, time and place of the meeting. The Corporation must briefly describe the purpose or purposes of a special meeting. Business transacted at the special meeting is limited to the purposes stated in the notice.

Indemnification of Directors and Officers
Under the amended and restated partnership agreement, in most circumstances the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

 •  the General Partner;

 •  any affiliate of the General Partner;

 •  any person who is or was a member, partner, officer, director, employee, agent or trustee of the General Partner or the Partnership, Opco or any subsidiary of any such entity, treated as a single consolidated entity, or any affiliate of such entity; or

 •  any person who is or was serving at the request of a general partner or any affiliate of a General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of the Partnership's assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership's activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.
Under the DGCL, a Delaware corporation may indemnify directors, officers, employees and other representatives from liability in third party proceedings if the person acted in good faith and in a manner reasonably believed by the person to be in or not opposed to the best interests of the corporation, and, in any criminal actions, if the person had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may only be sought for expenses actually and reasonably incurred by such person in the defense or settlement of such proceeding and may not be made if the person seeking indemnification is found liable, unless the Delaware Court of Chancery or the court in which the action was brought determines the person is fairly and reasonably entitled to indemnification. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized by the DGCL is not exclusive and is in addition to any other rights granted under the certificate of incorporation or bylaws of the corporation or to any agreement with the corporation. The Corporation's certificate of incorporation and bylaws provide that the Corporation will indemnify its directors, officers, employees and other representatives to the fullest extent permitted by law.

The Corporation's certificate of incorporation provides that a director will not be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability which by express provision of the DGCL cannot be eliminated.

Amendments to Partnership Agreement or Certificate of Incorporation and Bylaws
Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. Generally, in order to adopt a proposed amendment the General Partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Generally, an amendment must be approved by a majority of common units. Please read "Third Amended and Restated Agreement of Limited Partnership—Amendment of the Amended and Restated Partnership Agreement" on page 185 of this joint proxy statement/prospectus for detail discussion.
Under the DGCL, the Corporation board must propose an amendment to the Corporation's certificate of incorporation, declare its advisability and submit it to the Corporation's stockholders for approval. The Corporation stockholders must approve the amendment by a majority of outstanding shares entitled to vote as required under the statute. The Corporation's bylaws may be amended by the Corporation board alone. The Corporation's bylaws provide that they may also be amended by the affirmative vote of the holders of shares representing a majority in voting power of the Corporation except for amendments to the provisions of the bylaws relating to the number of directors, the classification of the board, the qualifications of directors, vacancies in director positions and the removal of directors which must be amended by the holders of shares representing at least 80% of the shares of the Corporation entitled to vote in the election of directors.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, the Partnership distributes all of its available cash to Partnership unitholders of record on the applicable record date. The Partnership will make distributions of available cash to all Partnership unitholders (common and Class A), pro rata and the Partnership will make distributions of Hydrocarbon Available Cash pro rata to Partnership common unitholders.

        Definition of Available Cash.    The Partnership defines available cash in its amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at the Corporation);

  •
  less the amount of cash that the General Partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of the Partnership's business;

  •
  comply with applicable law, any of the Partnership's debt instruments, or other agreements; or

  •
  provide funds for distributions to the Partnership unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the Partnership's revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of the Corporation.

        Contractual Restrictions on the Partnership's Ability to Distribute Available Cash.    The Partnership's ability to distribute available cash is contractually restricted by the terms of the Partnership's credit facilities. The Partnership's credit facilities contain covenants requiring it to maintain certain financial ratios and a minimum net worth. The Partnership is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under the Partnership's credit facilities. In addition, the Partnership's credit facilities prohibit the Partnership from borrowing more than $0.375 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to the Partnership unitholders. The Partnership's credit facilities provide that any amount so borrowed must be repaid once annually.

Incentive Distribution Rights

        Incentive distribution rights will be eliminated as a result of the redemption and merger.

Distributions of Cash Upon Liquidation

        If the Partnership dissolves in accordance with the amended and restated partnership agreement, the Partnership will sell or otherwise dispose of its assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors. The Partnership will distribute any remaining proceeds to the Partnership unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

DESCRIPTION OF THE PARTNERSHIP COMMON UNITS

The Partnership Common Units

        The Partnership common units and Class A units represent limited partner interests in the Partnership. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the amended and restated limited partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy" above. For a description of the rights and privileges of limited partners under the amended and restated limited partnership agreement, including voting rights, please read "Third Amended and Restated Agreement of Limited Partnership" beginning on page 185.

Transfer Agent and Registrar

  Duties

        Upon the redemption and merger, Wells Fargo Bank, N.A. will serve as registrar and transfer agent for the Partnership common units. The Partnership will pay all fees charged by the transfer agent for transfers of Partnership common units, except the following that must be paid by Partnership unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a Partnership common unit; and

  •
  other similar fees or charges.

        There is no charge to Partnership unitholders for disbursements of cash distributions. The Partnership will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to the Partnership, or be removed by the Partnership. The resignation or removal of the transfer agent will become effective upon the appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, the General Partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Partnership Common Units

        Any transfers of a Partnership common unit will not be recorded by the transfer agent or recognized by the Partnership unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of Partnership common units:

  •
  becomes the record holder of the Partnership common units and is an assignee until admitted into the Partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in the Partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, the amended and restated partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the limited partnership agreement;

  •
  grants powers of attorney to officers of the General Partner and any liquidator of the Partnership as specified in the amended and restated partnership agreement; and

  •
  makes the consents and waivers contained in the amended and restated partnership agreement.

        An assignee will become a substituted limited partner of the Partnership for the transferred Partnership common units upon the consent of the General Partner and the recording of the name of the assignee on the books and records. The General Partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. The Partnership is entitled to treat the nominee holder of a Partnership common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Partnership common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership for the transferred Partnership common units. A purchaser or transferee of Partnership common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the Partnership common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in the Partnership for the transferred Partnership common units.

        Thus, a purchaser or transferee of Partnership common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the Partnership common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of the Partnership common units.

        The transferor of the Partnership common units has a duty to provide the transferee with all information that may be necessary to transfer the Partnership common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Third Amended and Restated Agreement of Limited Partnership—Status as Limited Partner or Assignee" on page 193.

        Until a Partnership common unit has been transferred on the books, the Partnership and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

2008 LONG-TERM INCENTIVE PLAN

        This section provides a summary of the terms of the 2008 long-term incentive plan of the Partnership (the "2008 long-term incentive plan") and the proposal to approve the adoption of the 2008 long-term incentive plan.

        The General Partner board approved the 2008 long-term incentive plan on October 12, 2007, subject to approval of the Partnership unitholders at the Partnership special meeting. The Partnership unitholders are asked to approve the Partnership's 2008 long-term incentive plan as the Partnership believes that approval of the plan is essential to the Partnership's continued success. The purpose of the 2008 long-term incentive plan is to attract and retain highly qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve the General Partner, the Partnership and their affiliates (collectively, the "Partnership Group") and to expend maximum effort to improve the business results and earnings of the Partnership Group by providing these individuals an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Partnership Group. In the judgment of the Partnership, an initial or increased grant under the 2008 long-term incentive plan will be a valuable incentive and will serve to the ultimate benefit of the Partnership unitholders by aligning more closely the interests of the 2008 long-term incentive plan participants with those of the Partnership unitholders.

        If the Partnership unitholders approve the 2008 long-term incentive plan, the number of the Partnership common units reserved for issuance under the 2008 long-term incentive plan will be 2.5 million. On the record date, the closing price of the Partnership common units was $             per common unit. If the Partnership unitholders approve the 2008 long-term incentive plan, no further awards will be made pursuant to the long-term incentive plan currently in place.

        There are currently no participants in the 2008 long-term incentive plan. Because participation and the types of awards under the 2008 long-term incentive plan are subject to the discretion of the Compensation Committee of the General Partner board, referred to herein as the "Compensation Committee," the benefits or amounts that will be received by any participant or groups of participants if the 2008 long-term incentive plan is approved are not currently determinable. On October 12, 2007, there were approximately five executive officers, 341 employees and nine non-employee directors of the Partnership Group currently providing services to the Partnership Group, who would be eligible to participate in the 2008 long-term incentive plan on January 1, 2008, the effective date.

        Unless otherwise indicated, properly executed proxies of the Partnership unitholders will be voted in favor of the proposal to approve the adoption of the 2008 long-term incentive plan.

        The General Partner board recommends that Partnership unitholders vote "FOR" the approval of the adoption of the 2008 long-term incentive plan.

Description of the Plan

        A description of the provisions of the 2008 long-term incentive plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2008 long-term incentive plan, a copy of which is attached as Annex C to this joint proxy statement/prospectus.

        Administration.    The 2008 long-term incentive plan is administered by the Compensation Committee. The members of the Compensation Committee meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of the applicable stock exchange. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the General Partner board. The General Partner board may also appoint one or more separate committees, each composed of one or more directors who need not satisfy the independence requirements described above, which may administer the 2008 long-term incentive plan with respect to employees or other service providers who are not officers or directors of the Partnership Group.

        Partnership Common Units Reserved for Issuance under the Plan.    The Partnership common units to be issued under the 2008 long-term incentive plan consist of Partnership common units acquired in the open market, from any affiliate, the Partnership or any other person, or any combination of the foregoing, as determined by the Compensation Committee in its discretion. If any Partnership common units covered by an award are not purchased, are forfeited or expire, or if an award otherwise terminates without delivery of any Partnership common units, then the number of Partnership common units counted against the aggregate number of Partnership common units available under the plan with respect to the award will, to the extent of any such forfeiture, expiration or termination, again be available for making awards under the 2008 long-term incentive plan. In addition, if the withholding obligation of any grantee under the 2008 long-term incentive plan is satisfied by tendering Partnership common units to the Partnership or by withholding Partnership common units, such tendered or withheld Partnership common units will again be available for issuance under the 2008 long-term incentive plan.

        Eligibility.    Awards may be made under the 2008 long-term incentive plan to employees or directors of or consultants or advisers to the Partnership Group, including any such employee who is an officer or director of the Partnership Group, and to any other individual whose participation in the plan is determined to be in the best interests of the Partnership Group by the General Partner board.

        Amendment or Termination of the Plan.    The General Partner board may terminate or amend the plan at any time, for any reason. The 2008 long-term incentive plan shall terminate in any event ten years after its effective date. Amendments will be submitted for Partnership unitholder approval to the extent stated by the General Partner board, required by the Internal Revenue Code or other applicable laws, rules or regulations, or required by applicable stock exchange listing requirements. No amendment, suspension or termination of the 2008 long-term incentive plan will, without the consent of the grantee, impair the rights or obligations under any award previously awarded under the plan.

        Awards.    The Compensation Committee may award:

  •
  Unrestricted units, which are common units awarded at no cost or for a purchase price determined by the Compensation Committee and which are free from any restrictions under the plan. Unrestricted units may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

  •
  Restricted units, which are common units subject to restrictions.

  •
  Phantom units, which are notional units entitling the grantee to receive a common unit, subject to restrictions.

  •
  Distribution Equivalent Rights, which are rights entitling the recipient to receive credits for distributions that would be paid if the recipient had held a specified number of Partnership common units.

  •
  Performance Awards, which are awards ultimately payable in Partnership common units. The Compensation Committee may grant annual or multi-year awards subject to achievement of specified goals tied to business criteria. The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal.

        Effect of Certain Corporate Transactions.    Certain change in control transactions involving the Partnership, the General Partner or the Corporation may cause awards granted under the 2008 long-term incentive plan to vest.

        Adjustments for Unit Distributions and Similar Events.    The Compensation Committee will make appropriate adjustments in outstanding awards and the number of Partnership common units available for issuance under the 2008 long-term incentive plan to reflect splits in Partnership common units and other similar events.

Federal Income Tax Consequences

        Restricted Units.    A grantee who is awarded restricted units will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the units are subject to restrictions (that is, the restricted units are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common units on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common units on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and distributions paid while the units are subject to restrictions will be subject to withholding taxes. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Phantom Units.    There are no immediate tax consequences of receiving an award of phantom units under the 2008 long-term incentive plan. A grantee who is awarded phantom units will be required to recognize ordinary income in an amount equal to the fair market value of the Partnership common units issued to such grantee at the end of the restriction period or, if later, the payment date. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Distribution Equivalent Rights.    Participants who receive distribution equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Performance Awards.    The award of a performance award will have no federal income tax consequences for the Partnership or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Unrestricted Units.    Participants who are awarded unrestricted units will be required to recognize ordinary income in an amount equal to the fair market value of the common units on the date of the award, reduced by the amount, if any, paid for such units. If the Partnership complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

        Section 280G.    To the extent payments which are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20%

nondeductible excise tax and the Partnership's deduction with respect to the associated compensation expense may be disallowed in whole or in part.

        Section 409A.    The Partnership intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

LEGAL MATTERS

        The validity of the Partnership common units to be issued in the merger pursuant to the redemption and merger agreement will be passed upon for the Partnership by Vinson & Elkins L.L.P., New York, New York. Certain tax matters relating to the redemption and merger will be passed upon from Vinson & Elkins L.L.P., Houston, Texas and Hogan & Hartson LLP, Denver, Colorado. It is also a condition to the completion of the redemption and merger that Vinson & Elkins L.L.P., Houston, Texas, and Hogan & Hartson LLP, Denver, Colorado, confirm their respective opinions set forth in this joint proxy statement/prospectus as of the closing date of the redemption and merger.

EXPERTS

MarkWest Hydrocarbon, Inc.

        The consolidated financial statements as of and for the years ended December 31, 2005 and 2006 and management's report on the effectiveness of internal control over financial reporting, as revised, as of December 31, 2006 incorporated in this prospectus by reference from MarkWest Hydrocarbon Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2006, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to the implementation of Statement of Financial Accounting Standards No. 123R, "Share Based Payment" and relating to the restatement discussed in Note 24 to the consolidated financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of operations, comprehensive income (loss), changes in capital, and cash flows of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

MarkWest Energy Partners, L.P.

        The consolidated financial statements as of and for the years ended December 31, 2005 and 2006 and management's report on the effectiveness of internal control over financial reporting, as revised, as of December 31, 2006 incorporated in this prospectus by reference from MarkWest Energy Partners L.P.'s Annual Report on Form 10-K/A for the year ended December 31, 2006, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the restatement discussed in Note 23 to the consolidated financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of operations, comprehensive income, changes in capital, and cash flows of MarkWest Energy Partners, L.P. for the year ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, LLC. as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 incorporated in this joint proxy statement/prospectus by reference to MarkWest Energy Partners, L.P.'s Annual Report on Form 10-K/A (Amendment No. 3) for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION FOR STOCKHOLDERS/UNITHOLDERS;
FUTURE STOCKHOLDER/UNITHOLDER PROPOSALS

MarkWest Energy Partners, L.P. 2008 Annual Unitholder Meeting and Unitholder Proposals

        The Partnership will hold a 2008 annual meeting of unitholders only if the merger is completed. If such meeting is held, in order to be eligible for inclusion in the Partnership's proxy statement and form of proxy for such meeting, any unitholder proposal must be received at the Partnership's principal executive office no later than                  , 2008. Unitholder proposals must also be otherwise eligible for inclusion, and the Partnership's amended and restated partnership agreement contains additional provisions generally requiring proper written notice not less than ten nor more than 60 days prior to the meeting.

MarkWest Hydrocarbon, Inc. 2008 Annual Stockholder Meeting and Stockholder Proposals

        The Corporation will hold a 2008 annual meeting of stockholders only if the merger has not already been completed. If such meeting is held, in order to be eligible for inclusion in the Corporation's proxy statement and form of proxy for such meeting, any stockholder proposal must be received at the Corporation's principal executive office no later than                   , 2008. Stockholder proposals must also be otherwise eligible for inclusion, and the Corporation's bylaws contain additional provisions generally requiring proper written notice not less than ten nor more than 60 days prior to the meeting.

WHERE YOU CAN FIND MORE INFORMATION

        The Partnership has filed with the SEC a registration statement under the Securities Act that registers the distribution to the Corporation stockholders of the Partnership common units representing limited partner interests to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Partnership and the common units in the Partnership. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        The Partnership and the Corporation also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including the Partnership and the Corporation, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        You can also inspect reports, proxy statements and other information about the Partnership at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can inspect reports, proxy statements and other information about the Corporation at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

        This joint proxy statement/prospectus includes information required by the SEC be disclosed pursuant to Rule 13e-3 under the Exchange Act which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Partnership and the Corporation filed with the SEC under the Exchange Act a Schedule 13E-3 with respect to the proposed redemption and merger transaction. This joint proxy statement/prospectus does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the SEC. The Schedule 13E-3, and amendments thereto, including exhibits filed with it, will be available for inspection and copying at the offices of the SEC as set forth above.

        The SEC allows the Partnership and the Corporation to incorporate by reference certain information into this joint proxy statement/prospectus. This means that the Partnership and the Corporation can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about the companies and their financial condition.

        The following documents filed with the SEC by the Partnership and the Corporation are incorporated by reference into this joint proxy statement/prospectus.

The Partnership Filings with the SEC (File No. 001-31239)

  •
  The Partnership's Annual Report on Form 10-K for the year ended December 31, 2006 filed March 7, 2007, as amended on Form 10-K/A filed March 21, 2007, July 2, 2007 and November 5, 2007;

  •
  The Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 7, 2007, as amended on Form 10-Q/A filed November 5, 2007;

  •
  The Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed August 9, 2007, as amended on Form 10-Q/A filed November 5, 2007;

  •
  The Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed November 8, 2007;

  •
  The Partnership's Current Reports on Form 8-K filed on the following dates: January 31, 2007 (2); February 2, 2007; April 11, 2007; April 24, 2007; May 3, 2007; July 23, 2007; August 3, 2007; September 6, 2007; September 11, 2007 (2); October 4, 2007; October 18, 2007; November 1, 2007 (3); November 7, 2007; and November 13, 2007; and

  •
  The description of the Partnership common units contained in the Partnership's registration statement on Form 8-A filed on February 14, 2002, including any amendment or report filed for the purpose of updating such description.

The Corporation Filings with the SEC (File No. 001-14841)

  •
  The Corporation's annual report on Form 10-K for the year ended December 31, 2006 filed March 8, 2007, as amended on Form 10-K/A filed March 22, 2007 and November 5, 2007;

  •
  The Corporation's Definitive Proxy Statement for the Corporation's 2006 Annual Meeting filed on April 24, 2007;

  •
  The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 7, 2007, as amended on Form 10-Q/A filed November 5, 2007;

  •
  The Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed August 9, 2007, as amended on Form 10-Q/A filed November 5, 2007;

  •
  The Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed November 9, 2007; and

  •
  The Corporation's Current Reports on Form 8-K filed on the following dates: January 29, 2007; February 1, 2007; February 2, 2007; February 23, 2007; March 20, 2007; April 23, 2007; July 23, 2007; September 6, 2007; September 11, 2007 (2); and November 1, 2007 (2).

        All documents and reports filed by the Partnership and the Corporation with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of our meetings are incorporated by reference into this joint proxy statement/prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        Documents incorporated by reference are available from the companies without charge. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or the Corporation at the following addresses and telephone numbers:

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 Attention: Investor Relations	MarkWest Hydrocarbon, Inc. 1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 Attention: Investor Relations

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

        You may obtain certain of these documents at the Partnership's website, www.markwest.com, by selecting "Investor Relations" and then selecting "Financial Reports / SEC Filings" under the Partnership's header, and at the Corporation's website, www.markwest.com, by selecting "Investor Relations" and then selecting "Financial Reports / SEC Filings" under the Corporation's header. Information contained on the Partnership's and the Corporation's websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

        In order to receive timely delivery of the documents in advance of your special meeting of Partnership unitholders or Corporation stockholders, as applicable, your request should be received no later than    , 20 .

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction
Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2007
Unaudited Pro Forma Condensed Statement of Combined Operations for the nine months ended September 30, 2007
Unaudited Pro Forma Condensed Statement of Combined Operations for the year ended December 31, 2006
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        MarkWest Energy Partners, L.P. (the "Partnership" or "MarkWest Energy Partners"), MWEP, L.L.C., a wholly owned subsidiary of the Partnership ("Merger Sub"), and MarkWest Hydrocarbon, Inc. (the "Corporation" or "MarkWest Hydrocarbon") have entered into an Agreement and Plan of Redemption and Merger dated as of September 5, 2007 (the "redemption and merger agreement"). Under the redemption and merger agreement, the Corporation will redeem (the "redemption") for cash those shares electing to receive cash, subject to proration, and receiving cash pursuant to proration and equalization procedures described herein. Immediately after the redemption, the Partnership will acquire the Corporation through a merger of Merger Sub with and into the Corporation (the "merger") pursuant to which all remaining shares of Corporation common stock will be converted into common units of the Partnership. As a result of the merger, the Corporation will be a wholly owned subsidiary of the Partnership. In connection with the redemption and merger agreement, the incentive distribution rights in the Partnership, the 2% economic interest of the general partner interest in the Partnership owned by MarkWest Energy GP, L.L.C., the general partner of the Partnership (the "General Partner") and the Partnership common units owned by the Corporation will be exchanged for Partnership Class A units. Additionally, contemporaneously with the closing of the transactions contemplated by the redemption and merger agreement, the Partnership will separately acquire Class B membership interests in the General Partner currently held by current and former management and certain directors of the Corporation and the General Partner.

        Currently, MarkWest Energy Partners, a publicly-traded master limited partnership, is a consolidated subsidiary of MarkWest Hydrocarbon, a publicly-traded corporation. MarkWest Hydrocarbon controls and operates MarkWest Energy Partners through a majority ownership in the General Partner, of which the Corporation owns 89.7% and executive officers and directors own the remaining 10.3%. If the redemption and merger and related transactions described in this joint proxy statement/prospectus are approved by the stockholders and the unitholders, the Corporation will legally become a wholly owned subsidiary of the Partnership and the General Partner will be owned by the Partnership and the Corporation. This transaction type is referred to as a "downstream merger" and for accounting purposes, MarkWest Hydrocarbon is deemed the accounting acquirer of the Partnership's non-controlling interest.

        The phantom units outstanding under the existing 2003 Long Term Incentive Plan of the Corporation ("2003 LTIP") will remain under the terms of that plan until their respective settlement dates. The Partnership will also assume the MarkWest Hydrocarbon, Inc. 2006 Stock Incentive Plan ("2006 Plan") and will convert the outstanding shares of restricted stock granted under the 2006 Plan to phantom units at the ratio described in the section titled "The Redemption and Merger Agreement—Redemption and Merger Consideration—Treatment of Corporation Restricted Stock" on page 170. The converted phantom units will remain outstanding under the terms of the 2006 Plan until their respective settlement dates. On September 5, 2007, the Compensation Committees of the Boards of Directors of the Company and of the General Partner approved a long-term equity incentive arrangement that provides for the grant of up to an additional 795,000 phantom units to senior executives and other key employees. The ability to grant the phantom units under the long-term equity incentive arrangement is contingent upon the closing of the redemption and merger agreement. The incentive equity grants under the approved program would be in the form of MarkWest Energy Partners, L.P. phantom units with distribution equivalent rights. The Board of Directors of the General Partner has also approved, and is asking for a vote of approval on the 2008 Long-Term Incentive Plan ("2008 LTIP"), which will make available 2.5 million Partnership common units for issuance in the future. Please read "2008 Long-Term Incentive Plan" beginning on page 246 for more information on the 2008 LTIP.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of MarkWest Hydrocarbon and MarkWest Energy Partners, giving effect to the redemption and merger as if it had been consummated on September 30, 2007 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006, giving effect to the merger as if it had occurred on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) with respect to the statement of operations, expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of MarkWest Hydrocarbon and MarkWest Energy Partners, which have been incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are based on assumptions that the Partnership and the Corporation believe are reasonable under the circumstances and are intended for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the redemption and merger had been completed at the dates indicated. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the purchase price and allocation to the purchase price reflected in the pro forma condensed combined financial statements is subject to adjustment and may vary from the actual purchase price and allocation of the purchase price that will be recorded upon the effective time of the redemption and merger.

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2007

(in thousands)

	(1) Energy Partners Historical	(2) Hydrocarbon Standalone Historical	(2) Eliminations	(3) Hydrocarbon Consolidated Historical	Pro Forma Adjustments		MarkWest Energy Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$53,683	$2,751	$—	$56,434	$221,625 (240,526 (6,266 (21,017 3,701	(a) )(b) )(c) )(d) (e)	$13,951
Trading securities	—	3,701	—	3,701	(3,701	)(e)	—
Available for sale securities	—	6,778	—	6,778	—		6,778
Receivables	107,459	11,291	—	118,750	—		118,750
Interco Receivable	4,994	4,626	(9,620)	—	—		—
Inventories	3,015	37,959	—	40,974	—		40,974
Fair value of derivative instruments	1,249	6,160	—	7,409	—		7,409
Other current assets	8,198	19,006	—	27,204	(2,965	)(c)	24,239

Total current assets	178,598	92,272	(9,620)	261,250	(49,149)		211,101

Property, plant and equipment, net	758,913	5,508	—	764,421	78,239	(f)	842,660

Investment in Starfish	59,582	—	—	59,582	—		59,582
Intangible assets, net	330,890	—	—	330,890	328,974	(f)	659,864
Goodwill	—	—	—		127,716	(f)	127,716
Deferred financing costs, net	13,840	306	—	14,146	3,375 (11,722	(a) )(g)	5,799
Deferred contract cost, net	—	2,314	—	2,314	—		2,314
Investment in and advances to other equity investee	—	88,077	(88,077)	—	—		—
Other long term assets	1,043	—	—	1,043	—		1,043
Fair value of derivative instruments	—	2,812	—	2,812	—		2,812
Deferred income taxes		—	—	—	—		—

Total other assets	405,355	93,509	(88,077)	410,787	448,343		859,130

Total assets	$1,342,866	$191,289	$(97,697)	$1,436,458	$477,433		$1,913,891

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$161,769	$17,985	$(202)	$179,552	$—		$179,552
Payables to affiliate	4,626	4,994	(9,620)	—	—		—
Fair value of derivative instruments	8,326	33,678	—	42,004	—		42,004
Deferred income taxes	—	73	—	73	187	(h)	260
Current portion of long term debt	—	—	—	—	—		—

Total current liabilities	174,721	56,730	(9,822)	221,629	187		221,816

Deferred income taxes	914	5,651	(776)	5,789	9,217	(h)	15,006
Fair value of derivative instruments	11,183	20,939	—	32,122	—		32,122
Long-term debt	589,612	—	—	589,612	225,000 (15,923	(a) )(f)	798,689
Other long-term liabilities	2,016	42,385	—	44,401	(42,385	)(d)	2,016
Non-controlling interest in consolidated subsidiary	—	964	477,119	478,083	(478,083	)(i)	—

Total liabilities	778,446	126,669	466,521	1,371,636	(301,987)		1,069,649

Total stockholders' equity	564,420	64,620	(564,218)	64,822	(240,526 1,009,966 30,277 (8,909 (4,717 (6,671	)(b) (j) (d) )(d) )(c) )(h)	844,242

Total liabilities and stockholders' equity	$1,342,866	$191,289	$(97,697)	$1,436,458	$477,433		$1,913,891

(1)
Amounts derived from Form 10-Q, as amended, for MarkWest Energy Partners, L.P. for the nine months ended September 30, 2007.

(2)
Amounts derived from internally prepared consolidating balance sheet for MarkWest Hydrocarbon, Inc. as of September 30, 2007.

(3)
Amounts derived from Form 10-Q, as amended, for MarkWest Hydrocarbon, Inc. for the nine months ended September 30, 2007.

See notes to unaudited pro forma condensed combined financial statements

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the nine months ended September 30, 2007

(in thousands, except per unit data)

	(1) Energy Partners Historical	(2) Hydrocarbon Standalone Historical	(2) Eliminations	(2) Hydrocarbon Consolidated Historical	Pro Forma Adjustments		MarkWest Energy Pro Forma
Revenue	$456,461	$140,769	$(59,096)	$538,134	$—		$538,134
Operating expenses:
Purchased product costs	265,810	148,963	(40,882)	373,891	—		373,891
Facility expenses	52,605	14,974	(18,478)	49,101	—		49,101
Selling, general and administrative expenses	35,882	15,046	—	50,928	(15,129 1,448 (3,995	)(d) (k) )(l)	33,252
Depreciation	27,806	826	—	28,632	1,204	(f)	29,836
Amortization of intangible assets	12,504	—	—	12,504	10,815	(f)	23,319
Accretion of asset retirement and lease obligations	85	—	—	85	—		85
Impairment	356	—	—	356	—		356

Total operating expenses	395,048	179,809	(59,360)	515,497	(5,657)		509,840
Income (loss) from operations	61,413	(39,040)	264	22,637	5,657		28,294
Other income (expense):
Earnings from unconsolidated affiliates	4,687	—	—	4,687	—		4,687
Interest income	2,549	1,374	—	3,923	—		3,923
Interest expense	(28,418)	(252)	—	(28,670)	(12,203	)(m)	(40,873)
Amortization of deferred financing costs (a component of interest expense)	(2,024)	(198)		(2,222)	(506 1,855 (1,945	)(f) (g) )(f)	(2,818)
Dividend income	82	427	—	509	—		509
Miscellaneous expense	(668)	474	(63)	(257)	—		(257)

Income (loss) before non-controlling interest in net income of consolidated subsidiary and income taxes	37,621	(37,215)	201	607	(7,142)		(6,535)
Non-controlling interest in net income of consolidated subsidiary	—	—	(24,653)	(24,653)	24,653		—
Interest in net income of consolidated	—	12,915	(12,915)	—	—		—

Income (Loss)/ before taxes	37,621	(24,300)	(37,367)	(24,046)	17,511		(6,535)
Provision for income tax (expense) benefit	(429)	10,329	377	10,277	1,819	(h)	12,096

Net income (loss)	$37,192	$(13,971)	$(36,990)	$(13,769)	$19,330		$5,561

Basic—Weighted average units outstanding	35,011				11,533	(n)	46,544
Diluted—Weighted average units outstanding	35,170				11,815	(n)	46,985
Net income per limited partner unit—basic	$0.80
Net income per limited partner unit—diluted	$0.80
Net income per unit—basic							$0.12
Net income per unit—diluted							$0.12

(1)
Amounts derived from the Form 10-Q, as amended, for the nine months ended September 30, 2007, except for earnings per unit amounts. Earnings per unit amounts for historical Partnership financial information have been computed in accordance with Emerging Issues Task Force Issue No. 03-6 ("EITF 03-6") because the general partner's interest in net income was subject to certain allocations. With the elimination of the general partner interests, the Partnership will no longer need to compute the earnings per unit under a two-class method.

(2)
Amounts derived from Form 10-Q, as amended, for MarkWest Hydrocarbon, Inc. for the nine months ended September 30, 2007.

See notes to unaudited pro forma condensed combined financial statements

MARKWEST ENERGY PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the year ended December 31, 2006

(in thousands, except per unit data)

	(1) Energy Partners Historical	(2) Hydrocarbon Standalone Historical	(2) Eliminations	(3) Hydrocarbon Consolidated Historical	Pro Forma Adjustments		Energy Partners Pro Forma
Revenue	$629,911	$283,406	$(73,636)	$839,681	$—		$839,681
Operating expenses:
Purchased product costs	376,237	239,359	(49,310)	566,286	—		566,286
Facility expenses	60,112	21,617	(24,326)	57,403	—		57,403
Selling, general and administrative expenses	44,185	18,853	—	63,038	(22,081	)(d)	54,500
					8,909	(d)
					4,494	(k)
					140	(o)
Depreciation	29,993	1,017	—	31,010	220	(f)	31,230
Amortization of intangible assets	16,047	—	—	16,047	14,646	(f)	30,693
Accretion of asset retirement and lease obligations	102	—	—	102	—		102

Total operating expenses	526,676	280,846	(73,636)	733,886	6,328		740,214
Income (loss) from operations	103,235	2,560	—	105,795	(6,328)		99,467
Other income (expense):
Earnings from unconsolidated affiliates	5,316	—	—	5,316	—		5,316
Interest income	962	612	—	1,574	—		1,574
Interest expense	(40,666)	(276)	—	(40,942)	(16,313	)(m)	(57,255)
Amortization of deferred financing costs (a component of interest expense)	(9,094)	(135)	—	(9,229)	(675	)(f)	(10,827)
					1,670	(g)
					(2,593	)(f)
Dividend income	—	447	—	447	—		447
Miscellaneous expense	11,100	437	—	11,537	—		11,537

Income (loss) before non-controlling interest in net income of consolidated subsidiary and income taxes	70,853	3,645	—	74,498	(24,239)		50,259
Non-controlling interest in net income of consolidated subsidiary	—	—	(59,709)	(59,709)	59,709	(i)	—
Interest in net income of consolidated subsidiary	—	11,016	(11,016)	—	—		—

Income (loss) before taxes	70,853	14,661	(70,725)	14,789	35,470		50,259
Provision for income tax (expense) benefit	(769)	(5,124)	641	(5,252)	(3,732	)(h)	(8,984)

Net (loss) income	$70,084	$9,537	$(70,084)	$9,537	$31,738		$41,275

Basic—Weighted average units outstanding	28,966				11,436	(n)	40,402
Diluted—Weighted average units outstanding	29,098				11,816	(n)	40,914
Net income per limited partner unit—basic	$2.45
Net income per limited partner unit—diluted	$2.44
Net income per unit—basic							$1.02
Net income per unit—diluted							$1.01

(1)
Amounts derived from Form 10-K, as amended, for MarkWest Energy Partners, L.P. for the year ended December 31, 2006, except for earnings per unit amounts. Earnings per unit amounts for historical Partnership financial information have been computed in accordance with Emerging Issues Task Force Issue No. 03-6 ("EITF 03-6") because the general partner's interest in net income was subject to certain allocations. With the elimination of the general partner interests, the Partnership will no longer need to compute the earnings per unit under a two-class method.

(2)
Amounts derived from Form 10-K, as amended, for MarkWest Hydrocarbon, Inc. for the year ended December 31, 2006.

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

        These unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of MarkWest Hydrocarbon and MarkWest Energy Partners; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. The Partnership and the Corporation believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

        Per the section titled "The Redemption and Merger Agreement—Accounting Treatment of the Redemption and Merger" on page 157 of this joint proxy statement/prospectus, the merger between MarkWest Hydrocarbon and MarkWest Energy Partners is considered a downstream merger wherein MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than MarkWest Energy Partners, the surviving consolidated entity for legal purposes. As such, the merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting. Under this accounting method, MarkWest Energy's accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. The total fair value of the non-controlling interest to be acquired will be the number of non-controlling interest units outstanding on the date the redemption and merger are closed valued at the then current per unit market price of MarkWest Energy Partners' common units. The payment of cash to the stockholders of MarkWest Hydrocarbon for the redemption of shares that will not be converted into MarkWest Energy common units will be considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity. Since there has been a significant change in the number and market price of the outstanding common units, ownership of the General Partner, and the fair value of the intangibles and fixed assets when comparing January 1, 2006 versus September 30, 2007, the fair value estimates and balances as of September 30, 2007 were used to record income statement adjustments in the 2006 and 2007 pro forma income statements.

2. Accounting Purchase Price

($ in thousands)	Units	Dollars
Fair value of units held prior to merger	31,561,453	$1,009,966
Add: Direct costs of the merger		4,514

Total Accounting Purchase Price		$1,014,480

        The above accounting purchase price is based on the per unit price of $32.00 as of the transaction announcement date on September 5, 2007. The actual price utilized for purposes of determining the accounting purchase price will be the price on the date the redemption and merger are closed. If the redemption and merger are completed, MarkWest Hydrocarbon stockholders may elect to receive the stated consideration of 1.285 common units of MarkWest Energy Partners plus $20.00 in cash from MarkWest Hydrocarbon, on a per share basis, or may elect to receive all cash, all common units, or a combination thereof, subject to proration and an equalization formula. The Partnership unitholders will continue to own their existing Partnership common units. Assuming a hypothetical final Partnership common unit price of $32.00, which was the per unit closing price of the Partnership common units on September 5, 2007, the last trading day before the public announcement of the proposed redemption and merger, and that all Corporation stock options previously granted will have been exercised before the effective time of the redemption and merger, the Partnership following the redemption and merger will be owned approximately 65% by current unaffiliated Partnership unitholders, approximately 32% by former Corporation stockholders (including 15% that will be owned by John M. Fox and his affiliates) and approximately 3% by the management of the General Partner and the Corporation, on a fully diluted basis. The Partnership common units will continue to be traded on the New York Stock Exchange under the symbol "MWE" following the redemption and merger.

        MarkWest Hydrocarbon currently estimates that the number of MarkWest Energy Partners common units to be issued in the exchange will be 16,375,434 calculated as follows:

MarkWest Hydrocarbon
MarkWest Hydrocarbon outstanding shares	12,001,008
Vested outstanding options	51,990
Outstanding nonvested restricted stock	(45,770)

MarkWest Hydrocarbon shares to be redeemed	12,007,228
Exchange ratio(a)	1.285

15,429,288
General Partner shares to be exchanged	946,146

New Partnership Common Units	16,375,434

(a)
Exchange ratio for outstanding MarkWest Hydrocarbon shares as defined in the redemption and merger agreement.

        Prior to the redemption and merger, MarkWest Hydrocarbon owned 15.3% (either directly or indirectly through the General Partner) of MarkWest Energy Partners, which will remain at the current net book value on MarkWest Hydrocarbon's balance sheet subsequent to this transaction. The remaining non-controlling interest acquired in this transaction will be a proportional step up in book value based on 84.7% of the total fair value of MarkWest Energy Partners assets and liabilities. This proportional step up in book value is allocated to the Partnership's assets and liabilities based upon the estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of the Partnership's assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. MarkWest Hydrocarbon estimated the fair value of the Partnership's assets and liabilities based on discussions with MarkWest Energy Partners' management, due diligence and information presented in public filings. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        The following table shows MarkWest Hydrocarbon's preliminary purchase price allocation (in thousands):

Description	Original Net Book Value	Fair Value	84.7% Proportional Step- Up of Fair Value	Average Depreciable Life
PP&E	$758,913	$851,285	$78,239	17
Intangible assets	330,890	719,289	328,974	21
Long-term debt	589,612	570,813	15,923	8
Deferred financing costs, net	13,840	—	(11,722)
Goodwill			127,716

Total Adjustments			539,130

Deferred income taxes	n/a	n/a	(2,733)
Non-controlling interest			478,083

Total purchase price			$1,014,480

n/a—
Amounts represent a reclassification from non-controlling interest plus the recognition of deferred tax liabilities related to temporary tax differences that are expected to reverse in future periods related to the step-up of fair value for a margin tax in the State of Texas.

        To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

Note 3. Pro Forma Adjustments

(a)
Proceeds of $221.6 million received by the Corporation from the Partnership from funds that the Partnership will have available under a new credit facility with Royal Bank of Canada ("RBC") that was drawn for $225.0 million, net of $3.4 million in deferred financing costs. An additional $5.3 million of deferred financing costs not included in the pro forma adjustments will be incurred related to the revolving credit facility which will be used for operations and acquisitions.

(b)
Represents the maximum defined cash consideration for the Corporation's 12.0 million outstanding shares that could be converted at the redemption and merger agreement's stated consideration of $20 per share. The payment of cash to the stockholders of MarkWest Hydrocarbon will be considered a distribution of capital, and accordingly, a reduction of MarkWest Hydrocarbon stockholders' equity.

(c)
The $6.3 million cash adjustment reflects estimated direct costs of the merger yet to be paid (estimated $4.7 million incurred by the Partnership and $1.6 million incurred by the Corporation). The estimated direct costs of the Corporation already incurred ($3.0 million) plus the $1.6 million yet to be paid are included in the purchase price allocation. The Partnership expenses its direct costs (total estimate of $8.7 million) as the Partnership is not the accounting acquirer. The total costs of the merger for both the Corporation and the Partnership are expected to be $13.3 million.

(d)
MarkWest Hydrocarbon had previously entered into an arrangement with certain directors and employees of the Corporation referred to as the "Participation Plan." Under this plan, MarkWest Hydrocarbon sold interests in the Partnership's general partner, under a purchase and sale agreement. Under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, the general partner interests were classified as liability awards and were required to be marked-to-market at the end of each period. As a result of the buyout of non-Corporation interests in the General Partner, the obligations remaining under the Participation Plan are no longer due and as such all impacts of these transactions have been removed, including expenses incurred. The Partnership will pay cash of $21.0 million and redeem 946,146 of MarkWest Hydrocarbon shares (estimated at $30.3 million for pro forma purposes) to the Class B members of the General Partner for Class B membership interests. In total the consideration for units and cash is estimated to be $51.3 million. The payments made to the Class B membership interests owners will be treated as a reduction of the General Partner compensation accrual with the difference (estimated to be $8.9 million for pro forma purposes) being recorded as compensation expense on the day of the merger at the then current per unit market price.

(e)
Reflects $3.7 million of marketable securities redeemed to partially fund the cash exchange of $240.5 million.

(f)
Represents a preliminary proportional step-up of the Partnership's assets and related depreciation/amortization expense as a result of the purchase accounting treatment of the merger (as referenced in the preliminary purchase price allocation in Note 2). The fair value estimates for customer relationships were estimated from a version of the income approach, known as the excess earnings method. This process involves an analysis of the expected future invested capital cash flows after concluding a provision for a fair return on other recognized contributory assets.

  The fair value of the Partnership's Senior Notes was valued using a high yield market report published by a banking organization.

  The fair value estimates for tangible assets were valued using the cost approach. The cost approach was applied using historical cost information while considering the estimated cost of reproduction new.

  The residual purchase price allocation is allocated to goodwill.

  The final purchase price allocations, may result in different allocations for tangible and intangible assets than presented in the unaudited pro forma condensed combined financial statements, and those differences could be material.

(g)
Reflects the elimination of 84.7% deferred financing costs and related amortization expense associated with the long-term debt of the Partnership to reflect the purchase method of accounting.

(h)
Reflects adjustment to write off deferred tax assets and liabilities related to other pro forma adjustments. In addition, provision for income tax expense was modified to account for the Corporation's ownership of 31.5% of the Partnership's stand alone earnings, excluding the impact of the proportional step-up.

(i)
Reflects the merger being accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of non-controlling interest using the purchase method of accounting.

(j)
Reflects the fair value of non-controlling interest of $1.0 billion held prior to the merger at September 30, 2007 (based on $32.00 closing price at date the redemption and merger agreement was signed). This amount will be updated as of the closing date.

(k)
Reflects the revaluation of the Corporation's unvested restricted stock as of September 30, 2007 that will be converted to Partnership phantom units. The original valuation of these awards was determined by MarkWest at the original grant dates.

(l)
Reflects the elimination of transaction costs recorded by the Corporation in its historical results of operations.

(m)
Reflects additional interest expense and amortization expense of deferred financing costs related to the $225.0 million loan from RBC.

(n)
Reflects the elimination of the Corporation stockholders' equity and the issuance of Partnership common units as consideration for the merger. See the reconciliation of historical weighted average basic and diluted shares to the pro forma weighted average basic and diluted shares used to calculate earnings per share below (in thousands):

	Year ended December 31, 2006	Nine Months Ended September 30, 2007
Basic:
Partnership weighted average shares	28,966	35,011
Partnership vested new phantom units	—	97
Exchange of Corporation's Partnership units for Class A units	(4,939)	(4,939)
Partnership units issued to Class B members of the General Partner	946	946
Shares issued by the Partnership to the Corporation (at exchange ratio of 1.285)	15,429	15,429
Pro forma weighted average shares—Basic	40,402	46,544
Diluted:
Dilution from Partnership unvested phantom units	133	159
Dilution from Partnership new phantom units	291	194
Dilution from Company restricted shares converted to Partnership phantom units	88	88

Pro forma weighted average shares—Diluted	40,914	46,985

(o)
Costs expected to be incurred in relation to the accounting for the merger.

Note 4. Transaction Financing

        In addition to cash on hand, the Partnership has arranged a $225.0 million loan with RBC that will be used to make part of the $240.5 million in cash distributions contemplated with the merger. A change of 1/8% in the assumed interest rate on this loan of 7.2% would impact annual pro forma earnings by approximately $281,000 and nine month pro forma earnings by approximately $211,000.

ANNEX A

AGREEMENT AND PLAN OF REDEMPTION AND MERGER

by and among

MarkWest Hydrocarbon, Inc.

MarkWest Energy Partners, L.P.

and

MWEP, L.L.C.

Dated as of September 5, 2007

A-i

A-ii

A-iii

ANNEXES

Annex A	Amended and Restated Partnership Agreement
Annex B	Redemption Charter Amendment
Annex C	Certificate of Incorporation
Annex D	Bylaws of Surviving Entity
Annex E	Confidentiality Agreement

A-iv

DISCLOSURE SCHEDULES

Schedule 4.2	(Hydrocarbon only) Capital stock; issuance of additional shares
Schedule 4.4	(Hydrocarbon only) Compensation; Employment Agreements
Schedule 4.5	(Hydrocarbon only) Benefit Plans
Schedule 4.11	(Hydrocarbon only) Debt and Capital Expenditures
Schedule 5.3(b)	Shares; Shares/Units reserved for issuance; stock options
Schedule 5.3(c)	Subsidiaries
Schedule 5.3(h)	Litigation
Schedule 5.3(i)	Compliance with laws (exception for no Material Adverse Effect)
Schedule 5.3(l)(i)	Compensation and Benefit Plans
Schedule 5.3(l)(vii)	Golden parachutes, etc.
Schedule 5.3(m)	Collective bargaining agreement
Schedule 5.3(n)	Environmental Matters
Schedule 5.3(p)	Regulatory approval
Schedule 5.3(t)	Intellectual property

A-v

AGREEMENT AND PLAN OF REDEMPTION AND MERGER

        This AGREEMENT AND PLAN OF REDEMPTION AND MERGER, dated as of September 5, 2007 (this "Agreement"), is entered into by and among MARKWEST HYDROCARBON, INC., a Delaware corporation ("Hydrocarbon"), MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership ("Energy Partners"), and MWEP, L.L.C., a Delaware limited liability company ("MergerCo") and a wholly-owned subsidiary of Energy Partners.

WITNESSETH:

        WHEREAS, the Board of Directors of Hydrocarbon (the "Hydrocarbon Board"), upon the recommendation of the Deal Committee (as defined herein), and the Board of Directors of MarkWest Energy GP, L.L.C., the general partner (the "General Partner") of Energy Partners, upon the recommendation of the Conflicts Committee (as defined herein), have determined that it is in the best interests of Hydrocarbon and its stockholders, and Energy Partners and its limited partners, respectively, to consummate the business combination provided for herein pursuant to which (i) Hydrocarbon will, subject to the terms and conditions set forth herein, redeem in the Redemption (as defined herein) a portion of its outstanding shares of Hydrocarbon Common Stock (as defined herein) and then (ii) MergerCo will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Hydrocarbon, with Hydrocarbon surviving, such that following the Redemption and Merger, Hydrocarbon will be a direct, wholly owned subsidiary of Energy Partners;

        WHEREAS, the Fox Support Agreement (as defined herein), the Exchange Agreement (as defined herein) and the Class B Membership Interest Contribution Agreement (as defined herein) have been entered into simultaneously with the execution of this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Redemption and Merger and also to prescribe certain conditions to the Redemption and Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        Section 1.1    Certain Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition Proposal" means: any proposal or offer from or by any Person other than Energy Partners and MergerCo relating to (i) any direct or indirect acquisition of (A) all or substantially all of the assets of Hydrocarbon and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Hydrocarbon or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Hydrocarbon and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Hydrocarbon; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Hydrocarbon, other than the Redemption and Merger, pursuant to which the stockholders of Hydrocarbon prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting Person or parent thereof.

        "Affiliate" has the meaning set forth in Rule 405 of the rules and regulations of the Securities Act, unless otherwise expressly stated herein.

        "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

        "Agreement" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Amended and Restated Partnership Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership substantially in the form attached hereto as Annex A.

        "Appraisal Shares" shall have the meaning set forth in Section 3.3.

        "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

        "Cash Designated Shares" shall have the meaning set forth in Section 3.2(e)(ii)(B).

        "Cash Election Shares" shall have the meaning set forth in Section 3.2(b).

        "Certificate" shall have the meaning set forth in Section 3.1(f).

        "Certificate of Merger" shall have the meaning set forth in Section 2.2(b).

        "Change in U.S. Federal Tax Law" shall have the meaning set forth in Section 7.15(b).

        "Claim" shall have the meaning set forth in Section 6.12(a).

        "Class A Units" shall mean the Class A units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to such Class A Units in the Amended and Restated Partnership Agreement.

        "Class B Membership Interest Contribution Agreement" shall mean the Class B Membership Interest Contribution Agreement, dated the date hereof, entered into among Energy Partners and the holders of Class B membership interests in the General Partner named therein.

        "Closing" shall have the meaning set forth in Section 2.3.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Units" shall mean the common units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to Common Units in the Partnership Agreement and Amended and Restated Partnership Agreement.

        "Compensation and Benefit Plans" shall have the meaning set forth in Section 5.3(l)(i).

        "Confidentiality Agreement" shall mean a confidentiality agreement substantially in the form attached hereto as Annex E (the "Confidentiality Agreement").

        "Conflicts Committee" shall mean the Conflicts Committee of the Board of Directors of the General Partner, consisting (as of the date hereof) of William P. Nicoletti, Keith E. Bailey and Charles K. Dempster.

        "Deal Committee" shall mean the Deal Committee of the Hydrocarbon Board, consisting (as of the date hereof) of Michael L. Beatty, Karen L. Rogers, Donald D. Wolf and William F. Wallace.

        "Delaware LP Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

        "Deemed Stock Amount" shall mean the Total Common Stock Amount; provided, however, that regardless of the actual number of shares of Hydrocarbon Common Stock outstanding immediately prior to the Redemption, which shall take place immediately prior to the Effective Time, in no event shall the Deemed Stock Amount exceed the sum of (i) 11,954,334 and (ii) the aggregate number of shares of Hydrocarbon Common Stock, if any, issued by Hydrocarbon after the date of this Agreement in accordance with Section 4.2.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

        "Dissenting Holders" shall mean Hydrocarbon stockholders who have demanded appraisal in accordance with the provisions of Section 262 of the DGCL with regard to the Redemption Charter Amendment or the Merger concerning their right to object to and dissent from the Redemption Charter Amendment or the Merger.

        "Effective Time" shall have the meaning set forth in Section 2.2(b).

        "Election Deadline" shall have the meaning set forth in Section 3.2(b).

        "Election Form" shall have the meaning set forth in Section 3.2(a).

        "Election Form Record Date" shall have the meaning set forth in Section 3.2(a).

        "Energy Partners" shall have the meaning set forth in the introductory paragraph to this Agreement.

        "Energy Partners Change in Recommendation" shall have the meaning set forth in Section 6.2.

        "Energy Partners' Disclosure Schedule" shall mean the Disclosure Schedule delivered by Energy Partners pursuant to Section 5.1.

        "Energy Partners Meeting" shall have the meaning set forth in Section 6.2.

        "Energy Partners Phantom Units" shall mean the phantom (notional) Common Units granted under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan.

        "Energy Partners Termination Fee" shall mean an amount equal to $15 million in cash.

        "Energy Partners Recommendation" shall have the meaning set forth in Section 6.2.

        "Energy Partners Unitholder Approval" shall have the meaning set forth in Section 7.1.

        "Environmental Laws" shall mean all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning set forth in Section 5.3(l)(iv).

        "Escrow Agent" shall mean Wells Fargo Bank, N.A. as escrow agent for the benefit of Energy Partners for certain payments under Article IX.

        "Escrow Fund" shall have the meaning set forth in Section 9.1(g).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agreement" shall mean the Exchange Agreement among Hydrocarbon, Energy Partners and the General Partner entered into simultaneously with the execution of this Agreement.

        "Exchange Fund" shall have the meaning set forth in Section 3.5.

        "Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Final Energy Partners Unit Price.

        "Excluded Party" shall have the meaning set forth in Section 6.6(a).

        "Expenses" shall have the meaning set forth in Section 9.1(f).

        "Final Energy Partners Unit Price" shall mean the volume-weighted average of the trading sale prices per Common Unit as reported on the NYSE during the Valuation Period. The Final Energy Partner Unit Price shall be calculated to the nearest one-hundredth of one cent.

        "Fox Support Agreement" shall mean the Voting Agreement among John M. Fox and MWHC Holdings Inc. and Energy Partners, entered into simultaneously with the execution of this Agreement.

        "General Partner" shall have the meaning set forth in the recitals to this Agreement.

        "General Partner Units" shall mean the general partner units representing a general partner interest in Energy Partners having the rights and obligations specified with respect to General Partner Units in the Partnership Agreement.

        "Governmental Authority" means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Hydrocarbon or Energy Partners, as the case may be, or any of their respective properties or assets.

        "Hydrocarbon" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Hydrocarbon Board" shall have the meaning set forth in the recitals to this Agreement.

        "Hydrocarbon Bylaws" means the bylaws of Hydrocarbon.

        "Hydrocarbon Change in Recommendation" shall have the meaning set forth in Section 6.6(c).

        "Hydrocarbon Charter" means the certificate of incorporation of Hydrocarbon.

        "Hydrocarbon Common Stock" means the Common Stock, par value $.01 per share, of Hydrocarbon.

        "Hydrocarbon Meeting" shall have the meaning set forth in Section 6.2.

        "Hydrocarbon Recommendation" shall have the meaning set forth in Section 6.2.

        "Hydrocarbon Restricted Stock" shall mean shares of Hydrocarbon Common Stock that have been granted to employees, directors and consultants of Hydrocarbon or its Subsidiaries and as of the Redemption, which shall take place immediately prior to the Effective Time, are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

        "Hydrocarbon Stockholder Approval" shall have the meaning set forth in Section 7.1.

        "Hydrocarbon Stock Options" means all employee and director stock options to purchase shares of Hydrocarbon Common Stock pursuant to awards granted under any of the Hydrocarbon Stock Option Plans.

        "Hydrocarbon Stock Option Plans" shall mean the Hydrocarbon 2006 Stock Incentive Plan, the Hydrocarbon 1996 Stock Incentive Plan, the Hydrocarbon 1996 Non-Employee Director Stock Option Plan and any other plan pursuant to which any Hydrocarbon Stock Option is granted.

        "Hydrocarbon Termination Fee" shall mean an amount equal to $15 million in cash; provided, however, if Hydrocarbon terminates in accordance with Section 8.1(d)(i) and enters into a definitive agreement with respect to a Superior Proposal prior to the No Solicitation Start Date or a definitive agreement with an Excluded Party, then "Hydrocarbon Termination Fee" shall mean an amount equal to $7.5 million in cash.

        "Hydrocarbon's Disclosure Schedule" shall mean the Disclosure Schedule delivered by Hydrocarbon pursuant to Section 5.1.

        "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "IDRs" shall mean the Incentive Distribution Rights as defined in the Partnership Agreement.

        "Indemnification Expenses" shall have the meaning set forth in Section 6.12(a).

        "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

        "Joint Proxy Statement" shall have the meaning set forth in Section 6.3(a).

        "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

        "LLC Act" shall have the meaning set forth in Section 2.2(b).

        "Mailing Date" shall have the meaning set forth in Section 3.2(a).

        "Material Adverse Effect" shall mean, with respect to either Hydrocarbon or Energy Partners, any effect that (i) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business or assets of Hydrocarbon and its Subsidiaries taken as a whole, or Energy Partners and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs or could reasonably be expected to materially impair the ability of Hydrocarbon or Energy Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Redemption and Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) circumstances affecting the gathering, processing or fractionation of natural gas companies generally, (b) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the cost associated with the drilling and/or production of natural gas), (c) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or (d) the effects of the Redemption and Merger and compliance by either party with the provisions of this Agreement on the financial position, results of operations, business or assets of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be, so long as, in the case of clauses (a), (b) or (c), the impact on Hydrocarbon or Energy Partners is not disproportionately adverse as compared to others in the industry.

        "Meeting" shall have the meaning set forth in Section 6.2.

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "MergerCo" shall have the meaning set forth in the introductory paragraph in this Agreement.

        "Multiemployer Plans" shall have the meaning set forth in Section 5.3(l)(iii).

        "No-Solicitation Period Start Date" means 30 days immediately following the date of this Agreement.

        "Non-Electing Shares" shall have the meaning set forth in Section 3.2(b).

        "Non-Compliance Event" shall have the meaning set forth in Section 5.3(i)(i).

        "Non-Compliance Notification" shall have the meaning set forth in Section 5.3(i)(iii).

        "Non-Qualifying Income Cushion" shall have the meaning set forth in Section 9.1(g).

        "NYSE" shall mean the New York Stock Exchange.

        "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Energy Partners, as in effect immediately prior to the Effective Time.

        "Pension Plan" shall have the meaning set forth in Section 5.3(l)(iii).

        "Per Share Cash Consideration" shall have the meaning set forth in Section 3.1(a).

        "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the Total Common Stock Amount.

        "Per Share Stated Cash Consideration" shall mean the product, rounded to the nearest ten-thousandth, of (x) $20 multiplied by (y) a fraction, the numerator of which is the Deemed Stock Amount and the denominator of which is the Total Common Stock Amount.

        "Per Share Stated Unit Consideration" shall mean a number (which need not be a whole number) of Common Units equal to the product, rounded to the nearest ten-thousandth, of (x) 1.285 multiplied by (y) a fraction, the numerator of which is the Deemed Stock Amount and the denominator of which is the Total Common Stock Amount.

        "Per Share Unit Consideration" shall mean a number (which need not be a whole number) of Common Units equal to the Exchange Ratio.

        "Permitting Violation" shall have the meaning set forth in Section 5.3(i)(ii).

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

        "Plans" shall have the meaning set forth in Section 5.3(l)(iii).

        "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

        "Redemption" shall mean redemption of shares of Hydrocarbon Common Stock pursuant to and in accordance with the Redemption Charter Amendment.

        "Redemption Charter Amendment" shall mean the Certificate of Amendment to the Certificate of Incorporation of Hydrocarbon in the form attached hereto as Annex B.

        "Redemption/Exchange Agent" shall mean Wells Fargo, N.A. or such other entity as may be selected by Energy Partners subject to the reasonable approval of Hydrocarbon.

        "Redemption/Merger Consideration" shall have the meaning set forth in Section 3.1(b).

        "Redemption Shares" shall mean all Stated Consideration Cash Shares and all Cash Election Shares unless (1) the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares is greater than the Total Remaining Cash Amount, in which case only the Stated Consideration Cash Shares and those Cash Election Shares that are not Unit Designated Shares shall constitute Redemption Shares, or (2) the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares is less than the Total Remaining Cash Amount, in which case all Stated Consideration Cash Shares, Cash Election Shares and Cash Designated Shares shall constitute Redemption Shares. Redemption Shares shall not include Treasury Shares, shares held by

Energy Partners or its Subsidiaries and, to the fullest extent permitted by law, shares of Dissenting Holders and Hydrocarbon Restricted Stock.

        "Registration Statement" shall have the meaning set forth in Section 6.3(a).

        "Regulatory Authorities" shall have the meaning set forth in Section 5.3(h)(ii).

        "Representatives" shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative; provided, however, that John Fox shall not be considered a Representative for purposes of this Agreement.

        "Restructuring Transactions" shall mean the following, collectively, as provided for in the Exchange Agreement: the exchange by Hydrocarbon of its 4,938,992 Common Units for Class A Units and the exchange by the General Partner of its 2% economic interest in Energy Partners and the IDRs for Class A Units.

        "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

        "Rule 145 Affiliate" shall have the meaning set forth in Section 6.7(a).

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall have the meaning set forth in Section 5.3(g).

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Significant Subsidiaries" shall have the meaning ascribed to such term in Section 1-01(w) of Regulation S-X under the Securities Act.

        "Stated Consideration" shall mean an amount equal to the Per Share Stated Cash Consideration plus the Per Share Stated Unit Consideration.

        "Stated Consideration Cash Shares" shall have the meaning set forth in Section 3.2(b).

        "Stated Consideration Shares" shall have the meaning set forth in Section 3.2(b).

        "Stated Consideration Unit Shares" shall have the meaning set forth in Section 3.2(b).

        "Subordinated Units" shall mean the subordinated units representing limited partner interests of Energy Partners having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

        "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Hydrocarbon, Energy Partners and its Subsidiaries shall not be deemed to be Subsidiaries of Hydrocarbon.

        "Superior Proposal" means any Acquisition Proposal (except that references to 20% within the definition of "Acquisition Proposal" shall be replaced by "50%") made by a third party on terms that the Hydrocarbon Board (acting through the Deal Committee) determines, in its good faith judgment, after consulting with its or the Deal Committee's, as applicable, financial advisors and outside legal counsel, and taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal (i) to be more favorable to Hydrocarbon's stockholders, including the Unaffiliated Stockholders, from a financial point of view than the Redemption and Merger, taken together, and (ii) that is reasonably capable of being consummated.

        "Surviving Entity" shall have the meaning set forth in Section 2.2(a).

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under state or federal law.

        "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

        "Tax Returns" shall have the meaning set forth in Section 5.3(o).

        "Termination Date" shall have the meaning set forth in Section 8.1(b)(i).

        "Total Cash Amount" shall mean the product obtained by multiplying (x) $20.00 by (y) the Deemed Stock Amount.

        "Total Common Stock Amount" shall mean the total number of shares of Hydrocarbon Common Stock, less the number of shares of Hydrocarbon Restricted Stock, outstanding immediately prior to the Redemption, which shall take place immediately prior to the Effective Time.

        "Total Remaining Cash Amount" shall mean the amount of cash equal to the (x) Total Cash Amount minus (y) the Total Stated Consideration Cash Amount.

        "Total Stated Consideration Cash Amount" shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) the total number of Stated Consideration Cash Shares.

        "Total Stock Amount" shall mean the product obtained by multiplying (x) 1.285 by (y) the Deemed Stock Amount.

        "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Total Stock Amount by (y) the Final Energy Partners Unit Price.

        "Treasury Shares" shall mean shares of Hydrocarbon Common Stock owned by Hydrocarbon or any of its Subsidiaries at the Effective Time.

        "Unaffiliated Stockholders" means the holders of Hydrocarbon Common Stock, other than John M. Fox and MWHC Holdings Inc., their respective affiliates, and the respective officers and directors of Hydrocarbon and the General Partner.

        "Unit Designated Shares" shall have the meaning set forth in Section 3.2(e)(i)(B).

        "Unit Election Shares" shall have the meaning set forth in Section 3.2(b).

        "Unit Issuance" shall mean (i) the issuance of Common Units in the Merger pursuant to this Agreement and (ii) the issuance of Class A Units to Hydrocarbon and the General Partner in the Restructuring Transactions.

        "Unit Majority" shall mean the Unit Majority as defined in the Partnership Agreement.

        "Valuation Period" shall mean the ten consecutive trading days during which the Common Units are traded on the NYSE, ending on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

ARTICLE II

THE REDEMPTION AND MERGER; EFFECTS OF THE MERGER

        Section 2.1    The Redemption.

        (a)    Amendment to Hydrocarbon Charter.    The Hydrocarbon Board, in connection with the execution of this Agreement, has adopted the Redemption Charter Amendment.

        (b)    The Redemption.    Upon the effectiveness of the Redemption Charter Amendment and immediately prior to the Effective Time of the Merger, as provided in the Redemption Charter Amendment, each Redemption Share shall be redeemed at a redemption price equal to the Per Share Cash Consideration. Such Per Share Cash Consideration shall be paid in accordance with the procedures for payment thereof to holders of Certificates as set forth in Section 3.5.

        Section 2.2    The Merger.

        (a)    The Surviving Entity.    Subject to the terms and conditions of this Agreement, at the Effective Time, which shall be immediately following the Redemption, MergerCo shall merge with and into Hydrocarbon, the separate existence of MergerCo shall cease and Hydrocarbon shall survive and continue to exist as a Delaware entity (Hydrocarbon, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, Hydrocarbon will be a direct, wholly owned subsidiary of Energy Partners.

        (b)    Effectiveness and Effects of the Merger.    Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the "Certificate of Merger") or such later date and time as may be set forth in the Certificate of Merger (the "Effective Time"), in accordance with the DGCL and the Delaware Limited Liability Company Act (the "LLC Act"). The Merger shall have the effects prescribed in the DGCL and the LLC Act.

        (c)    Certificate of Incorporation and Bylaws.    At the Effective Time, the Hydrocarbon Charter shall be amended in its entirety to read as set forth in Annex C, and as so amended shall be the certificate of incorporation of the Surviving Entity, until duly amended in accordance with the terms thereof and applicable law. At the Effective Time, the Hydrocarbon Bylaws shall be amended in its entirety to read as set forth in Annex D, and as so amended shall be the bylaws of the Surviving Entity until duly amended in accordance with the terms of the certificate of incorporation of the Surviving Entity, such bylaws and applicable law.

        (d)    Directors of the Surviving Entity.    Frank M. Semple, Nancy K. Buese and Andrew L. Schroeder shall be the directors of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

        (e)    Officers of the Surviving Entity.    The officers of Hydrocarbon immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

        Section 2.3    Closing.     Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the filing of the Redemption Charter Amendment, followed by the filing of the Certificate of Merger (as defined herein) with the Delaware Secretary of State, and the closing of the Redemption, the Restructuring Transactions, the Merger and the other transactions contemplated hereby (the "Closing") shall occur on (a) the third business day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date." The Closing of the transactions contemplated by this Agreement shall take place at the offices of Hogan & Hartson L.L.P., One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, Colorado 80202, at 10:00 a.m. local time on the Closing Date.

ARTICLE III

REDEMPTION AND MERGER CONSIDERATION; EXCHANGE PROCEDURES

        Section 3.1    Redemption and Merger Consideration.     Subject to the provisions of this Agreement:

        (a)   By virtue of the Redemption, each Redemption Share shall be redeemed upon the effectiveness of the Charter Amendment immediately prior to the Effective Time for cash in an amount having a value equal to the Per Share Consideration in the Redemption (the "Per Share Cash Consideration").

        (b)   By virtue of the Merger, at the Effective Time each share of Hydrocarbon Common Stock issued and outstanding immediately prior to the Effective Time that has not been redeemed pursuant to the Redemption (other than Treasury Shares, shares held by Energy Partners or its Subsidiaries and, to the fullest extent permitted by law, shares of Dissenting Holders and Hydrocarbon Restricted Stock) shall be converted into the Per Share Unit Consideration. The Per Share Unit Consideration, together with the Per Share Cash Consideration, shall be referred to herein as the "Redemption/Merger Consideration."

        (c)   By virtue of the Redemption, the Total Cash Amount deposited by Hydrocarbon with the Redemption/Exchange Agent will be used to redeem shares of Hydrocarbon Common Stock and such shares of Hydrocarbon Common Stock shall be treated as redeemed and canceled immediately prior to the Merger.

        (d)   By virtue of the Merger, all of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become 1,000 fully paid and nonassessable shares of common stock of the Surviving Corporation.

        (e)   By virtue of the Merger, each Treasury Share and each share of Hydrocarbon Common Stock owned by Energy Partners or its Subsidiaries shall cease to be outstanding and shall be canceled without payment of any consideration therefor, and no partnership interest of Energy Partners or other consideration shall be delivered in exchange therefor.

        (f)    All shares of Hydrocarbon Common Stock, when redeemed in the Redemption or converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a "Certificate") previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) the Redemption/Merger Consideration, (ii) any distributions in accordance with Section 3.5(c) and (iii) any cash to be paid in lieu of any fractional Common Unit in accordance with Section 3.5(e), in each case to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 3.5.

        Section 3.2    Election Procedures.

        (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Hydrocarbon Common Stock shall pass, only upon proper delivery of such Certificates to the Redemption/Exchange Agent) in such form as Energy Partners and Hydrocarbon shall mutually agree (the "Election Form") and pursuant to which each holder of record of shares of Hydrocarbon Common Stock as of the close of business on the Election Deadline may make an election pursuant to this Section 3.2, shall be mailed at the same time as the Joint Proxy Statement or at such other time as Hydrocarbon and Energy Partners may agree (the date on which such mailing is commenced or such other agreed date, the "Mailing Date") to each holder of record of Hydrocarbon Common Stock as of the close of business on the record date for notice of the Hydrocarbon Meeting (the "Election Form Record Date").

        (b)   Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Appraisal Shares, to specify (i) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to have redeemed for the Per Share Cash Consideration in the Redemption ("Cash Election Shares"), (ii) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to have exchanged for the Per Share Unit Consideration in the Merger ("Unit Election Shares"), (iii) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder elects to receive the Stated Consideration (the "Stated Consideration Shares"), a portion of which shares shall be Stated Consideration Cash Shares to be redeemed for the Per Share Cash Consideration in the Redemption, and a portion of which shares shall be Stated Consideration Unit Shares to be exchanged for the Per Share Unit Consideration in the Merger, both as provided for herein, and (iv) the number of such holder's shares of Hydrocarbon Common Stock with respect to which such holder makes no election ("Non-Electing Shares"). For each holder electing to receive the Stated Consideration, (x) that number of such holder's Stated Consideration Shares equal to the quotient obtained by dividing (1) the product of the Per Share Stated Cash Consideration multiplied by the number of such holder's Stated Consideration Shares by (2) the Per Share Cash Consideration, rounded to the nearest whole share, shall be deemed "Stated Consideration Cash Shares" hereunder and (y) that number of such holder's Stated Consideration Shares equal to (1) the number of such holder's Stated Consideration Shares minus (2) the number of such holder's Stated Consideration Cash Shares shall be deemed "Stated Consideration Unit Shares" hereunder. Any Hydrocarbon Common Stock with respect to which the Redemption/Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 33rd day following the Mailing Date (or such other time and date as Hydrocarbon and Energy Partners shall agree) (the "Election Deadline") (other than any shares of Hydrocarbon Common Stock that constitute Appraisal Shares as of such time) shall also be deemed to be Non-Electing Shares. In addition, any shares of Hydrocarbon Common Stock treated as outstanding upon the exercise of Hydrocarbon Stock Options pursuant to Section 3.7(a) shall be deemed to be Non-Electing Shares.

        (c)   Hydrocarbon and Energy Partners shall mail one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Hydrocarbon Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. Hydrocarbon shall provide to the Redemption/Exchange Agent all information reasonably necessary for it to perform as specified herein.

        (d)   Any such election shall have been properly made only if the Redemption/Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated shares of Hydrocarbon Common Stock covered by such Election Form or (ii) in the case of shares in book-entry form, any additional documents specified by the procedures set forth in the Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Hydrocarbon Common Stock represented by such Election Form shall become Non-Electing Shares and Energy Partners shall cause the Certificates, if any, representing Hydrocarbon Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Hydrocarbon Common Stock. Subject to the terms of this Agreement and of the Election Form, the Redemption/Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Redemption/Exchange Agent regarding such matters shall be binding and conclusive. None of Energy Partners, MergerCo or the Redemption/Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

        (e)   Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), Hydrocarbon and Energy Partners shall cause the Redemption/Exchange Agent to effect the allocation among the holders of shares of Hydrocarbon Common Stock of rights to receive cash in the Redemption or Common Units in the Merger in accordance with the Election Forms (subject to compliance with the provisions of this Agreement) as follows:

          (i)    Cash Election Shares More Than Total Remaining Cash Amount.     If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is greater than the Total Remaining Cash Amount, then:

      (A)
      all Unit Election Shares, Stated Consideration Unit Shares and Non-Electing Shares shall be exchanged for the Per Share Unit Consideration in the Merger,

      (B)
      the Redemption/Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of shares ("Unit Designated Shares") such that the aggregate cash amount that will be paid in the Redemption equals as closely as practicable the Total Cash Amount (such calculation to take into consideration the number of Stated Consideration Cash Shares and the Total Stated Cash Consideration Amount), and all Unit Designated Shares shall be exchanged for the Per Share Unit Consideration in the Merger, and

      (C)
      all Stated Consideration Cash Shares and those Cash Election Shares that are not Unit Designated Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption.

          (ii)    Cash Election Shares Less Than Total Remaining Cash Amount.     If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is less than the Total Remaining Cash Amount, then:

      (A)
      all Cash Election Shares and Stated Consideration Cash Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption,

      (B)
      the Redemption/Exchange Agent shall then select first from among the Non-Electing Shares and then (if necessary) from among the Unit Election Shares, by a pro rata selection process based on the number of shares held by a stockholder, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Redemption equals as closely as practicable the Total Cash Amount (such calculation to take into consideration the number of Stated Consideration Cash Shares and the Total Stated Cash Consideration Amount), and all Cash Designated Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption, and

      (C)
      all Stated Consideration Unit Shares and those Unit Election Shares and the Non-Electing Shares that are not Cash Designated Shares shall be exchanged for the Per Share Unit Consideration in the Merger.

          (iii)    Cash Election Shares Equal to Total Remaining Cash Amount.     If the aggregate cash amount that would be paid upon the redemption of the Cash Election Shares in the Redemption is equal to the Total Remaining Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares and Stated Consideration Cash Shares shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration in the Redemption and all Unit Election Shares, Stated Consideration Unit Shares and Non-Electing Shares shall be exchanged for the Per Share Unit Consideration in the Merger.

        Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by law, for purposes of determining the allocations set forth in this Section 3.2, Energy Partners shall have the right to require, but not the obligation to require, that any shares of Hydrocarbon Common Stock that constitute Appraisal Shares as of the Election Deadline be treated as Cash Election Shares but not be subject to the pro rata selection process contemplated by this Section 3.2, and, if Energy Partners so requires, then, to the fullest extent permitted by law, any Appraisal Shares that receive the Redemption/Merger Consideration provided under this Article III shall be treated as Cash Election Shares but not be subject to the pro rata selection process contemplated by this Section 3.2.

        (f)    The pro rata selection process to be used by the Redemption/Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Energy Partners and Hydrocarbon.

        Section 3.3    Appraisal Rights.     Notwithstanding anything in this Agreement to the contrary, shares of Hydrocarbon Common Stock issued and outstanding immediately prior to the filing of the Redemption Charter Amendment or the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Redemption/Merger Consideration, but instead shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and the Redemption Charter Amendment and at the filing of the Redemption Charter Amendment or the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL and the Redemption Charter Amendment shall be forfeited and cease and if such forfeiture shall occur following the Election Deadline, each of such holder's Appraisal Shares, to the extent permitted by law, shall be treated as Non-Electing Shares or pursuant to Section 3.2(e) as Cash Election Shares. Hydrocarbon shall deliver prompt notice to Energy Partners of any demands for appraisal of any shares of Hydrocarbon Common Stock and provide Energy Partners with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Prior to the Effective Time, Hydrocarbon shall not, without the prior written consent of Energy Partners, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Section 3.4    Rights As Stockholders; Stock Transfers.     After the Redemption or the Effective Time, as the case may be, holders of Hydrocarbon Common Stock shall cease to be, and shall have no rights, as stockholders of Hydrocarbon, other than to receive (a) any dividend or other distribution with respect to such Hydrocarbon Common Stock with a record date occurring prior to the Effective Time that may have been declared or made by Hydrocarbon on such shares of Hydrocarbon Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the shares of Hydrocarbon Common Stock.

        Section 3.5    Exchange of Certificates.

        (a)    Redemption/Exchange Agent.    Hydrocarbon shall irrevocably deposit with the Redemption/Exchange Agent an amount in cash that shall be sufficient to effect the Redemption, and Energy Partners shall deposit or shall cause to be deposited the Common Units for the Merger with the Redemption/Exchange Agent, in each case for the benefit of the holders of shares of Hydrocarbon Common Stock and both of which together shall be used to make all deliveries of cash and the Common Units as required by and pursuant to this Article III. Energy Partners agrees to make available to the Redemption/Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.5(c) and to make payments in lieu of any fractional Common Units pursuant to Section 3.5(e). Any cash and Common Units deposited with the Redemption/Exchange Agent (including as payment for any fractional Common Units in accordance with Section 3.5(e) and any distributions in accordance with Section 3.5(c)) shall hereinafter be referred to as the "Exchange Fund." The Redemption/Exchange Agent shall, pursuant to irrevocable instructions, deliver the Redemption/Merger Consideration contemplated to be paid for shares of Hydrocarbon Common Stock pursuant to this Agreement, both through the Redemption and through the Merger, out of the Exchange Fund. Except as contemplated by Sections 3.5(c) and 3.5(e) hereof, the Exchange Fund shall not be used for any other purpose.

        (b)    Exchange Procedures.    Promptly after the Effective Time, Energy Partners shall instruct the Redemption/Exchange Agent to mail to each record holder of Certificates (other than such holders who have properly completed an Election form and elected the shares with respect to such Certificates as Cash Election Shares, Unit Election Shares, Stated Consideration Shares or Non-Electing Shares in accordance with Section 3.2 and other than Appraisal Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Redemption/Exchange Agent, and shall be in customary form and agreed to by Energy Partners and Hydrocarbon prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Redemption/Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates and the holders of Certificates who previously surrendered Certificates to the Redemption/Exchange Agent with properly completed and duly executed Election Forms shall be entitled to receive in exchange therefor (A) Common Units representing, in the aggregate, the whole number of Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all shares of Hydrocarbon Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional Common Units pursuant to Section 3.5(e) and distributions pursuant to Section 3.5(c). No interest shall be paid or accrued on any Redemption/Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Hydrocarbon Common Stock which is not registered in the transfer records of Hydrocarbon, the Redemption/Merger Consideration payable in respect of such shares of Hydrocarbon Common Stock may be paid to a transferee if the Certificate representing such shares of Hydrocarbon Common Stock is presented to the Redemption/Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Redemption/Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the

Redemption/Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Redemption/Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 3.5, each Certificate other than Certificates representing Appraisal Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificate and any distributions to which such holder is entitled pursuant to Section 3.4.

        (c)    Distributions with Respect to Unexchanged Common Units.    No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Hydrocarbon Common Stock with respect to the Common Units that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Common Units shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 3.5. Subject to applicable law, following surrender of any such Certificate, there shall be paid to such holder of the Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 3.2 and cash payable in lieu of fractional Common Units to which such holder is entitled pursuant to Section 3.5(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the Common Units and payable with respect to such Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Common Units.

        (d)    No Further Rights in Hydrocarbon Common Stock.    The Redemption/Merger Consideration delivered or issued, as the case may be, in accordance with the terms hereof (including any cash paid pursuant to Section 3.4, Section 3.5(c) or Section 3.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Hydrocarbon Common Stock.

        (e)    Fractional Common Units.    No certificates or scrip of the Common Units representing fractional Common Units or book entry credit of the same shall be issued upon the surrender for exchange of Certificates in the Merger, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Common Units. Notwithstanding any other provision of this Agreement, each holder of shares of Hydrocarbon Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a Common Unit (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Redemption/Exchange Agent shall so notify Energy Partners, and it shall, or shall cause the Surviving Entity to, deposit such amount with the Redemption/Exchange Agent and shall cause the Redemption/Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        (f)    Termination of Exchange Fund with Respect to Merger.    Any portion of the Exchange Fund constituting Common Units that remains undistributed to the holders of Hydrocarbon Common Stock in the Merger after 180 days following the Effective Time shall be delivered to Energy Partners upon demand and, from and after such delivery, any former holders of Hydrocarbon Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article III shall thereafter look only to Energy Partners for the Redemption/Merger Consideration payable in the Merger in respect of such shares of Hydrocarbon Common Stock, any cash in lieu of fractional Common Units to which they are entitled pursuant to Section 3.5(e) and any distributions with respect to the Common Units to which they are entitled pursuant to Section 3.5(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Hydrocarbon Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of Energy Partners or Hydrocarbon, as the case may be, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

        (g)    No Liability.    Neither Energy Partners, Hydrocarbon, nor the Surviving Entity shall be liable to any holder of shares of Hydrocarbon Common Stock for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

        (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Hydrocarbon or Energy Partners, the posting by such Person of a bond, in such reasonable amount as Hydrocarbon or Energy Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Redemption/Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Redemption/Merger Consideration payable in respect of the shares of Hydrocarbon Common Stock represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.4.

        (i)    Withholding.    Each of Hydrocarbon, Energy Partners, the Surviving Entity and the Redemption/Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Hydrocarbon Common Stock such amounts as Hydrocarbon, Energy Partners, the Surviving Entity or the Redemption/Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Hydrocarbon Common Stock in respect of whom such deduction and withholding was made by Hydrocarbon, Energy Partners, the Surviving Entity or the Redemption/Exchange Agent, as the case may be.

        (j)    Book Entry of Common Units.    All Common Units to be issued in the Merger shall be issued in book entry form, without physical certificates.

        Section 3.6    Anti-Dilution Provisions.     In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to the Common Units and the Hydrocarbon Common Stock (in each case, as permitted pursuant to Section 4.3), the number of Common Units to be issued in the Merger, the average closing sales prices of the Common Units determined in accordance with Section 3.5(e), the Per Share Cash Consideration, the Per Share Unit Consideration, the Per Share Stated Cash Consideration and the Per Share Stated Unit Consideration will be correspondingly adjusted.

        Section 3.7    Options and Restricted Shares.

        (a)   Immediately prior to the Redemption, Hydrocarbon shall cause all outstanding Hydrocarbon Stock Options heretofore granted, regardless of whether or not vested or exercisable at the Effective Time, to be deemed exercised and each holder of an outstanding Hydrocarbon Stock Option, for purposes of this Agreement, shall be treated as of the Redemption, which shall occur immediately prior to the Effective Time, as holding a number of shares of Hydrocarbon Common Stock equal to (i) the number of shares of Hydrocarbon Common Stock subject to such Hydrocarbon Stock Option minus (ii) a number of shares of Hydrocarbon Common Stock that are equal in value, as determined as of the Effective Time, to (A) (x) the exercise price of such Hydrocarbon Stock Option times (y) the number of shares of Hydrocarbon Common Stock subject to such Hydrocarbon Stock Option plus (B) such amounts as are required to be withheld or deducted by Law with respect to the exercise of such Hydrocarbon Stock Options.

        (b)   At the Effective Time, all outstanding shares of Hydrocarbon Restricted Stock heretofore granted shall cease to represent shares of Hydrocarbon Restricted Stock and shall be assumed by Energy Partners and converted into Energy Partners Phantom Units at the Exchange Ratio. Any fractional Energy Partners Phantom Unit shall be rounded up to the nearest whole Energy Partners Phantom Unit. Each share of Hydrocarbon Restricted Stock so assumed and converted shall be subject to, and shall vest upon, the terms and conditions that are the same as those currently applicable to the shares of Hydrocarbon Restricted Stock. Promptly after the Effective Time, Energy Partners will provide each holder of shares of Hydrocarbon Restricted Stock with a notice describing the assumption and conversion of such shares.

        (c)   With the exception of those Persons who hold shares of Hydrocarbon Restricted Stock, no Person shall have any right under any plan, program, agreement or arrangement with respect to Hydrocarbon Common Stock, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Hydrocarbon Common Stock at and after the Effective Time.

ARTICLE IV

ACTIONS PENDING MERGER

        From the date hereof until the Effective Time, except for the Redemption, the Restructuring Transactions or otherwise as expressly contemplated by this Agreement, (a) without the prior written consent of the Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Hydrocarbon will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Deal Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Energy Partners will not, and will cause each of its Subsidiaries not to:

        Section 4.1    Ordinary Course.     Conduct the business of it and its Subsidiaries, other than, in the case of Hydrocarbon, Energy Partners and its Subsidiaries, other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (a) adversely affect the ability of any party to obtain any approvals required under the HSR for the transactions contemplated hereby or (b) adversely affect its ability to perform any of its material obligations under this Agreement.

        Section 4.2    Capital Stock.     In the case of Hydrocarbon and its Subsidiaries, other than (a) pursuant to stock options Previously Disclosed in its Disclosure Schedule, or (b) as otherwise set forth on Schedule 4.2 of Hydrocarbon's Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee rights (other than awards to newly hired employees consistent with past practice).

        Section 4.3    Dividends, Distributions.     Other than in connection with the Restructuring Transactions,

        (a)   make, declare or pay any dividend or distribution (except (i) in the case of Energy Partners, regular quarterly cash distributions of Available Cash (as defined in the Partnership Agreement) on the Common Units and the general partner interest of Energy Partners and (ii) in the case of Hydrocarbon, regular quarterly dividends, in each case in the ordinary course consistent with past practice but in an amount no greater than the per share dividend for the second quarter of 2007), on or in respect of, or declare or make any distribution on any shares of its equity securities other than as Previously Disclosed;

        (b)   split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

        (c)   repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

        Section 4.4    Compensation; Employment Agreements.     In the case of Hydrocarbon and its Subsidiaries, except as set forth on Schedule 4.4 of Hydrocarbon's Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (a) normal individual increases in compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (b) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or (c) additional grants of awards to newly hired employees consistent with past practice.

        Section 4.5    Benefit Plans.     In the case of Hydrocarbon and its Subsidiaries, except as set forth on Schedule 4.5 of the Hydrocarbon Disclosure Schedule, enter into or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice which amendments, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Hydrocarbon or such Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its present or former directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        Section 4.6    Acquisitions and Dispositions.     In the case of Hydrocarbon and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement or to delay materially the Effective Time. In the case of Energy Partners, Energy Partners will not, and will cause its Subsidiaries not to, merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or take any other action which would have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement.

        Section 4.7    Amendments.     In the case of Hydrocarbon, amend its certificate of incorporation or bylaws.

        Section 4.8    Accounting Methods.     Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles.

        Section 4.9    Insurance.     Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

        Section 4.10    Taxes.

        (a)   Make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect it, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election;

        (b)   settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect it; or

        (c)   change in any material respect any of its methods of reporting income, or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially adversely affect it.

        Section 4.11    Debt, Capital Expenditures and the Like.     In the case of Hydrocarbon, except as provided in Schedule 4.11, (a) incur any indebtedness for borrowed money (except for working capital under existing credit facilities or equipment financing arrangements) or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on the property of Hydrocarbon or such Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease (other than as permitted by clauses (a) and (b) of this Section 4.11), or (d) make or commit to make aggregate capital expenditures in excess of $5.0 million.

        Section 4.12    No Dissolution.     Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

        Section 4.13    Adverse Actions.     Knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue (taking into account the standard in Section 5.2) at any time prior to the Closing, (b) any of the conditions to the Redemption and Merger set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Redemption and Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

        Section 4.14    Agreements.     Agree or commit to do anything prohibited by Sections 4.1 through 4.13.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Section 5.1    Disclosure Schedule.     On or prior to the date hereof, Energy Partners has delivered to Hydrocarbon and Hydrocarbon has delivered to Energy Partners a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

        Section 5.2    Standard.     No representation or warranty of Energy Partners or Hydrocarbon contained in Section 5.3 (except Sections 5.3(b), 5.3(c)(i), 5.3(c)(ii), 5.3(d) and 5.3(e)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect.

        Section 5.3    Representations and Warranties.     Subject to Sections 5.1 and 5.2 and except as Previously Disclosed or (other than with respect to Sections 5.3(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Hydrocarbon hereby represents and warrants to Energy Partners, and Energy Partners hereby represents and warrants to Hydrocarbon, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

        (a)    Organization, Standing and Authority.    Such party is a corporation, or in the case of Energy Partners, a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (b)    Shares.

          (i)    In the case of Hydrocarbon, as of the date hereof, the authorized capital stock of Hydrocarbon consists of 20,000,000 shares of Common Stock, $0.01 par value, of which 12,001,151 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, no shares of which are issued and outstanding. Such outstanding shares were duly authorized and are validly issued and fully paid and non-assessable and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

          (ii)   In the case of Energy Partners, as of the date hereof, there are 36,500,445 Common Units and no Subordinated Units issued and outstanding, and all of such Common Units and Subordinated Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). As of the date hereof, the General Partner owns a 2% general partner interest in Energy Partners and all of the IDRs, and such general partner interest was duly authorized and validly issued in accordance with the Partnership Agreement. The Common Units to be issued in the Merger will be duly authorized and validly issued in accordance with the Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

          (iii)  As of the date hereof, except as Previously Disclosed in Schedule 5.3(b) of a party's Disclosure Schedule, there are no shares of capital stock (in the case of Hydrocarbon) or interests (in the case of Energy Partners) of such party's equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement. Since December 31, 2006, Hydrocarbon has not issued any shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in Schedule 5.3(b) of its Disclosure Schedule.

          (iv)  The number of shares of Hydrocarbon Common Stock which are issuable and reserved for issuance upon exercise of Hydrocarbon Stock Options as of the date hereof are Previously Disclosed in Schedule 5.3(b) of Hydrocarbon's Disclosure Schedule, and the number of Common Units that are issuable upon vesting of phantom units or exercise of any employee or director options to purchase Common Units as of the date hereof are Previously Disclosed in Schedule 5.3(b) of Energy Partners' Disclosure Schedule.

        (c)    Subsidiaries.

          (i)    (A) Such party has Previously Disclosed in Schedule 5.3(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as Previously Disclosed in Schedule 5.3(c) of a party's Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

          (ii)   In the case of the representations and warranties of Hydrocarbon, other than ownership of its Subsidiaries, Hydrocarbon does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, except as disclosed in Schedule 5.3(c)(ii).

          (iii)  Each of such party's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

        (d)    Corporate or Partnership Power.    Such party and each of its Subsidiaries has the corporate power and authority, or in the case of Energy Partners the partnership power and authority, to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority or, in the case of Energy Partners, the partnership power and authority, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (e)    Equityholder Authority.    In the case of this Agreement, subject to Hydrocarbon Stockholder Approval in the case of Hydrocarbon and Energy Partners Unitholder Approval in the case of Energy Partners, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action (partnership action in the case of Energy Partners and limited liability company action in the case of MergerCo), and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

        (f)    No Defaults.    Subject to receipt of the HSR approval, and the approval of Hydrocarbon's bank group, the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Hydrocarbon its certificate of incorporation or bylaws and in the case of Energy Partners its Partnership Agreement or MergerCo's operating agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries' assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

        (g)    Financial Reports and SEC Documents.    Its annual report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2004 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the case of Energy Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2006, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

        (h)    Litigation; Regulatory Action.

          (i)    No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened, other than normal and routine litigation which is either covered by insurance in amounts sufficient to discharge any likely exposure. There are no outstanding judgments, decrees, injunctions, awards or orders against it or any of its Subsidiaries. Schedule 5.3(h) of its Disclosure Schedule contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the best of its knowledge, threatened against it, except as to routine law suits arising in the ordinary course of business which are fully covered by insurance (except for deductible amounts under such insurance policies which if required to be paid would not individually or in the aggregate have a Material Adverse Effect).

          (ii)   Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or court or authority or body or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

          (iii)  Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

        (i)    Compliance with Laws.    Except as set forth in Schedule 5.3(i) of its Disclosure Schedule, it and each of its Subsidiaries:

          (i)    in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, (any instance of failure to so comply is referred to herein as a "Non-Compliance Event");

          (ii)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened (any instance or failure to obtain any of the foregoing and to maintain them in full force and effect is referred to herein as a "Permitting Violation"); and

          (iii)  has not received, since December 31, 2004, any notification or communication from any Regulatory Authority asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization nor, to its knowledge, do any grounds for any of the foregoing exist (any instance of the foregoing referred to herein as a "Non-Compliance Notification").

        (j)    Defaults.    Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

        (k)    No Brokers.    No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Hydrocarbon, fees to be paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated, and, in the case of Energy Partners, fees to be paid to Lehman Brothers Inc. and RBC Capital Markets, in every case pursuant to letter agreements which have been heretofore disclosed to the other party.

        (l)    Compensation and Benefit Plans.

          (i)    Schedule 5.3(l)(i) of a party's Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all "employee benefit plans" as defined in ERISA Section 3(3) (collectively, "Compensation and Benefit Plans").

          (ii)   True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto and, if applicable, the most recent Form 5500 and annual reports for such plans have been made available to the other party.

          (iii)  Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, and other applicable laws and, to the knowledge of Hydrocarbon, no prohibited transaction has occurred with respect to any such employee benefit plan that would result in any material excise Tax or other material liability under ERISA or the Code. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on an opinion letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination or opinion letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to any of the Compensation and Benefit Plans (other than regular claims for benefits).

          (iv)  No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No Pension Plan is a "defined benefit plan" within the meaning of ERISA Section 3(35) or "money purchase" plan subject to Section 412 of the Code.

          (v)   All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made.

          (vi)  Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

          (vii) Except as Previously Disclosed under Schedule 5.3(l)(vii) of a party's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

        (m)    Labor Matters.    Except as set forth in Schedule 5.3(m) of a party's Disclosure Schedule, neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

        (n)    Environmental Matters.    Except as Previously Disclosed under Schedule 5.3(n) of a party's Disclosure Schedule, neither (i) the past or present conduct nor operation of such party or its Subsidiaries nor any condition of any property or asset presently or previously owned, leased or operated by any of them, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability or obligations for any clean-up, remediation, disposal or corrective action under Environmental Laws or claims for personal injury, property damage or damage to natural resources, and (ii) such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property or asset ever owned, leased, operated, held as collateral or held as a fiduciary by any of them is or was in violation of or otherwise are alleged to have liability under any Environmental Law or has entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the clean-up of any hazardous materials contamination, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

        (o)    Tax Matters.

          (i)    All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

          (ii)   all Tax Returns filed by it are complete and accurate in all material respects;

          (iii)  all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

          (iv)  no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns, (y) is a party to any Tax sharing or Tax indemnity agreement or (z) is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

        (p)    Regulatory Approvals.    Except as set forth in Schedule 5.3(p) of a party's Disclosure Schedule, the only approval of any governmental agency necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act) is pursuant to the HSR. As of the date hereof, neither Hydrocarbon nor the Energy Partners is aware of any reason why the approvals under the HSR will not be received.

        (q)    No Material Adverse Change.    Except as disclosed in its SEC Documents filed with the SEC on or before the date hereof, since December 31, 2006, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (ii) it has not made any material change in its accounting methods, principles or practices or its Tax methods, practices or elections and (iii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to result in a Material Adverse Effect.

        (r)    Insurance.    It has previously delivered to the other party a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty and liability insurance policies providing coverage for bodily injury and property damage maintained by it and its Subsidiaries. It and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses taking into account the cost and availability of such insurance.

        (s)    Condition and Sufficiency of Assets.    The assets used in the business of it and its Subsidiaries are in operating condition and repair consistent with normal industry standards and are adequate for the uses to which they are being put and none of such assets are in need of replacement, maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost, except for assets which are not in service and the use of which are not required to conduct the business of it and its Subsidiaries in the ordinary course consistent with past practices. The assets in service are sufficient for the continued conduct of its business after the Closing.

        (t)    Intellectual Property.    Except as may be disclosed in Schedule 5.3(t) of its Disclosure Schedule, it and its Subsidiaries own or possess adequate licenses and other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, and there are no assertions or claims challenging the validity of any of the foregoing.

        (u)    The Hydrocarbon Board Recommendations.    At a meeting duly called and held, the Deal Committee determined that this Agreement and the transactions contemplated hereby, including the adoption of the Redemption Charter Amendment, are fair to and in the best interests of the Unaffiliated Stockholders, and recommended that the Hydrocarbon Board approve the Redemption Charter Amendment, this Agreement and the transactions contemplated hereby, declare the Redemption Charter Amendment and the Agreement advisable and recommend their adoption by the stockholders of Hydrocarbon. At a meeting duly called and held, the Hydrocarbon Board has approved and declared the advisability of, and resolved to recommend that its stockholders approve the Redemption Charter Amendment and adopt this Agreement. Hydrocarbon has taken all necessary actions to render the restrictions on "business combinations" (as defined in Section 203 of the DGCL) inapplicable to this Agreement and the transactions contemplated herby and thereby.

        (v)    The Board of Directors of the General Partner Recommendations.    At a meeting duly called and held, the Conflicts Committee determined that this Agreement and the transactions contemplated hereby, including the Unit Issuance and the adoption of the Amended and Restated Partnership Agreement, are fair and reasonable to, and in the best interests of, the Unaffiliated Common Unitholders and the Partnership, and recommended that the Board of Directors of the General Partner approve this Agreement and the transactions contemplated hereby and recommend to the Unaffiliated Common Unitholders that they approve the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement. At a meeting duly called and held, the Board of Directors of the General Partner has approved and declared the advisability of, and resolved to recommend that the unitholders of Energy Partners approve the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement.

        (w)    Operations of MergerCo.    In the case of Energy Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

        (x)    Hydrocarbon Fairness Opinion.    Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Deal Committee its written opinion dated as of the date hereof, that as of such date, the Redemption/Merger Consideration is fair, from a financial point of view, to the Unaffiliated Stockholders, a copy of which has been provided to Energy Partners.

        (y)    Energy Partners Fairness Opinion.    Lehman Brothers Inc. has delivered to the Conflicts Committee its written opinion dated as of the date hereof, that as of such date, the Redemption/Merger Consideration paid in the Redemption and the Merger and the consideration paid for the Class B membership interests in the General Partner pursuant to the Class B Membership Interest Contribution Agreement, in the aggregate, are fair, from a financial point of view, to the holders of the Common Units (other than Hydrocarbon and its affiliates), a copy of which has been provided to the Hydrocarbon Board.

ARTICLE VI

COVENANTS

        Hydrocarbon hereby covenants to and agrees with Energy Partners, and Energy Partners hereby covenants to and agrees with Hydrocarbon, that:

        Section 6.1    Best Efforts.     Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, so as to permit consummation of the Redemption and Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) HSR approval and any other third party approval that is required to be obtained by Hydrocarbon or Energy Partners or any of their respective Subsidiaries in connection with the Redemption and/or Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

        Section 6.2    Equityholder Approvals.     Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable law, applicable stock exchange rules and its certificate of incorporation and bylaws, in the case of Hydrocarbon, and the Partnership Agreement, in the case of Energy Partners, all action necessary to call, hold and convene, respectively, (i) an appropriate meeting of stockholders of Hydrocarbon to consider and vote upon the approval of the Redemption Charter Amendment, the Merger, the adoption of this Agreement and any other matters required to be approved by Hydrocarbon's stockholders for consummation of the Redemption and Merger (including any adjournment or postponement, the "Hydrocarbon Meeting") and (ii) an appropriate meeting of the holders of the Common Units to consider and vote upon the approval of the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement, and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the "Energy Partners Meeting"; and each of the Hydrocarbon Meeting and Energy Partners Meeting, a "Meeting"), respectively, promptly after the date hereof. Subject to Section 6.6(c), the Hydrocarbon

Board and the Deal Committee shall recommend such approval (the "Hydrocarbon Recommendation"), and each of Energy Partners and Hydrocarbon shall take all reasonable lawful action to solicit such approval by its respective equity holders. The Board of Directors of the General Partner and the Conflicts Committee shall recommend approval of the Merger, the Unit Issuance and the Amended and Restated Partnership Agreement to its holders of Common Units (the "Energy Partners Recommendation"). Notwithstanding the foregoing, at any time prior to obtaining Energy Partners Unitholder Approval, the Board of Directors of the General Partner and the Conflicts Committee may withdraw, modify or qualify in any manner adverse to Hydrocarbon the Energy Partners Recommendation (any such action being referred to as a "Energy Partners Change in Recommendation") if they have concluded in good faith, after consultation with, and taking into account the advice of their outside legal advisors and financial consultants, that an Energy Partners Change in Recommendation is necessary to comply with their fiduciary duties under applicable law. The obligation of Hydrocarbon to call, hold and convene the Hydrocarbon Meeting shall not be affected by a Hydrocarbon Change in Recommendation, and the obligation of Energy Partners to call, hold and convene the Energy Partners Meeting shall not be affected by an Energy Partners Change in Recommendation.

        Section 6.3    Registration Statement.

        (a)   Each of Energy Partners and Hydrocarbon agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") (including the joint proxy statement and prospectus and other proxy solicitation materials of Energy Partners and Hydrocarbon constituting a part thereof (the "Joint Proxy Statement") and all related documents) to be filed by Energy Partners with the SEC in connection with the issuance of Common Units in the Merger as contemplated by this Agreement. Each of Energy Partners and Hydrocarbon agrees that the other party shall have the right to consent to the disclosure to be contained in the Registration Statement and the Joint Proxy Statement. Provided Hydrocarbon has cooperated as required above, Energy Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Hydrocarbon and Energy Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Energy Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Hydrocarbon agrees to furnish to Energy Partners all information concerning Hydrocarbon, its Subsidiaries (other than Energy Partners and its Subsidiaries), officers, directors and stockholders and to take such other action as may be reasonably requested in connection with the foregoing.

        (b)   Each of Hydrocarbon and Energy Partners agrees, as to itself and its Subsidiaries, other than, in the case of Hydrocarbon, Energy Partners and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Energy Partners Meeting and Hydrocarbon Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Hydrocarbon and Energy Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

        (c)   Energy Partners will advise Hydrocarbon, promptly after Energy Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        (d)   Each of Energy Partners and Hydrocarbon will use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to its unitholders and stockholders, respectively, as soon as practicable after the effective date of the Registration Statement.

        Section 6.4    Press Releases.     Each of Hydrocarbon and Energy Partners will not, without the prior approval of the Conflicts Committee in the case of Hydrocarbon and the Deal Committee in the case of Energy Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE (and the American Stock Exchange as applicable), in which case it will consult with the other party before issuing any such press release or written statement.

        Section 6.5    Access; Information.

        (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Hydrocarbon or Energy Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Hydrocarbon nor Energy Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

        (b)   Energy Partners will not use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold all information and documents obtained pursuant to this paragraph in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

        Section 6.6    Acquisition Proposals.

        (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the No-Solicitation Period Start Date, Hydrocarbon and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit, facilitate and encourage Acquisition Proposals, (ii) enter into discussions relating to Acquisition Proposals, (iii) continue or otherwise participate in any discussions or negotiations regarding any

Acquisition Proposal, (iv) furnish to any Person any information or data with respect to Hydrocarbon, including by way of providing access to non-public information pursuant to (but only pursuant to an executed confidentiality agreement no less restrictive than the Confidentiality Agreement); provided that Hydrocarbon shall promptly provide or make available to Energy Partners any non-public information concerning Hydrocarbon or any Subsidiary that is provided or made available to any Person which was not previously provided or made available to Energy Partners; and (v) otherwise cooperate with or take any other action to facilitate any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Within 24 hours following the No-Solicitation Period Start Date, Hydrocarbon shall notify Energy Partners of (i) the number of Excluded Parties, (ii) the identity of each Excluded Party and (iii) the material terms and conditions of each Excluded Party's Acquisition Proposal and furnish copies of any documents and related correspondence provided in connection therewith (including any amendments or modifications to any of the foregoing) received from any Excluded Party. Hydrocarbon shall immediately cease any discussions with any Person (other than Energy Partners) that are ongoing as of the No-Solicitation Period Start Date and that constitute an Acquisition Proposal, except as may be expressly provided for in Sections 6.6(b) and 6.6(c), and except in respect of any Excluded Party.

        Any Person that submits an Acquisition Proposal that the Deal Committee and the Hydrocarbon Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, no later than 24 hours following the No Solicitation Period Start Date shall be referred to herein as an "Excluded Party." Notwithstanding anything contained in Section 6.6(a) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Deal Committee determines in good faith that the Acquisition Proposal made by such party ceases to be reasonably likely to lead to a Superior Proposal.

        (b)   Except with respect to any written Acquisition Proposal from an Excluded Party received after the date hereof and prior to the No-Solicitation Period Start Date, none of Hydrocarbon and its Subsidiaries shall, and they shall cause their Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage the submission of, any Acquisition Proposal, or (ii) participate in any negotiations or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Section 6.6, nothing contained in this Agreement shall prohibit Hydrocarbon from furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal which did not result from a breach of this Section 6.6, if (i) the Deal Committee determines that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (ii) prior to furnishing such non-public information to such person, Hydrocarbon receives from such person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and furnishes Energy Partners with any such information that has not previously been furnished. Any breach of this Section 6.6 by any of Hydrocarbon's or its Subsidiaries' Representatives shall constitute a breach of this Section 6.6 by Hydrocarbon.

        (c)   Other than in accordance with Section 6.6(e), and except as otherwise provided in this Section 6.6(c), neither the Hydrocarbon Board nor any committee thereof shall (1) (a) withdraw, modify or qualify in any manner adverse to Energy Partners the Hydrocarbon Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a "Hydrocarbon Change in Recommendation"); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Hydrocarbon or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Hydrocarbon Stockholder

Approval, the Deal Committee may make a Hydrocarbon Change in Recommendation if it shall have concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants, the Hydrocarbon Change in Recommendation is necessary to comply with its fiduciary duties under applicable law; provided, however, that the Deal Committee shall not be entitled to exercise its right to make a Hydrocarbon Change in Recommendation pursuant to this sentence unless Hydrocarbon has: (x) complied in all material respects with this Section 6.6, (y) provided to Energy Partners four calendar days prior written notice (such notice, a "Notice of Proposed Recommendation Change") advising Energy Partners that the Deal Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional four calendar day period), and (z) if applicable, provided to Energy Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Hydrocarbon Change in Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Hydrocarbon, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Redemption and/or Merger.

        (d)   In addition to the obligations of Hydrocarbon set forth in this Section 6.6, Hydrocarbon shall as promptly as practicable (and in any event within 24 hours after receipt) advise Energy Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Hydrocarbon shall keep Energy Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Hydrocarbon Change in Recommendation.

        (e)   Nothing contained in this Agreement shall prevent Hydrocarbon or the Hydrocarbon Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Any "stop-look-and-listen" communication by Hydrocarbon or the Hydrocarbon Board to the stockholders of Hydrocarbon pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of Hydrocarbon) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Energy Partners of, all or a portion of the Hydrocarbon Recommendation.

        Section 6.7    Affiliate Arrangements.

        (a)   Not later than the 15th day after the mailing of the Joint Proxy Statement, Hydrocarbon shall deliver to Energy Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of Hydrocarbon (a "Rule 145 Affiliate") as that term is used in Rule 145 under the Securities Act.

        (b)   Hydrocarbon shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

        Section 6.8    Takeover Laws.     Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any stockholder rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

        Section 6.9    No Rights Triggered.     Each of Hydrocarbon and Energy Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Hydrocarbon under its certificate of incorporation or bylaws and in the case of Energy Partners under its Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

        Section 6.10    Common Units Listed.     In the case of Energy Partners, Energy Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Common Units to be issued to the holders of Hydrocarbon Common Stock in the Merger.

        Section 6.11    Third Party Approvals.

        (a)   Energy Partners and Hydrocarbon and their respective Subsidiaries, shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and HSR approval necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Redemption and/or Merger to be consummated as expeditiously as practicable. Each of Energy Partners and Hydrocarbon shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

        Section 6.12    Indemnification; Directors' and Officers' Insurance.

        (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Hydrocarbon Charter, the Hydrocarbon Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of Hydrocarbon's Subsidiaries, from and after the Effective Time, Energy Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Hydrocarbon or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security). The indemnification and advancement obligations of Energy Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Redemption and Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Hydrocarbon or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term "Claim" means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of Hydrocarbon, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term "Indemnification Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Energy Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

        (b)   Without limiting the foregoing, Energy Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Hydrocarbon or any of its Subsidiaries as provided in the Hydrocarbon Charter and Hydrocarbon Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Hydrocarbon's Subsidiaries) and indemnification agreements of Hydrocarbon or any of its Subsidiaries shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (c)   For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Hydrocarbon Charter and Hydrocarbon Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

        (d)   Energy Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors' and officers' liability insurance maintained by Hydrocarbon and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Hydrocarbon than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Redemption and Merger and the transactions contemplated by this Agreement; provided, that Energy Partners shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by Hydrocarbon prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

        (e)   The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid "tail" policies have been obtained by the Surviving Entity for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Redemption and Merger and the transactions contemplated by this Agreement.

        (f)    If the Surviving Entity or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 6.12.

        (g)   Energy Partners shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.

        (h)   This Section 6.12 shall survive the consummation of the Redemption and Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on the Surviving Entity and its successors and assigns.

        Section 6.13    Comfort Letters.

        (a)   Hydrocarbon shall use all commercially reasonable best efforts to cause to be delivered to Energy Partners a "comfort" letter of Deloitte & Touche LLP, Hydrocarbon's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Conflicts Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        (b)   Energy Partners shall use all commercially reasonable best efforts to cause to be delivered to Hydrocarbon a "comfort" letter of Deloitte & Touche LLP, Energy Partners' independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to the Deal Committee and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        Section 6.14    Benefit Plans.     The parties agree to take such actions with respect to compensation and employee benefit plans, programs, arrangements and other perquisites as are set forth on Schedule 4.5 of Hydrocarbon's Disclosure Schedule.

        Section 6.15    Notification of Certain Matters.     Each of Hydrocarbon and Energy Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

        Section 6.16    Rule 16b-3.     Prior to the Effective Time, Hydrocarbon shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Hydrocarbon equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Hydrocarbon to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 6.17    Amended and Restated Partnership Agreement.     Subject to receipt of the Energy Partners Unitholder Approval, Energy Partners shall execute and make effective the Amended and Restated Partnership Agreement.

        Section 6.18    Board Membership.     Prior to the mailing of the Joint Proxy Statement, Hydrocarbon shall designate in its sole discretion three (3) members from among the current members of the Hydrocarbon Board, two (2) of whom must be independent (the "Hydrocarbon Director Designees") to serve as members of the Board of Directors of General Partner following the Effective Time. Subject to the foregoing, the parties shall take such action as is necessary to cause the General Partner to cause the Hydrocarbon Director Designees to be appointed to the Board of Directors of General Partner effective as of the Effective Time, to serve until the earlier of such individual's resignation or removal or until his successor is duly elected and qualified.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE REDEMPTION AND MERGER

        The obligations of each of the parties to consummate the Redemption and Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

        Section 7.1    Stockholder Vote.     The Merger, the Unit Issuance, the Amended and Restated Partnership Agreement and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a Unit Majority at the Energy Partners Meeting ("Energy Partners Unitholder Approval"), and the Redemption Charter Amendment, the Merger and this Agreement and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Hydrocarbon Common Stock outstanding and entitled to vote thereon at the Hydrocarbon Meeting ("Hydrocarbon Stockholder Approval").

        Section 7.2    Governmental Approvals.     Any waiting period (including any extended waiting period arising as a result of a request for additional information by the Federal Trade Commission or the U.S. Department of Justice) under the HSR shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Energy Partners or Hydrocarbon.

        Section 7.3    No Injunction.     No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Redemption, the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Redemption, the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Energy Partners or Hydrocarbon with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

        Section 7.4    Representations, Warranties and Covenants of Energy Partners.     In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger:

        (a)   each of the representations and warranties contained herein of Energy Partners shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2;

        (b)   each and all of the agreements and covenants of Energy Partners to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

        (c)   Hydrocarbon shall have received a certificate signed by the Chief Financial Officer of the General Partner, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

        Section 7.5    Representations, Warranties and Covenants of Hydrocarbon.     In the case of Energy Partners' obligation to consummate the Merger:

        (a)   each of the representations and warranties contained herein of Hydrocarbon shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2;

        (b)   each and all of the agreements and covenants of Hydrocarbon to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

        (c)   Energy Partners shall have received a certificate signed by the Chief Financial Officer of Hydrocarbon, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

        Section 7.6    Effective Registration Statement.     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

        Section 7.7    Opinion of Vinson & Elkins L.L.P. or Other Counsel.    In the case of Energy Partners' obligation to consummate the Merger, Energy Partners shall have received an opinion from Vinson & Elkins L.L.P., counsel to Energy Partners, or other counsel that is reasonably acceptable to Energy Partners, to the effect that:

        (a)   the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Energy Partners;

        (b)   90% of the current gross income of Energy Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;

        (c)   the Merger and the transactions contemplated by this Agreement will not cause Energy Partners to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

        (d)   to the extent that it describes provisions of United States federal tax law, the discussion in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," as it relates to the holders of Common Units (other than Hydrocarbon), is correct in all material respects; and

        (e)   no gain or loss should be recognized by holders of Common Units as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

        In rendering such opinions, Vinson & Elkins L.L.P. or other counsel may require and rely upon representations and covenants including those contained in certificates of officers of the General Partner and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to such counsel.

        Section 7.8    Opinion of Hogan & Hartson L.L.P. or Other Counsel.     In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Hydrocarbon shall have received an opinion from Hogan & Hartson L.L.P., counsel to Hydrocarbon, or other counsel that is reasonably acceptable to Hydrocarbon, to the effect that:

        (a)   to the extent that it describes provisions of United States federal tax law, the discussion in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," as it relates to the holders of Hydrocarbon Common Stock, is correct in all material respects; and

        (b)   no gain or loss should be recognized by the holders of Hydrocarbon Common Stock to the extent Common Units are received in exchange therefor as a result of the Merger.

        In rendering such opinion, Hogan & Hartson L.L.P. or other counsel may require and rely upon representations and covenants including those contained in certificates of officers of Hydrocarbon and others and opinions of Delaware counsel reasonably satisfactory in form and substance to such counsel.

        Section 7.9    NYSE Listing.     The Common Units issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.10    Amended and Restated Partnership Agreement.     In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Energy Partners shall have executed and made effective the Amended and Restated Partnership Agreement.

        Section 7.11    Dissenting Holders.     In the case of Energy Partners' obligation to consummate the Merger, the shares of Hydrocarbon Common Stock held by Dissenting Holders shall not exceed 5% of the outstanding shares of Hydrocarbon Common Stock immediately prior to the Redemption.

        Section 7.12    Resignation of the Hydrocarbon Board.     In the case of Energy Partners' obligation to consummate the Merger, Hydrocarbon shall have received resignations for all of the directors on the Hydrocarbon Board.

        Section 7.13    Restructuring Transactions.     The Restructuring Transactions shall have been consummated pursuant to the Exchange Agreement.

        Section 7.14    Valuation Appraisal.     In the case of Hydrocarbon's obligation to consummate the Redemption and the Merger, Energy Partners shall have received an appraisal from Duff & Phelps Acquisitions, LLC, which appraisal comes to the conclusion that the value of (i) the Common Units owned by Hydrocarbon and (ii) the IDRs and the economic interest in the 2% general partner interest in Energy Partners owned by the General Partner, collectively, can reasonably be found to be equal to the value of the Class A Units for which such common units, IDRs and economic interest in the general partner interest are being exchanged in consummation of the Restructuring Transactions as provided for in the Exchange Agreement.

        Section 7.15    Changes in Tax Law.

        (a)   Hydrocarbon shall not be obligated to consummate the Redemption; and neither Hydrocarbon nor Energy Partners shall be obligated to consummate the Merger if either of the following shall have occurred:

          (i)    the issuance of Proposed Treasury Regulations Section 1.337(d)-3 in final form, with an effective date that would cause the final regulations to be applicable to the Merger, unless Hydrocarbon or Energy Partners, as the case may be, has received an opinion, in a form reasonably acceptable to it, from a law or accounting firm, that such regulations should not cause Hydrocarbon to recognize income or gain as a result of either the Merger or Restructuring Transactions, or

          (ii)   a Change in U.S. Federal Income Tax Law, other than as contemplated under clause (i), unless Hydrocarbon or Energy Partners, as the case may be, has received an opinion, in a form reasonably acceptable to it, from a law or accounting firm, that such change should not cause Hydrocarbon to recognize income or gain as a result of either the Merger or Restructuring Transactions.

        (b)   "Change in U.S. Federal Income Tax Law" means any change in the Code, Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing, if the Deal Committee or the Conflicts Committee determines, in its reasonable judgment, that it is more likely than not that such change could materially and adversely affect the U.S. federal income tax consequences to Hydrocarbon from the Merger or Restructuring Transactions.

        Section 7.16    Redemption.     In the case of Hydrocarbon's and Energy Partners' obligation to consummate the Merger, the Redemption has been consummated pursuant to the Redemption Charter Amendment, subject to the payment of the redemption price of the Per Share Cash Consideration as provided in Section 3.5.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Redemption and the Merger may be abandoned at any time prior to the Effective Time whether before or after the Hydrocarbon Stockholder Approval or Energy Partners Unitholder approval:

        (a)   By the mutual consent of Energy Partners and Hydrocarbon in a written instrument.

        (b)   By either Hydrocarbon or Energy Partners upon written notice to the other, if:

          (i)    the Redemption and the Merger have not been consummated on or before February 27, 2008 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) (i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Redemption or Merger to have been consummated on or before such date;

          (ii)   any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Redemption or the Merger or making the Redemption or the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

          (iii)  Hydrocarbon fails to obtain Hydrocarbon Stockholder Approval at the Hydrocarbon Meeting; provided that Hydrocarbon shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iii) if it has breached any of its obligations under Section 6.6;

          (iv)  there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Energy Partners and MergerCo as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Energy Partners or MergerCo) or Section 7.5 (in the case of a breach of representation or warranty by Hydrocarbon);

          (v)   if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Energy Partners or MergerCo) or Section 7.5. (in the case of a breach of covenants or agreements by Hydrocarbon); or

          (vi)  Energy Partners fails to obtain the Energy Partners Unitholder Approval at the Energy Partners Meeting.

        (c)   By Energy Partners, upon written notice to Hydrocarbon, in the event that: (i) Hydrocarbon shall have materially breached Section 6.6; or (ii) a Hydrocarbon Change in Recommendation has occurred.

        (d)   By Hydrocarbon (with the prior approval of the Deal Committee), upon written notice to Energy Partners, in the event that (i) if, at any time after the date of this Agreement and prior to obtaining the Hydrocarbon Stockholder Approval, Hydrocarbon receives an Acquisition Proposal and the Hydrocarbon Board (acting through the Deal Committee if such committee still exists) shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, Hydrocarbon has complied with Section 6.6(c) of this Agreement, and the Hydrocarbon Board concurrently approves, and Hydrocarbon concurrently enters into, a definitive agreement with respect to such Superior

Proposal and has paid the Hydrocarbon Termination Fee pursuant to Section 9.1(b), or (ii) an Energy Partners Change in Recommendation has occurred.

        Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Energy Partners, MergerCo or Hydrocarbon, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Fees and Expenses.

        (a)   Whether or not the Redemption and the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), 9.1(c), 9.1(d) and 9.1(f).

        (b)   If this Agreement is terminated by Energy Partners pursuant to Section 8.1(c) or by Hydrocarbon pursuant to Section 8.1(d)(i), then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners the Hydrocarbon Termination Fee. If this Agreement is terminated by Hydrocarbon pursuant to Section 8.1(d)(ii), then Energy Partners shall pay to Hydrocarbon in immediately available funds the Energy Partners Termination Fee. If this Agreement is terminated by Energy Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(iii), then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners the Expenses of Energy Partners; provided, however, that Hydrocarbon shall not be obligated to pay the Expenses to Energy Partners in connection with the termination of this Agreement pursuant to Section 8.1(b)(iii) if Mr. Fox failed to comply with the terms of the Fox Support Agreement.

        (c)   In the event that (i) an Acquisition Proposal with respect to Hydrocarbon has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Energy Partners and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Hydrocarbon's stockholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Energy Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), and (iii) within 12 months after the termination of this Agreement, Hydrocarbon or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Hydrocarbon or any of its Subsidiaries is consummated, then Hydrocarbon shall pay to the Escrow Agent for the benefit of Energy Partners, if and when consummation of such Acquisition Proposal occurs, the Hydrocarbon Termination Fee less all Expenses of Energy Partners previously paid to Energy Partners; provided that for purposes of this Section 9.1(c), "50%" shall be substituted for "20%" in the definition of Acquisition Proposal.

        (d)   If this Agreement is (i) terminated by Hydrocarbon or Energy Partners pursuant to Section 8.1(b)(vi), or (ii) terminated by Hydrocarbon pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Energy Partners shall pay to Hydrocarbon the Expenses of Hydrocarbon.

        (e)   Except as otherwise provided herein, any payment of the Hydrocarbon Termination Fee, the Energy Partners Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Escrow Agent designated by Energy Partners or an account designated by Hydrocarbon, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Hydrocarbon Termination Fee pursuant to Section 9.1(b) by Hydrocarbon as a result of termination under Section 8.1(d)(i) shall be made prior to or concurrently with termination of this Agreement; provided, further, that any payment of the Hydrocarbon Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

        (f)    (i) If the Redemption and the Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be paid by Energy Partners and (iii) filing fees payable pursuant to the HSR Act, regulatory laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, "Expenses" includes good faith estimate of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement and the solicitation of stockholder/unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $6.0 million.

        (g)   Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the "Escrow Fund"), shall be released by the Escrow Agent to Energy Partners as follows:

          (i)    Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Energy Partners shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the General Partner, may still be taken into the gross revenues of Energy Partners without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the "Non-Qualifying Income Cushion"), and the Escrow Agent shall within one Business Day thereafter, pay Energy Partners the amount demanded, by wire transfer of immediately available funds to an account designated by Energy Partners;

          (ii)   During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 calendar days following the filing of the IRS Form 1065 for the prior year, Energy Partners shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Energy Partners shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Energy Partners the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Energy Partners shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Energy Partners shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or Energy Partners, as the case may be, by wire transfer of immediately available funds to an account designated by Energy Partners or the Escrow Agent, as the case may be; and

          (iii)  Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Hydrocarbon the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Hydrocarbon.

Hydrocarbon acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Energy Partners pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Hydrocarbon pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (h)) or to audit or inquire into the amounts demanded by or paid to Energy Partners.

        (h)   Hydrocarbon agrees that, notwithstanding any right that it or the General Partner may otherwise have, including pursuant to the Partnership Agreement, the Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its affiliates, and shall cause the General Partner to waive and renounce, any distribution by Energy Partners to its partners of any amount paid to Energy Partners by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Energy Partners from the Escrow Agent, Energy Partners will make a distribution to the holders of common units of Energy Partners who are unaffiliated with Hydrocarbon.

        (i)    This Section 9.1 shall survive any termination of this Agreement.

        Section 9.2    Waiver; Amendment.     Subject to compliance with applicable law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Conflicts Committee in the case of Energy Partners and by the Deal Committee in the case of Hydrocarbon and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Hydrocarbon Stockholder Approval, by an agreement in writing between the parties hereto approved by the Conflicts Committee in the case of Energy Partners and by the Deal Committee in the case of Hydrocarbon and executed in the same manner as this Agreement; provided that after the Hydrocarbon Stockholder Approval, no amendment shall be made that requires further Hydrocarbon Stockholder Approval without such further approval.

        Section 9.3    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        Section 9.4    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

        Section 9.5    Confidentiality.     Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, the Confidentiality Agreement.

        Section 9.6    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Energy Partners, to:

      MarkWest Energy GP, L.L.C.
      Attn: General Counsel
      1515 Arapahoe Street
      Tower 2, Suite 700
      Denver, Colorado 80202
      Fax: (303) 290-8769

        With copies to:

      Chairman of the Conflicts Committee
      William P. Nicoletti
      c/o Nicoletti & Company Inc.
      620 Van Beuren Road
      Morristown, NJ 07960
      Fax: (973) 440-1520

      Vinson & Elkins L.L.P.
      Attn: Michael J. Swidler
      666 Fifth Avenue, 26th Floor
      New York, NY 10103
      Fax: (212)237-0100

      Andrews Kurth LLP
      Attn: Bill Cooper
      1350 I Street, N.W., Suite 1100
      Washington, D.C. 20005
      Fax: (202) 662-2739

        If to Hydrocarbon, to:

      MarkWest Hydrocarbon, Inc.
      Attn: General Counsel
      1515 Arapahoe Street
      Tower 2, Suite 700
      Denver, Colorado 80202
      Fax: (303) 290-8769

        With copies to:

      Chairman of the Deal Committee
      Michael L. Beatty
      Beatty & Wozniak, P.C.
      Columbine Place, Suite 1100
      216 Sixteenth Street
      Denver, Colorado 80202-5115
      Fax: (303) 407-4490

      Hogan & Hartson L.L.P.
      Attn: George Hagerty
      One Tabor Center, Suite 1500
      1200 Seventeenth Street
      Denver, Colorado 80202
      Fax: (303) 899-7333

      Akin, Gump, Strauss, Hauer & Feld LLP
      Attn: Michael E. Dillard, P.C. and J. Vincent Kendrick
      1111 Louisiana Street, 44th Floor
      Houston, Texas 77002
      Fax: (713) 236 -0822

        Section 9.7    Entire Understanding; No Third Party Beneficiaries.     Except for the Confidentiality Agreement, the Class B Membership Interest Contribution Agreement and the Exchange Agreement, all of which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 9.8    Severability.     Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

        Section 9.9    Headings.     The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 9.10    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

        Section 9.11    Waiver of Jury Trial.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.12    Specific Performance.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.13    Survival.     All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.5, 3.7, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

        Section 9.14    No Act or Failure to Act.     No act or failure to act by the Board of Directors of the General Partner shall constitute a breach by Energy Partners of this Agreement unless such act or failure to act is expressly approved by the Conflicts Committee.

[Remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MARKWEST HYDROCARBON, INC.
By:	/s/ FRANK M. SEMPLE Frank M. Semple President
MARKWEST ENERGY PARTNERS, L.P.
	By:	MarkWest Energy GP, L.L.C., its general partner
	By:	/s/ NANCY K. BUESE Nancy K. Buese Chief Financial Officer
MWEP, L.L.C.
	By:	MarkWest Energy Partners, L.P., its sole member
	By:	MarkWest Energy GP, L.L.C., its general partner
By:	/s/ NANCY K. BUESE Nancy K. Buese Chief Financial Officer

ANNEX B

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MARKWEST ENERGY PARTNERS, L.P.

B-i

B-ii

B-iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
MARKWEST ENERGY PARTNERS, L.P.

        THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MARKWEST ENERGY PARTNERS, L.P. dated effective as of                        , 20    , is entered into by and among MarkWest Energy GP, L.L.C., a Delaware limited liability company, as the General Partner and as the lawful agent and attorney-in-fact for the Limited Partners, and MarkWest Hydrocarbon, Inc., a Delaware corporation, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WITNESSETH:

        WHEREAS, the Partnership was formed under the Delaware Act on January 25, 2002;

        WHEREAS, in connection with the initial public offering of the Partnership in May 2002, the General Partner and other parties thereto entered into the First Amended and Restated Agreement;

        WHEREAS, on December 31, 2004, the General Partner effected Amendment No.1 to the First Amended and Restated Agreement;

        WHEREAS, on June 10, 2005, the Partnership effected Amendment No. 2 to the First Amended and Restated Agreement;

        WHEREAS, on February 28, 2007, the General Partner and other parties thereto amended and restated the First Amended and Restated Agreement, Amendment No. 1 and No. 2 in its entirety and entered into the Second Amended and Restated Agreement;

        WHEREAS, MarkWest Hydrocarbon, Inc., MWEP, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of the Partnership, and the Partnership have entered into the Agreement and Plan of Redemption and Merger dated September 5, 2007; and

        WHEREAS, the General Partner and the other parties hereto now desire to amend and restate the Second Amended and Restated Agreement in its entirety in the manner set forth in this Agreement, and all of the Partners join in this Agreement to evidence their agreement to the terms of this amended and restated instrument.

        NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.2 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Class A Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Class A Unit or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Class A Unit or other interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or 5.3(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. "Affiliate" with respect to the General Partner shall not include the Partnership for purposes of Section 7.8.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

        "APB 25" means Accounting Principles Board Opinion Number 25, an accounting principle governing accounting for stock issued to employees.

        "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

          (a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (excluding MarkWest Hydrocarbon, Inc.) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b)   the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" shall not include any Hydrocarbon Available Cash. "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means the Board of Directors of the General Partner (or comparable governing body of any successor to the General Partner or, if established by the Board of Directors, the Board of Directors of the Partnership).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Colorado shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.3. The "Capital Account" of a Partner in respect of a Common Unit, a Class A Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit, Class A Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit, Class A Unit or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, natural gas processing plants and natural gas liquids pipelines, fractionation plants and storage and distribution facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Class A Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (but does not include Common Units), and having the rights and obligations specified with respect to Class A Units in this Agreement, which shall be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law, and (ii) will not share in any Hydrocarbon Items or any Hydrocarbon Available Cash.

        "Closing Price" means, for any day, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner.

        "Cobb Contribution" means the contribution made by the General Partner in the amount of $1,660,000 as required by the Partnership to fund the construction and completion of the New Cobb Plant.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement, but does not include any Class A Units.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of May 24, 2002, among the General Partner, the Partnership, the Operating Company, MarkWest Hydrocarbon, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(ix).

        "Current Market Price" means, as of any date of any class of Limited Partner Interests, the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Directors" shall mean the members of the Board of Directors.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "FAS 123R" means Statement of Financial Accounting Standards Number 123R, an accounting principle governing accounting for share based payments.

        "First Amended and Restated Agreement" has the meaning assigned to such term in Section 2.1.

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Common Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, and (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter following the end of the last Quarter contained in the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange.

        "General Partner" means MarkWest Energy GP, L.L.C. and its successors and permitted assigns as general partner of the Partnership.

        "General Partner Interest" means the management interest of the General Partner in the Partnership in its capacity as a general partner. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distribution from operations or the liquidation of the Partnership.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

        "Group Member" means a member of the Partnership Group.

        "Hydrocarbon Available Cash" means all cash and cash equivalents on hand derived from or attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc.

        "Hydrocarbon Items" means the income, gains, losses, deductions and credits which are attributable to the Partnership's ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc.

        "Incentive Distribution Rights" has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Agreement.

        "Indemnitee" means (a) the General Partner, (b) any Person who is or was an Affiliate of the General Partner, (c) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member, and (d) any Person who is or was serving at the request of the General Partner or any Affiliate of the General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        "Limited Partner" means, unless the context otherwise requires, (a) a holder of Common Units or Class A Units, except to the extent otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

        "Liquidation Date" means the date on which dissolution of the Partnership occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.2 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) and 6.1(c).

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) and 6.1(c).

        "New Cobb Plant" means the Gas Extraction Plant designed to the specifications contained in the Amended and Restated Agreement for Construction and Removal (Cobb Plant) dated as of December 31, 2004 entered into between MarkWest Hydrocarbon, Inc. and MarkWest Energy Appalachia, L.L.C., replacing and superseding that certain Agreement for Construction and Removal dated October 10, 2003.

        "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.7.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Operating Company" means MarkWest Energy Operating Company, L.L.C., a Delaware limited liability company, and any successors thereto.

        "Operating Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means MarkWest Energy Partners, L.P., a Delaware limited partnership, and any successors thereto.

        "Partnership Group" means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Class A Units.

        "Percentage Interest" means as of any date of determination (a) as to any Unitholder or Assignee holding Units (Common Units and Class A Units), the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Units (Common Units and Class A Units) held by such Unitholder or Assignee by (B) the total number of all outstanding Units (Common Units and Class A Units), and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(iv), 6.1(c)(vi) or 6.1(c)(viii).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

        "Second Amended and Restated Agreement" has the meaning assigned to such term in Section 2.1.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Subordinated Units" has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Agreement.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "Transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Class A Units but shall not include the General Partner Interest; provided, however, that when the term "Unit" is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

        "Unitholders" means the holders of Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

        "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

        "Voting Units" means all Units that are granted the right under this Agreement or under the Delaware Act to vote with respect to the relevant matter. Common Units constitute Voting Units, but Class A Units, the General Partner Interests or any Partnership Securities owned, directly or indirectly, by the Partnership do not constitute Voting Units.

        Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.     The General Partner and MarkWest Hydrocarbon, Inc. have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate in its entirety the original Agreement of Limited Partnership of MarkWest Energy Partners, L.P. as amended by that certain Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of May 24, 2002 (the "First Amended and Restated Agreement"), as amended by that certain Amendment No. 1, dated December 31, 2004, and Amendment No. 2, dated June 10, 2005, to the First Amended and Restated Agreement, and that certain Second Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of February 28, 2007 (the "Second Amended and Restated Agreement"). This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

        Section 2.2    Name.     The name of the Partnership shall be "MarkWest Energy Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the

Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its Subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity does not affect the Partnership's treatment as a partnership for Federal income tax purposes, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

        Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

            (i)  execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner, as applicable, pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

           (ii)  execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, however, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

        Section 2.7    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.8    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All

Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.     Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership;

           (ii)  promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

           (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.     Upon the Partnership's issuance of Common Units or Class A Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning Class A Units or any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Class A Units or other Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board of Directors, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who then becomes the general partner of the Partnership or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner (other than MarkWest Hydrocarbon, Inc., its direct and indirect Subsidiaries and the Partnership) of any or all of the membership interests of the General Partner; provided, however, the General Partner shall not dispose of any of its Partnership Interests; provided, further, the General Partner may distribute its holdings of Class A Units to its members.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.7, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        Section 4.6    Restrictions on Transfers.

        (a)   Except as provided in Section 4.6(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

        (d)   The General Partner Interest shall not be transferred to any Person for any reason whatsoever. So long as the Partnership is a limited partnership, 100% of the General Partner Interests, if any, shall be owned, beneficially and of record, by the Partnership or one of more of its wholly owned subsidiaries.

        Section 4.7    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.3 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.8, and upon his admission pursuant to Section 10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.8    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.7(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.8 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Contributions.     On the date hereof, the Partnership: (i) issued 18,506,132 Class A Units to the General Partner in exchange for (A) the General Partner Interest constituting the 2% economic interest (but not the other rights, privileges and obligations related to the General Partner Interest), which represented the right to be allocated 2% of the income, gains, losses and deductions of the Partnership and to receive 2% of the distributions made by the Partnership and (B) the Incentive Distribution Rights; (ii) issued 5,900,000 Class A Units to MarkWest Hydrocarbon, Inc. in exchange for 4,938,992 Common Units, which represented all of its holdings of the Common Units; and (iii) cancelled such portion of the General Partner Interest, the Incentive Distribution Rights and the Common Units.

        Section 5.2    Interest and Withdrawal.     No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital

Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.3    Capital Accounts.

        (a)   The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.3, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

        Section 5.4    Issuances of Additional Partnership Securities.

        (a)   The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)   The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.5    Splits and Combinations.

        (a)   Subject to Section 5.5(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.5(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.6    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)    Net Income and Net Loss.     After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to the Unitholders, Pro Rata.

        (b)    Certain Special Allocations.

            (i)  All Hydrocarbon Items shall be allocated to the Common Unitholders, Pro Rata.

           (ii)  All items of deduction and loss attributable to the New Cobb plant shall be allocated to the General Partner in its capacity as a holder of Class A Units or any subsequent holder of such Class A Units.

        (c)    Other Special Allocations.     Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c)(i), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(i) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c)(ii), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(ii), other than Section 6.1(c)(i) and other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Qualified Income Offset.     In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or 6.1(c)(ii).

          (iv)    Gross Income Allocations.     In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

          (v)    Nonrecourse Deductions.     Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi)    Partner Nonrecourse Deductions.     Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii)    Nonrecourse Liabilities.     For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (viii)    Code Section 754 Adjustments.     To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (ix)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

           (x)  Items of income and gain allocated under the foregoing provision of Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii) or 6.1(c)(viii) that are Hydrocarbon Items shall, to the maximum extent possible, be allocated to the Common Unitholders, Pro Rata.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

            (i)  In the case of a Contributed Property, such items attributable thereto (A) shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

           (ii)  In the case of an Adjusted Property, such items shall (A) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.3(d)(i) or 5.3(d)(ii), (B) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A) and (C) third, any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

        Section 6.3    Distributions.

        (a)   Subject to Section 6.3(f), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders, Pro Rata, as of the Record Date selected by the General Partner in its reasonable discretion.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

        (c)   In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

        (d)   The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners as if they had been distributed to the Partner on whose behalf the taxes were paid or withheld.

        (e)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        (f)    All Hydrocarbon Available Cash shall be distributed to the Common Unitholders, Pro Rata.

        (g)   All other distributions of cash and other property shall be made to all Unitholders (Common Unitholders and Class A Unitholders), Pro Rata.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Corporate Governance.     The corporate governance of the Partnership, the General Partner or the Board of Directors shall be governed by all applicable rules, regulations, guidelines or requirements of the National Securities Exchange on which such Partnership Interests are listed for trading without regard to any exemptions provided to limited partnerships under such National Securities Exchange.

        Section 7.2    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

        (xiv)  the undertaking of any action in connection with the Partnership's participation in any Group Member as a member or partner.

        Section 7.3    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.4    Restrictions on the General Partner's Authority.

        (a)   The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; or (iv) amending this Agreement in any manner.

        (b)   Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company and its subsidiaries taken as a whole without the approval of holders of a majority of the Outstanding Voting Units; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of the Outstanding Voting Units, the General Partner shall not, on behalf of the Partnership, consent to any amendment to the Operating Company Agreement or take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect.

        Section 7.5    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

        (c)   The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue to the employees any Partnership Securities that the General Partner is obligated to provide to such employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder.

        Section 7.6    Outside Activities.

        (a)   The General Partner (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members, or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   The General Partner may acquire only the Partnership Interests.

        (c)   Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Section 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.6.

        Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

        (c)   The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(c) shall be deemed satisfied as to (i) any transaction approved by the Board of Directors, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved

(including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.5 shall apply to the rendering of services described in this Section 7.7(c).

        (d)   The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

        (e)   Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(e) shall be deemed to be satisfied as to (i) any transaction approved by the Board of Directors, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Board of Directors, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Board of Directors deems relevant under the circumstances.

        (f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

        Section 7.8    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an agreement by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.8.

        (c)   The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.8(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement or any predecessor agreement thereto, including a transaction involving the General Partner, any Affiliate thereof and/or any member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Affiliate of any Group Member.

        (h)   The provisions of this Section 7.8 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.2(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

        (d)   Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        (d)   Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

        Section 7.11    Purchase or Sale of Partnership Securities.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General

Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.     The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities

Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

        (c)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        Section 10.1    Admission of Substituted Limited Partner.     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

        Section 10.2    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner or a Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

            (i)  evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

           (ii)  such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    No Withdrawal or Removal of the General Partner

        (a)   The General Partner may not withdraw and may not be removed at any time for any reason whatsoever. Any attempt of withdrawal or removal of the General Partner shall be null and void.

        (b)   Notwithstanding Section 11.1(a), if the General Partner withdraws in violation of this Agreement pursuant to Section 17-602 of the Delaware Act:

            (i)  The withdrawing General Partner shall give 90 days prior notice of such withdrawal to the Limited Partners.

           (ii)  The successor General Partner shall be elected by a plurality of the votes of the Unitholders cast at a special meeting or an annual meeting where a quorum is present.

          (iii)  A successor General Partner elected pursuant to Section 11.1(b)(ii) shall be admitted to the Partnership as the General Partner, effective as of the date immediately prior to the withdrawal of the predecessor General Partner; provided, however, that no such successor shall be admitted to the Partnership until such successor has executed and delivered this Agreement and such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

          (iv)  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.

           (v)  Upon the withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1(b)(ii), the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership.

        Section 11.2    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   withdrawal of the General Partner in violation of this Agreement pursuant to Section 17-602 of the Delaware Act and the successor General Partner is not admitted to the Partnership pursuant to Section 11.1(b);

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the Outstanding Voting Units;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   the sale of all or substantially all of the assets and properties of the Partnership Group.

        Section 12.2    Liquidator.     Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.3    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        Section 12.4    Cancellation of Certificate of Limited Partnership.     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.3 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.5    Return of Contributions.     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.6    Waiver of Partition.     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.7    Capital Account Restoration.     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

        Section 13.1    Amendment to be Adopted Solely by the General Partner.     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners, as applicable, in accordance with this Agreement;

        (c)   a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Voting Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General

Partner pursuant to Section 5.5 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the majority of the Outstanding Voting Units unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Voting Units shall be set forth in a writing that contains the text of the proposed amendment. If such a Voting amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Voting Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Voting Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Voting Units whose aggregate Outstanding Voting Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Voting Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Voting Units.

        Section 13.4    Common Unitholder Meetings.

        (a)   All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

        (b)   Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Voting Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner (if there is a General Partner at such time) one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes (including the election of directors to the Board of Directors, as necessary), for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A special meeting shall be held at a time and place determined by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        (c)   (i) An annual meeting of the Limited Partners holding Voting Units for the election of directors to the Board of Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners holding Voting Units shall be held in June of each year or at such other date and time as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) at such place within or without the State of Delaware as may be fixed from time to time by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

           (ii)  The Limited Partners holding Voting Units shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner's capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner's limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

          (iii)  Each Limited Partner holding Voting Units shall be entitled to one vote for each Outstanding Unit that is registered in the name of such Limited Partner on the Record Date for such meeting; provided, however, that the General Partner, the Partnership and their Affiliates shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders and any such Units that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9.

          (iv)  The number of Directors that shall constitute the whole Board of Directors of the General Partner shall not be less than seven and not more than eleven as shall be established from time to time by a resolution adopted by a majority of the Directors; provided, however, that no decrease shall shorten the term of any incumbent Director. Unless otherwise previously elected at a special meeting, at each annual meeting of the Limited Partners, Directors shall be elected to hold office until the next annual meeting.

           (v)  Each Director shall hold office for the term for which such Director is elected and thereafter until such Director's successor shall have been duly elected and qualified, or until such Director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining Directors then in office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

          (vi)  If the Commission promulgates a rule that provides for nominations by shareholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner shall adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

         (vii)  This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a "poison pill" or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains "dead hand" provisions, "no hand" provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

        (viii)  The General Partner shall use its commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited liability company agreement of the General Partner.

          (ix)  This Article XIII may not be amended except upon the prior approval of Limited Partners that hold 80% of the Outstanding Voting Units.

           (x)  If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

        Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed or which would have the right to vote on such action, as applicable) may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action) to give such approvals.

        Section 13.7    Adjournment.     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum.     The holders of a majority of the Outstanding Voting Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Voting Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Voting Units that in the aggregate represent a majority of the Outstanding Voting Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Voting Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Units specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Voting Units entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.     The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes for which the meeting is proposed) may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.     If authorized by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action), any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Voting Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Voting Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action) may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action). If a ballot returned to the Partnership does not vote all of the Voting Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Voting Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner (or, if there is no General Partner at such time, Limited Partners owning at least 20% of the Outstanding Voting Units of the class or classes which would have the right to vote on such action), the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Voting and Other Rights.

        (a)   Only those Record Holders of the Voting Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Voting Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Units.

        (b)   With respect to Voting Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Voting Units are registered, such other Person shall, in exercising the voting rights in respect of such Voting Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

        Section 14.1    Authority.     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        Section 14.2    Procedure for Merger or Consolidation.     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

        (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

        (c)   the terms and conditions of the proposed merger or consolidation;

        (d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g)   such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

        Section 14.3    Approval by Limited Partners of Merger or Consolidation.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Outstanding Voting Units unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Voting Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        Section 14.4    Certificate of Merger.     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
GENERAL PROVISIONS

        Section 15.1    Addresses and Notices.     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer

Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

        Section 15.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 15.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 15.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 15.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 15.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 15.7    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

        Section 15.8    Applicable Law.     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 15.9    Invalidity of Provisions.     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 15.10    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        The parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
MARKWEST ENERGY GP, L.L.C.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer
LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
MARKWEST ENERGY GP, L.L.C.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer
MARKWEST HYDROCARBON, INC.
By:
	Name:	Nancy Buese
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

to the Third Amended and Restated
Agreement of Limited Partnership of
MarkWest Energy Partners, L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
MarkWest Energy Partners, L.P.

No.	Common Units

        In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that                        (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	MarkWest Energy Partners, L.P.
Countersigned and Registered by:	By:	MarkWest Energy GP, L.L.C., its General Partner
By:
as Transfer Agent and Registrar	Name:
By:	By:
Authorized Signature	Secretary

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	(Cust)	Custodian	(Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
MARKWEST ENERGY PARTNERS, L.P.
IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
DUE TO TAX SHELTER STATUS OF
MARKWEST ENERGY PARTNERS, L.P.

        You have acquired an interest in MarkWest Energy Partners, L.P., 155 Inverness Drive West, Suite 200, Englewood, Colorado 80112, whose taxpayer identification number is 20-0005456. The Internal Revenue Service has issued MarkWest Energy Partners, L.P. the following tax shelter registration number:                        .

        YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN MARKWEST ENERGY PARTNERS, L.P.

        You must report the registration number as well as the name and taxpayer identification number of MarkWest Energy Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN MARKWEST ENERGY PARTNERS, L.P.

        If you transfer your interest in MarkWest Energy Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of MarkWest Energy Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

        ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

        FOR VALUE RECEIVED,                        hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                        as its attorney-in-fact with full power of substitution to transfer the same on the books of MarkWest Energy Partners, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15		(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
Social Security or other identifying number	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation	☐ Non-resident Alien

        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

        1.     I am not a non-resident alien for purposes of U.S. income taxation.

        2.     My U.S. taxpayer identification number (Social Security Number) is                        .

        3.     My home address is                        .

B.
Partnership, Corporation or Other Interestholder

        1.                             is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

        2.     The interestholder's U.S. employer identification number is                        .

        3.     The interestholder's office address and place of incorporation (if applicable) is                        .

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note:    If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

ANNEX C

MARKWEST ENERGY PARTNERS, L.P.

2008 LONG-TERM INCENTIVE PLAN

1.	PURPOSE
2.	DEFINITIONS
3.	ADMINISTRATION OF THE 2008 PLAN
	3.1.	Board
	3.2.	Committee
	3.3.	Terms of Awards
	3.4.	Deferral Arrangement
	3.5.	No Liability
	3.6.	Units Issuance/Book-Entry
4.	UNITS SUBJECT TO THE 2008 PLAN
	4.1.	Number of Units Available for Awards
	4.2.	Adjustments in Authorized Units
	4.3.	Unit Usage
5.	EFFECTIVE DATE, DURATION AND AMENDMENTS
	5.1.	Effective Date
	5.2.	Term
	5.3.	Amendment and Termination of the 2008 Plan
6.	AWARD ELIGIBILITY AND LIMITATIONS
	6.1.	Service Providers and Other Persons
	6.2.	Successive Awards
7.	GRANT AGREEMENT
8.	TERMS AND CONDITIONS OF RESTRICTED UNITS AND PHANTOM UNITS
	8.1.	Grant of Restricted Units or Phantom Units
	8.2.	Restrictions
	8.3.	Restricted Unit Certificates
	8.4.	Rights of Holders of Restricted Units
	8.5.	Rights of Holders of Phantom Units
		8.5.1.	Voting and Distribution Rights
		8.5.2.	Creditor's Rights
	8.6.	Termination of Service
	8.7.	Purchase of Restricted Units
	8.8.	Delivery of Units
9.	TERMS AND CONDITIONS OF UNRESTRICTED UNIT AWARDS
10.	FORM OF PAYMENT FOR UNRESTRICTED OR RESTRICTED UNITS
	10.1.	General Rule
	10.2.	Surrender of Units
	10.3.	Other Forms of Payment
11.	TERMS AND CONDITIONS OF DISTRIBUTION EQUIVALENT RIGHTS
	11.1.	Distribution Equivalent Rights
	11.2.	Termination of Service
12.	TERMS AND CONDITIONS OF PERFORMANCE UNITS, PERFORMANCE PHANTOM UNITS AND PERFORMANCE AWARDS
	12.1.	Grant of Performance Phantom Units/Performance Units
	12.2.	Value of Performance Phantom Units/Performance Units
	12.3.	Earning of Performance Phantom Units/Performance Units
	12.4.	Form and Timing of Payment of Performance Phantom Units/Performance Units
	12.5.	Performance Conditions
13.	PARACHUTE LIMITATIONS

C-i

14.	REQUIREMENTS OF LAW
	14.1.	General
	14.2.	Rule 16b-3
15.	EFFECT OF CHANGES IN CAPITALIZATION
	15.1.	Changes in Units
	15.2.	Reorganization in Which the Partnership Is the Surviving Entity Which does not Constitute a Corporate Transaction
	15.3.	Corporate Transaction
	15.4.	Adjustments
	15.5.	No Limitations on MarkWest
16.	GENERAL PROVISIONS
	16.1.	Disclaimer of Rights
	16.2.	Nonexclusivity of the 2008 Plan
	16.3.	Withholding Taxes
	16.4.	Captions
	16.5.	Other Provisions
	16.6.	Number and Gender
	16.7.	Severability
	16.8.	Governing Law
	16.9.	Section 409A of the Code

C-ii

MARKWEST ENERGY PARTNERS, L.P.

2008 LONG-TERM INCENTIVE PLAN

        MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), by and through its general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), sets forth herein the terms of the Partnership's 2008 Long-Term Incentive Plan (the "2008 Plan"), as follows:

1.    PURPOSE

        The 2008 Plan is intended to enhance the General Partner's, the Partnership's and their Affiliates' (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the General Partner, the Partnership and their Affiliates (collectively, "MarkWest") and to expend maximum effort to improve the business results and earnings of MarkWest, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of MarkWest. To this end, the 2008 Plan provides for the grant of unrestricted units, restricted units, phantom units, and distribution equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.

2.    DEFINITIONS

        For purposes of interpreting the 2008 Plan and related documents (including Grant Agreements), the following definitions shall apply:

        2.1   "Affiliate" means, with respect to the General Partner and the Partnership, any company or other trade or business that controls, is controlled by or is under common control with the General Partner or the Partnership within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

        2.2   "Award" means a grant of a Unit, Restricted Unit, Phantom Unit, Distribution Equivalent Right, Performance Unit, or Performance Phantom Unit under the 2008 Plan.

        2.3   "Benefit Arrangement" shall have the meaning set forth in Article 13 hereof.

        2.4   "Board" means the Board of Directors of the General Partner.

        2.5   "Cause" means, as determined by the Board and unless otherwise provided in an applicable agreement with MarkWest, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and MarkWest.

        2.6   "Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

        2.7   "Committee" means the Compensation Committee of the Board, or other committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.2.

        2.8   "Company" means MarkWest Hydrocarbon, Inc.

        2.9   "Company Board" means the Board of Directors of the Company.

        2.10 "Corporate Transaction" shall mean the first to occur of:

          (i)    any "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than (1) the Company or any Affiliate of the Company, (2) any employee benefit plan of the Company or any Affiliate of the Company, or (3) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.

          (ii)   the individual directors of the Board or of the Company Board on the Effective Date ("Incumbent Directors") cease to constitute at least two-thirds of the Board or of the Company Board respectively, within any three (3) year period. For purposes of this paragraph, any new director whose election by the Board or by the Company Board, respectively or nomination for election by the Company or the Partnership unitholders, Company's stockholders, respectively, was approved by a vote of at least two-thirds of the Incumbent Directors shall be considered an Incumbent Director. However, no director whose initial election to the Board or to the Company Board occurs as a result of an actual or threatened election contest with respect to the election or removal of director or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or the Company Board shall be considered a Incumbent Director;

          (iii)  consummation of a reorganization, merger or consolidation of the Company (a "Business Combination"), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, by reason of such ownership of the Company's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination;

          (iv)  consummation of any Business Combination with respect to the General Partner, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the General Partner immediately prior to such Business Combination beneficially own, by reason of such ownership of the General Partner voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the General Partner resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the General Partner or all or substantially all of the General Partner's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the General Partner immediately prior to such Business Combination;

          (v)   consummation of any Business Combination with respect to the Partnership, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the Partnership immediately prior to such Business Combination beneficially own, by reason of such ownership of the Partnership's voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Partnership or of the General Partner resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns or controls the Partnership or all or substantially all of the Partnership's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Partnership immediately prior to such Business Combination;

          (vi)  approval by the stockholders or unitholders of the Company or of the Partnership of a complete liquidation or dissolution of the Company or of the Partnership, respectively;

          (vii) any sale, lease, exchange, or other transfer or disposition of all or substantially all of the assets of the Company, the Partnership or the General Partner; or

          (viii)   the general partner of the Partnership (whether it be the General Partner or another entity) ceases to be an Affiliate of the Company.

    Notwithstanding the foregoing subparagraphs (i) through (viii), in no event shall any transaction or series of transactions entered into prior to December 31, 2008 among the Company, the Partnership, the General Partner, or their respective Affiliates or entities wholly owned by the forgoing, or changes and transactions associated therewith, substantially consistent with the Redemption and Merger transaction announced by the Company, the General Partner and the Partnership on September 5, 2007, be considered a Corporate Transaction.

        2.11 "Disability" means the Grantee is unable to perform each of the essential duties of such Grantee's position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

        2.12 "Distribution Equivalent Right" means a right, granted to a Grantee under Article 11 hereof, to receive cash or Units equal in value to distributions paid with respect to a specified number of Units, or other periodic payments.

        2.13 "Effective Date" means January 1, 2008.

        2.14 "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

        2.15 "Fair Market Value" means the value of a Unit, determined as follows: if on the Grant Date or other determination date the Units are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, Inc. or are publicly traded on an established securities market, the Fair Market Value of a Unit shall be the closing price of the Units on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Units is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Units are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Units as determined by the Board in good faith in a manner consistent with Code Section 409A and the regulations promulgated thereunder.

        2.16 "General Partner" means MarkWest Energy GP, L.L.C.

        2.17 "Grant Agreement" means the written agreement between the Partnership and a Grantee that evidences and sets out the terms and conditions of an Award.

        2.18 "Grant Date" means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Article 6 hereof, or (iii) such other date as may be specified by the Board.

        2.19 "Grantee" means a person who receives or holds an Award under the 2008 Plan.

        2.20 "Limited Liability Company Agreement" means Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C., dated as of May 24, 2002, as amended.

        2.21 "MarkWest" means, collectively, the General Partner, the Partnership and their Affiliates.

        2.22 "Other Agreement" shall have the meaning set forth in Article 13 hereof.

        2.23 "Outside Director" means a member of the Board who is not an officer or employee of MarkWest.

        2.24 "Partnership" means MarkWest Energy Partners, L.P.

        2.25 "Performance Award" means an Award made subject to the attainment of performance goals (as described in Article 12) over a performance period of up to ten (10) years.

        2.26 "Performance Period" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

        2.27 "Performance Phantom Unit" means an Award under Article 12 herein and subject to the terms of this 2008 Plan, denominated in Phantom Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

        2.28 "Performance Unit" means an Award under Article 12 herein and subject to the terms of this 2008 Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

        2.29 "Phantom Unit" means a phantom (notional) Unit granted under the 2008 Plan which upon vesting entitles the Participant to receive a Unit.

        2.30 "2008 Plan" means this MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan.

        2.31 "Prior Plan" means the MarkWest Energy Partners, L.P. Long-Term Incentive Plan.

        2.32 "Purchase Price" means the purchase price for each Unit pursuant to a grant of Units or Restricted Units.

        2.33 "Reporting Person" means a person who is required to file reports under Section 16(a) of the Exchange Act.

        2.34 "Restricted Unit" means a Unit, awarded to a Grantee pursuant to Article 8 hereof.

        2.35 "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

        2.36 "Service" means service as a Service Provider to MarkWest. Unless otherwise stated in the applicable Grant Agreement, a Grantee's change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to MarkWest. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the 2008 Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

        2.37 "Service Provider" means an employee, officer or director of MarkWest, or a consultant or adviser (who is a natural person) currently providing services to MarkWest.

        2.38 "Subsidiary" means any "subsidiary corporation" of the General Partner or the Partnership within the meaning of Section 424(f) of the Code.

        2.39 "Unit" means a common unit of the Partnership.

        2.40 "Unitholder" means a holder of any class of units in the Partnership.

        2.41 "Unrestricted Unit" means an Award pursuant to Article 9 hereof.

3.    ADMINISTRATION OF THE 2008 PLAN

        3.1.    Board

        The Board shall have such powers and authorities related to the administration of the 2008 Plan as are consistent with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the 2008 Plan, any Award or any Grant Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the 2008 Plan that the Board deems to be necessary or appropriate to the administration of the 2008 Plan, any Award or any Grant Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by consent of a majority of the Board executed in writing in accordance with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law. The interpretation and construction by the Board of any provision of the 2008 Plan, any Award or any Grant Agreement shall be final, binding and conclusive.

        3.2.    Committee

        The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the 2008 Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, consistent with the General Partner's certificate of formation, the Limited Liability Company Agreement and applicable law.

          (i)    Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the 2008 Plan shall consist of two or more Outside Directors who: (a) meet such requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and who (b) comply with the independence requirements of the stock exchange on which the Units are listed.

          (ii)   The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the General Partner who need not be Outside Directors, who may administer the 2008 Plan with respect to employees or other Service Providers who are not officers or directors of MarkWest, may grant Awards under the 2008 Plan to such employees or other Service Providers, and may determine all terms of such Awards.

In the event that the 2008 Plan, any Award or any Grant Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the 2008 Plan to a member of the Board.

        3.3.    Terms of Awards

        Subject to the other terms and conditions of the 2008 Plan, the Board shall have full and final authority to:

        (i)    designate Grantees,

        (ii)   determine the type or types of Awards to be made to a Grantee,

        (iii)  determine the number of Units to be subject to an Award,

        (iv)  establish the terms and conditions of each Award (including, but not limited to, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, transfer, or forfeiture of an Award or the Units subject thereto),

        (v)   prescribe the form of each Grant Agreement evidencing an Award, and

        (vi)  amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the 2008 Plan but without amending the 2008 Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee's rights under such Award.

        The General Partner may retain the right in a Grant Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of MarkWest or any confidentiality obligation with respect to MarkWest or otherwise in competition with MarkWest, to the extent specified in such Grant Agreement applicable to the Grantee. Furthermore, the General Partner may annul an Award if the Grantee is an employee of MarkWest and is terminated for Cause as defined in the applicable Grant Agreement, the 2008 Plan or the applicable employment agreement (if any) with MarkWest, as applicable.

        3.4.    Deferral Arrangement

        The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or distribution equivalents, including converting such credits into deferred Unit equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

        3.5.    No Liability

        No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the 2008 Plan or any Award or Grant Agreement.

        3.6.    Units Issuance/Book-Entry

        Notwithstanding any provision of this 2008 Plan to the contrary, the issuance of the Units under the 2008 Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Unit certificates.

4.    UNITS SUBJECT TO THE 2008 PLAN

        4.1.    Number of Units Available for Awards

        Subject to adjustment as provided in Article 15 hereof, the number of Units available for issuance under the 2008 Plan shall be two million five hundred thousand (2,500,000). Units issued or to be issued under the 2008 Plan shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other person, or any combination of the foregoing, as determined by the Committee in its discretion.

        4.2.    Adjustments in Authorized Units

        The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Units reserved pursuant to Article 4 shall be increased by the corresponding number of

Awards assumed and, in the case of a substitution, by the net increase in the number of Units subject to Awards before and after the substitution.

        4.3.    Unit Usage

        Units covered by an Award shall be counted as used as of the Grant Date. If any Units covered by an Award are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Units subject thereto, then the number of Units counted against the aggregate number of Units available under the 2008 Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the 2008 Plan. Moreover, if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Award is satisfied by tendering Units to the Partnership (by either actual delivery or by attestation) or by withholding Units, such tendered or withheld Units will again be available for issuance under the 2008 Plan.

5.    EFFECTIVE DATE, DURATION AND AMENDMENTS

        5.1.    Effective Date

        The 2008 Plan shall be effective as of the Effective Date, subject to approval of the 2008 Plan by the Partnership's Unitholders within one year of its date of adoption by the Partnership. Upon approval of the 2008 Plan by the Unitholders of the Partnership as set forth above, all Awards made under the 2008 Plan on or after the Effective Date shall be fully effective as if the Unitholders of the Partnership had approved the 2008 Plan on the Effective Date. If the Unitholders fail to approve the 2008 Plan within one year of its adoption by the Partnership, any Awards made hereunder shall be null and void and of no effect. Following the Effective Date, no additional Awards shall be made under the Prior Plan, unless the Unitholders fail to approve the 2008 Plan within one year of its adoption by the Partnership.

        5.2.    Term

        The 2008 Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

        5.3.    Amendment and Termination of the 2008 Plan

        The Board may, at any time and from time to time, amend, suspend, or terminate the 2008 Plan as to any Units as to which Awards have not been made. An amendment shall be contingent on approval of the Partnership's Unitholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the 2008 Plan. No amendment, suspension, or termination of the 2008 Plan shall, without the consent of the Grantee, impair rights or obligations under any Award theretofore awarded under the 2008 Plan.

6.    AWARD ELIGIBILITY AND LIMITATIONS

        6.1.    Service Providers and Other Persons

        Subject to this Article 6, Awards may be made under the 2008 Plan to: (i) any Service Provider to MarkWest, including any Service Provider who is an officer or director of MarkWest, as the Board shall determine and designate from time to time and (ii) any other individual whose participation in the 2008 Plan is determined to be in the best interests of MarkWest by the Board.

        6.2.    Successive Awards

        An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

7.    GRANT AGREEMENT

        Each Award granted pursuant to the 2008 Plan shall be evidenced by a Grant Agreement, in such form or forms as the Board shall from time to time determine. Grant Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the 2008 Plan.

8.    TERMS AND CONDITIONS OF RESTRICTED UNITS AND PHANTOM UNITS

        8.1.    Grant of Restricted Units or Phantom Units

        Awards of Restricted Units or Phantom Units may be made for no consideration.

        8.2.    Restrictions

        At the time a grant of Restricted Units or Phantom Units is made, the Board may, in its sole discretion, establish a period of time (a "restricted period") applicable to such Restricted Units or Phantom Units. Each Award of Restricted Units or Phantom Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Units or Phantom Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Units or Phantom Units as described in Article 12. Neither Restricted Units nor Phantom Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Units or Phantom Units.

        8.3.    Restricted Unit Certificates

        The General Partner shall issue, in the name of each Grantee to whom Restricted Units has been granted, Unit certificates representing the total number of Restricted Units granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in a Grant Agreement that either (i) the Secretary of the General Partner shall hold such certificates for the Grantee's benefit until such time as the Restricted Units are forfeited to the General Partner or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the 2008 Plan and the Grant Agreement. In the alternative, as provided in Section 3.6, the General Partner may make a book entry registration evidencing a Grantee's ownership of Restricted Units.

        8.4.    Rights of Holders of Restricted Units

        Unless the Board otherwise provides in a Grant Agreement, holders of Restricted Units shall have the right to vote such Units and the right to receive any distributions declared or paid with respect to such Units. All distributions, if any, received by a Grantee with respect to Restricted Units as a result of any split in Units, Unit distribution, combination of Units, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

        8.5.    Rights of Holders of Phantom Units

          8.5.1.    Voting and Distribution Rights

        Holders of Phantom Units shall have no rights as Unitholders of the Partnership. The Board may provide in a Grant Agreement evidencing a grant of Phantom Units that the holder of such Phantom Units shall be entitled to receive, upon the Partnership's payment of a cash distribution on its outstanding Units, a cash payment for each Phantom Unit held equal to the per-Unit distribution paid on the Units.

          8.5.2.    Creditor's Rights

        A holder of Phantom Units shall have no rights other than those of a general creditor of the Partnership. Phantom Units represent an unfunded and unsecured obligation of the Partnership, subject to the terms and conditions of the applicable Grant Agreement.

        8.6.    Termination of Service

        Unless the Board otherwise provides in a Grant Agreement, in an employment agreement or in writing after the Grant Agreement is issued, upon the termination of a Grantee's Service, any Restricted Units or Phantom Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Units or Phantom Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Units or any right to receive distributions with respect to Restricted Units or Phantom Units.

        8.7.    Purchase of Restricted Units

        The Grantee shall be required to purchase the Restricted Units from the Partnership at the Purchase Price, if any, specified in the Grant Agreement relating to such Restricted Units. The Purchase Price shall be payable in a form described in Article 10 or, in the discretion of the Board, in consideration for past or future Services rendered to MarkWest.

        8.8.    Delivery of Units

        Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Restricted Units or Phantom Units settled in Units shall lapse, and, unless otherwise provided in the Grant Agreement, a Unit certificate for such Units shall be delivered, free of all such restrictions, to the Grantee or the Grantee's beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee's beneficiary or estate, shall have any further rights with regard to a Phantom Unit once the Unit represented by the Phantom Unit has been delivered.

9.    TERMS AND CONDITIONS OF UNRESTRICTED UNIT AWARDS

        The Board may, in its sole discretion, grant (or sell at the purchase price determined by the Board) an Unrestricted Unit Award to any Grantee pursuant to which such Grantee may receive Units free of any restrictions ("Unrestricted Units") under the 2008 Plan. Unrestricted Unit Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.    FORM OF PAYMENT FOR UNRESTRICTED OR RESTRICTED UNITS

        10.1.    General Rule

        Payment of the Purchase Price, if any, shall be made in cash or in cash equivalents acceptable to the Partnership.

        10.2.    Surrender of Units

        To the extent the Grant Agreement so provides, payment of the Purchase Price may be made all or in part through the tender or attestation to the General Partner of Units, which shall be valued, for purposes of determining the extent to which the Purchase Price has been paid thereby, at their Fair Market Value on the date of surrender.

        10.3.    Other Forms of Payment

        To the extent the Grant Agreement so provides, payment of the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules.

11.    TERMS AND CONDITIONS OF DISTRIBUTION EQUIVALENT RIGHTS

        11.1.    Distribution Equivalent Rights

        A Distribution Equivalent Right is an Award entitling the recipient to receive credits based on distributions that would have been paid on the Units specified in the Distribution Equivalent Right (or other award to which it relates) if such Units had been issued to and held by the recipient. A Distribution Equivalent Right may be granted hereunder to any Grantee. The terms and conditions of Distribution Equivalent Rights shall be specified in the grant. Distribution Equivalent Rights may be settled in cash or Units or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board. A Distribution Equivalent Right granted as a component of another Award may provide that such Distribution Equivalent Right shall be settled upon settlement, or payment of, or lapse of restrictions on, such other award, and that such Distribution Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Distribution Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

        11.2.    Termination of Service

        Except as may otherwise be provided by the Board in the Grant Agreement, in an employment agreement or in writing after the Grant Agreement is issued, a Grantee's rights in all Distribution Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee's termination of Service for any reason.

12.    TERMS AND CONDITIONS OF PERFORMANCE UNITS, PERFORMANCE PHANTOM UNITS AND PERFORMANCE AWARDS

        12.1.    Grant of Performance Phantom Units/Performance Units

        Subject to the terms and provisions of this 2008 Plan, the Board, at any time and from time to time, may grant Performance Units and/or Performance Phantom Units to Participants in such amounts and upon such terms as the Committee shall determine.

        12.2.    Value of Performance Phantom Units/Performance Units

        Each Performance Phantom Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Unit shall have an initial value equal to the Fair Market Value of a Unit on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Phantom Units/Performance Units that will be paid out to the Participant.

        12.3.    Earning of Performance Phantom Units/Performance Units

        Subject to the terms of this 2008 Plan, after the applicable Performance Period has ended, the holder of Performance Phantom Units/Performance Units shall be entitled to receive payout on the value and number of Performance Phantom Units/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

        12.4.    Form and Timing of Payment of Performance Phantom Units/Performance Units

        Payment of earned Performance Phantom Units/Performance Units shall be as determined by the Board and as evidenced in the Grant Agreement. Subject to the terms of this 2008 Plan, earned Performance Phantom Units/Performance Units shall be payable in Units equal to the value of the earned Performance Phantom Units/Performance Units at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Units may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Grant Agreement pertaining to the grant of the Award.

        12.5.    Performance Conditions

        The right of a Grantee to receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

13.    PARACHUTE LIMITATIONS

        Notwithstanding any other provision of this 2008 Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Partnership or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an "Other Agreement"), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a "Benefit Arrangement"), if the Grantee is a "disqualified individual," as defined in Section 280G(c) of the Code, any Restricted Unit, Phantom Unit, Performance Unit or Performance Phantom Unit held by that Grantee and any right to receive any payment or other benefit under this 2008 Plan shall not become vested (i) to the extent that such right to vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this 2008 Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this 2008 Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Partnership under this 2008 Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to vesting, payment, or benefit under this 2008 Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this 2008 Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee's sole discretion, to designate those rights, payments, or benefits under this 2008 Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this 2008 Plan be deemed to be a Parachute Payment.

14.    REQUIREMENTS OF LAW

        14.1.    General

        The Partnership shall not be required to sell or issue any Units under any Award if the sale or issuance of such Units would constitute a violation by the Grantee or the Partnership of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Partnership shall determine, in its discretion, that the listing, registration or qualification of any Units subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Units hereunder, no Units may be issued or sold to the Grantee pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Partnership, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the delivery of any Units underlying an Award, unless a registration statement under such Act is in effect with respect to the Units covered by such Award, the Partnership shall not be required to sell or issue such Units unless the Board has received evidence satisfactory to it that the Grantee may acquire such Units pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Partnership may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Partnership shall not be obligated to take any affirmative action in order to cause the issuance of Units pursuant to the 2008 Plan to comply with any law or regulation of any governmental authority.

        14.2.    Rule 16b-3

        During any time when the Partnership has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Partnership that Awards pursuant to the 2008 Plan will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the 2008 Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the 2008 Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this 2008 Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.    EFFECT OF CHANGES IN CAPITALIZATION

        15.1.    Changes in Units

        If the number of outstanding Units is increased or decreased or the Units are changed into or exchanged for a different number or kind of Units or other securities of the Partnership on account of any recapitalization, reclassification, split in Units, reverse split, combination of Units, exchange of Units, Unit distribution or other distribution payable in capital interests, or other increase or decrease in such Units effected without receipt of consideration by the Partnership occurring after the Effective Date, the number and kinds of Units for which grants of Awards may be made under the 2008 Plan shall be adjusted proportionately and accordingly by the General Partner. In addition, the number and kind of Units for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. The conversion of any convertible securities of the Partnership shall not be treated as an increase in Units effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Partnership's Unitholders of securities of any other entity or other assets (including an extraordinary distribution but excluding a non-extraordinary distribution of the Partnership) without receipt of consideration by the Partnership, the General Partner shall, in such manner as the General Partner deems appropriate, adjust the number and kind of Units subject to outstanding Awards to reflect such distribution.

        15.2.    Reorganization in Which the Partnership Is the Surviving Entity Which does not Constitute a Corporate Transaction

        If the Partnership shall be the surviving entity in any reorganization, merger, or consolidation of the Partnership with one or more other entities which does not constitute a Corporate Transaction, subject to any contrary language in a Grant Agreement evidencing an Award, any restrictions applicable to such Award shall apply as well to any replacement units received by the Grantee as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 15.2, Phantom Units shall be adjusted so as to apply to the securities that a holder of the number of Units subject to the Phantom Units would have been entitled to receive immediately following such transaction.

        15.3.    Corporate Transaction

        Subject to the exceptions set forth in the second to last sentence of Section 15.4, upon the occurrence of a Corporate Transaction:

          (i)    all outstanding Restricted Units shall be deemed to have vested; all Phantom Units shall be deemed to have vested, and the Units subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction; and all Performance Awards, if any, shall be deemed to have vested and the performance goals relating to such Performance Awards shall be deemed to have been achieved at the maximum level, and

          (ii)   the Board may elect, in its sole discretion, to cancel any outstanding Awards of Restricted Units and/or Phantom Units, and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the formula or fixed price per Unit paid to holders of Units.

        15.4.    Adjustments

        Adjustments under this Article 15 related to Units or securities of the Partnership shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Unit. The Board shall determine the effect of a Corporate Transaction upon Awards other than Restricted Units and Phantom Units, and such effect shall be set forth in the appropriate Grant Agreement. The Board may provide in the Grant Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1, 15.2 and 15.3. This Article 15 does not limit the Partnership's ability to provide for alternative treatment of Awards outstanding under the 2008 Plan in the event of change in control events that are not Corporate Transactions.

        15.5.    No Limitations on MarkWest

        The making of Awards pursuant to the 2008 Plan shall not affect or limit in any way the right or power of MarkWest to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.    GENERAL PROVISIONS

        16.1.    Disclaimer of Rights

        No provision in the 2008 Plan or in any Award or Grant Agreement shall be construed to confer upon any individual the right to remain in the employ or service of MarkWest or to interfere in any way with any contractual or other right or authority of MarkWest either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and MarkWest. In addition, notwithstanding anything contained in the 2008 Plan to the contrary, unless otherwise stated in the applicable Grant Agreement, no Award granted under the 2008 Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of MarkWest. The obligation of the Partnership to pay any benefits pursuant to this 2008 Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The 2008 Plan shall in no way be interpreted to require the General Partner to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the 2008 Plan.

        16.2.    Nonexclusivity of the 2008 Plan

        Neither the adoption of the 2008 Plan nor the submission of the 2008 Plan to the Unitholders of the Partnership for approval shall be construed as creating any limitations upon the right and authority of MarkWest to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of unit options.

        16.3.    Withholding Taxes

        MarkWest shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Units pursuant to an Award. At the time of such vesting or lapse, the Grantee shall pay to MarkWest any amount that MarkWest may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of MarkWest, which may be withheld by MarkWest, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing MarkWest to withhold Units otherwise issuable to the Grantee or (ii) by delivering to MarkWest Units already owned by the Grantee. The Units so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Units used to satisfy such withholding obligation shall be determined by MarkWest as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 16.3 may satisfy his or her withholding obligation only with Units that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of Units that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the vesting, lapse of restrictions applicable to such Award or payment of Units pursuant to such Award, as applicable, cannot exceed such number of Units having a Fair Market Value equal to the minimum statutory amount required by the General Partner to be withheld and paid to any such federal, state or local taxing authority with respect to such vesting, lapse of restrictions or payment of Units.

        16.4.    Captions

        The use of captions in this 2008 Plan or any Grant Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the 2008 Plan or such Grant Agreement.

        16.5.    Other Provisions

        Each Award granted under the 2008 Plan may contain such other terms and conditions not inconsistent with the 2008 Plan as may be determined by the Board, in its sole discretion.

        16.6.    Number and Gender

        With respect to words used in this 2008 Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

        16.7.    Severability

        If any provision of the 2008 Plan or any Grant Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

        16.8.    Governing Law

        The validity and construction of this 2008 Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this 2008 Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

        16.9.    Section 409A of the Code

        The Board intends to comply with Section 409A of the Code ("Section 409A"), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this 2008 Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

* * *

        To record adoption of the 2008 Plan by the Partnership as of                            , 2007, and approval of the 2008 Plan by the Unitholders on                            , 2007, the Partnership has caused its authorized officer to execute the 2008 Plan.

MARKWEST ENERGY PARTNERS, L.P.
By:	MarkWest Energy GP, L.L.C., its General Partner:
By:
Title:

ANNEX D

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
MARKWEST HYDROCARBON, INC.

        MarkWest Hydrocarbon, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST:    Article V, Section 1 of the Certificate of Incorporation of the Corporation is hereby amended by adding new subsections (d) and (e) thereto, which shall read in their entirety as follows:

  "(d) Redemption of Common Stock.    Immediately prior to the Effective Time of the Merger upon the effectiveness of this Amendment (as defined below) (the "Redemption Date"), each share of Common Stock of the Corporation that would not be converted into the Per Share Unit Consideration at the Effective Time of the Merger (the "Redemption Shares"), pursuant to Section 3.1 of the Agreement and Plan of Redemption and Merger, by and among the Corporation, MarkWest Energy Partners, L.P. and MWEP, L.L.C. dated as of September 5, 2007 (the "Redemption/Merger Agreement") shall be redeemed at a redemption price per share equal to the Per Share Cash Consideration (the "Redemption Price"). All capitalized terms used in Sections 1(d) and (e) (the "Amendment") that are not defined herein shall have the meanings ascribed to such terms in the Redemption/Merger Agreement. The Redemption Price shall be paid in accordance with the procedures for payment of the Redemption Consideration to holders of Certificates set forth in Section 3.5 of the Redemption/Merger Agreement. As of the Redemption Date, all Redemption Shares shall no longer be deemed outstanding and all rights with respect to such Redemption Shares shall cease and terminate, except only the right of the holders thereof to receive the Per Share Cash Consideration for each Redemption Share pursuant to and in accordance with the terms of the Redemption/Merger Agreement.

  (e) Appraisal Rights.    Pursuant to Section 262(c) of the Delaware General Corporation Law, holders of shares of Common Stock shall be entitled to appraisal rights as a result of the Amendment and, to the fullest extent permitted by applicable law, holders of Common Stock who seek appraisal rights as a result of the Amendment and thereafter fail to perfect, or otherwise waive, withdraw or lose the right to seek appraisal rights with respect to shares of Common Stock shall be entitled to receive as a result of such failure to perfect, waiver, withdrawal or loss of appraisal rights only the cash and Common Units that such holder would have otherwise been entitled to receive upon redemption of the shares of Common Stock pursuant to Section 1(d) or upon conversion of the shares of Common Stock pursuant to Section 3.1 of the Redemption/Merger Agreement if such shares of Common Stock had been Non-Electing Shares pursuant to and in accordance with the terms of the Redemption/Merger Agreement, and nothing else."

        SECOND:    Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

D-1

        IN WITNESS WHEREOF, MarkWest Hydrocarbon, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, this            day of                        , 2007.

MARKWEST HYDROCARBON, INC.
By:	Name: Title:

D-2

ANNEX E

VOTING AGREEMENT

BY AND AMONG

MARKWEST ENERGY PARTNERS L.P.,

JOHN M. FOX

AND

MWHC HOLDING, INC.

DATED AS OF SEPTEMBER 5, 2007

ARTICLE 1	GENERAL
1.1	Defined Terms
ARTICLE 2	VOTING
2.1	Agreement to Vote
2.2	No Inconsistent Agreements
2.3	Proxy
ARTICLE 3	REPRESENTATIONS AND WARRANTIES
3.1	Representations and Warranties of the Stockholders
3.2	Representations and Warranties of Energy Partners
ARTICLE 4	OTHER COVENANTS
4.1	Prohibition on Transfers, Other Actions
4.2	Stock Dividends, etc
4.3	No Solicitation
4.4	Notice of Acquisitions, Proposals Regarding Prohibited Transactions
4.5	Waiver of Appraisal Rights
4.6	Further Assurances
4.7	Stockholder Capacity
4.8	Registration Rights Agreement
ARTICLE 5	MISCELLANEOUS
5.1	Termination
5.2	No Ownership Interest
5.3	Publicity
5.4	Notices
5.5	Interpretation
5.6	Counterparts
5.7	Entire Agreement
5.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
5.9	Amendment; Waiver
5.10	Remedies
5.11	Severability
5.12	Successors and Assigns; Third Party Beneficiaries

E-i

PAGE
Affiliate	E-1
Agreement	E-1
Beneficial Ownership	E-2
Beneficially Own	E-2
Beneficially Owned	E-2
Common Stock	E-1, 2
control	E-2
controlled by	E-2
Covered Shares	E-2
Energy Partners	E-1
Excluded Shares	E-2
Existing Shares	E-1
Grantees	E-3
Hydrocarbon	E-1
Lien	E-2
Merger Agreement	E-1
Merger Sub	E-1
Orders	E-5
Person	E-2
Representatives	E-2
Specified Rights	E-4
Stockholders	E-1
Transfer	E-2
under common control with	E-2

E-ii

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of September 5, 2007 (this "Agreement"), by and among MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership ("Energy Partners"), and JOHN M. FOX AND MWHC HOLDING, INC., a Colorado corporation (collectively, the "Stockholders" and, individually, "Stockholder").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution of this Agreement, Energy Partners, MarkWest Hydrocarbon, Inc., a Delaware corporation ("Hydrocarbon") and WMEP, L.L.C., a Delaware limited liability company ("Merger Sub") are entering into an Agreement and Plan of Merger and Redemption, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Merger Agreement") pursuant to which, among other things, Merger Sub will merge with and into Hydrocarbon and each outstanding share of the common stock, par value $0.01 per share, of Hydrocarbon (the "Common Stock") will be converted into the right to receive the merger consideration specified therein;

        WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner, in the aggregate, of the number of shares of Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares"), all of which such shares such Stockholder controls the right to vote;

        WHEREAS, as a material inducement to Energy Partners entering into the Merger Agreement, Energy Partners has required that the Stockholders agree, and the Stockholders have agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein; and

        WHEREAS, as a material inducement to the Stockholders entering into this Agreement, Energy Partners has agreed to enter into a Registration Rights Agreement on the Closing Date and grant the Stockholders certain registration rights as provided therein.

        NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

        1.1    Defined Terms.     The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this Agreement, with respect to each Stockholder or other Person, Affiliate shall not include Hydrocarbon or any Person that is directly or indirectly, through one or more intermediaries, controlled by Hydrocarbon. For the avoidance of doubt, no officer or director of Hydrocarbon, the General Partner, Energy Partners or any of their controlled Affiliates shall be deemed to be an Affiliate of a Stockholder or other Person by virtue of his, her or its status as a director or officer of Hydrocarbon, the General Partner, Energy Partners or any of their controlled Affiliates.

        "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms "Beneficially Own" and "Beneficially Owned" shall have a correlative meaning. Neither Stockholder shall be deemed to Beneficially Own any of the shares of Common Stock held by any Person identified on Schedule II hereto (the "Excluded Shares").

        "Common Stock" means, the common stock, par value $.01 per share, of Hydrocarbon.

        "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

        "Covered Shares" means, with respect to a Stockholder, such Stockholder's Existing Shares, together with any shares of Common Stock or other voting capital stock of Hydrocarbon and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of Hydrocarbon, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof, but shall not include the Excluded Shares.

        "Lien" means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

        "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

        "Representatives" means the officers, directors, employees, agents, advisors and Affiliates of a Person.

        "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

        2.1    Agreement to Vote.     Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Hydrocarbon Meeting and at any other meeting of the stockholders of Hydrocarbon, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Hydrocarbon, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

          (a)   appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Redemption Charter Amendment, the Merger Agreement and the approval of the Merger and any other action reasonably requested by Energy Partners in furtherance thereof, submitted for the vote or written consent of stockholders; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hydrocarbon contained in the Merger Agreement; (iii) against any Acquisition Proposal; and (iv) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

        2.2    No Inconsistent Agreements.     Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to its Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of his or its obligations under this Agreement. Notwithstanding the foregoing and Section 2.3, if a proxy relating to Hydrocarbon's 2008 annual meeting of stockholders is mailed to Hydrocarbon stockholders prior to the termination of this Agreement, each Stockholder may grant a proxy with respect to the voting of his or its Covered Shares at such meeting, provided that no matter relating to the Merger or any transaction contemplated in the Merger Agreement is to be considered at such meeting and that such proxy is not otherwise inconsistent with this Agreement.

        2.3    Proxy.     In order to secure the obligations set forth herein, Stockholder hereby irrevocably appoints as his or its proxy and attorney-in-fact, as the case may be Nancy K. Buese and Andy Schroeder, in their respective capacities as officers of Energy Partners or the General Partner, and any individual who shall hereafter succeed to any such officer of Energy Partners or the General Partner, as the case may be, and any other Person designated in writing by Energy Partners or the General Partner (collectively, the "Grantees"), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Hydrocarbon at which any of the matters described in Section 2.1(b) are to be considered; provided that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Conflicts Committee. This proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the

Covered Shares. Energy Partners may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Stockholders.     Each Stockholder (except to the extent otherwise provided herein) hereby severally but not jointly represents and warrants to Energy Partners as follows:

          (a)    Organization; Authorization; Validity of Agreement; Necessary Action.     Stockholder has the requisite power and authority to execute and deliver this Agreement, to carry out his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Stockholder of this Agreement, the performance by him or it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder to authorize the execution and delivery of this Agreement, the performance by Stockholder of the obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Energy Partners, constitutes a legal, valid and binding agreement of Stockholder, enforceable against him or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (b)    Ownership.     Stockholder's Existing Shares are, and all of the Covered Shares owned by Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned by Stockholder, except to the extent such Covered Shares constitute any warrants, options, conversion rights or similar rights with respect to Common Stock (collectively, "Specified Rights") that expire after the date hereof. Stockholder has good and marketable title to Stockholder's Existing Shares, free and clear of any Lien. Except to the extent Covered Shares constitute Specified Rights that expire after the date hereof and except as set forth on Schedule III, Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder's Existing Shares and with respect to all of the Covered Shares owned by Stockholder at all times through the Closing Date (subject, in the case of Covered Shares underlying Specified Rights acquired after the date hereof, to the terms of such Specified Rights).

          (c)    No Violation.     Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of his or its obligations under this Agreement will (A) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets, including but not limited to the Existing Shares, owned or operated by Stockholder, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his or its respective properties, rights or assets may be bound (B) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, "Orders") or laws applicable to Stockholder or any of his properties, rights or assets or, in the case of MWHC Holdings, Inc., result in a violation or breach of or conflict with its certificate of incorporation or bylaws.

          (d)    Consents and Approvals.     No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by Stockholder in connection with Stockholder's execution, delivery and performance of this Agreement or the consummation by Stockholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

          (e)    Absence of Litigation.     There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding nor, to the knowledge of Stockholder, is any such action, litigation, proceeding or Order threatened, against Stockholder or the Existing Shares which may prevent or materially delay Stockholder from performing his obligations under this Agreement or consummating the transactions contemplated hereby on a timely basis.

          (f)    Reliance by Energy Partners.     Stockholder understands and acknowledges that Energy Partners is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

        3.2    Representations and Warranties of Energy Partners.     Energy Partners hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by Energy Partners and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Energy Partners.

ARTICLE 4

OTHER COVENANTS

        4.1    Prohibition on Transfers, Other Actions.     Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Stockholder's representations, warranties, covenants and obligations under this Agreement; (iii) take any action that could restrict or otherwise affect Stockholder's legal power, authority and right to comply with and perform his or its covenants and obligations under this Agreement; or (iv) permit the Covered Shares to become subject to any Lien. Any Transfer in violation of this provision shall be null and void.

        4.2    Stock Dividends, etc.     In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms "Existing Shares" and "Covered Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        4.3    No Solicitation.     Each Stockholder agrees that he or it will not, and shall use his or its reasonable best efforts to cause his or its Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, the submission of any Acquisition Proposal or the making or consummation thereto, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information about Hydrocarbon in connection with, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) make or participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of Hydrocarbon vote in favor of the adoption of the Redemption Charter Amendment and the Merger Agreement and as otherwise expressly provided for in this Agreement, or (iv) agree or publicly propose to do any of the foregoing. Notwithstanding anything to the contrary in this Section 4.3, nothing contained in this Agreement shall prohibit a Stockholder from furnishing any information to, or entering into or participating in discussions or negotiations with, any person (that is not an Affiliate of such Stockholder) that makes a written Acquisition Proposal, not in breach of Section 6.6 of he Merger Agreement, pursuant to which such Stockholder would be treated on an equivalent basis with Hydrocarbon's other holders of Common Stock if (i) the Deal Committee determines that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal and (ii) prior to Stockholder furnishing such non-public information to such person, Hydrocarbon receives from such person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and furnishes Energy Partners with any such information that has not previously been furnished. Each Stockholder hereby represents that, as of the date hereof, such Stockholder is not engaged in any discussions or negotiations with respect to any Acquisition Proposal and shall use his or its reasonable best efforts to cause such Stockholder's Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and will take commercially reasonable steps to inform his or its Representatives of the obligations undertaken by such Stockholder pursuant to this Agreement, including this Section 4.3.

        4.4    Notice of Acquisitions, Proposals Regarding Prohibited Transactions.     Each Stockholder hereby agrees to notify Energy Partners as promptly as practicable (and in any event within 24 hours after receipt) of (i) the number of any additional shares of Common Stock or other securities of Hydrocarbon of which Stockholder acquires Beneficial Ownership on or after the date hereof, and (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, Stockholder or any of his or its Affiliates with respect to any Acquisition Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be). Each Stockholder will keep Energy Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

        4.5    Waiver of Appraisal Rights.     To the fullest extent permitted by applicable law, each Stockholder hereby agrees not to make a written demand or file a petition for appraisal in respect of its Covered Shares pursuant to Section 262 of the General Corporation Law of the State of Delaware in connection with the Merger or the Redemption Charter Amendment.

        4.6    Further Assurances.     From time to time, at Energy Partners' request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

        4.7    Stockholder Capacity.     Each Stockholder has entered into this Agreement solely in the capacity as a Beneficial Owner of Covered Shares. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict either Stockholder or any of its Representatives who is an officer or a member of the Board of Directors of Hydrocarbon or Energy Partners from exercising his or its fiduciary duties to Hydrocarbon or Energy Partners by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by Hydrocarbon or Energy Partners in respect of any Acquisition Proposal shall serve as the basis of a claim that a Stockholder is in breach of its obligations hereunder notwithstanding the fact that such Stockholder or its Representatives have provided advice or assistance to Hydrocarbon or Energy Partners in connection therewith.

        4.8    Registration Rights Agreement.     On the Closing Date, each of Energy Partners and the Stockholders shall execute and deliver the Registration Rights Agreement, in the form attached hereto as Exhibit A pursuant to which Energy Partners will agree to grant certain registration rights to the Stockholders.

ARTICLE 5

MISCELLANEOUS

        5.1    Termination.     This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) a Hydrocarbon Change of Recommendation; (iv) the amendment of the Merger Agreement to decrease the Merger Consideration or otherwise alter the Merger Agreement in a manner adverse to the Stockholders unless such amendment has been consented to by each Stockholder in writing prior to such amendment; or (v) the written agreement of the Stockholders and Energy Partners to termination of this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

        5.2    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Energy Partners any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares shall remain vested in and belong to each Stockholder, and Energy Partners shall have no authority to direct such Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

        5.3    Publicity.     Each Stockholder hereby permits Energy Partners and Hydrocarbon to include and disclose in the Registration Statement, the Joint Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Stockholder's identity and ownership of the Covered Shares and the nature of such Stockholder's commitments, arrangements and understandings pursuant to this Agreement.

        5.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by telecopy (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to Energy Partners, to:

    MarkWest Energy GP, L.L.C.
    Attn: General Counsel
    1515 Arapahoe Street
    Tower 2, Suite 700
    Denver, Colorado 80202
    Fax: (303) 290-8769

  With copies to:

    Vinson & Elkins L.L.P.
    Attn: Michael J. Swidler
    666 Fifth Avenue, 26th Floor
    New York, NY 10103
    Fax: (212)237-0100

    Andrews Kurth LLP
    Attn: Bill Cooper
    1350 I Street, N.W., Suite 1100
    Washington, D.C. 20005
    Fax: (202) 662-2739

  If to Hydrocarbon, to:

    MarkWest Hydrocarbon, Inc.
    Attn: General Counsel
    1515 Arapahoe Street
    Tower 2, Suite 700
    Denver, Colorado 80202
    Fax: (303) 290-8769

  With copies to:

    Hogan & Hartson L.L.P.
    Attn: George Hagerty
    One Tabor Center, Suite 1500
    1200 Seventeenth Street
    Denver, Colorado 80202
    Fax: (303) 899-7333

    Akin, Gump, Strauss, Hauer & Feld LLP
    Attn: Michael E. Dillard, P.C.
    1111 Louisiana Street, 44th Floor
    Houston, Texas 77002
    Fax: (713) 236-0832

  If to a Stockholder, to:

    MWHC Holding, Inc.
    Attn: John Fox
    155 Inverness Drive West, #330
    Englewood, Colorado 80112
    Fax: (303) 649-2138

  With copies to:

    Cooley Godward Kronish LLP
    Attn: Francis R. Wheeler, Esq.
    380 Interlocken Crescent, Suite 900
    Broomfield, Colorado 80021
    Fax: (720) 566-4499

        5.5    Interpretation.     The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

        5.6    Counterparts.     This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        5.7    Entire Agreement.     This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

        5.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

          (b)   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.9.

        5.9    Amendment; Waiver.     This Agreement may not be amended except by an instrument in writing signed by Energy Partners and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Energy Partners and the Stockholders. No amendment or waiver shall be effective unless, (a) in the case of Energy Partners, the Conflicts Committee shall have approved such amendment or waiver, and (b) the Deal Committee, on behalf of Hydrocarbon, shall have given its written consent, such consent not to be unreasonably withheld.

        5.10    Remedies.

          (a)   Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

          (b)   All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        5.11    Severability.     Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

        5.12    Successors and Assigns; Third Party Beneficiaries.     Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto, (b) Hydrocarbon, solely to the extent specified in the next succeeding sentence, or (c) the parties respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The parties hereto agree that Hydrocarbon shall be an intended third party beneficiary of this Agreement solely to the extent of its right to consent to amendments to or waivers under this Agreement as specified in Section 5.9.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

MARKWEST ENERGY PARTNERS, L.P.:
BY:	MARKWEST ENERGY GP, L.L.C., its General Partner
By:
/s/ NANCY K. BUESE Name
Chief Financial Officer Title
STOCKHOLDERS:
/s/ JOHN M. FOX John M. Fox
MWHC HOLDINGS, INC.
By:
/s/ JOHN M. FOX John M. Fox
Title

Schedule I

STOCKHOLDER INFORMATION

Name	Existing Shares Beneficially Owned
MWHC Holding, Inc.(1)	4,842,387
John M. Fox	at least 331,852

(1)
Shares Beneficially Owned by MWHC Holding, Inc. are also Beneficially Owned by John M. Fox.

Schedule II

EXCLUDED SHARES

Name	Excluded Shares Beneficially Owned
Fox Family Foundation	118,000
Bode Blanco, L.L.C.	1,452
Brian T. Crabtree Trust	81,250
MaggieGeorge Foundation	121,035

Schedule III

EXCEPTIONS TO SOLE BENEFICIAL OWNERSHIP

        Of the at least 331,852 Existing Shares Beneficially Owned by John M. Fox, an aggregate of at least 231,830 are owned as joint tenants with his wife, Marcella F. Fox.

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

ANNEX F

OPINION OF LEHMAN BROTHERS INC.

September 5,2007

MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower Two, Suite 700
Denver, CO 80202

Attention: Conflicts Committee of MarkWest Energy GP, L.L.C.
Members of the Committee:

        We understand that MarkWest Energy Partners, L.P. (the "Partnership" or "MWE") intends to enter into a transaction pursuant to which (i) MarkWest Hydrocarbon Inc. ("Hydrocarbon" or the "Company") will, subject to the terms and conditions set forth in the Merger Agreement (as defined below), redeem a portion of its outstanding shares of common stock (the "Redemption") and then (ii) a wholly owned subsidiary of the Partnership, MWEP, L.L.C. ("Merger Sub") will merge (the "Merger") with and into Hydrocarbon, with Hydrocarbon surviving, such that following the Redemption and Merger, Hydrocarbon will be a direct, wholly owned subsidiary of the Partnership. We further understand that in connection with the Redemption and Merger, the Hydrocarbon shareholders will have the option to elect to (a) receive the stated consideration in the Redemption and Merger which equates, on a per share basis, to (i) $20.00 in cash and (ii) 1.285 Common L.P. Units of MWE, (b) have their shares of common stock redeemed for cash in the Redemption, (c) have their shares exchanged for Common L.P. Units of MWE in the Merger, or (d) some combination of (b) and (c), subject to pro-ration as set forth in the terms of the Merger Agreement (as defined below). In addition, we further understand that MWE intends to acquire up to a 10.3% membership interest in MarkWest Energy GP, L.L.C. ("MWE G.P."), which is the Partnership's general partner, for up to (i) $21 million in cash and (ii) 946,146 Common L.P. Units of MWE (the "Acquisition" and together with the Redemption and Merger, the "Proposed Transaction"). Finally, we understand that concurrent with the Proposed Transaction, MWE will execute certain restructuring transactions that involve the issuance of new MWE Class A L.P. units to Hydrocarbon and the General Partner in exchange for the 4,938,992 MWE common L.P. units that Hydrocarbon currently owns and the incentive distribution rights and all of the economic interest in the 2.0% general partner interest in the Partnership owned by MWE G.P. (the "Restructuring Transactions"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Redemption and Merger, dated September 5, 2007, among the Partnership, the Company and Merger Sub (the "Merger Agreement"), the Class B Interest Contribution Agreement, dated September 5, 2007, among the Partnership and the other parties named therein, and the Exchange Agreement, dated September 5, 2007, among the Partnership, Hydrocarbon and MWE G.P. (the "Exchange Agreement" and together with the Merger Agreement the "Agreements"),

        We have been requested by the Conflicts Committee of the Board of Directors of MWE G.P. (the "Conflicts Committee") to render our opinion with respect to the fairness, from a financial point of view, to the common unitholders of the Partnership (other than Hydrocarbon and any MWE common unitholders that are affiliated with MWE G.P. or Hydrocarbon) of the aggregate consideration to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Partnership's underlying business decision to proceed with or effect the Proposed Transaction. Furthermore, our opinion does not in any manner address the tax impact or consequences of the Proposed Transaction or the Restructuring Transactions that the Partnership plans to execute.

F-1

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction, (2) publicly available information concerning MWE and Hydrocarbon that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, (3) financial and operating information with respect to the business, operations and prospects of MWE and Hydrocarbon furnished to us by the management of MWE and the Company, including financial projections of MWE and Hydrocarbon under certain future commodity price estimates prepared by management of MWE and the Company (the "Projections"), (4) a trading history of the Partnership's common units and the Company's common shares from January 2004 to August 2007, (5) a comparison of the historical financial results and present financial condition of MWE and Hydrocarbon with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (7) the pro forma impact of the Proposed Transaction, including the impact of (i) the Restructuring Transactions and (ii) the cost savings expected by the management of MWE and the Company (the "Projected Cost Savings"), (8) estimates of third party research analysts with respect to the future financial performance of MWE and Hydrocarbon, and (9) the impact of various future commodity price fluctuations on the Projections. In addition, we have had discussions with the management of MWE and Hydrocarbon concerning their businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of MWE and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections of the Company, upon the advice of MWE and the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of MWE and the Company as to the future financial performance of MWE and the Company and that MWE and the Company will perform substantially in accordance with such Projections. Furthermore, upon the advice of the Conflicts Committee and its legal and accounting advisors, we have assumed that the Proposed Transaction and the Restructuring Transactions will qualify as tax-free to the MWE common L.P. unitholders. With respect to the Projected Cost Savings expected by the management of MWE and the Company to result from the Proposed Transaction, we have assumed that such Projected Cost Savings will be realized substantially in accordance with such expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of MWE or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of MWE or the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter,

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the aggregate consideration paid in the Proposed Transaction is fair to the common unitholders of the Partnership (other than Hydrocarbon and MWE common unitholders that are affiliated with MWE G.P. or Hydrocarbon).

        We have acted as financial advisor to the Conflicts Committee in connection with the Proposed Transaction and will receive a fee for our services, a material portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Partnership has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Partnership in the past, and expect to provide such services in the future, and expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Partnership and Hydrocarbon for our own

F-2

account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Conflicts Committee and is rendered to the Conflicts Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any unitholder of the Partnership as to how such unitholder should vote with respect to the Proposed Transaction.

Very truly yours,
/s/ LEHMAN BROTHERS LEHMAN BROTHERS

F-3

ANNEX G

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

September 5, 2007

Deal Committee of the Board of Directors
MarkWest Hydrocarbon, Inc.
216 16th Street, Suite 1100
Denver, CO 80202

Members of the Deal Committee:

        MarkWest Hydrocarbon, Inc. (the "Company") and MarkWest Energy Partners, L.P. (the "Acquirer") propose to enter into an Agreement and Plan of Redemption and Merger (the "Agreement") pursuant to which (i) a wholly owned subsidiary of the Acquirer would merge with and into the Company (the "Merger"), with the Company surviving such Merger as a wholly owned subsidiary of the Acquirer and (ii) each holder of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Company Shares"), other than certain shares set forth in the Agreement, would receive, at the election of such holder, subject to proration and other adjustments set forth in the Agreement, either (x) common units of the Acquirer ("Acquirer Units") in the Merger (the "Merger Consideration"), (y) cash in redemption (the "Redemption") of such holder's Company Shares (the "Redemption Consideration" and, together with the Merger Consideration, the "Merger/Redemption Consideration") or (z) a combination of the Redemption Consideration and Merger Consideration. The per share Merger/Redemption Consideration would have a value equal to the sum of $20.00 plus the value of 1.285 Acquirer Units based on the Final Energy Partners Unit Price (as defined in the Agreement). The number of Acquirer Units to be received by a holder of Company Shares in respect of the Merger Consideration and the amount of cash to be received by a holder of Company Shares in respect of the Redemption Consideration will vary based on the Final Energy Partners Unit Price as provided in the Agreement.

        You have asked us whether, in our opinion, the Merger/Redemption Consideration is fair from a financial point of view to the holders of the Company Shares other than (i) John M. Fox, MWHC Holdings Inc. and their respective affiliates (as such terms are defined in the Agreement) and (ii) the respective officers and directors of the Company and the general partner of the Acquirer (together, the "Excluded Holders").

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and the Acquirer that we deemed to be relevant, including Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and Quarterly Reports on Form 10-Q and related unaudited financial statements for the three month periods ended March 31, 2006 and 2007 and six month periods ended June 30, 2006 and 2007;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquirer furnished to us by the Company and the Acquirer, respectively;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and the Acquirer concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Redemption and the Merger;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Acquirer Units and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and the Acquirer and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Redemption and the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations concerning the Redemption and the Merger among representatives of the Company and the Acquirer and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Redemption and the Merger;

  (9)
  Reviewed a draft of the Agreement dated September 4, 2007; and

  (10)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquirer or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquirer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquirer. With respect to the forecast information furnished to us by, or discussed by us with, the Company or the Acquirer, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquirer's management as to the expected future financial performance of the Company or the Acquirer. In addition, we have assumed, without verifying, that the tax impact of the transaction on the Company and on the holders of the Company Shares will be as represented to us. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Redemption and the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Redemption and the Merger.

        In connection with our role as financial advisor, the Deal Committee of the Board of Directors of the Company authorized us to contact a select group of third parties to assess their interest in pursuing a potential acquisition of the Company; however, no such parties provided us with firm indications of interest. We note that we may be authorized by the Deal Committee of the Board of Directors of the Company to solicit third party indications of interest for the acquisition of the Company for a limited period of time following the execution of the Agreement.

        We are acting as financial advisor to the Deal Committee of the Board of Directors of the Company in connection with the Redemption and the Merger and have received a fee from the Company for our services and will receive an additional fee from the Company for our services, which is contingent upon the consummation of the Redemption and the Merger or another transaction whereby a person acquires control of the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have provided financial advisory services to the Company in the past and have received fees for rendering such services. In the ordinary course of our business, we may actively trade the Company Shares and in the debt and equity securities of the Acquirer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is solely for the use and benefit of the Deal Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Redemption and the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote thereon or any matter related thereto, or as to whether such shareholder should elect to receive the Redemption Consideration or the Merger Consideration. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares (excluding the Excluded Holders).

        We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquirer Units will trade following the announcement or consummation of the Redemption and the Merger.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger/Redemption Consideration is fair from a financial point of view to the holders of the Company Shares other than Excluded Holders.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX H

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders of such shares are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of MarkWest Energy Partners, L.P. provides that, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of the general partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner; or

  •
  who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of the Partnership's assets. The general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable us to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the partnership agreement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.
2.2(1)
Plan of Merger entered into as of March 28, 2003, by and among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, PNG Utility Company and Bright Star Gathering, Inc.
2.3(2)
Asset Purchase and Sale Agreement dated as of November 18, 2003 by and between American Central Western Oklahoma Gas Company, L.L.C., MarkWest Western Oklahoma Gas Company, L.L.C. and American Central Gas Technologies, Inc.
2.4(3)
Purchase and Sale Agreement, dated as of November 7, 2003, by and between Shell Pipeline Company, LP and Equilon Enterprises L.L.C., dba Shell Oil Products US, and MarkWest Michigan Pipeline Company, L.L.C.
2.5(4)
Asset Purchase and Sale Agreement and addendum, thereto, dated as of July 1, 2004, by and between American Central Eastern Texas Gas Company Limited Partnership, ACGC Gathering Company, L.L.C. and MarkWest Energy East Texas Gas Company L.P.

2.6(5)	Purchase and Sale Agreement effective as of January 1, 2005 between MarkWest Energy Partners L.P. and Enterprise Products Operating L.P.
2.7(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners and El Paso Corporation.
2.8(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners, Kerr-McGee Corporation, KM Investment Corporation and Javelina Holdings Corporation.
2.9(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners, Valero Energy Corp. and Valero Javelina, L.P.
2.10(24)	Agreement and Plan of Redemption and Merger dated as of September 5, 2007 by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MWEP, L.L.C.
3.1(7)	Certificate of Limited Partnership of MarkWest Energy Partners, L.P.
3.2(8)	Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. dated as of May 24, 2002.
3.3(10)	Amendment No. 1 to Amended and Restated Limited Partnership Agreement of MarkWest Energy Partners, L.P. dated as of December 31, 2004.
3.4(11)	Amendment No. 2 to Amended and Restated Limited Partnership Agreement of MarkWest Energy Partners, L.P. dated as of June 10, 2005.
3.5(8)	Amended and Restated Limited Liability Company Agreement of MarkWest Operating Company, L.L.C. dated as of May 24, 2002.
4.1(15)
Indenture dated as of July 6, 2006 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the subsidiaries named therein, as Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee.
4.2(13)
Indenture dated as of October 25, 2004 by and among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the Subsidiaries named therein, as Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee.
4.2(14)
First Supplemental Indenture dated as of February 2, 2005 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.
4.3(16)
Second Supplemental Indenture dated as of January 17, 2006 by and among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the subsidiaries named therein, as Guarantors, and Wells Fargo Bank National Association, as Trustee.
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8.1**	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
8.2**	Opinion of Hogan & Hartson LLP as to certain tax matters.
10.1(8)
Credit Facility dated as of May 20, 2002, among MarkWest Energy Operating Company, L.L.C., as the Borrower, MarkWest Energy Partners, L.P., as a Guarantor, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, to the $60,000,000 Senior Credit Facility.

10.2(2)
Amended and Restated Credit Agreement dated as of December 1, 2003, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, and Fortis Capital Corp., as Documentation Agent, to the $140,000,000 Senior Credit Facility.
10.3(4)
Second Amended and Restated Credit Agreement dated as of July 30, 2004 among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Fortis Capital Corp., as Syndication Agent, Bank One, NA, as Documentation Agent and Societe Generale, as Documentation Agent, to the $315,000,000 Senior Credit Facility.
10.4(4)
First Amendment to the Second Amended and Restated Credit Agreement dated as of August 20, 2004, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Fortis Capital Corp., as Syndication Agent, Bank One, NA, as Documentation Agent, and Societe Generale, as Documentation Agent.
10.5(17)
Third Amended and Restated Credit Agreement dated as of October 25, 2004 among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, Fortis Capital Corp., as Documentation Agent, U.S. Bank National Association, as Documentation Agent, Societe Generale, as Documentation Agent, and Wachovia Bank, National Association, as Documentation Agent, the lenders party thereto, RBC Capital Markets and J.P. Morgan Securities Inc., as Lead Arrangers and Joint Bookrunners, to the $200,000,000 Senior Credit Facility.
10.6(18)
Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 among MarkWest Operating Company, L.L.C., as the Borrower, MarkWest Energy Partners, L.P., as a Guarantor, Royal Bank of Canada, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Co-Syndication Agent, Societe Generale, as Co-Documentation Agent, Wachovia Bank, National Association, as Co-Documentation Agent, the lenders party thereto and RBC Capital Markets as Sole Lead Arranger and Bookrunner, to the $100,000,000 Revolver Facility and the $400,000,000 Term Loan.
10.7(12)
Fifth Amended and Restated Credit Agreement dated as of December 29, 2005, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, Fortis Capital Corp., as Documentation Agent, U.S. Bank National Association, as Documentation Agent, Societe Generale, as Documentation Agent, Wachovia Bank, National Association, as Documentation Agent, the lenders party thereto and RBC Capital Markets and J.P. Morgan Securities Inc., as Lead Arrangers and Joint Bookrunners, to the $615,000,000 Senior Credit Facility.
10.8(8)	MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.9(8)	First Amendment to MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.10(8)	Omnibus Agreement dated of May 24, 2002, among MarkWest Hydrocarbon, Inc.; MarkWest Energy GP, L.L.C.; MarkWest Energy Partners, L.P.; and MarkWest Energy Operating Company, L.L.C.

10.11(8)†	Fractionation, Storage and Loading Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.12(8)†	Gas Processing Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.13(8)†	Pipeline Liquids Transportation Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.14(8)	Natural Gas Liquids Purchase Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.15(9)	Gas Processing Agreement (Maytown) dated as of May 28, 1999, between Equitable Production Company and MarkWest Hydrocarbon, Inc.
10.16(9)	Amendment to Gas Processing Agreement (Maytown) dated as of March 26, 2002, between Equitable Production Company and MarkWest Hydrocarbon, Inc.
10.17(19)	Services Agreement dated as of January 1, 2004 between MarkWest Energy GP, L.L.C. and MarkWest Hydrocarbon, Inc.
10.18(20)	Office Lease Agreement dated April 19, 2006 between MarkWest Energy Partners, L.P. and Park Central Property, L.L.C.
10.19(21)†	Gas Gathering Agreement dated as of May 1, 2006 between MarkWest Pinnacle, L.P. and Chesapeake Exploration Limited Partnership.
10.20(24)	Exchange Agreement dated as of September 5, 2007, by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MarkWest Energy, GP L.L.C.
10.21*	Form of Registration Rights Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P., John M. Fox and MWHC Holding, Inc.
10.22(24)	Class B Membership Interest Contribution Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P. and the sellers named therein.
10.23(25)	Amended and Restated Class B Membership Interest Contribution Agreement dated as of October 26, 2007.
10.24*	Form of Registration Rights Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P. and the holders named therein.
10.25(26)	Executive Employment Agreement with Frank M. Semple dated September 5, 2007.
10.26(26)	Form of Executive Employment Agreement with the named executive officers dated September 5, 2007.
16.1(22)	Changes in registrant's certifying accountants. MarkWest Energy Partners, L.P. dismissed PricewaterhouseCoopers LLP as its independent accountants.
16.2(23)
Changes in registrant's certifying accountants. MarkWest Energy Partners, L.P. dismissed KPMG LLP as the Partnership's independent registered public accounting firm and engaged Deloitte & Touche LLP as its new independent registered public accounting firm.
23.1*	Consent of KPMG LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Deloitte & Touche LLP.

23.4*	Consent of KPMG LLP.
23.5*	Consent of Deloitte & Touche LLP.
23.6*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
23.7**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1 hereto).
23.8**	Consent of Hogan & Hartson LLP (contained in Exhibit 8.2 hereto).
24.1*	Power of Attorney (contained in the signature pages hereto).
99.1*	Consent of Lehman Brothers Inc.
99.2*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*
Filed Herewith

**
To be filed by amendment

†
Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of these exhibits. Omitted material for which confidential treatment has been requested and has been filed separately with the Securities and Exchange Commission

(1)
Incorporated by reference to the Current Report on Form 8-K filed April 14, 2003

(2)
Incorporated by reference to the Current Report on Form 8-K filed December 16, 2003.

(3)
Incorporated by reference to the Current Report on Form 8-K filed December 31, 2003.

(4)
Incorporated by reference to the Current Report on form 8-K/A filed September 13, 2004.

(5)
Incorporated by reference to the Current Report on Form 8-K filed April 6, 2005.

(6)
Incorporated by reference to the Current Report on Form 8-K filed September 21, 2005.

(7)
Incorporated by reference to the Form S-1 Registration Statement filed January 31, 2002.

(8)
Incorporated by reference to the Current Report on Form 8-K filed June 7, 2002.

(9)
Incorporated by reference to Form S-1/A Registration Statement No. 333-81780 filed May 17, 2002.

(10)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed January 6, 2005.

(11)
Incorporated by reference to the Current Report on Form 8-K filed June 15, 2005.

(12)
Incorporated by reference to the Current Report on Form 8-K filed January 5, 2006.

(13)
Incorporated by reference to the Current Report on Form 8-K filed October 25, 2004.

(14)
Incorporated by reference to Form S-4 Registration Statement No. 333-122945 filed February 22, 2005.

(15)
Incorporated by reference to the Current Report on Form 8-K filed July 7, 2006.

(16)
Incorporated by reference to Form S-4/A Registration Statement No. 333-122945 filed January 17, 2006.

(17)
Incorporated by reference to the Current Report on Form 8-K filed October 29, 2004

(18)
Incorporated by reference to the Current Report on Form 8-K filed November 7, 2005

(19)
Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 filed March 15, 2004.

(20)
Incorporated by reference to the Current Report on Form 8-K filed April 25, 2006

(21)
Incorporated by reference to the Quarterly Report on Form 10-Q for the three months ended June 30, 2006 filed August 4, 2006.

(22)
Incorporated by reference to the Current Report on Form 8-K filed March 1, 2004.

(23)
Incorporated by reference to the Current Report on Form 8-K filed September 23, 2005.

(24)
Incorporated by reference to the Current Report on Form 8-K filed September 6, 2007.

(25)
Incorporated by reference to the Current Reports on Form 8-K filed November 1, 2007 and November 13, 2007.

(26)
Incorporated by reference to the Current Report on Form 8-K filed September 11, 2007.

Item 22. Undertakings

        The undersigned registrant hereby undertakes as follows:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (e)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (1)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (2)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (3)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (4)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f)    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (g)   The Registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 14th day of November, 2007.

MARKWEST ENERGY PARTNERS, L.P.

By:	MarkWest Energy GP, L.L.C., its General Partner

	By:	/s/ ANDREW L. SCHROEDER Andrew L. Schroeder Vice President and Treasurer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank M. Semple and Andrew L. Schroeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on the 14th day of November, 2007.

Signature	Title

/s/ FRANK M. SEMPLE Frank M. Semple	President, Chief Executive Officer and Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Executive Officer)
/s/ NANCY K. BUESE Nancy K. Buese	Chief Financial Officer and Chief Accounting Officer of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P. (Principal Financial and Accounting Officer)
/s/ JOHN M. FOX John M. Fox	Chairman of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

/s/ DONALD C. HEPPERMANN Donald C. Heppermann	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ CHARLES K. DEMPSTER Charles K. Dempster	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM K. KELLSTROM William K. Kellstrom	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ WILLIAM P. NICOLETTI William P. Nicoletti	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
/s/ KEITH E. BAILEY Keith E. Bailey	Director of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

INDEX TO EXHIBITS

Exhibit Number	Description

2.1(1)	Purchase Agreement dated as of March 24, 2003, among PNG Corporation, Energy Spectrum Partners LP, MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C. and MarkWest Energy Partners, L.P.
2.2(1)
Plan of Merger entered into as of March 28, 2003, by and among MarkWest Blackhawk L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., Pinnacle Natural Gas Company, Pinnacle Pipeline Company, PNG Transmission Company, PNG Utility Company and Bright Star Gathering, Inc.
2.3(2)
Asset Purchase and Sale Agreement dated as of November 18, 2003 by and between American Central Western Oklahoma Gas Company, L.L.C., MarkWest Western Oklahoma Gas Company, L.L.C. and American Central Gas Technologies, Inc.
2.4(3)
Purchase and Sale Agreement, dated as of November 7, 2003, by and between Shell Pipeline Company, LP and Equilon Enterprises L.L.C., dba Shell Oil Products US, and MarkWest Michigan Pipeline Company, L.L.C.
2.5(4)
Asset Purchase and Sale Agreement and addendum, thereto, dated as of July 1, 2004, by and between American Central Eastern Texas Gas Company Limited Partnership, ACGC Gathering Company, L.L.C. and MarkWest Energy East Texas Gas Company L.P.
2.6(5)	Purchase and Sale Agreement effective as of January 1, 2005 between MarkWest Energy Partners L.P. and Enterprise Products Operating L.P.
2.7(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners and El Paso Corporation.
2.8(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners, Kerr-McGee Corporation, KM Investment Corporation and Javelina Holdings Corporation.
2.9(6)	Purchase and Sale Agreement (Javelina) dated as of September 16, 2005 by and between MarkWest Energy Partners, Valero Energy Corp. and Valero Javelina, L.P.
2.10(24)	Agreement and Plan of Redemption and Merger dated as of September 5, 2007 by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MWEP, L.L.C.
3.1(7)	Certificate of Limited Partnership of MarkWest Energy Partners, L.P.
3.2(8)	Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P. dated as of May 24, 2002.
3.3(10)	Amendment No. 1 to Amended and Restated Limited Partnership Agreement of MarkWest Energy Partners, L.P. dated as of December 31, 2004.
3.4(11)	Amendment No. 2 to Amended and Restated Limited Partnership Agreement of MarkWest Energy Partners, L.P. dated as of June 10, 2005.
3.5(8)	Amended and Restated Limited Liability Company Agreement of MarkWest Operating Company, L.L.C. dated as of May 24, 2002.
4.1(15)
Indenture dated as of July 6, 2006 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the subsidiaries named therein, as Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee.

4.2(13)
Indenture dated as of October 25, 2004 by and among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the Subsidiaries named therein, as Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee.
4.2(14)
First Supplemental Indenture dated as of February 2, 2005 among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.
4.3(16)
Second Supplemental Indenture dated as of January 17, 2006 by and among MarkWest Energy Partners, L.P., MarkWest Energy Finance Corporation, as Issuers, the subsidiaries named therein, as Guarantors, and Wells Fargo Bank National Association, as Trustee.
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
8.1**	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.
8.2**	Opinion of Hogan & Hartson LLP as to certain tax matters.
10.1(8)
Credit Facility dated as of May 20, 2002, among MarkWest Energy Operating Company, L.L.C., as the Borrower, MarkWest Energy Partners, L.P., as a Guarantor, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto, to the $60,000,000 Senior Credit Facility.
10.2(2)
Amended and Restated Credit Agreement dated as of December 1, 2003, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, and Fortis Capital Corp., as Documentation Agent, to the $140,000,000 Senior Credit Facility.
10.3(4)
Second Amended and Restated Credit Agreement dated as of July 30, 2004 among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Fortis Capital Corp., as Syndication Agent, Bank One, NA, as Documentation Agent and Societe Generale, as Documentation Agent, to the $315,000,000 Senior Credit Facility.
10.4(4)
First Amendment to the Second Amended and Restated Credit Agreement dated as of August 20, 2004, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Fortis Capital Corp., as Syndication Agent, Bank One, NA, as Documentation Agent, and Societe Generale, as Documentation Agent.
10.5(17)
Third Amended and Restated Credit Agreement dated as of October 25, 2004 among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, Fortis Capital Corp., as Documentation Agent, U.S. Bank National Association, as Documentation Agent, Societe Generale, as Documentation Agent, and Wachovia Bank, National Association, as Documentation Agent, the lenders party thereto, RBC Capital Markets and J.P. Morgan Securities Inc., as Lead Arrangers and Joint Bookrunners, to the $200,000,000 Senior Credit Facility.

10.6(18)
Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 among MarkWest Operating Company, L.L.C., as the Borrower, MarkWest Energy Partners, L.P., as a Guarantor, Royal Bank of Canada, as Administrative Agent, J.P. Morgan Chase Bank, N.A., as Co-Syndication Agent, Societe Generale, as Co-Documentation Agent, Wachovia Bank, National Association, as Co-Documentation Agent, the lenders party thereto and RBC Capital Markets as Sole Lead Arranger and Bookrunner, to the $100,000,000 Revolver Facility and the $400,000,000 Term Loan.
10.7(12)
Fifth Amended and Restated Credit Agreement dated as of December 29, 2005, among MarkWest Energy Operating Company, L.L.C., as Borrower, MarkWest Energy Partners, L.P., as Guarantor, Royal Bank of Canada, as Administrative Agent, Bank One, NA, as Syndication Agent, Fortis Capital Corp., as Documentation Agent, U.S. Bank National Association, as Documentation Agent, Societe Generale, as Documentation Agent, Wachovia Bank, National Association, as Documentation Agent, the lenders party thereto and RBC Capital Markets and J.P. Morgan Securities Inc., as Lead Arrangers and Joint Bookrunners, to the $615,000,000 Senior Credit Facility.
10.8(8)	MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.9(8)	First Amendment to MarkWest Energy Partners, L.P. Long-Term Incentive Plan.
10.10(8)	Omnibus Agreement dated of May 24, 2002, among MarkWest Hydrocarbon, Inc.; MarkWest Energy GP, L.L.C.; MarkWest Energy Partners, L.P.; and MarkWest Energy Operating Company, L.L.C.
10.11(8)†	Fractionation, Storage and Loading Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.12(8)†	Gas Processing Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.13(8)†	Pipeline Liquids Transportation Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.14(8)	Natural Gas Liquids Purchase Agreement dated as of May 24, 2002, between MarkWest Energy Appalachia, L.L.C. and MarkWest Hydrocarbon, Inc.
10.15(9)	Gas Processing Agreement (Maytown) dated as of May 28, 1999, between Equitable Production Company and MarkWest Hydrocarbon, Inc.
10.16(9)	Amendment to Gas Processing Agreement (Maytown) dated as of March 26, 2002, between Equitable Production Company and MarkWest Hydrocarbon, Inc.
10.17(19)	Services Agreement dated as of January 1, 2004 between MarkWest Energy GP, L.L.C. and MarkWest Hydrocarbon, Inc.
10.18(20)	Office Lease Agreement dated April 19, 2006 between MarkWest Energy Partners, L.P. and Park Central Property, L.L.C.
10.19(21)†	Gas Gathering Agreement dated as of May 1, 2006 between MarkWest Pinnacle, L.P. and Chesapeake Exploration Limited Partnership.
10.20(24)	Exchange Agreement dated as of September 5, 2007, by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MarkWest Energy, GP L.L.C.

10.21*	Form of Registration Rights Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P., John M. Fox and MWHC Holding, Inc.
10.22(24)	Class B Membership Interest Contribution Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P. and the sellers named therein.
10.23(25)	Amended and Restated Class B Membership Interest Contribution Agreement dated as of October 26, 2007.
10.24*	Form of Registration Rights Agreement dated as of September 5, 2007 by and among MarkWest Energy Partners, L.P. and the holders named therein.
10.25(26)	Executive Employment Agreement with Frank M. Semple dated September 5, 2007.
10.26(26)	Form of Executive Employment Agreement with the named executive officers dated September 5, 2007.
16.1(22)	Changes in registrant's certifying accountants. MarkWest Energy Partners, L.P. dismissed PricewaterhouseCoopers LLP as its independent accountants.
16.2(23)
Changes in registrant's certifying accountants. MarkWest Energy Partners, L.P. dismissed KPMG LLP as the Partnership's independent registered public accounting firm and engaged Deloitte & Touche LLP as its new independent registered public accounting firm.
23.1*	Consent of KPMG LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Deloitte & Touche LLP.
23.4*	Consent of KPMG LLP.
23.5*	Consent of Deloitte & Touche LLP.
23.6*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
23.7**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1 hereto).
23.8**	Consent of Hogan & Hartson LLP (contained in Exhibit 8.2 hereto).
24.1*	Power of Attorney (contained in the signature pages hereto).
99.1*	Consent of Lehman Brothers Inc.
99.2*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

*
Filed Herewith

**
To be filed by amendment

†
Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of these exhibits. Omitted material for which confidential treatment has been requested and has been filed separately with the Securities and Exchange Commission

(1)
Incorporated by reference to the Current Report on Form 8-K filed April 14, 2003

(2)
Incorporated by reference to the Current Report on Form 8-K filed December 16, 2003.

(3)
Incorporated by reference to the Current Report on Form 8-K filed December 31, 2003.

(4)
Incorporated by reference to the Current Report on form 8-K/A filed September 13, 2004.

(5)
Incorporated by reference to the Current Report on Form 8-K filed April 6, 2005.

(6)
Incorporated by reference to the Current Report on Form 8-K filed September 21, 2005.

(7)
Incorporated by reference to the Form S-1 Registration Statement filed January 31, 2002.

(8)
Incorporated by reference to the Current Report on Form 8-K filed June 7, 2002.

(9)
Incorporated by reference to Form S-1/A Registration Statement No. 333-81780 filed May 17, 2002.

(10)
Incorporated by reference to the Registrant's Current Report on Form 8-K filed January 6, 2005.

(11)
Incorporated by reference to the Current Report on Form 8-K filed June 15, 2005.

(12)
Incorporated by reference to the Current Report on Form 8-K filed January 5, 2006.

(13)
Incorporated by reference to the Current Report on Form 8-K filed October 25, 2004.

(14)
Incorporated by reference to Form S-4 Registration Statement No. 333-122945 filed February 22, 2005.

(15)
Incorporated by reference to the Current Report on Form 8-K filed July 7, 2006.

(16)
Incorporated by reference to Form S-4/A Registration Statement No. 333-122945 filed January 17, 2006.

(17)
Incorporated by reference to the Current Report on Form 8-K filed October 29, 2004

(18)
Incorporated by reference to the Current Report on Form 8-K filed November 7, 2005

(19)
Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 filed March 15, 2004.

(20)
Incorporated by reference to the Current Report on Form 8-K filed April 25, 2006

(21)
Incorporated by reference to the Quarterly Report on Form 10-Q for the three months ended June 30, 2006 filed August 4, 2006.

(22)
Incorporated by reference to the Current Report on Form 8-K filed March 1, 2004.

(23)
Incorporated by reference to the Current Report on Form 8-K filed September 23, 2005.

(24)
Incorporated by reference to the Current Report on Form 8-K filed September 6, 2007.

(25)
Incorporated by reference to the Current Reports on Form 8-K filed November 1, 2007 and November 13, 2007.

(26)
Incorporated by reference to the Current Report on Form 8-K filed September 11, 2007.